ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 4.00 and greater than or equal to 3.00.

LEVEL III PERFORMANCE MARGINS:

                         Interest Rate Option                             Applicable Margin
                         --------------------                             -----------------
                         Base Rate Option                                         Zero
                         Euro-Rate Option                                         0.625%


Level III Performance Margins shall apply in the event that Financial Test III is satisfied and the other conditions set forth above are met. "Financial Test III" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 3.00 and greater than or equal to 2.50.

LEVEL IV PERFORMANCE MARGINS:

                         Interest Rate Option                             Applicable Margin
                         --------------------                             -----------------
                         Base Rate Option                                         Zero
                         Euro-Rate Option                                         0.50%


Level IV Performance Margins shall apply in the event that Financial Test IV is satisfied and the other conditions set forth above are met. "Financial Test IV" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 2.50.

                  (c) FUNDING PERIODS. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Loans, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being as set forth below:

Interest Rate Option                                     Available Funding Periods
--------------------                                     -------------------------
Euro-Rate Option                                         One, two, three or six months
                                                         ("Euro-Rate Funding Period");


provided, that:

                   (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month," when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined in good faith by the Agent (which determination shall be conclusive);

                  (ii) The Borrower may not select a Funding Period that would end after the Revolving Credit Maturity Date; and

                 (iii) The aggregate number of Funding Segments of the Euro-Rate Portion of the Revolving Credit Loans at any time shall not exceed six.

                  (d) TRANSACTIONAL AMOUNTS. Subject to Section 3.09 hereof as to Swingline Loans, each selection of, conversion from, conversion to or renewal of an interest rate Option and each payment or prepayment of any Loans (other than mandatory prepayments to the extent set forth in Section 2.05(c) hereof) shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans, and the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans, shall be as set forth below:

Portion or Funding Segment                             Allowable Aggregate Principal Amounts
--------------------------                             -------------------------------------
Base Rate Portion                                      Any

Each Funding Segment                                   $500,000 or an integral
of the Euro-Rate Portion                               multiple thereof


                  (e) EURO-RATE UNASCERTAINABLE; IMPRACTICABILITY. If

                   (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

                           (A) adequate and reasonable means do not exist for
                  ascertaining such Euro-Rate,

                           (B) a contingency has occurred which materially and
                  adversely affects the interbank eurodollar market, or

                           (C) the effective cost to such Lender of funding a
                  proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

                  (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist. If any Lender notifies the Borrower of a determination under clause (ii) of this Section 2.03(e), the Euro-Rate Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date). If at the time the Agent or a Lender makes a determination under clause (i) or (ii) of this Section 2.03(e) the Borrower previously has notified the Agent that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

                  2.04. CONVERSION OR RENEWAL OF INTEREST RATE OPTIONS.

                  (a) CONVERSION OR RENEWAL. Subject to Section 3.09 hereof as to Swingline Loans, and subject to the provisions of Section 2.10(b) hereof, the Borrower may convert any part of its Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

                  (i) At any time with respect to conversion from the Base Rate Option; or

                  (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (x) The principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                  (y) The interest rate Option or Options selected in accordance with Section 2.03(a) hereof and the principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

                  (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.03(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                  (b) FAILURE TO CONVERT OR RENEW. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.04(a)(ii) hereof, any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

                  2.05. PREPAYMENTS GENERALLY. Subject to Section 3.09 hereof as to Swingline Loans, whenever the Borrower desires or is required to prepay any part of the Loans, it shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                  (b) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.05, and which, if a partial prepayment, shall be an integral multiple of $500,000 (or, in the case of a mandatory prepayment pursuant to Section 2.07(b) hereof, an integral multiple of $100,000); and

                  (c) The principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid; provided, that in the case of a mandatory prepayment under Section 2.07(b) hereof, any excess of the amount of such mandatory prepayment over the Base Rate Portion of the Revolving Credit Loans may be applied to the Euro-Rate Portion of the Revolving Credit Loans without regard to Section 2.03(d) hereof.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

                  2.06. OPTIONAL PREPAYMENTS. The Borrower shall have the right at its option from time to time to prepay its Loans in whole or part without premium or penalty (subject, however, to Section 2.10(b) hereof):

                  (a) At any time with respect to any part of the Base Rate Portion; or

                  (b) At the expiration of any Funding Period with respect to prepayment of the Euro- Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 2.05 hereof.

                  2.07. MANDATORY PREPAYMENTS AND MANDATORY REDUCTIONS OF THE COMMITMENTS.

                  (a) REVOLVING CREDIT COMMITTED AMOUNTS. Subject to Section 2.07(b)(ii) hereof, if at any time the aggregate Revolving Credit Exposures of the Lenders exceeds the aggregate Revolving Credit Committed Amounts, the Borrower shall prepay (and, to the extent required by Section 3.07 hereof, provide cash collateral with respect to) the Revolving Credit Exposures in an aggregate principal amount not less than the amount of such excess. Such amount shall be applied first to the principal amount of Swingline Loans, then to the principal amount of Revolving Credit Loans, then to outstanding Letter of Credit Unreimbursed Draws, and the balance shall be deposited into the Letter of Credit Collateral Account. Any such prepayments of the Swingline Loans and the Revolving Credit Loans shall be made in accordance with Section 2.05 hereof.

                  (b) RECAPTURE ASSET DISPOSITIONS.

                  (i) The Borrower shall be required from time to time to reduce the aggregate Revolving Credit Committed Amounts by an amount not less than the Recapture Asset Amount from each Recapture Asset Disposition. If a reduction in the aggregate Revolving Credit Committed Amounts is required under this Section 2.07(b), the Borrower shall give notice of such reduction in accordance with
Section 2.01(f) hereof so that such reduction shall be effective not later than

                  (x) in the case of a Recapture Asset Disposition of Type A, the date of receipt of the related Net Sale Proceeds by the Borrower or any of its Subsidiaries, and

                  (y) in the case of a Recapture Asset Disposition of Type B (which is not also of Type A), the date on which an amount arising out of such Recapture Asset Disposition would (but for the requirement hereunder to reduce the Revolving Credit Committed Amounts and prepay the Revolving Credit Exposures, and any requirement under the Term Loan Agreement to prepay the Indebtedness outstanding thereunder) constitute "Excess Proceeds" under the Senior Note Indenture (taking into account the periods specified in the Senior Note Indenture which must elapse before amounts constitute "Excess Proceeds").

                  (ii) If, due to any reduction in the aggregate Revolving Credit Committed Amounts required by this Section 2.07(b), the aggregate Revolving Credit Exposures of the Lenders exceeds the aggregate Revolving Credit Committed Amounts, the Borrower shall prepay (and, to the extent required by Section 3.07 hereof, provide cash collateral with respect to) the Revolving Credit Exposures in an amount not less than the excess in accordance with
Section 2.07(a) hereof, and the Borrower shall give notice of any such prepayment so that such prepayment shall be made not later than the effective date of such reduction; provided, that if and to the extent that a prepayment of a Funding Segment of the Euro- Rate Portion of the Loans otherwise would be required to be made on a day other than the last day of the corresponding Euro-Rate Funding Period, the Borrower may defer such prepayment until the last day of such Funding Segment.

                  (iii) As used in this Agreement, the term "Recapture Asset Disposition" means

                  (A) any disposition of any Shares of Capital Stock of TIMCO or of any of its assets outside the ordinary course of business (Recapture Asset Dispositions described in this clause (A) being sometimes referred to herein as being of "Type A"); and

                  (B) any event or condition which would (but for the requirement hereunder to reduce the Revolving Credit Committed Amounts and prepay the Revolving Credit Exposures, and any requirement under the Term Loan Agreement to prepay the Indebtedness outstanding thereunder) give rise to any "Excess Proceeds" as defined in the Senior
         Note Indenture (taking into account the periods specified in the Senior
         Note Indenture which must elapse before amounts constitute "Excess Proceeds") (Recapture Asset Dispositions described in this clause (B) being sometimes referred to herein as being of "Type B").

The Borrower shall advise the Agent in writing promptly of each proposed, actual or anticipated Recapture Asset Disposition and of the material terms thereof and each scheduled date for the consummation or occurrence thereof promptly after the Borrower becomes aware of the same (but in any event not later than the date of such Recapture Asset Disposition).

                  (iv) As used in this Agreement, the term "Recapture Asset Amount" has the following meaning:

                  (A) With respect to any Recapture Asset Disposition of Type A, "Recapture Asset Amount" means the amount, if any, not less than zero, equal to (i) 50% of the Net Sale Proceeds from such Recapture Asset Disposition, minus (ii) the amount of Net Sale Proceeds from such Recapture Asset Disposition applied to reduction of the principal amount of outstanding Indebtedness under the Term Loan Agreement.

                  (B) With respect to any Recapture Asset Disposition of Type B, "Recapture Asset Amount" means the amount with respect to such Recapture Asset Disposition which (but for the requirement hereunder to reduce the Revolving Credit Committed Amounts and prepay the Revolving Credit Exposures, and any requirement under the Term Loan Agreement to prepay the Indebtedness outstanding thereunder, it being understood that amounts shall first be applied as so required under the Term Loan Agreement before any application is required hereunder) would constitute "Excess Proceeds" as defined in the Senior Note Indenture (taking into account the periods specified in the Senior Note Indenture which must elapse before amounts constitute "Excess Proceeds").

If an event constitutes a Recapture Asset Disposition of both Type A and Type B, "Recapture Asset Amount" with respect to such event shall mean the greater of the amounts described in the foregoing clauses (A) or (B).

                  (v) "Net Sale Proceeds" means, with respect to any Recapture Asset Disposition of Type A, the gross proceeds thereof in the form of cash or cash equivalents (including payments in respect of deferred payment obligations upon the earliest of (x) receipt of such payments in the form of cash or cash equivalents, (y) to the extent that such obligations are financed or sold without recourse to the Borrower or any Subsidiary, the time of such financing or sale, or (z) to the extent that such obligations are financed or sold with recourse to the Borrower or such Subsidiary the time that either the original obligation is discharged or such recourse is no longer in effect), net of the sum of the following (without duplication): (A) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Recapture Asset Disposition, (B) all taxes actually paid or estimated in good faith to be or become payable as a result of such Recapture Asset Disposition, (C) payments made to retire obligations (other than to the Borrower and its Subsidiaries) that are secured by the properties that are the subject of such Recapture Asset Disposition, (D) payments to holders (other than the Borrower and its Subsidiaries) of Shares of Capital Stock or other equity interests in Subsidiaries of the Borrower subject to such Recapture Asset Disposition, so long as such payments are made on a pro rata basis, consistent with the ownership of such interests, to the holders of such interests, and (E) appropriate amounts to be provided by the Borrower or any Subsidiary as a reserve required in accordance with generally accepted accounting principles in the United States, consistently applied, against any liabilities associated with such Recapture Asset Disposition and retained by the Borrower or any Subsidiary thereof after such Recapture Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Recapture Asset Disposition; provided, however, that if all or any portion of such reserve is no longer required, the amount in respect of such reserve shall immediately be deemed to constitute, and shall be applied as, Net Sale Proceeds.

                  2.08. INTEREST PAYMENT DATES. Accrued and unpaid interest on the Loans shall be due and payable on the following dates (and on such other dates as may be specified elsewhere in this Agreement and the other Loan Documents): (a) in the case of the Base Rate Portion, on each Regular Monthly Payment Date, and (b) in the case of each Funding Segment of the Euro-Rate Portion, on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also on the last day of the third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

                  2.09. PRO RATA TREATMENT; PAYMENTS GENERALLY.

                  (a) PRO RATA TREATMENT. Each borrowing and each conversion or renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal of and interest on Loans, Revolving Credit Commitment Fees and Letter of Credit Fees due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for (x) borrowings of, and payments in respect of principal and interest on, Swingline Loans, (y) payments of interest involving an Affected Lender as provided in
Section 2.03(e) hereof, and (z) payments to a Lender subject to a withholding deduction under Section 2.11(c) hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

                  (b) PAYMENTS GENERALLY. All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnities, expenses or other amounts due from the Borrower hereunder or under any other Loan Document shall be payable in Dollars at 1:00 p.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature (except for payments to a Lender subject to a withholding deduction under Section 2.11(c) hereof). Except for payments under Sections 2.10 or 10.06 hereof, such payments shall be made to the Agent at its Office in funds immediately available at such Office, and payments under Sections 2.10 or 10.06 hereof shall be made to the applicable Lender or Issuing Bank at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment received by the Agent or such Lender or Issuing Bank after 1:00 p.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders or the Issuing Bank, as the case may be, all such payments received by the Agent for their respective accounts as promptly as practicable after receipt by the Agent.

                  (c) INTEREST ON OVERDUE AMOUNTS. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the following:

                  (i) In the case of any part of the Euro-Rate Portion of any Loans, (A) until the end of the applicable then-current Funding Period at a rate per annum 2.00% above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

                  (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 2.00% above the then-current Base Rate Option.

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                  2.10. ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

                  (a) INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

                   (i) subjects any Lender Party or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit, the Letter of Credit Participating Interests or the Swingline Loan Participating Interests, or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender Party or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender Party's principal office or Notional Euro-Rate Funding Office is located),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or any other requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender Party or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

                 (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender Party or any Notional Euro-Rate Funding Office, or applicable to the obligations of any Lender Party or any Notional Euro-Rate Funding Office under this Agreement, or

                  (iv) imposes upon any Lender Party or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan, Letter of Credit, Letter of Credit Participating Interest or Swingline Loan Participating Interest,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender Party, any Notional Euro-Rate Funding Office or, in the case of clause
(iii) hereof, any Person controlling a Lender Party, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan, Letter of Credit, Letter of Credit Participating Interest or Swingline Loan Participating Interest, (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender Party's or controlling Person's capital, taking into consideration such Lender Party's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender Party deems to be material (such Lender Party being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender Party may from time to time notify the Borrower of the amount determined in good faith by such Lender Party (which determination shall be conclusive) to be necessary to compensate such Lender Party or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. In making any such determination such Lender Party may take into account any special, supplemental or other nonrecurring items, may apply any averaging or attribution methods, and may make such determination prospectively or retrospectively. Such amount shall be due and payable by the Borrower to such Lender Party five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option. The Borrower shall not be required to make any payment in respect of clause (a)(i) above to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 2.11(c) below.

                  (b) FUNDING BREAKAGE. In the event that for any reason (i) the Borrower fails to borrow, convert or renew any part of any Loan hereunder which would, after such borrowing, conversion or renewal, have a Euro-Rate Portion, after notice requesting such borrowing, conversion or renewal has been given by the Borrower (whether such failure results from failure to satisfy applicable conditions to such borrowing, conversion or renewal or otherwise), or (ii) any part of any Funding Segment of any Euro-Rate Portion becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period, the Borrower shall indemnify each Lender on demand against any loss, liability, cost or expense of any kind or nature which such Lender may sustain or incur in connection with or as a result of such event. Such indemnification in any event shall include an amount equal to the excess, if any, of (x) the aggregate amount of interest which would have accrued on the amount of the Euro-Rate Portion not so borrowed, converted or renewed, or which so becomes due, or which is so paid, prepaid or converted, as the case may be, from and including the date on which such borrowing, conversion or renewal would have been made pursuant to such notice, or on which such part of such Funding Segment so becomes due, or on which such part of such Funding Segment is so paid, prepaid or converted, as the case may be, to the last day of the Funding Period applicable to such amount (or, in the case of a failure to borrow, convert or renew, the Funding Period that would have been applicable to such amount but for such failure), in each case at the applicable rate of interest for such Euro-Rate Portion provided for herein (excluding, however, the Applicable Margin included therein, if any), over (y) the aggregate amount of interest (as determined in good faith by such Lender) which would have accrued to such Lender on such amount for such period by placing such amount on deposit for such period with leading banks in the interbank market. A certificate by the Lender as to any amount that such Lender is entitled to receive pursuant to this
Section 2.10(b) shall be conclusive if made in good faith.

                  2.11. TAXES.

                  (a) PAYMENT NET OF TAXES. All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                  (i) in the case of each Lender Party, income or franchise taxes imposed on such Lender Party by the jurisdiction under the laws of which such Lender Party is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender Party and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

                  (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to any Lender Party under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to such Lender Party shall be increased to the extent necessary to yield to such Lender Party (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

                  (b) INDEMNITY. The Borrower hereby indemnifies each Lender Party for the full amount of all Taxes attributable to payments by or on behalf of the Borrower to such Lender Party hereunder or under any of the other Loan Documents, any Taxes paid by such Lender Party, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by such Lender Party as a result of any failure to pay such Taxes). Such indemnification shall be made within five Business Days from the date such Lender Party makes written demand therefor. The Borrower shall not be required to make any payment under this
Section 2.11(b) to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 2.11(c) below.

                  (c) WITHHOLDING. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date it becomes party to this Agreement, it will furnish to the Borrower and the Agent two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender which so delivers to the Borrower and the Agent a Form 1001 or 4224, or a successor applicable form, agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 or a successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. In addition, if at any time the Borrower believes that payments to any Lender (foreign or domestic) may be subject to U.S. backup withholding tax, such Lender shall, at the Borrower's reasonable request from time to time, if such Lender is legally able to do so, provide the Borrower with evidence establishing an exemption from U.S. backup withholding tax.

                  (d) CREDITS. If any payment by the Borrower is made to or for the account of the Lender Party after deduction for or on account of any Taxes, and increased payments are made by the Borrower pursuant to Section 2.11(a), then, if such Lender Party in its reasonable opinion determines that it has received or been granted a credit against or remission for such Taxes, such Lender Party shall, to the extent it can do so without prejudice to the retention of the amount of such credit or remission, reimburse to the Borrower such amount as such Lender Party shall, in its reasonable opinion acting in good faith, have determined to be attributable to the relevant Taxes or deduction or withholding. Any payment made by a Lender Party under this Section 2.11(d) shall be prima facie evidence of the amount due to the Borrower hereunder. Nothing herein contained shall interfere with the right of any Lender Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it nor oblige any Lender Party to disclose any information relating to its tax affairs or any computations in respect thereof.

                  2.12. FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE.

                  (a) NOTIONAL FUNDING. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.03(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 2.10(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

                  (b) ACTUAL FUNDING. Each Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Euro-Rate Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit A-1, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under clause (ii) of this Section 2.12(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Revolving Credit Note payable to such Lender's order.


                                   ARTICLE III
                                THE SUBFACILITIES

                  3.01. THE LETTER OF CREDIT SUBFACILITY.

                  (a) GENERAL. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.03 and 3.04 hereof, the Issuing Banks may issue for the account of the Borrower letters of credit (each, as amended, modified or supplemented from time to time, a "Letter of Credit", as such term is further defined in the Collateral Agency Agreement) at any time or from time to time on or after the date hereof. The Borrower shall not request any Letter of Credit to be issued except within the following limitations: (i) no Letter of Credit shall be issued later than 90 days before the Revolving

Credit Maturity Date, (ii) no Letter of Credit shall be issued if the Agent shall have received the notice from the Required Lenders referred to in Section 3.02(c)(iii) hereof, (iii) at the time any Letter of Credit is issued, the aggregate Revolving Credit Exposures of the Lenders (after giving effect to issuance of the requested Letter of Credit) shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, and (iv) on the date of issuance of any Letter of Credit (and after giving effect to such issuance) the aggregate Letter of Credit Exposure shall not at any time exceed $10,000,000.

                  (b) TERMS OF LETTERS OF CREDIT. The Borrower shall not request any Letter of Credit to be issued, nor shall the Issuing Banks be obligated to issue any Letter of Credit, except within the following limitations: each Letter of Credit (i) shall have an expiration date no later than the earlier of (A) 12 months after the date of issuance thereof, or (B) ten days before the Revolving Credit Maturity Date, (ii) shall not be an evergreen Letter of Credit, (iii) shall be denominated in Dollars, (iv) shall be payable only against sight drafts (and not time drafts), and (v) shall be in a minimum stated amount of $50,000.

                  (c) PURPOSES OF LETTERS OF CREDIT. Each Letter of Credit shall be satisfactory in form, substance and beneficiary to the relevant Issuing Bank in its discretion. Each Letter of Credit shall be used by the Borrower as a standby letter of credit used solely (x) to provide credit enhancement for workers' compensation obligations, contract performance guarantees, leasing arrangements and like bonding requirements of the Borrower and its Wholly Owned Subsidiaries, all in the ordinary course of business of the Borrower or such Subsidiaries, and (y) for other purposes approved by the relevant Issuing Bank in its discretion. Letters of Credit shall not be used to provide credit support for any Indebtedness or other direct or indirect financing arrangements of the Borrower or any other Person without the written consent of the Agent and the relevant Issuing Bank. The Borrower shall not at any time permit any Letter of Credit to be issued or to remain outstanding to support, directly or indirectly, any obligations of any Person except the Borrower and its Wholly Owned Subsidiaries. The provisions of this Section 3.01(c) represent only an obligation of the Borrower to the Issuing Banks and the Lenders; no Issuing Bank shall have any obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Banks among themselves shall not be impaired or affected by a breach of this Section 3.01(c).

                  (d) LETTER OF CREDIT FEE. The Borrower shall pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) the Applicable Margin applicable under the Euro-Rate Option on such day, times (z) 1/365 (or 1/366, as the case may be). Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Quarterly Payment Date, and (ii) the date of expiration or termination of such Letter of Credit.

                  (e) FACING FEE; ADMINISTRATION FEES. The Borrower shall pay to the Agent, for the sole account of the relevant Issuing Bank, a fee (the "Letter of Credit Facing Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) 0.25%, times (z) 1/365 (or 1/366, as the case may be). Such Letter of Credit Facing Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Quarterly Payment Date, and (ii) the date of expiration or termination of such Letter of Credit. In addition, the Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by the relevant Issuing Bank from time to time in connection with letters of credit.

                  (f) PRIOR LETTERS OF CREDIT. Any letters of credit ("Prior Letters of Credit") issued by Mellon Bank, N.A. or any of its affiliates under the prior "Revolving Credit Agreement" referred to in Section 5.01(f) (the "Prior Revolving Credit Agreement") and outstanding on the Closing Date shall, as of the Closing Date, automatically and without further action be deemed to be Letters of Credit issued under this Agreement. The Borrower hereby represents and warrants that such Prior Letters of Credit will comply with the limitations set forth in Sections 3.01(a) and 3.01(b) hereof as of the Closing Date as if issued hereunder on the Closing Date. Fees with respect to such Prior Letters of Credit for each day to and including the Closing Date shall accrue at the rates set forth under the Prior Revolving Credit Agreement and shall be payable on the Closing Date, and fees with respect to such Prior Letters of Credit for each day after the Closing Date shall accrue and be payable as provided for Letters of Credit in this Agreement. The parties hereto acknowledge and agree that (i) the TIMCO Bonds Letter of Credit was not, and will not be deemed to have been, issued under the Prior Revolving Credit Agreement, and (ii) the letters of credit subject to the Note Backup Agreement were not, and will not be deemed to have been, issued under the Prior Revolving Credit Agreement.

                  3.02. PROCEDURE FOR ISSUANCE AND AMENDMENT OF LETTERS OF
CREDIT.

                  (a) REQUEST FOR ISSUANCE. The Borrower may from time to time request, upon at least three Business Days' notice, Mellon Bank, N.A. to issue a Letter of Credit by delivering to Mellon Bank, N.A. (or such other Issuing Bank as Mellon Bank, N.A. may from time to time designate) and the Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued, the expiration date thereof, and the stated amount thereof, together with such other certificates, documents and other papers and information as such Issuing Bank may request. If the Issuing Bank desires to issue such Letter of Credit, the Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(a) and 3.01(b) hereof.
 Unless such limitations are not satisfied, or unless the Required Lenders have given notice to the Agent to cease issuing Letters of Credit pursuant to Section 3.02(c)(iii) hereof, the Agent shall notify the relevant Issuing Bank (in writing or by telephone promptly confirmed in writing) that such Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.

                  (b) EXTENSION OR INCREASE. The Borrower may from time to time request an Issuing Bank to extend the expiration date of an outstanding Letter of Credit issued by such Issuing Bank or to increase the Letter of Credit Undrawn Availability of such Letter of Credit. Such extension or increase shall for all purposes hereunder (including but not limited to Sections 3.02(a) and 5.02) be treated as though the Borrower had requested issuance of a replacement Letter of Credit; provided, however, that the Issuing Bank may, if it elects, issue an amendment to the particular Letter of Credit providing for such an extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit.

                  (c) LIMITATIONS ON ISSUANCE, EXTENSION AND AMENDMENT.

                  (i) As between the Borrower, on the one hand, and the Lender Parties, on the other hand, the issuance or extension of any Letter of Credit (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.02(b) hereof) is within the discretion of each Issuing Bank.

                  (ii) As between each Issuing Bank, on the one hand, and the Agent and the Lenders, on the other hand, such Issuing Bank shall be justified and fully protected in issuing any Letter of Credit (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.02(b) hereof) after receiving authorization from the Agent as provided in Section 3.02(a) hereof, notwithstanding any subsequent notices to the Issuing Bank, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.02 hereof to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatever.

                  (iii) As between the Agent, on the one hand, and the Lenders, on the other hand, the Agent shall not authorize issuance of any Letter of Credit pursuant to Section 3.02(a) (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in
         Section 3.02(b)) if the Agent shall have received, at least two Business Days before authorizing such issuance, from the Required Lenders an unrevoked written notice that any condition precedent set forth in Section 5.02 will not be satisfied and expressly requesting that the Agent direct the Issuing Banks to cease to issue Letters of Credit. Unless the Agent has received such notice or has determined that the applicable limitations set forth in Sections 3.01(a) and 3.01(b) hereof are not satisfied, the Agent shall be justified and fully protected, as against the Lenders, in authorizing the Issuing Bank to issue such Letter of Credit, notwithstanding any subsequent notices to the Agent, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section
         5.02 hereof to be satisfied, any other knowledge of the Agent, or any other event, condition or circumstance whatever.

                  (d) AMENDMENTS. At the request of the Borrower from time to time, and subject to satisfaction of such conditions as the relevant Issuing Bank may require, each Issuing Bank may amend, modify or supplement Letters of Credit, or waive compliance with any condition of issuance or payment, without the consent of, and without liability to, the Agent or any Lender, provided that any such amendment, modification or supplement that extends the expiration date or increases the Letter of Credit Undrawn Availability of an outstanding Letter of Credit shall be subject to Section 3.02(b) hereof.

                  3.03. LETTER OF CREDIT PARTICIPATING INTERESTS.

                  (a) GENERALLY. Concurrently with the issuance of each Letter of Credit, the relevant Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the

Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). Amounts other than Letter of Credit Reimbursement Obligations and Letter of Credit Fees payable from time to time under or in connection with a Letter of Credit shall be for the sole account of the relevant Issuing Bank. On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is an Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

                  (b) OBLIGATIONS ABSOLUTE. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, and its obligation to make the payments specified in Section 3.04 hereof, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                  3.04. LETTER OF CREDIT DRAWINGS AND REIMBURSEMENTS.

                  (a) BORROWER'S REIMBURSEMENT OBLIGATION. The Borrower hereby agrees to reimburse the relevant Issuing Bank, by making payment to the Agent for the account of such Issuing Bank in accordance with Section 2.09(b) hereof, on the date and in the amount of each payment made by the such Issuing Bank under any Letter of Credit, without notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Agent, for the account of the relevant Issuing Bank, on demand, interest on any Letter of Credit Unreimbursed Draws for each day from and including the date of such payment by such Issuing Bank until reimbursed in full (before and after judgment), in accordance with Section 2.09(c) hereof, at the rate per annum set forth in Section 2.09(c)(ii) hereof.

                  (b) PAYMENT BY LENDERS ON ACCOUNT OF UNREIMBURSED DRAWS. If an Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.04(a) hereof, such Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of such Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata share of the unreimbursed portion of such payment by such Issuing Bank. If and to the extent that any Lender fails to make such payment to the Agent for the account of such Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for such Issuing Bank's own account, for each day from and including the date of such Issuing Bank's payment to and including the date of payment to the Issuing Bank (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and (y) for each day thereafter, at the rate applicable to Letter of Credit Unreimbursed Draws under Section 3.04(a) hereof for such day.

                  (c) DISTRIBUTIONS TO PARTICIPANTS. If, at any time, after an Issuing Bank has made a Letter of Credit Unreimbursed Draw and has received from any Lender such Lender's share of such Letter of Credit Unreimbursed Draw, such Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit Unreimbursed Draw, such Issuing Bank will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment or application.

                  (d) RESCISSION. If any amount received by an Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by such Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or such Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or such Issuing Bank, pay over to the Agent for the account of such Issuing Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

                  (e) EQUALIZATION. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the relevant Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

                  3.05. OBLIGATIONS ABSOLUTE. The payment obligations of the Borrower under Section 3.04 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any other Loan Document or any documents, instruments or agreements evidencing or otherwise relating to any obligation of the Borrower or Subsidiary of the Borrower secured or supported by any Letter of Credit;

                  (b) the existence of any claim, set-off, defense or other right which the Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the relevant Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

                  (c) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, or payment by the Issuing Bank under the Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

                  (e) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing.

The Borrower bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Lender, shall be liable or responsible for the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith.

                  3.06. FURTHER ASSURANCES. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by any Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

                  3.07. CASH COLLATERAL FOR LETTERS OF CREDIT. To the extent that this Agreement or any other Loan Document requires a payment, prepayment or other application of funds to be made with respect to the Revolving Credit Loans, such provision shall be construed as follows: after payment in full of the outstanding Revolving Credit Loans (whether or not such payment would require the Borrower to pay any amount under Section 2.10(b) hereof), and the payment in full of all outstanding Letter of Credit Unreimbursed Draws, then, to the extent of the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account, an amount equal to the remainder of the amount so required to be paid by the Borrower shall immediately be paid by the Borrower to the Collateral Agent for deposit in the Letter of Credit Collateral Account. In addition, the Borrower agrees that, without limitation of the foregoing or of any other provisions of this Agreement or the Loan Documents requiring collateral for the Letters of Credit or other Obligations in whole or in part, and without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if all of the Revolving Credit Loans become due and payable pursuant to Section
8.02 hereof, the Borrower shall immediately pay to the Collateral Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. The Agent shall direct the Collateral Agent to release funds in the Letter of Credit Collateral Account to the Issuing Bank for payment of Letter of Credit Reimbursement Obligations constituting Letter of Credit Unreimbursed Draws, as and when the same become due and payable if and to the extent the Borrower fails to pay the same.

                  3.08. CERTAIN PROVISIONS RELATING TO THE ISSUING BANKS.

                  (a) GENERAL. The Issuing Banks shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Banks shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Banks to the other Lender Parties under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and no Issuing Bank shall have a fiduciary relationship in respect of any Lender Party or any other Person. No Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. No Issuing Bank shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. No Issuing Bank shall be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                  (b) ADMINISTRATION. Each Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and no Issuing Bank shall have any duty to verify the identity or authority of any Person giving such notice or other communication. Each Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for such Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and no Issuing Bank shall be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever any Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and such Issuing Bank may conclusively rely upon such certificate.

                  (c) INDEMNIFICATION OF ISSUING BANKS BY LENDERS. Each Lender hereby agrees to reimburse and indemnify each Issuing Bank and each of their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for such Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction secured or financed in whole or in part, directly or indirectly, with any Letter of Credit or the proceeds thereof, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

                  3.09. THE SWINGLINE SUBFACILITY.

                  (a) GENERAL. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and the upon the agreements of the Lenders set forth in Section 3.11 hereof, the Swingline Lender may in its discretion make loans (the "Swingline Loans") to the Borrower at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date. The Swingline Lender shall not make any Swingline Loan to the extent that the aggregate amount of Swingline Loans outstanding would exceed $5,000,000 (the "Swingline Subfacility Amount"). The Swingline Lender shall not make any Swingline Loan to the extent that the aggregate amount of Swingline Loans outstanding would exceed the Swingline Current Availability most recently notified to it, as more fully provided in
Section 3.10(a) hereof.

                  (b) NATURE OF CREDIT. Within the limits of time and amount set forth in this Section 3.09, and subject to the provisions of this Agreement, and so long as the Swingline Lender is willing in its discretion to make Swingline Loans, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

                  (c) SWINGLINE NOTE. The obligation of the Borrower to repay the unpaid principal amount of the Swingline Loans made to it by the Swingline Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower to the Swingline Lender, dated the Closing Date (the "Swingline Note") in substantially the form attached hereto as Exhibit A-2, with the blanks appropriately filled, payable to the order of the Swingline Lender in a face amount equal to the Swingline Subfacility Amount.

                  (d) MATURITY. To the extent not due and payable earlier, the Swingline Loans shall be due and payable on the Revolving Credit Maturity Date.

                  (e) MAKING OF SWINGLINE LOANS, ETC. The Swingline Lender may in its discretion elect to make Swingline Loans from time to time by paying items presented for payment on, or otherwise crediting, zero-balance or other accounts maintained with the Swingline Lender, from time to time without any express request or notice from the Borrower, it being agreed that the Borrower shall nevertheless be deemed for all purposes of this Agreement and the other Loan Documents (including but not limited to Section 5.02 hereof) to have made a request for such Loan as of the date such item is paid or such credit is made, as the case may be. In addition, the Borrower may, in the alternative, request Swingline Loans to be made in accordance with the provisions of Section 2.02 hereof, except that (x) the Borrower need give notice only to the Agent and the Swingline Lender, such notice need be given no later than 1:00 p.m., Pittsburgh time, on the date on which such proposed Swingline Loan is to be made, and the Agent need not notify other Lenders of such request, and (y) Swingline Loans may be requested and made in any amount (subject to the overall limits of time and amount set forth in this Section 3.09). Until due, all Swingline Loans shall bear interest at the Base Rate Option.

                  (f) REPAYMENT OF SWINGLINE LOANS, ETC. Without limitation of any other provision hereof, the Swingline Lender may in its discretion elect to apply to repayment of Swingline Loans any amounts on deposit from time to time in accounts maintained with it (individually or as Agent or as Collateral Agent) by or for the benefit of the Borrower. Any such application may be made without regard to the limitations of Section 2.05 hereof. The Borrower may, in the alternative, prepay Swingline Loans in accordance with the provisions of Section
2.05 hereof, except that (x) the Borrower need give notice only to the Agent and the Swingline Lender, such notice need be given no later than 1:00 p.m.,

Pittsburgh time, on the date on which such proposed prepayment of the Swingline Loans is to be made, and the Agent need not notify other Lenders of such request, and (y) Swingline Loans may be prepaid in any amount (subject to the overall limits of time and amount set forth in this Section 3.09).


                  (g) PRIOR SWINGLINE LOANS. The outstanding principal amount of all "Swingline Loans" ("Prior Swingline Loans") made by the Swingline Lender under the prior "Revolving Credit Agreement" referred to in Section 5.01(f) (the "Prior Revolving Credit Agreement") and outstanding on the Closing Date shall, as of the Closing Date, automatically and without further action be deemed to be Swingline Loans made under this Agreement. The Borrower hereby represents and warrants that such Prior Swingline Loans will comply with the limitations set forth in Section 3.09(a) hereof as of the Closing Date as if made hereunder on the Closing Date. Accrued and unpaid interest with respect to such Prior Swingline Loans for each day to and including the Closing Date shall accrue at the rates set forth under the Prior Revolving Credit Agreement, and shall be payable on the next Regular Monthly Payment Date after the Closing Date (or, if the Swingline Lender so requests, on demand).

                  3.10. LIMITATIONS ON THE MAKING OF SWINGLINE LOANS.

                  (a) SWINGLINE CURRENT AVAILABILITY. The Agent shall calculate the Swingline Current Availability each time there is a change in the aggregate outstanding principal amount of the Revolving Credit Loans, the aggregate Letter of Credit Exposure or the Revolving Credit Committed Amounts. The "Swingline Current Availability" at any time shall be equal to the lesser of

                  (i) the Swingline Subfacility Amount, or

                  (ii) the amount equal to (A) the sum of the Revolving Credit Committed Amounts of the Lenders at such time, minus (B) the aggregate principal amount of Revolving Credit Loans plus the aggregate Letter of Credit Exposure at such time.

Each time the Swingline Current Availability changes, the Agent shall promptly notify the Swingline Lender (by telephone promptly confirmed in writing) of such fact, stating the new Swingline Current Availability. From and after the second Business Day after receiving such notice from the Agent, the Swingline Lender shall not make any Swingline Loan to the extent that the aggregate principal amount of Swingline Loans would exceed the Swingline Current Availability so notified to the Swingline Lender.

                  (b) RIGHTS OF THE PARTIES. As between the Borrower on the one hand, and the Swingline Lender, the Agent and the Lenders, on the other hand, the making of any Swingline Loan is within the discretion of the Swingline Lender. As between the Swingline Lender, on the one hand, and the Agent and the Lenders, on the other hand, the Swingline Lender shall not make any Swingline Loan outside the limitations of time and amount set forth in Section 3.09 hereof, and shall not make any Swingline Loan if the Swingline Lender shall have received, at least two Business Days before making such Swingline Loan, from the Required Lenders an unrevoked written notice that any condition precedent set forth in Section 5.02 will not be satisfied and expressly requesting that the Swingline Lender cease to make Swingline Loans. Absent such notice, the Swingline Lender shall be justified and fully protected, as against the Agent and the Lenders, in making Swingline Loans, notwithstanding any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in

Section 5.02 hereof to be satisfied, any other knowledge of the Swingline Lender, or any other event, condition or circumstance whatever.

                  3.11. SWINGLINE LOAN PARTICIPATING INTERESTS.

                  (a) GENERALLY. At the discretion of the Swingline Lender at any time, on one Business Day's notice to each Lender, the Swingline Lender may require each other Lender to purchase, acquire, accept and assume from the Swingline Lender, without recourse to, or representation or warranty by, the Swingline Lender, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Swingline Lender's rights and obligations in, to or under the outstanding Swingline Loans, together with accrued and unpaid interest thereon, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Swingline Loan Participating Interest"). Amounts other than principal and interest on Swingline Loans payable under or in connection with any zero-balance or other account maintained with the Swingline Lender or otherwise payable to the Swingline Lender in connection with any automatic borrowing system, automatic investment system or other cash management operations for the Borrower shall be for the sole account of the Swingline Lender. On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Swingline Loan Participating Interests in any outstanding Swingline Loans held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is a Swingline Lender, the Purchasing Lender shall be deemed to have acquired a Swingline Loan Participating Interest from such transferor Lender to such extent).

                  (b) OBLIGATIONS ABSOLUTE. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Swingline Loan issued in accordance herewith, and its obligation to make the payments specified in Section 3.04 hereof, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                  (c) PAYMENT BY LENDERS ON ACCOUNT OF SWINGLINE LOANS. If the Swingline Lender desires to sell Swingline Loan Participating Interests to the Lenders, the Swingline Lender will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given by the Agent (if such notice is given by the Agent before 12:00 p.m., Pittsburgh time on such date), each such Lender will pay to the Agent, for the account of the Swingline Lender, in immediately available funds, an amount equal to such Lender's Pro Rata share of the outstanding principal amount of the Swingline Loans and accrued and unpaid interest thereon. If and to the extent that any Lender fails to make such payment to the Swingline Lender on such date, such Lender shall pay such amount on demand, together with interest, for the Swingline Lender's own account, for each day from and including the date of the Swingline Lender's payment to and including the date of repayment to the Swingline Lender (before and after judgment) following rates per annum: (x) for each day from and including the date of such payment by the Swingline Lender to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and (y) for each day thereafter, at the rate applicable to the Swingline Loans for such day.

                  (d) DISTRIBUTIONS TO PARTICIPANTS. If, at any time, after the Swingline Lender has made a Swingline Loan and has received from any Lender such Lender's share of such Swingline Loan, and the Swingline Lender receives any payment or makes any application of funds on account of such Swingline Loan, the Swingline Lender will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment.

                  (e) RESCISSION. If any amount received by the Swingline Lender on account of any Swingline Loan or interest thereon shall be avoided, rescinded or otherwise returned or paid over by the Swingline Lender for any reason at any time, whether before or after the termination of this Agreement (or the Swingline Lender believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Swingline Lender, pay over to the Agent for the account of the Swingline Lender its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

                  (f) EQUALIZATION. If any Lender receives any payment or makes any application on account of its Swingline Loan Participating Interest, such Lender shall forthwith pay over to the Swingline Lender, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

                  3.12. CASH MANAGEMENT DOCUMENTATION. The representations, warranties and covenants by the Borrower under, and rights and remedies of the Swingline Lender under, any agreements or instruments relating to any zero-balance or other accounts maintained by the Borrower with the Swingline Lender from time to time, or relating to any automatic borrowing system, automatic investment system or other cash management operations in connection therewith, are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrower under, and rights and remedies of the Swingline Lender and the Lenders under, this Agreement, the Loan Documents, any other applicable documents, instruments and agreements, and applicable law. Subject to the foregoing, in the event of any inconsistency between the terms of this Agreement and any such agreements or instruments, this Agreement shall prevail. The terms of this Agreement shall be deemed to be incorporated by reference into each such agreement or instrument (whether or not such agreement or instrument so states).

                  3.13. CERTAIN PROVISIONS RELATING TO THE SWINGLINE LENDER.

                  (a) GENERAL. The Swingline Lender shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Swingline Lender shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Swingline Lender to the other Lender Parties under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and no Swingline Lender shall have a fiduciary relationship in respect of any Lender Party or any other Person. The Swingline Lender shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Swingline Lender shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Swingline Lender shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                  (b) ADMINISTRATION. The Swingline Lender may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Swingline Lender shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Swingline Lender may consult with legal counsel (including, without limitation, in-house counsel for the Swingline Lender or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Swingline Lender shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Swingline Lender shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Swingline Lender may conclusively rely upon such certificate.

                  (c) INDEMNIFICATION OF SWINGLINE LENDER BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Swingline Lender and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for the Swingline Lender or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Swingline Lender or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Swingline Lender, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part, or directly or indirectly, with the proceeds of any Swingline Loan, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Swingline Lender or such other Person, as finally determined by a court of competent jurisdiction.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  The Borrower hereby represents and warrants to each Lender Party as follows:

                  4.01. CORPORATE STATUS. The Borrower and each Subsidiary of the Borrower is a Corporation duly organized and validly existing under the laws of its jurisdiction of organization. The Borrower and each Subsidiary of the Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower and each Subsidiary of the Borrower is duly qualified to do business as a foreign Corporation and, to the extent applicable, is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.02. CORPORATE POWER AND AUTHORIZATION. The Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow and request Letters of Credit to be issued pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such borrowings and requests for issuance of Letters of Credit.

                  4.03. EXECUTION AND BINDING EFFECT. This Agreement, each other Loan Document to which the Borrower is a party and which is executed and delivered or required to be executed and delivered on or before the date as of which this representation and warranty is made, has been duly and validly executed and delivered by the Borrower. This Agreement and each such Loan Document constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                  4.04. GOVERNMENTAL APPROVALS AND FILINGS. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof, except for the following: (a) filings and recordings in respect of the Liens in favor of the Collateral Agent and the Agent contemplated hereby and thereby, and (b) other matters set forth in Schedule 4.04 hereof. Each Governmental Action referred to in the foregoing clauses (a) and (b) has been duly obtained or made, as the case may be, and is in full force and effect (except, in the case of clause (a), for the filing of continuation statements and like renewal filings and recordings which are not yet required to be made). There is no action, suit, proceeding or investigation pending or (to the Borrower's knowledge after due inquiry) threatened which seeks or may result in the reversal, rescission, termination, modification or suspension of any such Governmental Action.

                  4.05. ABSENCE OF CONFLICTS. Neither the execution and delivery of any Loan Document nor consummation of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof, does or will

                  (a) violate or conflict with any Law, or

                  (b) violate or conflict with, or constitute a default under, or result in (or give rise to any right, contingent or other, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or other, to create or impose) any Lien upon any property of the Borrower or any Subsidiary of the Borrower (except for any Lien in favor of the Collateral Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or other, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Borrower or any Subsidiary of the Borrower under or in connection with,
         (i) the articles of incorporation or by-laws (or other constituent documents) of the Borrower or any Subsidiary of the Borrower, or (ii) any agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their respective properties may be subject or bound, except, in the case of the foregoing clause (b)(ii), for matters set forth on
Schedule 4.05 hereof.

                  4.06. AUDITED FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1994 and December 31, 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as audited and reported on by Deloitte & Touche, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP.

                  4.07. INTERIM FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of September 30, 1996, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the period from January 1, 1996 to such date. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of September 30, 1996, and their respective results of operations and cash flows for the fiscal period then ended, all in conformity with GAAP (except that such financial statements do not contain all of the footnote disclosures required by
GAAP), subject to normal and recurring year-end audit adjustments.

                  4.08. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature (whether absolute, accrued, contingent or other, whether or not due, including but not limited to forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments) that would be required by GAAP to be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries (including the notes thereto) or that has, or would be likely to have, a Material Adverse Effect, except (a) matters set forth on Schedule 4.08 hereto,
(b) liabilities and obligations disclosed in the financial statements referred to in Sections 4.05 and 4.06 hereof, (c) liabilities and obligations incurred after December 31, 1995 in the ordinary course of business and consistent with past practices, and (d) obligations under the Credit Facilities.

                  4.09. ACCURATE AND COMPLETE DISCLOSURE. All written information heretofore, contemporaneously or hereafter provided by or on behalf of the Borrower or any Subsidiary of the Borrower to any Secured Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by such Secured Party) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. Except as disclosed to the Agent and each Lender in writing, the Borrower is not aware of any event, change or effect (other than political, social or economic events, changes or effects of general national or global scope) having or likely to have individually or in the aggregate, a Material Adverse Effect.

                  4.10. PROJECTIONS. The Borrower has delivered to the Agent projections prepared by the Borrower, dated February 5, 1997, for the years 1997 through 2001, demonstrating the projected consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections, assumptions and estimates, as of the Closing Date, are reasonable, consistent with the Loan Documents, and represent the best judgment of the Borrower on such matters. Such projections, assumptions and estimates are based upon political, social and economic assumptions that are believed to be reasonable. Nothing has come to the attention of the Borrower as of the Closing Date which would lead it to believe that such projections will not be attained or exceeded. Such projections are not a guarantee of future performance.

                  4.11. SOLVENCY. On and as of the date hereof, and on each date on which a Loan is made, Letter of Credit is issued or credit is otherwise extended hereunder, the Borrower and each Significant Subsidiary of the Borrower is and will be Solvent (and for this purpose, each Subsidiary of the Borrower which is not Solvent shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary).

                  4.12. MARGIN REGULATIONS. No part of the proceeds of any extension of credit hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, to extend credit to others for the purpose of buying or carrying any "margin stock," or to extend credit to any Subsidiary of the Borrower that is a Broker-Dealer. Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock." Neither the Borrower nor any Subsidiary of the Borrower owns "margin stock" sufficient to cause any Loan Obligations to be deemed "indirectly secured" by "margin stock" within the meaning of such Regulations. Neither any extension of credit pursuant to this Agreement nor any use of proceeds of any such extension of credit will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                  4.13. REGULATORY RESTRICTIONS. Except as set forth in Schedule
4.13 hereof, neither the Borrower nor any Subsidiary of the Borrower is (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a

"holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, as amended, or (d) subject to any other Law which purports to restrict or regulate its ability to borrow money or obtain credit as a consequence of the nature of the business conducted by such Person.

                  4.14. SUBSIDIARIES. Schedule 4.14 hereof states the authorized capitalization of each Subsidiary of the Borrower, the number of Shares of Capital Stock of each class issued and outstanding of each such Subsidiary, and the number and percentage of outstanding Shares of Capital Stock of each such class owned by the Borrower and by each Subsidiary of the Borrower. The outstanding Shares of Capital Stock of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower and each Subsidiary of the Borrower owns beneficially and of record and has good title to all of the Shares of Capital Stock it is listed as owning in such Schedule 4.14, free and clear of any Lien, except for Liens in favor of the Collateral Agent securing the Obligations. Except as set forth on Schedule 4.14 hereof, there are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or other) which may in any circumstances now or hereafter obligate any Subsidiary of the Borrower to issue any Shares of its Capital Stock or any other securities.

                  4.15. PARTNERSHIPS, ETC. Neither the Borrower nor any Subsidiary of the Borrower is a partner (general or limited) of any partnership, is a party to any joint venture, or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except (a) distributorship or similar arrangements that do not involve liability on the part of the Borrower or any of its Subsidiaries in the nature of the liability of a general partner, and (b) partnership interests permitted under Sections 7.05(g) and 7.05(j) hereof.

                  4.16. LITIGATION. There is no pending or (to the knowledge of the Borrower after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for (x) matters set forth on
Schedule 4.16 hereto, and (y) matters that if adversely decided, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.17. ABSENCE OF OTHER CONFLICTS. Neither the Borrower nor any Subsidiary of the Borrower is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                  (a) any Law,

                  (b) its articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it is party or by which it or any of its properties may be subject or bound, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.18. INSURANCE. The Borrower and each Subsidiary of the Borrower maintains, or causes there to be maintained, with financially sound and reputable insurers not related to or affiliated with the Borrower insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated.

                  4.19. TITLE TO PROPERTY. The Borrower and each Subsidiary of the Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof or submitted pursuant to Section 6.01(a) hereof, as the case may be (except as sold or otherwise disposed of in the ordinary course of business, or in a transaction permitted by the Loan Documents, after the date of such balance sheet), in each case free and clear of all Liens, other than Permitted Liens.


                  4.20. INTELLECTUAL PROPERTY. The Borrower and each Subsidiary of the Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or other), copyrights, technology (including but not limited to computer programs and software), know-how, processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.21. TAXES. All federal income tax returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed. All other tax and information returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary of the Borrower or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case such reserves and provisions for taxes as may be required by GAAP shall have been made on the books of the Borrower and each Subsidiary of the Borrower. The reserves and provisions for taxes on the books of the Borrower and each Subsidiary of the Borrower for all open years and for its current fiscal period are adequate in accordance with GAAP. As of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against), other than as set forth on Schedule 4.21 hereto.

                  4.22. EMPLOYEE BENEFITS. Except for matters disclosed to the Agent before the date as of which this representation and warranty is made or reaffirmed, neither the Borrower, any Subsidiary of the Borrower or Controlled Group Member has incurred any liability that has not been fully discharged (or any contingent or other potential liability that represents a material risk of becoming an actual liability) exceeding $150,000 in the aggregate for all such Persons for or in connection with any of the following: (a) any Pension-Related Event (whether or not any such Pension-Related Event has occurred) or (b) any complete or partial withdrawal from any Multiemployer Plan (whether or not such withdrawal has occurred). All employee benefit arrangements covering employees of the Borrower or any of its Subsidiaries have been administered in substantial compliance with, and funded in accordance with, applicable Law.

                  4.23. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule
4.23 hereof, the Borrower and each Subsidiary of the Borrower and each of their respective Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. Except as disclosed in Schedule 4.23 hereof, there is no Environmental Claim pending or to the knowledge of the Borrower threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates) that could form the basis of any Environmental Claim, against the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates, except for matters which do not, and, if adversely decided, individually or in the aggregate, would not, have a Material Adverse Effect. Except as disclosed in Schedule 4.23 hereof, no facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates is an Environmental Cleanup Site. No Lien exists, and no condition exists which would be likely to result in the filing of a Lien, against any property of the Borrower or any Subsidiary of the Borrower under any Environmental Law.


                                    ARTICLE V
                              CONDITIONS OF LENDING

                  5.01. CONDITIONS TO INITIAL LOANS. The obligation of each Lender to make Revolving Credit Loans on the Closing Date and the willingness of the Issuing Banks to issue any Letter of Credit on the Closing Date and of the Swingline Lender to make any Swingline Loans on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, as the case may be, of the following further conditions precedent:


                  (a) AGREEMENT; NOTES. The Agent shall have received, with a copy for each Lender, this Agreement, duly executed on behalf of the Borrower, and Revolving Credit Notes and a Swingline Note conforming to the requirements hereof, duly executed on behalf of the Borrower.

                  (b) SHARED SECURITY DOCUMENTS. The Collateral Agent shall have received the following, each of which shall be in form and substance satisfactory to the Agent, with a copy for each Lender (except that the Lenders shall not be entitled to receive duplicate originals of the stock certificates and other instruments pledged pursuant to the following Shared Security Documents and the stock powers delivered in connection therewith):

                  (i) The Collateral Agency Agreement, duly executed on behalf of Borrower and the other parties thereto.

                  (ii) The Borrower Pledge Agreement, duly executed on behalf of the Borrower.

                  (iii) Certificates and instruments representing the stock certificates and other instruments pledged pursuant to the Borrower Pledge Agreement, accompanied by undated duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to the Agent.

                  (iv) Financing statements executed by the Borrower and in proper form for filing under the Uniform Commercial Code in such jurisdictions as may be necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Borrower Pledge Agreement (which financing statements shall cover all personal property of the Borrower, whether or not constituting collateral security under the Borrower Pledge Agreement).

                  (v) Evidence that all other actions necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Borrower Pledge Agreement have been taken.

                  (vi) Evidence of contemporaneous searches of UCC, tax and other appropriate registers, dockets and records, which shall have revealed no filings or recordings with respect to property of the Borrower (other than those relating to Permitted Liens).

                  (c) WEFA ACQUISITION. The Borrower or a Wholly Owned Subsidiary of the Borrower shall have entered into a contract to acquire good title, free of all Liens, to all of the outstanding Shares of Capital Stock of WEFA Holdings, Inc. ("WEFA").

                  (d) ACQUISITION DOCUMENTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on behalf of the Borrower) of the following, each of which shall be satisfactory in form and substance to the Agent: all agreements relating to the acquisition of the Shares of Capital Stock of WEFA (including in each case all exhibits, schedules and disclosure letters delivered pursuant thereto), all amendments, waivers and consents relating thereto, and all other side letters or agreements affecting the terms thereof or other transactions contemplated thereby.

                  (e) OTHER CREDIT FACILITIES. The Agent shall have received evidence satisfactory to it that all conditions precedent to funding under the Term Loan Agreement and the Note Backup Agreement shall have been satisfied, and that, concurrently with the Closing Date, the Borrower shall have received $225,000,000 gross cash proceeds under the Term Loan Agreement.

                  (f) DISCHARGE OF PRIOR CREDIT FACILITIES. With respect to (a) the Revolving Credit Agreement dated as of June 29, 1995 among the Borrower, the Issuing Banks referred to therein, the Lenders parties thereto from time to time, Mellon Bank, N.A., The First National Bank of Boston, and NationsBank, N.A. (Carolinas), as Co-Agents, and Mellon Bank, N.A., as Agent, as amended, (b) the Term Loan Agreement dated as of June 29, 1995 among the Borrower, the Lenders parties thereto from time to time, Mellon Bank, N.A., The First National Bank of

         Boston and NationsBank, N.A. (Carolinas), as Co-Agents, and Mellon Bank, N.A., as Agent, as amended, and (c) the Credit Agreement dated as of October 23, 1996 among the Borrower, the Issuing Bank referred to therein, and Mellon Bank, N.A., as Agent, as amended, all principal, interest, letter of credit draws, fees and other amounts outstanding or otherwise due and payable shall have been paid in full, all commitments thereunder shall have terminated, all outstanding letters of credit thereunder shall have been terminated or assumed under one of the Credit Facilities, and all collateral security therefor shall have been released.

                  (g) GOVERNMENTAL APPROVALS AND FILINGS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in clause (b) of Section 4.04 hereof and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                  (h) OTHER CONFLICTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of each consent, waiver, amendment or agreement which has been obtained by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any matter which would, absent such consent, waiver, amendment or agreement, be within the scope of clause (b)(ii) of Section 4.05 hereof, and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                  (i) CORPORATE PROCEEDINGS. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to
         (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date, (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Agreement and the other Loan Documents to which the Borrower is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretary of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of the Borrower in its state of incorporation.

                  (j) 1996 FINANCIAL STATEMENTS. The Borrower shall have furnished to the Agent an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 1996, and unaudited consolidated statements of income and stockholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 1996. Such financial statements shall have been certified by a Responsible Officer of the Borrower as presenting fairly the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the consolidated results of their operations and stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring audit adjustments.

                  (k) FORM U-1. The Agent shall have received, with a counterpart for each Lender, a Federal Reserve Board Form U-1, duly executed by the Borrower, satisfactory in form and substance to the Agent.

                  (l) LITIGATION. There shall not be pending or (to the knowledge of the Borrower after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority seeking to challenge, prevent or declare illegal any of the transactions contemplated by the Loan Documents.

                  (m) LEGAL OPINION OF COUNSEL TO THE BORROWER. The Agent shall have received, with an executed counterpart for each Lender, an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to the Borrower (who shall be satisfactory to the Agent), as to such matters as may be requested by the Agent and in form and substance satisfactory to the Agent.

                  (n) OFFICERS' CERTIFICATES. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of the Borrower as to such matters as the Agent may request.

                  (o) REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, after giving effect to the transactions contemplated by the Loan Documents to occur on or before the Closing Date.

                  (p) GENERAL CONDITIONS. The conditions set forth in subsections (a), (c), (d) and (e) of Section 5.02 hereof shall have been satisfied.

                  (q) FEES, EXPENSES, ETC. The Borrower shall have executed and delivered an origination fee letter (the "Origination Fee Letter") of even date herewith satisfactory in form and substance to the Agent. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to such Origination Fee Letter on or prior to the Closing Date shall have been paid or received.

                  (r) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be satisfactory in form and substance to the Agent. The Agent shall have received such other documents, instruments and other items as the Agent may reasonably request.

                  5.02. CONDITIONS TO SUBSEQUENT LOANS. The obligation of each Lender to make Revolving Credit Loans after the Closing Date and the willingness of the Issuing Banks to issue any Letters of Credit after the Closing Date and of the Swingline Lender to make any Swingline Loans on or after the Closing Date is subject to performance by the Borrower of its respective obligations to be performed hereunder or under the other Loan Documents on or before the date such Loan is made or such Letter of Credit is issued, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

                  (a) NOTICE. Notice with respect to such Loan or Letter of Credit shall have been given by the Borrower in accordance with Article II hereof or Article III hereof, as the case may be (subject to Section
         3.09 hereof in the case of Swingline Loans).

                  (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower herein and in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans requested to be made (including any deemed request) and Letters of Credit requested to be issued on such date (except only that (i) the following representations and warranties need be true only on and as of the date hereof and the Closing Date: Sections 4.06, 4.07, 4.08 and 4.10 hereof and each of the representations and warranties set forth in the Borrower Pledge Agreement, and (ii) after the Closing Date, each reference to Schedule
         4.14 in Section 4.14 shall be deemed a reference to such Schedule as the same may have been most recently amended in accordance with Section 6.01(m) hereof (and subject to changes since the date of such most recent amendment).

                  (c) NO DEFAULTS. No Event of Default or Potential Default shall have occurred and be continuing or exist on such date or after giving effect to the Loans requested to be made (including any deemed request) or the Letters of Credit requested to be issued on such date.

                  (d) NO VIOLATIONS OF LAW, ETC. Neither the making nor use of the Loans or the Letters of Credit shall cause any Lender Party to violate any Law.

                  (e) NO MATERIAL ADVERSE CHANGE. There shall not have occurred, or be threatened, a material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole since September 30, 1996.

Each request (including any deemed request) by the Borrower for any Loan or Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made or Letter of Credit is issued shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or such Letter of Credit is issued. Without limitation of any other provision of this Agreement relating to deemed requests, the Borrower may be deemed to have requested a Loan for purposes of this Section 5.02, whether or not the Borrower had made an express request for a Loan, in the circumstances set forth in Section 3.09(e) hereof.



                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

                  The Borrower hereby covenants to each Lender Party as follows:

                  6.01. BASIC REPORTING REQUIREMENTS.

                  (a) ANNUAL AUDIT REPORTS. As soon as practicable, and in any event within 105 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, audited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year, an unaudited consolidating statement of income of the Borrower and its consolidated Subsidiaries for such fiscal year, and an audited consolidated balance sheet and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, prepared on a comparative basis in accordance with GAAP. Such audited financial statements shall be accompanied by an opinion of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent. Such opinion shall be free of any exception, qualification or explanation not acceptable to the Agent (and in any event shall be free of any exception, qualification or explanation relating to ability to continue as a going concern, a limited scope of examination or independence). Such opinion in any event shall contain a written statement of such accountants substantially to the effect that
(i) such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards and (ii) in the opinion of such accountants such audited financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP. Such unaudited financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP.

                  (b) QUARTERLY REPORTS. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, an unaudited consolidating statement of income for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end, and cash flow statements, which shall report only year to date periods). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal quarter, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                  (c) COMPLIANCE CERTIFICATES. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver, or cause to be delivered, to the

Agent, with a copy for each Lender, a certificate in substantially the form set forth as Exhibit C, duly completed and signed by a Responsible Officer of the Borrower.

                  (d) ACCOUNTANTS' CERTIFICATES. Concurrently with the Agent's receipt from the Borrower of each set of audited financial statements delivered pursuant to Section 6.01(a), the Borrower shall deliver, or cause to be delivered, to the Agent, with sufficient copies for each Lender, a report signed by the independent certified public accountants who opined on such financial statements and dated the date of such financial statements, stating in substance that they have reviewed this Agreement and the other Loan Documents and that in making the examination necessary for their opinion on such financial statements they did not become aware of any Event of Default or Potential Default pursuant to Sections 7.01, 7.02(e)(iv), 7.03(e) and 7.03(f) as of the end of such fiscal year, or, if they did become so aware, such certificate or report shall state the nature and period of existence thereof.

                  (e) ANNUAL BUSINESS PLAN. Not later than January 31 of each year, the Borrower shall furnish to the Agent, with a copy for each Lender, a business plan for the Borrower and its Subsidiaries for the next five years, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the 1997-2001 corporate plan heretofore delivered to the Agent and each Lender, and shall include or be accompanied by, among other matters reasonably requested from time to time, projected income, cash flows and summary balance sheet for the Borrower and its Subsidiaries, on both a consolidated and a separate unconsolidated basis for each year in such five year period.

                  (f) QUARTERLY PLAN UPDATES. Concurrently with the delivery of the financial statements referred to in Section 6.01(b), the Borrower shall furnish to the Agent, with a copy for each Lender, a quarterly update to the most recent annual business plan, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the third quarter update for 1996 heretofore delivered to the Agent and each Lender.

                  (g) QUARTERLY FINANCIAL INFORMATION. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall provide the Agent, with a copy for each Lender, summary financial information as to the Borrower and its consolidated Subsidiaries on a consolidated basis (and separate financial information for such Subsidiaries as the Agent may reasonably request) as of the end of the preceding month, all in reasonable detail and in any case including, among other matters reasonably requested by the Agent from time to time, financial information on a monthly and year-to-date basis, and separate line-items showing EBIT, depreciation and amortization, all certified by a Responsible Officer of the Borrower.

                  (h) CERTAIN OTHER REPORTS AND INFORMATION. Promptly upon their becoming available to the Borrower, the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary of the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its security holders or the financial community generally, and (iii) upon request by any Lender Party, all reports submitted by outside accountants in connection with any audit of the Borrower or any Subsidiary of the Borrower, including but not limited to all management letters commenting on the internal controls of the Borrower or any Subsidiary of the Borrower submitted in connection with any such audit.

                  (i) FURTHER INFORMATION. The Borrower will promptly furnish, or cause to be furnished, to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

                  (j) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower, and the Agent shall promptly notify each Lender thereof:

                  (i) Any Event of Default or Potential Default.

                  (ii) Any material adverse change in the business, operations, condition (financial or otherwise) or prospects (exclusive, in the case of prospects, of political, social or economic events, changes or effects of general national or global scope) of the Borrower and its Subsidiaries taken as a whole.

                  (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower which, if adversely decided, individually or in the aggregate, would, or would be likely to, have a Material Adverse Effect.

                  (iv) Any termination for default by the Borrower of any contract which would reasonably be likely to result in a direct loss of aggregate revenues in excess of $20,000,000 to which the Borrower or any Subsidiary of the Borrower is a party.

                  (v) Any Pension-Related Event, other than (w) any Reportable Event described in subsection (i) of the definition of such term herein as to which the 30 day notice requirement to the PBGC is waived under applicable regulations, and (x) any Pension-Related Event described in subsection (d) or (f) of the definition thereof which involves a liability of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member that has not been fully discharged (or a contingent or other potential liability that represents a material risk of becoming an actual liability) of less than $1,000,000 in the aggregate for all such Persons. Such notice shall be accompanied by the following: (y) a copy of any notice, request, return, petition or other document received by the Borrower, any Subsidiary of the Borrower or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including, without limitation, the Internal Revenue Service, the Department of Labor, the PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (z) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and if such Plan is required by applicable Law to have an actuarial valuation report, the most recent actuarial valuation report, for such Plan.

                  (k) VISITATION AND VERIFICATION GENERALLY. The Borrower shall permit such Persons as the Agent or any Lender may designate from time to time to visit and inspect any of the properties of the Borrower and any Subsidiary of the Borrower, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request, subject to mandatory national security regulations. The Borrower hereby authorizes such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of the Borrower and its Subsidiaries, subject to mandatory national security regulations. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Borrower and its Subsidiaries from time to time, and the Borrower shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent and the Lenders in such verification, subject to mandatory national security regulations.

                  (l) DUTY TO MAINTAIN INDEPENDENT ACCOUNTANTS WITH SECURITY CLEARANCES; VERIFICATION OF CLASSIFIED CONTRACTS. The Borrower shall, and shall cause each such Subsidiary to, retain at all times an independent certified public accountant of national standing having personnel who at all times have security clearances sufficient to permit them to examine and verify all such classified contracts, accounts and other assets which, individually or in the aggregate, are material to the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. The Borrower shall, from time to time at the reasonable request of the Agent, cause such independent accountants to examine, verify and report to the Agent on such classified contracts, accounts and assets as the Agent may request, to the fullest extent permitted by mandatory national security regulations.

                  (m) CHANGES IN CORPORATE STRUCTURE. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver to the Agent notice of any change in the matters set forth in Section 4.14 hereof, together with an amended and restated
Schedule 4.14 which reflects such change.

                  6.02. INSURANCE. The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types as are reasonably satisfactory to the Agent from time to time, and in any case as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated. The Borrower shall, if so requested by the Agent, deliver to the Agent original or duplicate policies or certificates of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker, or an insurance company representative if an insurance broker is not involved, with respect to such insurance.

                  6.03. PAYMENT OF TAXES AND OTHER POTENTIAL CHARGES AND PRIORITY CLAIMS. The Borrower shall promptly notify the Agent in writing if it or any of its Subsidiaries learns of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against) which, if paid or incurred, would have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged,

                  (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it, or any of them, or any of its, or any of their, properties;

                  (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                  (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in any bankruptcy, insolvency, receivership or similar proceeding;

provided, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge, or cause the payment or discharge, of any such tax, assessment, charge or claim above so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

                  6.04. PRESERVATION OF CORPORATE STATUS. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its status as a Corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, except for Permitted Mergers. The Borrower shall, and shall cause each of its Subsidiaries to, at all times be duly qualified to do business as a foreign Corporation and, to the extent applicable, in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.05. GOVERNMENTAL APPROVALS AND FILINGS. The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof, or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                  6.06. MAINTENANCE OF PROPERTIES, FRANCHISES, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect, and (b) maintain and hold in full force and effect all franchises, licenses, permits, certificates, authorizations, qualification, accreditations and other rights, consents and approvals (whether issued, made or given by a Governmental Authority or otherwise), necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect.

                  6.07. AVOIDANCE OF OTHER CONFLICTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or other) on account of any violation or conflict with

                  (a) any Law,

                  (b) its certificate or articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be subject or bound,

except for matters of the type referred to in clauses (a) and (c) that could not, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.08. FINANCIAL ACCOUNTING PRACTICES. The Borrower shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  6.09. USE OF PROCEEDS. The Borrower shall apply the proceeds of the Loans under this Agreement, together with other funds of the Borrower, to
(a) payment in full on the Closing Date of all principal, interest and fees outstanding and accrued under the prior credit facilities of the Borrower referred to in Section 5.01(f), and (b) from and after the Closing Date, for general corporate purposes of the Borrower (including, to the extent otherwise consistent with this Agreement and the other Loan Documents, the making of acquisitions). The Borrower shall not use any Letters of Credit or the proceeds of any Loans directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.12, or inconsistent with any other provision of this Agreement or any other Loan Document.

                  6.10. CONTINUATION OF OR CHANGE IN BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, engage in the businesses they have engaged in during the present and preceding fiscal years and the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the financial information services business, other information services businesses and matters incidental thereto; provided, that TIMCO may continue to conduct its business in substantially the manner in which it conducts such business as of the date hereof. Without limitation of the foregoing, the Borrower shall continue to operate as a holding company and shall not conduct any material business other than holding the capital stock of Subsidiaries and matters incidental thereto.

                  6.11. PLANS AND MULTIEMPLOYER PLANS.

                  (a) REQUIRED CONTRIBUTIONS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions to each Plan when due in accordance with the minimum funding requirements under ERISA and the Code applicable to such Plan and pay any required PBGC premiums as and when due for such Plan.

                  (b) REQUIRED CONTRIBUTIONS TO MULTIEMPLOYER PLANS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions required to be made by it, or any of them, to each Multiemployer Plan, if any, when due in accordance with its, or any of their, obligations under any collective bargaining agreement related to such Multiemployer Plan or participation agreements applicable to such Multiemployer Plan, except those contributions the requirement of which are reasonably being contested by a Controlled Group Member provided that failure to make such contested contributions is not a violation of applicable Law and does not present a material risk of resulting in liability (contingent or other) to the Borrower or any Subsidiary of the Borrower.

                  (c) FUNDING. The Borrower shall, and shall cause each of its Subsidiaries to, make any required contributions to any arrangements for providing retirement and/or death benefits when due, in accordance with the terms of the arrangement and/or any minimum funding requirements which are applicable to the arrangement from time to time. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any arrangement for providing retirement and/or death benefits to become underfunded (as determined on the basis of reasonable actuarial assumptions) by an amount which, in the aggregate for all such arrangements, exceeds $10,000,000.

                  6.12. DISASTER RECOVERY PLAN. The Borrower shall cause each of Datastream International Limited, Disclosure Incorporated and ICV Limited to maintain in full force and effect at all times disaster recovery plans consistent with prudent practice for Persons engaged in the same or a similar business.

                  6.13. ANNUAL BANK MEETING. The Borrower shall hold meetings of the Lenders annually at the request of the Agent.

                  6.14. SEPARATE CORPORATE EXISTENCE. The Borrower acknowledges that the Lender Parties are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon the identity of the Subsidiaries of the Borrower as legal entities separate from the Borrower. Accordingly, the Borrower shall take, and shall cause its Subsidiaries to take, all reasonable steps to continue the identities of its Subsidiaries as separate legal entities, and to make it apparent to third Persons that its Subsidiaries are entities with assets and liabilities distinct from those of the Borrower. Without limiting the generality of the foregoing, the Borrower shall take such actions as shall be required in order that:

                  (a) For each Subsidiary of the Borrower in which the Borrower directly owns, beneficially or of record, Shares of Capital Stock, at least one director or officer of the Borrower shall be a person who is not a director or officer of such Subsidiary.

                  (b) The books and records of each Subsidiary of the Borrower shall be maintained separately from those of the Borrower and each of its other Subsidiaries.

                  (c) The assets of each Subsidiary of the Borrower will be maintained in a manner that facilitates their identification and segregation from those of the Borrower and its other Subsidiaries.

                  (d) The Borrower and each Subsidiary of the Borrower shall strictly observe corporate formalities. The Borrower and each of its Subsidiaries will conduct their respective businesses in their own respective names. The business and affairs of the Borrower and each Subsidiary shall be managed by or under the direction of the board of directors of such Person.

                  (e) Funds or other assets of Subsidiaries of the Borrower will not be commingled with those of the Borrower and its other Subsidiaries (it being understood that such restriction shall not be interpreted to forbid intercompany loans and Advances that have been properly documented and accounted for on the books and records of each relevant entity, made in compliance with corporate formalities, and otherwise made in compliance with this Agreement and the other Loan Documents).

                  (f) The operating expenses of the Borrower and each Subsidiary of the Borrower will be paid by such Person. To the extent, if any, that the Borrower and any of its Subsidiaries share items of expenses, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered, and each such Person shall pay its allocated share of such expenses on a current basis. To the extent, if any, that the Borrower and any of its Subsidiaries provides services to one another, the provider shall be compensated by the recipient on a current basis at fair and reasonable rates. To the extent, if any, that any consolidated or combined tax return is filed including any of the Borrower or its Subsidiaries, each such Person shall pay or be paid, as the case may be, on a current basis an equitable share of the consolidated tax payment or refund associated therewith.

                  (g) Annual financial statements of the Borrower which are consolidated to include its Subsidiaries will contain notes clearly stating that each such Subsidiary is a corporate or similar entity separate from the Borrower and its other Subsidiaries, and that the stock of each direct Subsidiary of the Borrower has been pledged to secure the Obligations.

                  6.15.  ADDITIONAL SECURITY.

                  (a) GENERAL. Promptly upon the request of the Agent from time to time, the Borrower shall as promptly as practicable (and in any case within 30 days after such request, or such longer period as the Agent may specify in writing) further secure the Obligations by granting to the Collateral Agent a valid and perfected Lien, prior to all other Liens except Permitted Liens, on such of its properties from time to time as the Agent may designate (except for property subject to a Permitted Lien as to which the Borrower is required to obtain the consent of the holder of such Permitted Lien before granting such a Lien to the Collateral Agent and as to which the Borrower is unable, using reasonable efforts, to obtain such consent). In connection therewith, the Borrower shall (i) execute and deliver to the Agent such mortgages, security agreements and other agreements and instruments, and do such other acts and things as shall be necessary or, in the judgment of the Agent, appropriate to grant to the Collateral Agent a valid and perfected Lien on such property, prior to all other Liens except Permitted Liens, and (ii) procure and deliver to the Agent such other items (including but not limited to lien searches, title insurance policies, surveys, environmental audits, insurance endorsements and opinions of counsel), and do such other acts and things, as the Agent may request in connection with the foregoing. All of the foregoing shall be in form and substance satisfactory to the Agent. From time to time as requested by the Agent, the Borrower shall use reasonable efforts to (w) obtain the consent of any Person whose consent is necessary or advisable to the creation, perfection or maintenance of any such Lien, including but not limited to that of any lessor whose consent may be required in connection with any such Lien on any leasehold interest, and to obtain nondisturbance and like agreements from mortgagees and other holders of superior rights in the property subject to any such leasehold interest, (x) obtain waivers of Liens from such landlords and mortgagees and from other Persons described in Section 6.03(b) hereof, (y) with respect to securities accounts, commodity accounts, deposit accounts or similar interests, obtain consent agreements from each securities intermediary, commodity intermediary, depository bank or similar person, satisfactory in form and substance to the Agent, which shall include provisions giving the Collateral Agent sole dominion and control over such interest upon the giving of notice by the Collateral Agent (it being understood that the related security agreement shall provide that the Collateral Agent may exercise such sole dominion and control upon the occurrence and during the continuance of an Event of Default), and (z) do such other acts and things as the Agent may deem appropriate to enhance, preserve or protect the security for the Obligations.

                  (b) NOTICE OF CERTAIN REALTY TRANSACTIONS. The Borrower shall promptly give notice to the Agent of any acquisition by the Borrower of any interest or interests in real property (fee, leasehold or otherwise) or fixtures having a fair market value, individually or in the aggregate, in excess of $5,000,000 (except for leasehold interests having a term, including all options exercisable by the lessee, less than 5 years).

                  6.16. INTEREST RATE PROTECTION.

                  (a) REQUIRED HEDGE. The Borrower shall, promptly (and in any event not later than 60 days) after the first date on or after the Closing Date on which the three-month Euro-Rate (as determined by the Agent) is at least 8.00% on at least ten of the 30 days immediately preceding such date, enter into an Interest Rate Hedging Agreement having an effective rate and other terms and conditions satisfactory to the Agent, for notional principal amounts and tenors sufficient to hedge at least 65% of the scheduled outstanding principal amount of the Indebtedness under the Term Loan Agreement for the period from the effective date of such Interest Rate Hedging Agreement through the fifth anniversary thereof (or, if earlier, the Term Loan Maturity Date). The Borrower shall thereafter select interest rate options under the Term Loan Agreement that match, in time and amount, as closely as may be the terms of the rate hedge represented by such Interest Rate Hedging Agreement.

                  (b) SECURING THE REQUIRED HEDGE. If the Borrower so requests, the Agent shall consent to a Swap Party Supplement to the Collateral Agency Agreement whereby the Interest Rate Hedging Agreement referred to in Section 6.16(a) hereof shall be deemed a Swap Agreement entitled to the benefits of the Collateral Agency Agreement, but only if the following conditions are met: (i) the counterparty to such Interest Rate Hedging Agreement is a Lender, (ii) the "Swap Shared Security Cap" set forth in such Swap Party Supplement is, in the good faith judgment of the Agent, not more than 110% of the credit equivalent exposure represented by such Swap Agreement (calculated in accordance with the Agent's ordinary methods), and (iii) the Borrower provides the Agent with such contemporaneous bringdown Lien searches as the Agent may request, the results of which shall be satisfactory to the Agent.

                  (c) EXISTING RATE HEDGES, ETC. To the extent otherwise consistent with this Agreement and the other Loan Documents, the Borrower may enter into Interest Rate Hedging Agreements in advance of the date on which it is required to do so under Section 6.16(a), and to the extent that such Interest Rate Hedging Agreements satisfy the requirements of Sections 6.16(a) and 6.16(b) the Agent may enter into a Swap Party Supplement to the Collateral Agency Agreement with respect to such Interest Rate Hedging Agreements. In the event that the Borrower becomes obligated to enter into Interest Rate Hedging Agreements under Section 6.16(a), any then-existing Interest Rate Hedging Agreements to which Borrower is party and which otherwise satisfy the requirements of Section 6.16(a) shall be counted toward satisfaction of the Borrower's obligations under Section 6.16(a), to the extent of the notional amounts and tenors of such then-existing Interest Rate Hedging Agreements. Nothing in Section 6.16(b) shall be construed to forbid the Agent from consenting to a Swap Party Supplement relating to Interest Rate Hedging Agreements if the conditions set forth in Section 6.16(b) are satisfied, even if such Interest Rate Hedging Agreements in the aggregate exceed in amount or time the minimum requirements set forth in Section 6.16(a).


                                   ARTICLE VII
                               NEGATIVE COVENANTS

                  The Borrower hereby covenants to each Lender Party as follows:

                  7.01. FINANCIAL COVENANTS.

                  (a) CONSOLIDATED NET WORTH (ADJUSTED). As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, Consolidated Net Worth (Adjusted) shall not be less than the applicable amount specified below:

                                                                                 Consolidated Net Worth (Adjusted)
    From and including                      To and including                     shall not be less than
    ------------------                      ----------------                     ----------------------
    December 31, 1996                       December 30, 1997                          $425,000,000
    December 31, 1997                       December 30, 1998                          $450,000,000
    December 31, 1998                       December 30, 1999                          $475,000,000
    Thereafter                                                                         $500,000,000


                  (b) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be less than the applicable amount set forth below.

      Fiscal quarter ending on                                        Consolidated Fixed Charge Coverage Ratio
      a date in the following                                         for the four fiscal quarters ending
      period (inclusive)                                              on such date shall not be less than
      ------------------                                              -----------------------------------
      December 31, 1996 through December 31, 1997                                    1.75

      January 1, 1998 through December 31, 1998                                      2.00
      January 1, 1999 through December 31, 1999                                      2.25
      Thereafter                                                                     2.50

                  (c) CONSOLIDATED FUNDED DEBT RATIO (ADJUSTED). As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be greater than the applicable amount set forth below.

      Fiscal quarter ending on                                        Consolidated Funded Debt Ratio (Adjusted)
      a date in the following                                             for the four fiscal quarters ending
      period (inclusive)                                                  on such date shall not be greater than
      ------------------                                                  --------------------------------------
      December 31, 1996 through December 30, 1997                                    5.50
      December 31, 1997 through December 30, 1998                                    5.00

      December 31, 1998 through December 30, 1999                                    4.00
      Thereafter                                                                     3.00

                  7.02. LIENS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Liens"):

                  (a) Liens pursuant to the Shared Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations;

                  (b) Liens arising from taxes, assessments, charges or claims described in Sections 6.03(a) and 6.03(b), to the extent permitted to remain unpaid under such Section 6.03;

                  (c) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

                  (d) Judgment liens fully bonded pending appeal;

                  (e) Liens by the Borrower or a Subsidiary of the Borrower on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing on property at the time of purchase thereof by the Borrower or a Subsidiary of the Borrower, provided that:

                             (i) such Lien is created before or substantially
                  simultaneously with the purchase of such property in the ordinary course of business by the Borrower or such Subsidiary (or is a Lien securing successor obligations incurred to extend or refinance predecessor obligations allowed under this
                  Section 7.02(e), provided that in each case the successor obligation is an obligation of the same Person subject to the predecessor obligation, is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation);

                             (ii) such Lien is confined solely to the property
                  so purchased, improvements thereto and proceeds thereof;

                             (iii) the aggregate amount secured by all such
                  Liens on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, shall not exceed the lesser of the purchase price of such property or the fair market value of such property at the time of purchase thereof ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed); and

                             (iv) the obligation secured by such Lien is
                  Indebtedness permitted under Section 7.03(e) hereof;

                  (f) Liens in favor of the United States Government which arise in the ordinary course of business resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

                  (g) Rights arising or reserved to the lessor under any Capitalized Lease Obligations permitted by Section 7.03(e) hereof;

                  (h) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary;

                  (i) Liens existing on the Closing Date and listed on Schedule
         7.02 hereof (but not any extension, renewal or replacement Liens); and

                  (j) Liens on property of TIMCO to secure payment of reimbursement obligations of TIMCO with respect to the TIMCO Bonds Letter of Credit, and Liens on property of TIMCO securing Indebtedness of TIMCO constituting a refinancing of the TIMCO Bonds and the TIMCO Lease permitted by Section 7.03(j) hereof.

Notwithstanding the foregoing, "Permitted Lien" in respect of the Borrower or any Subsidiary of the Borrower shall in no event include (x) any Lien imposed by, or required to be granted pursuant to, ERISA, the Code or any Environmental Law, (y) except as provided in Section 7.02(a) hereof, any Lien on the Shared Collateral Account or any other account (custodial, deposit or other) maintained by or with the Collateral Agent pursuant to the Shared Security Documents, or any other investment property or deposit account (as such terms are defined in the Uniform Commercial Code), or (z) except as provided in Section 7.02(a) hereof, any Lien on Shares of Capital Stock of, or obligations owed by, a Subsidiary of the Borrower.

                  7.03. INDEBTEDNESS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Indebtedness of the Borrower in favor of the Lender Parties pursuant to this Agreement and the other Loan Documents;

                  (b) Indebtedness of the Borrower under the Term Loan Agreement, in aggregate principal amount not to exceed $225,000,000 (but not any extensions, renewals or refinancings of any thereof);

                  (c) Indebtedness of the Borrower or any of its Subsidiaries not exceeding $8,250,000 in principal amount, issued in connection with the acquisition by the Borrower or a Subsidiary of all of the Shares of Capital Stock of ICV (such Indebtedness being referred to herein as the "ICV Notes"); and Indebtedness of the Borrower under the Note Backup Agreement and the letters of credit subject thereto;

                  (d) Indebtedness of the Borrower under the Senior Notes, in aggregate principal amount not to exceed $112,000,000 (but not any extensions, renewals or refinancings of any thereof);

                  (e) Indebtedness constituting Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business from time to time, and Indebtedness of the Borrower and its Subsidiaries secured by Liens described in Section 7.02(e) on property used in the ordinary course of business of the Borrower or such Subsidiary from time to time; provided, that the aggregate amount of Indebtedness described in this Section 7.03(e) shall not exceed $20,000,000 at any time;

                  (f) Other Indebtedness of the Borrower and its Subsidiaries not exceeding $30,000,000 aggregate principal amount at any time outstanding;

                  (g) Current accounts payable of the Borrower or any of its Subsidiaries on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business;

                  (h) Indebtedness of the Borrower pursuant to any Interest Rate Hedge Agreement required to be entered into pursuant to Section 6.16(a) hereof; and Indebtedness of the Borrower or any of its Subsidiaries under any other interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or similar interest rate or currency protection agreement, entered into for the purpose of hedging and not for purposes of speculation (and not structured to contain an embedded loan);

                  (i) Indebtedness constituting intercompany loans and Advances permitted by Sections 7.05(d), 7.05(e), 7.05(h) and 7.05(i) hereof;

                  (j) Indebtedness of TIMCO constituting a letter of credit issued for its account not exceeding $12,600,000 in stated amount, which letter of credit effectively secures the TIMCO Bonds; any extension, renewal or refinancing of such letter of credit, provided, however, that the stated amount thereof is not increased and TIMCO remains the account party with respect thereto (such letter of credit, together with any such extension, renewal or refinancing letter of credit, being referred to herein as the "TIMCO Bonds Letter of Credit"); and any Indebtedness of TIMCO which amends, renews or refinances (collectively, "refinances") the TIMCO Bonds, the TIMCO Lease and the TIMCO Bonds Letter of Credit, provided, however, that after giving effect to such refinancing, (i) the principal amount of Indebtedness is not increased, (ii) neither the stated maturity nor the average life of the Indebtedness is reduced, and (iii) TIMCO remains the obligor on such refinancing Indebtedness; and

                  (k) Indebtedness for borrowed money of Primark Economics or any of its Subsidiaries not exceeding $6,000,000 in aggregate principal amount at any time outstanding.

                  7.04. GUARANTIES, INDEMNITIES, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (b) Indemnities by the Borrower or a Subsidiary of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law;

                  (c) Guaranty Equivalents existing on the Closing Date and listed in Schedule 7.04 hereof (but not extensions, renewals or refinancings thereof or of any associated Assured Obligation); provided, that this Section 7.04(c) shall not apply to any Guaranty Equivalent as to which the Deemed Obligor is, on the Closing Date, a Subsidiary of the Borrower if such Subsidiary thereafter ceases to be a Subsidiary of the Borrower;

                  (d) Guaranty Equivalents by the Borrower or a Subsidiary constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with a disposition of stock or assets by the Borrower or such Subsidiary;

                  (e) Other Guaranty Equivalents by the Borrower or a Subsidiary of the Borrower from time to time of obligations of a Substantially Owned Subsidiary of the Borrower, provided that the Deemed Obligor in respect of such Guaranty Equivalent is a Substantially Owned Subsidiary of the Deemed Guarantor;

                  (f) Other Guaranty Equivalents by a Borrower or a Subsidiary of the Borrower from time to time, provided that the sum of (i) the maximum aggregate potential obligation of the Borrower or any Subsidiary of the Borrower under Guaranty Equivalents described in this
         Section 7.04(f), plus (ii) the aggregate amount of all payments made by the Borrower and its Subsidiaries after the date hereof under Guaranty Equivalents described in this Section 7.04(f), shall not exceed $2,000,000; and

                  (g) Obligations of a Subsidiary of the Borrower as general partner of a partnership permitted under Sections 7.05(g) or 7.05(j).

                  7.05. LOANS, ADVANCES AND INVESTMENTS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time make or permit to exist or remain outstanding any loan or Advance to, or purchase, acquire or own (beneficially or of record) any Shares of Capital Stock of, any stock, bonds, notes or securities of, or any partnership interest (whether general or limited), membership interest or beneficial interest in, or any other debt or equity interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Receivables owing to the Borrower or any Subsidiary of the Borrower arising from performance of services and sales of goods under usual and customary terms in the ordinary course of business;

                  (b) Loans and Advances extended by the Borrower or any Subsidiary of the Borrower to contractors or suppliers (excluding contractors or suppliers that are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business and in amount at any one time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate;

                  (c) Advances to officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, in amounts at any time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) to any one officer or employee and $2,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate; provided, however, that for purposes of this Section 7.05(c) only, the outstanding amount of Advances shall not be deemed to include amounts secured by perfected liens on shares of the publicly-traded common stock of the Borrower, to the extent of the market value of such common stock (as determined at least quarterly, based on publicly-available quotations);

                  (d) Loans and Advances by a Subsidiary of the Borrower to the Borrower;

                  (e) Ownership of Shares of Capital Stock of, and capital contributions, loans and Advances to, Corporations that are Wholly Owned Subsidiaries of the Borrower (other than a Broker-Dealer);

                  (f) (i) Ownership of Shares of Capital Stock of a Corporation that is a Wholly Owned Subsidiary of the Borrower that is a Broker-Dealer, as owned on the Closing Date, and (ii) capital contributions by the Borrower or its Subsidiaries from time to time to such Subsidiary, so long as such Subsidiary does not at the time of such capital contribution, or immediately thereafter and after giving effect thereto, have net capital (calculated in accordance with regulatory standards) in excess of 150% of the minimum capital required by Law;

                  (g) (i) Ownership of general partnership interests and other equity interests in the Worldscope Entities representing an 80% or greater interest in the capital, profits and losses of each of the Worldscope Entities, as owned on the Closing Date, and (ii) capital contributions to and acquisition of additional equity interests in the Worldscope Entities from time to time after the Closing Date, and loans and Advances to the Worldscope Entities from time to time;

                  (h) Acquisition and ownership of Shares of Capital Stock of Corporations that are Subsidiaries of the Borrower other than Wholly Owned Subsidiaries of the Borrower, and capital contributions, loans and Advances to Subsidiaries of the Borrower other than Wholly Owned Subsidiaries of the Borrower, provided, that the aggregate amount of all such acquisitions and capital contributions made under this Section 7.05(h) after the Closing Date, plus the aggregate outstanding principal amount of all such loans and Advances made under this Section 7.05(h), shall not at any time exceed $10,000,000;

                  (i) Acquisition and ownership by the Borrower or its Subsidiaries of equity interests in Primark Economics representing a 20% or greater interest in the capital, profits and losses of Primark Economics, and capital contributions, convertible debt and demand loans by the Borrower or its Subsidiaries to Primark Economics from time to time; provided, that (i) the sum of the aggregate amount of all consideration paid for such equity interests and convertible debt plus the aggregate amount of all such capital contributions (in each case whether before or after the Closing Date), plus the aggregate outstanding principal amount of all such demand loans, shall not at any time exceed $5,000,000, and (ii) no such acquisitions, capital contributions or loans may be made unless the Borrower continues to own (directly or indirectly) at least a 20% interest (and, assuming full conversion of convertible loans due to the Borrower or its Subsidiaries, a 51% or greater interest) in the capital, profits and losses of Primark Economics;

                  (j) Partnerships and joint ventures of which all partners, participants and other Persons having ownership interests therein are Wholly Owned Subsidiaries of the Borrower;

                  (k) Other loans, Advances and investments, not to exceed $3,000,000 in the aggregate; and

                  (l) Cash Equivalent Investments.

                  7.06. DIVIDENDS AND RELATED DISTRIBUTIONS. The Borrower shall not, and shall not permit any Subsidiary to, declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as follows:

                  (a) The Borrower may from time to time repurchase for cash shares of its common stock of a series publicly traded, subject to the following conditions:

                             (i) Repurchases under this Section 7.06(a) shall
                  not exceed $25,000,000 from and after the Closing Date;

                             (ii) No Event of Default or Potential Default shall
                  exist on the date of such repurchase, or immediately thereafter and after giving effect to such repurchase;

                             (iii) The Borrower would have been in compliance
                  with Sections 7.01(a) and 7.01(c) on the last day of the fiscal quarter ending most recently before such repurchase, after giving effect on a pro forma basis to such repurchase and to any incurrence of Indebtedness after such day, as if such repurchase and incurrence had occurred on such day; and

                             (iv) The Agent shall receive, with a copy for each
                  Lender, not later than the Business Day after the date such repurchase is made, a certificate signed by a Responsible Officer of the Borrower, dated such repurchase date, describing such dividend, certifying that such repurchase is in compliance with the provisions of this Section 7.06(a), and including a statement in reasonable detail of the information and calculations necessary to establish compliance with this
                  Section 7.06(a);

                  (b) A Subsidiary of the Borrower may declare and pay dividends or other distributions with respect to its Shares of Capital Stock, provided, that such dividend or other distribution is made on a pro rata basis, consistent with the ownership interests in such Shares of Capital Stock, to the owners of such shares; and

                  (c) The Borrower may make Stock Payments if such Stock Payment is paid solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower.

The Borrower shall not declare any dividend payable later than 60 days after declaration, and the Borrower shall not permit any Subsidiary to declare any dividend payable later than 15 days after declaration.

                  7.07. SALE-LEASEBACKS. The Borrower shall not, and shall not permit any Subsidiary to, at any time enter into or permit to remain in effect any transaction to which the Borrower or such Subsidiary is a party involving the sale, transfer or other disposition by the Borrower or any Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for transactions existing on the date hereof and listed in Schedule 7.07 hereof (but not extensions, renewals or refinancings thereof).

                  7.08. MERGERS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly, (w) merge with or into or consolidate with any other Person, or (x) liquidate, Wind-Up, dissolve or divide, (y) acquire all or any substantial portion of the properties of any going concern or going line of business (whether or not constituting a distinct legal entity), or (z) acquire all or any substantial portion of the properties of any other Person, or all or any substantial portion of the Shares of Capital Stock of any other Person which is organized as a Corporation, or all or any substantial portion of any equity interest in any other Person which is not organized as a Corporation, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Mergers"):

                  (a) A Subsidiary of the Borrower may merge with or into or consolidate with, or acquire all or any substantial portion of the properties of, or liquidate or dissolve into, any other

         Subsidiary of the Borrower, if the acquiring, surviving or new Corporation shall be a Wholly Owned Subsidiary of the Borrower; and

                  (b) The Borrower, or a Subsidiary of the Borrower, may make acquisitions of the types referred to in the foregoing clauses (y) and
         (z) of properties of Persons other than a Subsidiary of the Borrower, consistent with the other provisions of this Agreement and the other Loan Documents, provided that the aggregate Adjusted Acquisition Consideration in connection with all such acquisitions made after the Closing Date (and specifically excluding the acquisition of WEFA, if made on or before the Closing Date) shall not exceed the sum of $75,000,000 plus the amount, if any, of aggregate cash proceeds (net of underwriting discounts, fees and other transaction costs) received by the Borrower after the Closing Date from issuance of Shares of Capital Stock of the Borrower (or options or warrants therefor).

                  7.09. DISPOSITIONS OF PROPERTIES. The Borrower shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, directly or indirectly, any of its properties, now existing or hereafter acquired, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Sales of inventory, licenses (as licensor) of software or other intellectual property, all in the ordinary course of business;

                  (b) Disposition of equipment and other operating assets which are obsolete or no longer useful in the business of the Borrower or such Subsidiary, as the case may be;

                  (c) Lease or sublease of unoccupied office space;

                  (d) Dispositions in Permitted Mergers, and other dispositions between Wholly Owned Subsidiaries of the Borrower;

                  (e) Disposition outside the ordinary course of business of all (but not less than all) of the Shares of Capital Stock of TIMCO, or substantially all the assets of TIMCO (but not less than substantially all of such assets), subject to the following conditions:

                           (i) any such disposition of property is for not less
                  than the Fair Market Value of the property disposed of (as determined in good faith by the Board of Directors of the transferor, whose determination shall be evidenced by a written resolution of such Board), and the consideration received by the Borrower or the relevant Subsidiary in respect of such disposition consists entirely of cash or Cash Equivalent Investments; and

                           (ii) in the case of disposition of Shares of Capital
                  Stock of, or assets of, TIMCO, TIMCO shall be conducting substantially the business conducted by it on the Closing Date, and shall not be conducting any different or additional business or have any material assets in addition to those it had on the Closing Date; and

                  (f) Other dispositions of property from time to time for not less than its Fair Market Value, provided that dispositions under this Section 7.09(f) shall not exceed $5,000,000 in the aggregate in any fiscal year.

Without limitation of the foregoing, it is understood that the following are dispositions of property subject to this Section 7.09: any disposition of accounts, chattel paper or general intangibles, with or without recourse; any disposition of any leasehold interest; and any disposition of any Shares of Capital Stock in or Indebtedness of any Subsidiary. The Borrower shall not, and shall not permit any Subsidiary to sell, convey, assign, transfer or otherwise dispose of, voluntarily or involuntarily, any of its accounts, chattel paper, general intangibles or other financial assets with or without recourse, in any factoring, structured financing, or other transaction having the practical effect, directly or indirectly, of a financing, whether or not such transaction is in the form of a "true sale" of such financial assets by the Borrower or such Subsidiary.

                  7.10. DEALINGS WITH AFFILIATES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, permit to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Transactions between (i) on the one hand, any Affiliate of the Borrower, and (ii) on the other hand, the Borrower or any of its Subsidiaries, in good faith and on fair and reasonable terms; and

                  (b) Compensation of directors, officers, employees and consultants of the Borrower and its Subsidiaries for services rendered in such capacity in good faith and on fair and reasonable terms, which terms (in the case of compensation under employment contracts entered into after the Closing Date will be approved by a majority of the board of directors of such Borrower or Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction).

                  7.11. LIMITATIONS ON MODIFICATION OF CERTAIN AGREEMENTS AND INSTRUMENTS.

                  (a) SENIOR NOTES. The Borrower shall not amend, modify or supplement the terms or provisions contained in, or applicable to, the Senior Notes, the Senior Note Indenture, or any agreement or instrument evidencing or applicable to any of the foregoing.

                  (b) [Reserved]

                  (c) TERM LOAN AGREEMENT. The Borrower shall not amend, modify or supplement the Term Loan Agreement or its obligations thereunder, in any way that would (i) increase the principal amount thereof, or require payments on account of principal to be made (by way of scheduled amortization, mandatory prepayment or otherwise) earlier or in greater amount than is required under the terms of the Term Loan Agreement as constituted on the Closing Date, (ii) increase the rate or shorten the date for payment of interest thereon, or (iii) require payment of any fee or other amount not provided for under the Term Loan Agreement as constituted on the Closing Date. In the event that the Agent hereunder is not also the "Agent" under the Term Loan Agreement, the Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to the Term Loan Agreement.

                  (d) NOTE BACKUP AGREEMENT. The Borrower shall not amend, modify or supplement the Note Backup Agreement (as constituted on the Closing
Date) or its obligations thereunder, in any way that would (i) increase the principal amount thereof (including the aggregate stated amount of letters of credit issued thereunder), or require payments on account of principal (including reimbursement of draws under letters of credit issued thereunder) to be made earlier or in greater amount than is required under the terms of the Note Backup Agreement as constituted on the Closing Date, or (ii) increase the rate or shorten the date for payment of interest thereon. In the event that the Agent hereunder is not also the "Agent" under the Note Backup Agreement, the Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to the Note Backup Agreement.

                  (e) [Reserved]

                  7.12. LIMITATION ON PAYMENTS ON CERTAIN OBLIGATIONS. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, pay, prepay, purchase, redeem, retire, defease or acquire, or otherwise make any payment (on account of principal, interest, premium or otherwise) of, any obligation under or evidenced by the Senior Notes, except that the Borrower may (x) pay principal and interest on the Senior Notes as and when expressly required to do so by the mandatory terms of the Senior Notes, and
(y) purchase Senior Notes as and when expressly required to do so by the mandatory terms of Sections 4.12 and 4.13 of the Senior Note Indenture (it being understood that the foregoing may nevertheless give rise to an Event of Default).

                  7.13. LIMITATION ON OTHER RESTRICTIONS ON LIENS, DIVIDEND RESTRICTIONS ON SUBSIDIARIES, ETC. The Borrower shall not, and shall not permit any Subsidiary to,

                  (x) enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would (i) prohibit the grant of any Lien upon any of its properties (now owned or hereafter acquired), or (ii) restrict or prohibit the transfer or disposition of any of its properties (now owned or hereafter acquired), or require it to dispose of or apply the proceeds of any such disposition in a specified manner, or

                  (y) be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its certificate or articles of incorporation, by-laws or other constituent documents, or otherwise) on the right of the Borrower or such Subsidiary from time to time (i) in the case of a Subsidiary, to declare and pay Stock Payments with respect to Shares of Capital Stock owned by the Borrower or any Subsidiary of the Borrower, (ii) in the case of the Borrower or any Subsidiary of the Borrower, to pay any obligations from time to time owed to the Borrower or any Subsidiary of the Borrower, or (iii) in the case of the Borrower or any Subsidiary of the Borrower, make loans or advances to the Borrower or any Subsidiary of the Borrower, except:

                  (a) the Credit Facilities;

                  (b) the Senior Notes and the Senior Note Indenture;

                  (c) with respect to the foregoing clause (x), non-assignment provisions of any executory contract or software or programs or of any lease by the Borrower or such Subsidiary as lessee;

                  (d) with respect to the foregoing clause (x), restrictions on property subject to a Permitted Lien in favor of the holder of such Permitted Lien;

                  (e) restrictions with respect to TIMCO imposed pursuant to an agreement entered into for sale or disposition (which sale or disposition is not in violation of this Agreement or any other Loan Document) of all or substantially all of the Shares of Capital Stock or assets of such Subsidiary; provided, that such restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement, and is agreed to in good faith; and

                  (f) in the case of the foregoing clause (y), legal restrictions of general applicability under the corporation or similar law under which the Borrower or such Subsidiary is incorporated, fraudulent conveyance or similar laws or general applicability for the benefit of creditors generally, and other legal restrictions of general applicability to similarly situated business corporations; and

                  (g) in the case of subclause (ii) of the foregoing clause (x), restrictions on transfer of property arising in the ordinary course of business; provided, that such restrictions do not directly or indirectly secure any obligation of the Borrower or such Subsidiary to pay money or to perform an obligation, and do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary.

                  7.14. LIMITATION ON OTHER RESTRICTIONS ON AMENDMENT OF THE LOAN DOCUMENTS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except: (a) the Loan Documents, and (b) provisions in each of the other Credit Facilities no more restrictive than those in such other Credit Facility, respectively, as constituted on the Closing Date.

                  7.15. LIMITATION ON CERTAIN BENEFIT LIABILITIES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower or any Controlled Group Member to, become subject to Primark Group Benefits Exposures in excess of $20,000,000 in the aggregate for all such Persons. As used herein, the term "Primark Group Benefits Exposures" shall mean the sum of the maximum potential liabilities (direct, contingent or other) of the Borrower and its Subsidiaries and the Controlled Group Members in connection with the following: (a) withdrawal liability (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan, whether or not such liability has yet been triggered as a result of a withdrawal; (b) contributions due and unpaid with respect to a Multiemployer Plan; (c) the "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under any Plan, whether or not such liability has yet been triggered as a result of a termination of such Plan; (d) excise taxes assessed in connection with all of the above or otherwise in connection with any Plan; (e) Postretirement Benefit Obligations of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member; and (f) any other liability (contingent or other) in connection with a Plan or Multiemployer Plan which represent a material risk that it may result in a Lien attaching to assets of the Borrower or any Subsidiary of the Borrower, without regard to any minimum amount required by Law to cause such Lien to attach.

                  7.16. FISCAL YEAR. The Borrower shall maintain a fiscal year beginning on each January 1 and ending on the following December 31, divided into fiscal quarters ending on the last day of each March, June, September and December.


                                  ARTICLE VIII
                                    DEFAULTS

                  8.01. EVENTS OF DEFAULT. An "Event of Default" shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                  (a) The Borrower shall fail to pay when due principal of any Loan, any Letter of Credit Reimbursement Obligation, or make when due any required cash collateralization of outstanding Letters of Credit.

                  (b) The Borrower shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document, and such failure shall have continued for a period of five Business Days.

                  (c) Any representation or warranty made or deemed made by the Borrower in or pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, or any statement made by the Borrower or any Subsidiary of the Borrower or any in any financial statement, certificate, report, exhibit or document furnished by the Borrower or any Subsidiary of the Borrower to the Collateral Agent or any Lender Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                  (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII hereof or any of the covenants contained in Sections 2.07, 6.01(j)(i),

         6.11, 6.12, 6.14, 6.15 or 6.16 hereof, or in Sections 4.02 or 4.06 of the Borrower Pledge Agreement.

                  (e) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.01 hereof (other than as referred to in Sections 6.01(j)(i) hereof) such default shall have continued for a period of 10 days and (ii) in the case of any other default such default shall have continued for a period of 30 days.

                  (f) (i) The Borrower or any Subsidiary of the Borrower shall default in any payment of any amount in respect of any Cross-Default Triggering Obligation beyond any period of grace with respect thereto or, if any amount payable in respect of any Cross-Default Triggering Obligation is payable on demand, shall fail to pay such amount when demanded, or (ii) the Borrower or any Subsidiary of the Borrower shall default in the observance of any covenant, term or condition of any agreement or instrument by which any Cross-Default Triggering Obligation is created, secured or evidenced, if the effect of such default referred to in this clause (ii) is to cause, or to permit the holder or holders of any Cross-Default Triggering Obligation (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such Cross-Default Triggering Obligation to become due before its otherwise stated maturity (by way of acceleration, mandatory prepayment or otherwise), or, in the case of an interest rate or currency swap, cap, collar, floor, future, forward or similar transaction, to terminate before its otherwise scheduled termination. As used in this Agreement, "Cross-Default Triggering Obligation" shall mean

                           (A) any obligation under or in connection with any of
                  the other Credit Facilities, any Swap Agreement, the Senior Notes or the Senior Note Indenture,

                           (B) any obligation, as principal or as guarantor or
                  other surety, in respect of the TIMCO Bond Order, the TIMCO Lease, any reimbursement agreement relating to the TIMCO Bonds Letter of Credit, or any other obligation referred to in
                  Section 7.03(j) hereof,

                           (C) any obligation (or set of related obligations),
                  as principal or as guarantor or other surety, in respect of Indebtedness in excess of $5,000,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount, and

                           (D) any obligation (or set of related obligations,
                  including all obligations under a master agreement), as principal or as guarantor or other surety, in respect of any interest rate or currency swap, cap, collar, floor, future, forward or similar transactions relating to a principal or notional principal amount in excess of $5,000,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount.

                  (g) One or more judgments for the payment of money shall have been entered against the Borrower or any Subsidiary of the Borrower, which judgment or judgments exceed $2,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of 30 consecutive days.

                  (h) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and such event or condition has, or would be likely to have, a Material Adverse Effect.

                  (i) Any Shared Security Document shall cease to be in full force and effect; or any Lien created or purported to be created in any Shared Collateral pursuant to any Shared Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, prior to all other Liens except Permitted Liens.

                  (j) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document), or the Borrower or any other party to any Loan Document shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Borrower or such other party thereunder.

                  (k) Any one or more Pension-Related Events referred to in subsection (b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other Pension-Related Events shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (l) The Borrower shall make, or shall be required by the terms of the Senior Note Indenture to make or to offer to make, any purchase of Senior Notes under Sections 4.12 or 4.13 of the Senior Note Indenture; or the Borrower or any of its Subsidiaries otherwise shall make or offer to make any payment on account of principal of, or any purchase, redemption, retirement, defeasance or acquisition of, any of the Senior Notes (except for principal payment in accordance with the terms thereof at the scheduled maturity thereof).

                  (m) Any Person or group (as such term is used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 35% or more of any class of voting securities of the Borrower; or any Person shall have been elected or shall have become a director of the Borrower who was not nominated and recommended for such position or elected to such position by a majority of the then-incumbent Board of Directors of the Borrower; or a "Change in Control" (as defined in the Senior Note Indenture as constituted on the Closing Date shall have occurred (without regard to any subsequent amendment, modification or supplement to, or termination or expiration of, the Senior Note Indenture).

                  (n) A Control-Related Event shall have occurred, and the Required Lenders shall have determined in good faith that such Control-Related Event has or would be likely to have a Material Adverse Effect (by reason of suspension, withdrawal or impairment of any security clearance of the Borrower or any of its Subsidiaries, or impairment of the business relationship between the Borrower and its Subsidiaries, on the one hand, and the U.S. Government and its agencies and departments, on the other hand). "Control-Related Event" shall mean that any Person or group (as such term is used in Sections 13 and 14 of the Exchange Act, and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 5% or more of any class of voting securities of the Borrower (except for any such Person or group existing on the Closing Date, to the extent of the voting securities then owned by them).

                  (o) A proceeding shall have been instituted in respect of the Borrower or any Significant Subsidiary of the Borrower (and for this purpose, each Subsidiary of the Borrower which is subject to an event or condition described in this Section 8.01(o) or in Section 8.01(p) hereof shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary)

                           (i) seeking to have an order for relief entered in
                  respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, Winding-up, administration, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                           (ii) seeking appointment of a receiver,
                  administrative receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.

                  (p) The Borrower or any Significant Subsidiary of the Borrower (and for this purpose, each Subsidiary of the Borrower which is subject to an event or condition described in Section 8.01(o) hereof or in this
         Section 8.01(p) shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary) shall not be Solvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, Wind-up, go into administration or revoke or forfeit its articles of incorporation (or other constituent documents); or shall take any action in furtherance of any of the foregoing.

                  8.02. CONSEQUENCES OF AN EVENT OF DEFAULT.

                  (a) GENERAL. If an Event of Default specified in subsections
(a) through (n) of Section 8.01 hereof shall have occurred and be continuing or exist, or if an Event of Default specified in subsections (o) or (p) of Section
8.01 hereof shall have occurred and be continuing or exist with respect to a Person other than the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans, and the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

                  (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Loan Obligations (including the obligation to cash collateralize outstanding Letters of Credit) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (b) BANKRUPTCY AND CERTAIN OTHER EVENTS. If an Event of Default specified in subsection (o) or (p) of Section 8.01 hereof shall have occurred and be continuing or exist with respect to the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, and the unpaid principal amount of the Loans, interest accrued thereon and all other Loan Obligations (including but not limited to the obligation to cash collateralize outstanding Letters of Credit) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  8.03. APPLICATION OF PROCEEDS. Subject to Section 3.07 hereof, after the occurrence of an Event of Default and acceleration of the Loans, any distributions made on account of Loan Obligations under the Collateral Agency Agreement and all other payments received on account of Loan Obligations shall be applied by the Agent to payment of the Loan Obligations in the following order:

                  First, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Agent in its capacity as such;

                  Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Swingline Lender and the Issuing Banks in their capacities as such, other than principal of and interest on Swingline Loans, Letter of Credit Reimbursement

         Obligations and accrued and unpaid Letter of Credit Fees, ratably amongst the Swingline Lender and the Issuing Banks in proportion to the respective amounts described in this clause "Second" due to them;

                  Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on Loans, accrued and unpaid interest on Letter of Credit Unreimbursed Draws, and accrued and unpaid Letter of Credit Fees and Revolving Credit Commitment Fees, ratably amongst the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause "Third" due to them;

                  Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans and Letter of Credit Unreimbursed Draws, ratably amongst the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause "Fourth" due to them;

                  Fifth, to payment of all other Loan Obligations, ratably amongst the Lender Parties in proportion to the respective amounts described in this clause "Fifth" due to them; and

                  Finally, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full in cash, all Commitments have terminated, and all Letters of Credit shall have terminated, to the Borrower or as otherwise required by law.


                                   ARTICLE IX
                                    THE AGENT

                  9.01. APPOINTMENT. Each Lender Party hereby irrevocably appoints Mellon Bank, N.A. to act as Agent for the Lender Parties under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably authorizes the Agent to take such action on behalf of the Lender Parties under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided herein. Each Lender Party hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Without limiting the generality of the foregoing, each Lender Party hereby irrevocably authorizes the Agent to execute and deliver the Collateral Agency Agreement on behalf of such Lender Party. Each Lender Party hereby agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.

                  9.02. GENERAL NATURE OF AGENT'S DUTIES.

                  (a) NO IMPLIED DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                  (b) NOT A FIDUCIARY. The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender Party.

                  (c) AGENT OF LENDER PARTIES. The Agent is and shall be solely the agent of the Lender Parties. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any Person other than the Lender Parties. The provisions of this Article IX are for the benefit of the Lender Parties (and the other Persons named in Section 9.07 hereof), and the Borrower shall not have any rights under any of the provisions of this Article IX.

                  (d) NO OBLIGATION TO TAKE ACTION. The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                  9.03. EXERCISE OF POWERS. Subject to the other provisions of this Agreement and the other Loan Documents, the Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 9.04(a) hereof).

                  9.04. GENERAL EXCULPATORY PROVISIONS.

                  (a) GENERAL. The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                  (b) AGENT NOT RESPONSIBLE FOR LOAN DOCUMENTS, ETC. The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of the Borrower, any Lender or Issuing Bank to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any collateral.

                  (c) NO DUTY OF INQUIRY. The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 9.05(f) hereof, the existence of any Event of Default or Potential Default.

                  (d) NOTICES. The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender Party.

                  9.05. ADMINISTRATION BY THE AGENT.

                  (a) RELIANCE ON NOTICES. The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                  (b) CONSULTATION. The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                  (c) RELIANCE ON CERTIFICATES, ETC. The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                  (d) INDEMNITY. The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                  (e) PERFORMANCE THROUGH AGENTS. The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

                  (f) NOTICE OF DEFAULT. The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

                  9.06. LENDERS NOT RELYING ON AGENT OR OTHER LENDERS. Each Lender Party hereby acknowledges as follows: (a) Neither the Agent nor any other Lender Party has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender Party shall be deemed to constitute any representation or warranty by the Agent or such other Lender Party to it.
(b) It has, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

                  9.07. INDEMNIFICATION OF AGENT BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit; provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction.

                  9.08. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its Commitments and the Loan Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender," "Swingline Lender," "Issuing Bank," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to

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account, make loans to, accept deposits from, acquire debt or equity interests in, enter into interest rate or currency hedging transactions with, act as trustee under indentures of, and engage in any other business or transaction with, the Borrower or any stockholder, subsidiary or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

                  9.09. HOLDERS OF NOTES. The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 10.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

                  9.10. SUCCESSOR AGENT. The Agent may resign at any time by giving 45 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may (but shall not be required to) appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties as such under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender Party for whose account such payment is made.

                  9.11. CALCULATIONS. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

                  9.12. AGENT'S FEE. The Borrower agrees to pay to the Agent, for its individual account, a nonrefundable Agent's fee of $50,000 per annum, payable for the period from and including the Closing Date to but not including the date on which all Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full and all Revolving Credit Commitments have been terminated. Payments of such Agent's fee shall be made (a) on the Closing Date, for the period from and including such date to but not including June 29, 1997 (provided, that to the extent that the Borrower has paid the Agent's fee allocable to such period under the prior "Revolving Credit Agreement" referred to in Section 5.01(f), such payment shall be credited against the Borrower's obligation under this clause (a)), and (b) thereafter, in advance on each June 29 and December 29 for the period from and including such payment date to but not including the next such payment date.

                  9.13. FUNDING BY AGENT. Unless the Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by the Borrower to be made that such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Agent to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and
(y) for each day thereafter, at the rate applicable to such Loans for such day. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.


                                    ARTICLE X
                                  MISCELLANEOUS

                  10.01. HOLIDAYS. Except as otherwise expressly provided herein or therein, whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                  10.02. RECORDS. The unpaid principal amount of the Revolving Credit Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount and the accrued and unpaid fees owing to each Lender Party shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error. The unpaid Letter of Credit Reimbursement Obligations, the unpaid interest accrued thereon, and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Issuing Bank, which shall be conclusive absent manifest error. The unpaid principal amount of the Swingline Loans, the unpaid interest accrued thereon and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Swingline Lender, which shall be conclusive absent manifest error.

                  10.03. AMENDMENTS AND WAIVERS. The Agent and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document (other than the Shared Security Documents) for the purpose of amending, adding to, or waiving any provisions, releasing any collateral, or changing in any manner the rights and duties of the Borrower or any Lender Party. Any such amendment, modification or supplement made by the Borrower and the Agent in accordance with the provisions of this
Section 10.03 shall be binding upon the Borrower and each Lender Party. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

                  (a) Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect without the written consent of each Lender affected thereby, or extend the Revolving Credit Maturity Date without the written consent of each Lender;

                  (b) Reduce the principal amount of or extend the time for any scheduled payment of principal of any Loan without the written consent of each Lender affected thereby, or reduce the rate of interest or extend the time for payment of interest borne by any Loan or Letter of Credit Reimbursement Obligation (other than as a result of waiving the applicability of any increase in interest rates applicable to overdue amounts), or extend the time for payment of or reduce the amount of any Revolving Credit Commitment Fee or Letter of Credit Fee, without the written consent of each Lender affected thereby;

                  (c) Change the definition of "Required Lenders" or amend this
         Section 10.03, without the written consent of each Lender;

                  (d) Amend or waive any of the provisions of Article IX, or impose additional duties upon the Agent, or otherwise affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

                  (e) Release all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), or subordinate the priority of the Liens in favor of the Collateral Agent to Liens in favor of another Person with respect to all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), without the written consent of each Lender;

                  (f) Alter the priority of distributions set forth in Section
         8.03 hereof, without the written consent of each Lender affected thereby;

                  (g) Amend or waive any of the provisions of Article III, or impose additional duties upon the Swingline Lender or any Issuing Bank or otherwise affect the rights, interests or obligations of the Swingline Lender or any Issuing Bank, without the written consent of Mellon Bank, N.A.; or

                  (h) Reduce any Letter of Credit Unreimbursed Draw, or extend the time for repayment by the Borrower of any Letter of Credit Unreimbursed Draw, without the written consent of each Lender;

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing, manually signed by or on behalf of the Borrower and the Lender Party which is party thereto, and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto. Shared Security Documents may be amended, modified and supplemented from time to time in accordance with the terms thereof and of the Collateral Agency Agreement, and any such amendment, modification or supplement so made shall be binding upon the Borrower and each Lender Party (and to the extent that any consent, direction or other action is required by the Agent in connection therewith, the provisions of the third sentence of this Section 10.03 shall apply to the Agent in giving such consent or direction or taking such action).

                  10.04. NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Collateral Agent or any Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Collateral Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                  10.05. NOTICES.

                  (a) GENERAL. Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") to the Borrower or any Lender Party under this Agreement or any Loan Document shall be in writing (including telexes and facsimile transmission) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile transmission, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) COPIES TO AGENT. Any Lender giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                  (c) RELIANCE. Each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and no Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

                  10.06. EXPENSES; TAXES; INDEMNITY.

                  (a) EXPENSES. The Borrower agrees to pay or cause to be paid and to save each Lender Party harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of outside counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by any Lender Party from time to time arising from or relating to (i) in the case of the Agent, the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) in the case of the Agent, any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, (iii) in the case of each Lender Party, the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of any Lien on any collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any collateral, including without limitation advances for taxes, filing fees and the like, (C) collection or enforcement by any Lender Party of any outstanding Loan or any other amount owing hereunder or thereunder, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents), and (iv) in the case of Mellon Bank, N.A., any syndication of this Agreement prior to the first anniversary of the Closing Date (but amounts payable under this clause (iv), plus amounts payable under Section 10.06(a)(iv) of the other Credit Facilities as constituted on the Closing Date, shall in no event exceed an aggregate of $50,000).

                  (b) TAXES. The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by any Lender Party to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

                  (c) INDEMNITY. The Borrower hereby agrees to reimburse and indemnify the Lender Parties, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing (the "Lender Indemnified Parties"), and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Lender Indemnified Party as a result of, or arising out of, or in any way related to or by reason of this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, with the proceeds of any Loan or by any Letter of Credit or the proceeds thereof (and without in any way limiting the generality of the foregoing, including any grant of any Lien on collateral or any exercise by the Collateral Agent or any Lender Party of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any portion of such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Lender Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this Section 10.06(c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                  10.07. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  10.08. PRIOR UNDERSTANDINGS. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein, including the engagement letter between the Borrower and Mellon Bank, N.A. dated December 13, 1996.

                  10.09. DURATION; SURVIVAL. All representations and warranties of the Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of any Lender Party, the making of any Loan, the issuance of any Letter of Credit or any other event or condition whatever. All covenants and agreements of the Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof (or, in the case of Section 7.01 hereof, from and after December 31, 1996) until all Commitments have terminated, all Letters of Credit have expired or have been terminated, and all Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify any Lender Party or Lender Indemnified Party (including but not limited to obligations arising under Sections 2.10, 2.11 and 10.06 hereof) shall survive the payment in full of all other Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent, the Swingline Lender or the Issuing Banks and Persons related to the Agent, the Swingline Lender or the Issuing Banks (including but not limited to obligations arising under Sections 3.08(c), 3.13(c) and 9.07 hereof) shall survive the payment in full by the Borrower of all Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever.

                  10.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  10.11. LIMITATION ON PAYMENTS. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

                  10.12. SET-OFF. The Borrower hereby agrees that if any Loan Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Loan Obligation any obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such obligation owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender Party may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender Party or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender as provided in this Section 10.12 (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section 10.12 are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

                  10.13. SHARING OF COLLECTIONS. Subject to Section 2.06 of the Collateral Agency Agreement, the Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Loan Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower ratably to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Loan Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

                  10.14. SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.

                  (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void, and except that, to the fullest extent permitted by law, a Lender may not voluntarily assign or transfer any of its rights hereunder except in accordance with the other provisions of this
Section 10.14, and any other purported voluntary assignment or transfer shall be void; provided, that this Agreement shall inure to the benefit of successors of Lenders by operation of law or resulting from an involuntary assignment or transfer (including but not limited to receivers, conservators, trustees and like Persons, and successors by merger or consolidation).

                  (b) PARTICIPATIONS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

                  (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                  (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                  (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and

                  (iv) such Participant shall, by accepting such Participation, be bound by the provisions of Section 10.13 hereof, and

                  (v) if such Participant is not already a Participant or a Lender, and if such Participation gives such Participant any voting rights (other than on matters described in clauses (a) through (h), inclusive, of Section 10.03 hereof), such Participation shall be subject to consent of the Agent, Mellon Bank, N.A. and the Borrower pursuant to clause (i) of Section 10.14(c) hereof as if such Participation were an assignment described therein.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.10, 2.11, 10.06 and 10.12 hereof with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

                  (c) ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its

Commitments and Loans owing to it and any Note held by it) to any Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

                  (i) any such assignment to a Purchasing Lender shall be made only with the consent of the Agent and Mellon Bank, N.A. (which each of them may grant or withhold in their absolute discretion) and of the Borrower (which consent may not be unreasonably withheld or delayed);

                  (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $10,000,000 of the Commitments, and after giving effect to such assignment the transferee Lender shall have a minimum aggregate principal amount of $10,000,000 of the Commitments,

                  (iii) each such assignment shall be of a constant, and not a varying, percentage of the Revolving Credit Commitment and Revolving Credit Loans of the transferor Lender, and of all of the transferor Lender's related rights and obligations under this Agreement and the other Loan Documents,

                  (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit B to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

                  (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                  (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in a Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Revolving Credit Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Revolving Credit Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

                  (d) REGISTER. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower and each Lender Party may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) FINANCIAL AND OTHER INFORMATION. Subject to Section 10.14(g) hereof, the Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender, or prospective Participant or Purchasing Lender, any and all financial and other information delivered to, received by, or otherwise in the possession of, such Person from time to time relating to the Borrower, its Subsidiaries and affiliates, or the matters contemplated by the Loan Documents. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

                  (f) SYNDICATION. The Borrower shall, at the reasonable request of Mellon Bank, N.A. from time to time, at the Borrower's expense, use all reasonable efforts to cooperate with its syndication effort, including, without limitation, (i) assisting it from time to time in preparing information packages for delivery to prospective Participants and Purchasing Lenders, and (ii) causing appropriate officers, representative and experts to meet with prospective Participants and Purchasing Lenders from time to time. Mellon Bank, N.A. agrees to make such information packages available to the Borrower for reasonable review before initial dissemination of the same in primary syndication, and to consult with the Borrower as to the content thereof.

                  (g) CONFIDENTIALITY. Each Lender Party agrees to take reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Borrower or any Subsidiary in connection with this Agreement; provided, however, that any Lender Party may disclose such information (i) at the request of any bank regulatory authority or other Governmental Authority or in connection with an examination of such Lender Party by any such Governmental Authority, (ii) pursuant to subpoena or other court process, (iii) to the extent such Lender Party is required (or believes in good faith that it is required) to do so in accordance with any applicable Law,
(iv) to such Lender Party's independent auditors and other professional advisors, (v) in connection with the enforcement of any of its rights under or in connection with any Loan Document, (vi) to any other Lender Party, and (vii) to any actual or potential Participant or Purchasing Lender, or to any other actual or potential creditor of or participant in a credit to the Borrower or any of its Subsidiaries or Affiliates, so long as, in the case of this clause
(vii), such Person agrees to comply with the provisions of this Section
10.14(g).

                  (h) ASSIGNMENTS TO FEDERAL RESERVE BANK. Any Lender may at any time assign all or any portion of its rights under this Agreement, including without limitation any Loans owing to it and any Note held by it, to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from any of its obligations hereunder.

                  10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; LIMITATION OF LIABILITY.

                  (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                  (b) CERTAIN WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                  (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                  (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

                  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                  (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

                  (c) LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                             PRIMARK CORPORATION


                             By   /s/ STEPHEN H. CURRAN
                                ------------------------------------------
                                  Stephen H. Curran
                                  Senior Vice President and Chief Financial
                                   Officer

                             Address for Notices:

                                  Primark Corporation
                                  1000 Winter Street, Suite 4300N
                                  Waltham, MA 02154

                                 Attn:  Stephen H. Curran,
                                     Senior Vice President and Chief Financial
                                     Officer

                                  Telephone:  617-487-2140
                                  Facsimile: 617-890-6129

                             MELLON BANK, N.A.,
                             individually and as Agent


                             By  /s/ R. JANE WESTRICH
                                -------------------------------------------
                                  R. Jane Westrich
                                  Vice President

                             Initial Revolving Credit
                                Committed Amount:               $75,000,000

                             Commitment Percentage:                    100%

                             Address for Notices:

                                      Mellon Bank, N.A.
                                      Loan Administration
                                      Three Mellon Bank Center
                                      Room 153-2332
                                      Pittsburgh, PA  15259-0003

                                      Attn:  Terpsie Katsafanas

                                      Telephone:  412-234-4769
                                      Facsimile:  412-236-2028

                             With a copy to:

                                      Mellon Bank, N.A.
                                      One Boston Place, 6th Floor
                                      Boston, MA 02108

                                      Attn: R. Jane Westrich, Vice President

                                      Telephone:  617-722-7969
                                      Facsimile: 617-722-3516

                                     ANNEX A
                                       TO
                           REVOLVING CREDIT AGREEMENT

                            DEFINITIONS; CONSTRUCTION

                  1.01. CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the following words and terms defined have the meanings given them below, unless the context of this Agreement otherwise clearly requires.

                  "Adjusted Acquisition Consideration" in connection with an acquisition of a type referred to in clause (y) or (z) of Section 7.08 hereof by the Borrower or a Subsidiary of the Borrower means the amount, not less than zero, equal to, without duplication, the sum of:

                           (a) the gross consideration paid or payable by the
                  Borrower and its Subsidiaries in connection with such acquisition (including, without limitation, the purchase price therefor and transaction expenses), with non-cash consideration valued at its Fair Market Value on the closing date of the acquisition; provided, that for purposes of this clause (a) (i) the value of consideration in the form of Shares of Capital Stock of the Borrower or options or warrants therefor shall be deemed zero, and (ii) the value of consideration in the form of Indebtedness or other deferred payment obligations of the Borrower or its Subsidiaries (exclusive of Indebtedness or other deferred payment obligations payable and paid exclusively in Shares of Capital Stock of the Borrower or options or warrants therefor) shall be deemed the maximum aggregate amount of all payments which in any circumstances may be required thereunder, as determined at the time such Indebtedness or other deferred payment obligation is incurred (except that, for purposes of this clause (ii), interest on Indebtedness accruing after such determination date at a market rate shall be excluded from such maximum aggregate amount), plus

                           (b) the aggregate Indebtedness and Guarantee
                  Equivalents assumed or incurred, directly or indirectly, by the Borrower or any Subsidiary of the Borrower in connection with such acquisition (including, in the case of an acquisition of any or all of the Shares of Capital Stock or other equity interests of a Person, the aggregate Indebtedness and Guarantee Equivalents of such Person), exclusive of Indebtedness and Guarantee Equivalents of the Person being acquired constituting current accounts payable of such Person on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business and not incurred in contemplation of such acquisition, minus

                           (c) the aggregate cash and Cash Equivalent
                  Investments (valued at the lower of cost or market) acquired by the Borrower and its Subsidiaries in such acquisition (including, in the case of an acquisition of all, but not less than all, of the Shares of Capital Stock or other equity interests of a Person, the aggregate cash and Cash Equivalent Investments of such Person, it being understood that in the event that the Borrower and its Subsidiaries acquire less than all of the Shares of Capital Stock or other equity interests of a Person, no part of the cash or Cash Equivalent Investments of such Person shall be deemed within the scope of this clause (c)); provided, that in the event that the Borrower and its Subsidiaries acquire all of the Shares of Capital Stock or other equity interests of a Person, the cash and Cash Equivalent Investments of such Person shall be deemed within the scope of this clause (c) only in the event that the relevant acquisition agreement requires the amount of cash and Cash Equivalent Investments of such Person to be determined at the closing date of the acquisition and provides for an adjustment to the purchase price based on such amount.

                  "Advance" shall mean any loan, advance or other extension of credit, direct or indirect.


                  "Affected Lender" shall have the meaning set forth in Section 2.03(e) hereof.

                  "Affiliate" of a Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and in any case shall include, without limitation, (a) being a director or officer (or a Person having powers analogous to those of a corporate director or officer) of such Person, or of a Person that directly or indirectly controls such Person, (b) having direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 30% or more of the outstanding Shares of Capital Stock of any class of such Person having ordinary voting power for the election of directors (or in the case of a Person that is not a Corporation, 30% or more of any class of equity interest having voting or control power analogous to corporate common stock), and (b) being a general partner of such Person, or of a Person having direct or indirect control over a general partner of such Person.

                  "Applicable Margin" shall have the meaning set forth in
         Section 2.03(b) hereof.

                  "Assured Obligation" shall have the meaning given that term in the definition of "Guaranty Equivalent."

                  "Base Rate" for any day shall mean the greater of (a) the Prime Rate for such day or (b) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

                  "Base Rate Option" shall have the meaning set forth in Section 2.03(a) hereof.

                  "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.09(c)(ii) hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

                  "Borrower Pledge Agreement" shall mean the Pledge Agreement of approximately even date herewith between the Borrower and the Collateral Agent, as amended, modified or supplemented from time to time.

                  "Broker-Dealer" shall mean a Person who is, or is registered as, a broker, dealer, municipal securities dealer, government securities broker or government securities dealer under the Securities Exchange Act of 1934, as amended, or under any state securities law, or who has a comparable status under any securities law of any other Governmental Authority.

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the city in which is located the Agent's Office.

                  "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

                  "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

                  "Capitalized Software" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person which would be classified as capitalized software in accordance with GAAP.

                  "Cash Equivalent Investments" shall have the meaning given that term in the Collateral Agency Agreement.

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

                  "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

                  "Closing Date" shall mean the date of the first Loan hereunder.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Collateral Agency Agreement" shall mean the Collateral Agency Agreement of approximately even date herewith between the Borrower, certain "Revolving Credit Parties," by Mellon Bank, N.A., as Revolving Credit Agent, certain "Term Loan Parties," by Mellon Bank, N.A., as Term Loan Agent, certain "Note Backup Parties," by Mellon Bank, N.A., as Note Backup Agent, and Mellon Bank, N.A., as Collateral Agent, as amended, modified or supplemented from time to time.

                  "Collateral Agent" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Commitment" of a Lender shall mean the Revolving Credit Commitment of such Lender.

                  "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in Section 10.14 hereof.

                  "Consolidated Cash Interest Expense" for any period shall mean the total cash interest expense payable by the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA" for any period shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) Consolidated Income Tax Expense for such period, (d) depreciation expense of the Borrower and its Subsidiaries for such period, and (e) amortization expense of the Borrower and its Subsidiaries for such period, minus the sum of (x) extraordinary gains (but not any losses) to the extent included in determining such Consolidated Net Income, and (y) equity earnings (but not any losses) of Affiliates of the Borrower to the extent included in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA Less Capital Expenditures" for any period shall mean Consolidated EBITDA for such period, minus the sum of Capital Expenditures of the Borrower and its Subsidiaries for such period and, without duplication of amounts included in Capital Expenditures, Capitalized Software of the Borrower and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of the Consolidated EBITDA Less Capital Expenditures for such period to the Consolidated Fixed Charges for such period.

                  "Consolidated Fixed Charges" for any period shall mean the sum of (a) Consolidated Cash Interest Expense for such period, (b) principal payments made by the Borrower and its Subsidiaries during such period with respect to any outstanding Indebtedness (excluding (i) payments of Indebtedness under the Revolving Credit Agreement, (ii) prepayments made at the option of the Borrower of Indebtedness under the Term Loan Agreement, to the extent the amounts so prepaid are not otherwise due during such period, and (iii) payments of the Senior

         Notes at the scheduled maturity thereof), (c) the amount of Stock Payments made by the Borrower and its Subsidiaries during such period (excluding (i) Stock Payments made to the Borrower or its Subsidiaries, and (ii) Stock Payments made solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower) all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Funded Debt Ratio (Adjusted)" for any period shall mean the following ratio: (a) the amount, not less than zero, determined as of the last day of such period, equal to (i) Consolidated Funded Indebtedness, minus (ii) the amount, not less than zero, equal to (A) the amount of cash and Cash Equivalent Investments owned by the Borrower and its Subsidiaries, valued at the lower of cost or market, minus (B) $10,000,000, divided by (b) Consolidated EBITDA Less Capital Expenditures for such period.

                  "Consolidated Funded Indebtedness" at any time shall mean Indebtedness (including the current portion thereof) of the Borrower and its Subsidiaries which as of such date would be classified in whole or in part as a long-term liability in accordance with GAAP, and in any event includes (a) Indebtedness under the Credit Facilities and the Senior Notes, (b) any Indebtedness of the Borrower and its Subsidiaries having a final maturity later than one year after the date of incurrence of such Indebtedness, (c) any Indebtedness, regardless of its term, of the Borrower and its Subsidiaries which is renewable or extendable by the obligor to a date later than one year after the date of incurrence of such Indebtedness, and (d) Indebtedness of TIMCO described in Section 7.03(j) hereof.

                  "Consolidated Income Tax Expense" for any period shall mean the charges against income of the Borrower and its Subsidiaries for foreign, federal, state and local income taxes for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" for any period shall mean the total interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) the income (but not any deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with or is otherwise acquired by or combined with the Borrower or any Subsidiary in a business combination accounted for as a pooling of interests, including, in the case of a successor to the Borrower or any Subsidiary by consolidation or merger or transfer of assets, any earnings of the successor Corporation prior to such consolidation, merger or transfer of assets, (b) income (but not any loss) accounted for by the Borrower on the equity method resulting from an ownership interest in any Person, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is restricted (whether such restriction arises by operation of Law, by agreement, by its certificate or articles of incorporation or by-laws (or other constituent documents), or otherwise), (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary, and (e) income (but not any loss) from discontinued operations of the Borrower or any Subsidiary.

                  "Consolidated Net Worth" at any time shall mean the total amount of common stockholders' equity and preferred stock of the Borrower and its consolidated Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP; provided, that each item of the following types shall be deducted, to the extent such item is positive and is otherwise included therein: (a) any write-ups or other revaluation after the Closing Date in the book value of any asset owned by the Borrower or any of its consolidated Subsidiaries (other than write-ups resulting from the acquisition of assets of a business made within one year after such acquisition and accounted for by purchase accounting, and write-ups resulting from the valuation in the ordinary course of business of investment securities and inventory at the lower of cost or market), (b) all investments in and loans and Advances to
         (i) unconsolidated Subsidiaries of the Borrower, and (ii) Persons that are not Subsidiaries of the Borrower (other than Cash Equivalent Investments), (c) treasury stock, (d) assets attributable to interests held by Persons other than the Borrower and its Subsidiaries that are Wholly Owned Subsidiaries of the Borrower, (e) Disqualified Capital Stock of the Borrower or of any Subsidiary of the Borrower, and (f) the amount, whether positive or negative, of foreign currency translation adjustments to stockholders' equity of the Borrower and its Subsidiaries, all of the foregoing as determined in accordance with GAAP.

                  "Consolidated Net Worth (Adjusted)" at any time shall mean Consolidated Net Worth at such time plus the lesser of (a) $50,000,000, or (b) the sum of (i) aggregate writeoffs of goodwill on or after January 1, 1997 resulting from an impairment loss pursuant to Statement of Financial Accounting Standards No. 121, made by the Borrower in accordance with GAAP, and (ii) aggregate writeoffs of the cost of computer software purchased in an acquisition of the Person which developed such software (or by acquisition of assets comprising a line of business of such Person which includes such software) on or after January 1, 1997, made pursuant to Statement of Financial Accounting Standards No. 86, provided that such writeoffs are made at the time of the related acquisition and are made by the Borrower in accordance with GAAP.


                  "Contingent Indemnification Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower is treated as a controlled group or single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

                  "Corporation" shall mean a corporation, limited liability company or business trust organized under the Laws of any state of the United States, a company limited by shares incorporated under the Laws of England and Wales, or any similar entity organized under the

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         Laws of any other jurisdiction, the owners of which are not by operation of Law generally liable for the obligations of such entity.

                  "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

                  "Credit Facilities" shall mean the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement.

                  "Datastream" shall mean Datastream International Limited, a corporation incorporated under the Laws of England and Wales.

                  "Disqualified Capital Stock" shall mean any Shares of Capital Stock that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Facilities Termination Date.

                  "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

                  "Environmental Affiliate": a Person ("Y") shall be an "Environmental Affiliate" of another Person ("X"), if X has retained or assumed, or is otherwise liable (contingently or otherwise) for, any liability (contingent or other) of Y with respect to any Environmental Claim, whether such retention, assumption or liability on the part of X arises by agreement, by Law or otherwise.

                  "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

                  "Environmental Claim" shall mean, with respect to any Person (the "specified Person"), any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of the specified Person) alleging, asserting or claiming any actual or potential liability on the part of the specified Person for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties, arising out of, based on or resulting from (a) the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

                  "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

                  "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance, as the foregoing terms are defined in, or any other substance regulated by, any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

                  "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to
         1.00 minus the Euro-Rate Reserve Percentage.

                  "Euro-Rate Funding Period" shall have the meaning set forth in
         Section 2.03(c) hereof.

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
                  "Euro-Rate Option" shall have the meaning set forth in Section 2.03(a) hereof.

                  "Euro-Rate Portion" of any part of any Loan or Loans shall mean at any time the portion, including the whole, of such part of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.09(c)(i) hereof. If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

                  "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

                  "Event of Default" shall mean any of the Events of Default described in Section 8.01 hereof.

                  "Facilities Termination Date" shall mean the later to occur of the Revolving Credit Maturity Date, the Term Loan Maturity Date and the Note Backup Final Expiration Date.

                  "Fair Market Value" shall mean, with respect to any asset, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

                  "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not so announce such rate for such previous trading day, the "Federal Funds Effective Rate" shall be the average rate charged to Mellon Bank, N.A. on such previous trading day on such transactions as determined by the Agent.

                  "Funding Periods" shall have the meaning set forth in Section 2.03(c) hereof.

                  "Funding Segment" of the Euro-Rate Portion at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

                  "GAAP" shall have the meaning given that term in Section 1.03 of this Annex A.

                  "Governmental Action" shall have the meaning set forth in
         Section 4.04 hereof.

                  "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to subject to a Guaranty Equivalent in respect of any obligation (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor
         (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation.

                  "ICV" shall mean ICV Limited, a Corporation incorporated under the Laws of England and Wales.

                  "ICV Notes" shall have the meaning given that term in Section 7.03(c) hereof.

                  "Indebtedness" of a Person shall mean the following: (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person for the deferred purchase price of property or services; (d) all obligations secured by a Lien on property owned by such Person

         (whether or not assumed), and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); (e) the stated amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (f) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (g) all obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; (h) all obligations of such Person under any interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or other interest rate or currency protection agreement; and (i) the maximum fixed repurchase price of any Disqualified Capital Stock of such Person.

                  "Initial Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Interest Rate Hedging Agreement" shall mean an interest rate swap, cap or collar agreement.

                  "Issuing Banks" shall mean (x) Mellon Bank, N.A., and (y) such of its affiliates as Mellon Bank, N.A. may in its discretion (subject to the approval of the Borrower, such approval not to be unreasonably withheld) from time to time elect to cause to issue Letters of Credit.

                  "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                  "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders. "Lender" shall in any event include the Issuing Banks and the Swingline Lender.

                  "Lender Indemnified Parties" shall have the meaning given that term in Section 10.06(c) hereof.

                  "Lender Parties" shall mean the Lenders and the Agent.

                  "Letter of Credit" shall mean any letter of credit outstanding under this Agreement from time to time (and is synonymous with the term "Revolving Credit LOC" as defined in the Collateral Agency Agreement).

                  "Letter of Credit Collateral Account" shall mean the "Revolving Credit LOC Collateral Account" as defined in the Collateral Agency Agreement.

                  "Letter of Credit Exposure" shall mean the "Revolving Credit LOC Exposure" as defined in the Collateral Agency Agreement).

                  "Letter of Credit Facing Fee" shall have the meaning given that term in Section 3.01(e) hereof.

                  "Letter of Credit Fee" shall have the meaning given that term in Section 3.01(d) hereof.

                  "Letter of Credit Participating Interest" shall have the meaning given that term in Section 3.03(a) hereof.

                  "Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit means the obligation of the Borrower to reimburse the Issuing Bank for Letter of Credit Unreimbursed Draws, together with interest thereon.

                  "Letter of Credit Undrawn Availability" shall mean the "Revolving Credit LOC Undrawn Availability" as defined in the Collateral Agency Agreement.

                  "Letter of Credit Unreimbursed Draws" shall mean "Revolving Credit LOC Unreimbursed Draws" as defined in the Collateral Agency Agreement.

                  "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                  "Loan" shall mean any loan by a Lender to the Borrower under this Agreement, and "Loans" shall mean all Loans made by the Lenders under this Agreement, including Revolving Credit Loans and Swingline Loans.

                  "Loan Documents" shall mean this Agreement, the Notes, the Transfer Supplements, the Letters of Credit, the Shared Security Documents and the Origination Fee Letter.

                  "Loan Obligations" shall mean the "Revolving Credit Obligations" as defined in the Collateral Agency Agreement.

                  "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

                  "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole,
         (b) a material adverse effect on the ability of the Borrower to perform or comply with any of the terms and conditions of any Loan Document, or
         (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of the Collateral Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document.

                  "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower, any

         Subsidiary of the Borrower or any other Controlled Group Member has or had an obligation to contribute.

                  "Net Sale Proceeds" shall have the meaning given that term in
         Section 2.07(b) hereof.

                  "Note" or "Notes" shall mean the Revolving Credit Note(s) and the Swingline Note of the Borrower executed and delivered under this Agreement.

                  "Note Backup Agreement" shall mean the Note Backup Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, the issuing bank referred to therein, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

                  "Note Backup Final Expiration Date" shall mean the final scheduled maturity of Indebtedness under the Note Backup Agreement (being the later of (i) the latest expiration date permitted under the Note Backup Credit Agreement for letters of credit issued thereunder, or (ii) the final scheduled maturity of the Borrower's reimbursement obligation under the Note Backup Agreement).

                  "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.12(a) hereof.

                  "Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

                  "Option" shall mean the Base Rate Option or the Euro-Rate Option.

                  "Origination Fee Letter" shall have the meaning given that term in Section 5.01(q) hereof.

                  "Participants" shall have the meaning set forth in Section 10.14(b) hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                  "Pension-Related Event" shall mean any of the following events or conditions:

                           (a) Any action is taken by any Person (i) to
                  terminate, or which would result in the termination of, a Plan pursuant to the distress termination provisions of

         Section 4041(c) of ERISA or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                           (b) PBGC notifies any Person of its determination
                  that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                           (c) Any Reportable Event occurs with respect to a
                  Plan;

                           (d) Any action (other than becoming obligated to
                  contribute to a Multiemployer Plan) occurs or is taken which could result in the Borrower, any Subsidiary of the Borrower or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives from any Multiemployer Plan a notice or demand for payment on account of any such alleged or asserted liability;

                           (e) (i) There occurs any failure to meet the minimum
                  funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) the Borrower, any Subsidiary of the Borrower or any Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than 30 days thereafter; or

                           (f) There occurs any "prohibited transaction" within
                  the meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan.

                  "Permitted Liens" shall have the meaning given that term in
         Section 7.02 hereof.

                  "Permitted Mergers" shall have the meaning given that term in
         Section 7.08 hereof.

                  "Person" shall mean an individual, Corporation, partnership, trust, limited liability company, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                  "Plan" shall mean (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of
         Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member and (b) any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is subject to Title I of ERISA by reason of Section 4 of ERISA and is subject to the minimum funding requirements of Section 302 of ERISA or
         Section 412 of the Code, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years an employer liable for contributions within the meaning of Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member.

                  "Portion" shall mean the Prime Rate Portion or the Euro-Rate Portion.

                  "Postretirement Benefits" of a Person shall mean any benefits, other than retirement income, provided by such Person to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

                  "Postretirement Benefit Obligation" of a Person shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by such Person which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of such Person and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

                  "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.

                  "Primark Economics" shall mean Primark Decision Economics,
         Inc.

                  "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

                  "Pro Rata" shall mean from or to each Lender in proportion to such Lender's applicable Commitment Percentage.

                  "Purchasing Lender" shall have the meaning set forth in
         Section 10.14(c) hereof.

                  "Recapture Asset Amount" shall have the meaning given that term in Section 2.07(b) hereof.

                  "Recapture Asset Disposition" shall have the meaning given that term in Section 2.07(b) hereof.

                  "Register" shall have the meaning set forth in Section 10.14(d) hereof.

                  "Regular Monthly Payment Date" shall mean the last Business Day of each month after the Closing Date.

                  "Regular Quarterly Payment Date" shall mean the last Business Day of each September, December, March and June after the Closing Date.

                  "Reportable Event" means (i) a reportable event described in
         Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $250,000.

                  "Required Lenders" shall mean Lenders holding in the aggregate 51% of the Commitment Percentages.

                  "Responsible Officer" of a Person shall mean its Chairman of the Board, President, Chief Financial Officer or Treasurer.

                  "Revolving Credit Agreement" shall mean this Revolving Credit Agreement as amended, modified or supplemented from time to time (and is synonymous with references to "this Agreement" herein).

                  "Revolving Credit Commitment" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Revolving Credit Commitment Fee" shall have the meaning set forth in Section 2.01(e) hereof.

                  "Revolving Credit Commitment Fee Percentage" shall have the meaning set forth in Section 2.01(e) hereof.

                  "Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Revolving Credit Exposure" of any Lender at any time shall mean the sum at such time of the outstanding principal amount of such Lender's Revolving Credit Loans plus such Lender's Pro Rata share of the sum of the aggregate Letter of Credit Exposure and the aggregate outstanding principal amount of Swingline Loans.

                  "Revolving Credit Loans" shall have the meaning set forth in
         Section 2.01(a) hereof.

                  "Revolving Credit Maturity Date" shall mean October 15, 2000.

                  "Revolving Credit Note" shall mean the promissory note of the Borrower executed and delivered under Section 2.01(c) hereof and any promissory note issued in substitution therefor pursuant to Sections 2.12(b) or 10.14(c) hereof.

                  "Secured Parties" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Senior Note Indenture" shall mean the Indenture dated as of October 18, 1993 between the Borrower and The First National Bank of Boston, as Trustee, relating to the Senior Notes, as constituted on the Closing Date.

                  "Senior Notes" shall mean the Borrower's 8 3/4% Senior Notes Due 2000.

                  "Shared Collateral" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shared Collateral Account" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shared Security Documents" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shares of Capital Stock" shall mean shares of capital stock of, membership interest in, beneficial interest in, or similar ownership interest in, a Corporation organized under the Laws of any state of the United States or any other jurisdiction, including, without limitation, in the case of Corporations incorporated under the Laws of England and Wales, equity share capital, ordinary shares and loan stock.

                  "Significant Subsidiary" of Borrower shall mean any Subsidiary of the Borrower (a) which is TASC, Datastream, Disclosure Incorporated, or a Subsidiary of any of the foregoing, (b) which, together with its Subsidiaries, has assets (determined on a consolidated basis) greater than or equal to 5% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal year for which financial information is available, or (c) which, together with its Subsidiaries, has revenues (determined on a consolidated basis) greater than or equal to 5% of the total revenues of the Borrower and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available.

                  "Solvent" means:

                           (a) with respect to any Person organized under the
                  Laws of any state of the United States or subject to the U.S. Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyance Act as enacted by any state, the Uniform Fraudulent Transfer

                  Act as enacted by any state or any other applicable U.S. Law pertaining to fraudulent conveyances, fraudulent transfers or preferences at any time, that at such time (i) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital (as such term is used in any Law referred to in the following clause (v)), and (v) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences);

                           (b) With respect to any Person organized under the
                  Laws of England and Wales or subject to any English insolvency law at any time, that at such time such Person is not insolvent, or unable to pay its debts and is not deemed by an English court to be unable to pay its debts within the meaning of Section 123 of the United Kingdom Insolvency Act of 1986; and

                           (c) With respect to any other Person, that at such
                  time such Person is not insolvent or unable to pay its debts as they come due as contemplated by any applicable insolvency, bankruptcy or similar Law.

                  "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                           (a) At least one Business Day in advance in the case
                  of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

                           (b) At least three London Business Days in advance in
                  the case of selection of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

         Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

                  "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

                  "Subsidiary" of a Person at any time shall mean any Corporation of which a majority (by number of shares or number of votes) of the outstanding Shares of Capital Stock of any class is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any partnership, trust or other Person of which a majority of any class of outstanding equity interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person. For the avoidance of doubt, as used in the preceding sentence "majority" means more than half (and not precisely half).

                  "Substantially Owned Subsidiary" of a Person at any time shall mean any Corporation of which 80% or more of the outstanding Shares of Capital Stock of each class are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

                  "Swap Agreement" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Swingline Current Availability" shall have the meaning given that term in Section 3.10(a) hereof.

                  "Swingline Lender" shall mean Mellon.

                  "Swingline Loan Participating Interest" shall have the meaning given that term in Section 3.11(a) hereof.

                  "Swingline Loans" shall have the meaning given that term in
         Section 3.09(a) hereof.

                  "Swingline Note" shall mean the promissory note of the Borrower executed and delivered under Section 3.09(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

                  "Swingline Subfacility Amount" shall have the meaning given that term in Section 3.09(a) hereof.

                  "TASC" shall mean TASC, Inc., a Massachusetts Corporation.

                  "Taxes" shall have the meaning set forth in Section 2.11 hereof.

                  "Term Loan Agreement" shall mean the Term Loan Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement (but not any refinancing or renewal thereof).

                  "Term Loan Maturity Date" shall mean the final scheduled maturity of Indebtedness under the Term Loan Agreement.

                  "TIMCO" shall mean Triad International Maintenance Corporation, a Delaware Corporation.

                  "TIMCO Bond Order" means the Bond Order adopted by the Piedmont Triad Airport Authority on October 31, 1989 with respect to the TIMCO Bonds, as such Bond Order may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

                  "TIMCO Bonds" means the $13,800,000 original aggregate principal amount of Special Facility Revenue Bonds (Triad International Maintenance Corporation Project), Series 1989 issued by the Piedmont Triad Airport Authority pursuant to the TIMCO Bond Order.

                  "TIMCO Bonds Letter of Credit" has the meaning given that term in Section 7.03(j) hereof.

                  "TIMCO Lease" shall mean the Lease Agreement, dated as of November 1, 1989, between the Piedmont Triad Airport Authority, as lessor, and TIMCO, as lessee, covering certain property situate at the Piedmont Triad International Airport in Guilford County, North Carolina, as such Lease Agreement may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

                  "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

                  "Transfer Supplement" shall have the meaning set forth in
         Section 10.14(c) hereof.

                  "Wholly Owned Subsidiary" of any Person means a Corporation that is a Subsidiary of such Person as to which all of the Shares of Capital Stock of each class (other than directors' qualifying shares that are required under applicable law) are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

                  "Wind-up" or "Winding-up" of a Person shall include the liquidation, administration, amalgamation, reconstruction, reorganization or dissolution of such Person and any equivalent or analogous procedure under the laws of any jurisdiction in which such Person is incorporated, domiciled, resident or carries on a business or has assets.

                  "Worldscope Entities" shall mean Worldscope/Disclosure Partners, a Connecticut general partnership, Worldscope/Disclosure International Partners, an partnership organized under the laws of Ireland, Worldscope/Disclosure Incorporated LLC, a Connecticut limited liability company, and Worldscope/Disclosure India Pvt. Ltd., a Corporation organized under the laws of India, and each of their respective Subsidiaries from time to time.

                  1.02. CONSTRUCTION. In this Agreement and each other Loan Document, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or;" and the terms "property" and "assets" each includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired. The words "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document. The words "includes" and "including" (and similar terms) in this Agreement or any other Loan Document mean "includes without limitation" and "including without limitation," respectively (and similarly for similar terms). References in this Agreement or any other Loan Document to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by such Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by such Lender (in the case of qualitative determinations). No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Loan Document. The section and other headings contained in this Agreement and in each other Loan Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Loan Document in any respect. Section, subsection, annex, exhibit and schedule references in this Agreement and in each other Loan Document are to this Agreement or such other Loan Document, as the case may be, unless otherwise specified. Each annex, exhibit and schedule to this Agreement or any other Loan Document constitutes part of this Agreement or such Loan Document, as the case may be. Each of the covenants, terms and provisions of this Agreement and the other Loan Documents is intended to have, and shall have, independent effect, and compliance with any particular covenant, term or provision shall not constitute compliance with any other covenant, term or provision.

                  1.03. ACCOUNTING PRINCIPLES.

                  (a) GAAP. As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower's financial statements as of December 31, 1995, and for the fiscal year then ended, as referred to in Section
4.06 hereof.

                  (b) ACCOUNTING AND FINANCIAL DETERMINATIONS, ETC. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                  (c) CHANGES. If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP. To the extent this

Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each such set of financial statements shall be accompanied by such an opinion.

                                [End of Annex A]

                                                                   Exhibit 10.17





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                               TERM LOAN AGREEMENT

                          dated as of February 7, 1997

                                  by and among

                              PRIMARK CORPORATION,
                                  as Borrower,

                  THE LENDERS PARTIES HERETO FROM TIME TO TIME,

                                       and

                               MELLON BANK, N.A.,
                                    as Agent




                                U.S. $225,000,000





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION                         TITLE                                                                          PAGE
ARTICLE I           DEFINITIONS; CONSTRUCTION...........................................................           1

       1.01         Definitions; Construction...........................................................           1

ARTICLE II          THE FACILITY........................................................................           1

       2.01         The Term Loan Facility..............................................................           1
       2.02         Making of Loans.....................................................................           2
       2.03         Interest Rates......................................................................           2
       2.04         Conversion or Renewal of Interest Rate Options......................................           6
       2.05         Prepayments Generally...............................................................           7
       2.06         Optional Prepayments................................................................           8
       2.07         Mandatory Prepayments ..............................................................           8
       2.08         Interest Payment Dates..............................................................          10
       2.09         Pro Rata Treatment; Payments Generally..............................................          10
       2.10         Additional Compensation in Certain Circumstances....................................          11
       2.11         Taxes...............................................................................          12
       2.12         Funding by Branch, Subsidiary or Affiliate..........................................          14

ARTICLE III         [Reserved]..........................................................................          15

ARTICLE IV          REPRESENTATIONS AND WARRANTIES......................................................          15

       4.01         Corporate Status....................................................................          15
       4.02         Corporate Power and Authorization...................................................          15
       4.03         Execution and Binding Effect........................................................          15
       4.04         Governmental Approvals and Filings..................................................          15
       4.05         Absence of Conflicts................................................................          16
       4.06         Audited Financial Statements........................................................          16
       4.07         Interim Financial Statements........................................................          16
       4.08         Absence of Undisclosed Liabilities..................................................          16
       4.09         Accurate and Complete Disclosure....................................................          17
       4.10         Projections.........................................................................          17
       4.11         Solvency............................................................................          17
       4.12         Margin Regulations..................................................................          17
       4.13         Regulatory Restrictions.............................................................          17
       4.14         Subsidiaries........................................................................          17
       4.15         Partnerships, etc...................................................................          18
       4.16         Litigation..........................................................................          18
       4.17         Absence of Other Conflicts..........................................................          18
       4.18         Insurance...........................................................................          18
       4.19         Title to Property...................................................................          18
       4.20         Intellectual Property...............................................................          19
       4.21         Taxes...............................................................................          19

       4.22         Employee Benefits...................................................................          19
       4.23         Environmental Matters...............................................................          19

 ARTICLE V          CONDITIONS OF LENDING...............................................................          20

       5.01         Conditions to Initial Loans.........................................................          20

ARTICLE VI          AFFIRMATIVE COVENANTS...............................................................          23

       6.01         Basic Reporting Requirements........................................................          23
       6.02         Insurance...........................................................................          26
       6.03         Payment of Taxes and Other Potential Charges and Priority Claims....................          26
       6.04         Preservation of Corporate Status....................................................          26
       6.05         Governmental Approvals and Filings..................................................          27
       6.06         Maintenance of Properties, Franchises, etc..........................................          27
       6.07         Avoidance of Other Conflicts........................................................          27
       6.08         Financial Accounting Practices......................................................          27
       6.09         Use of Proceeds.....................................................................          27
       6.10         Continuation of or Change in Business...............................................          28
       6.11         Plans and Multiemployer Plans.......................................................          28
       6.12         Disaster Recovery Plan..............................................................          28
       6.13         Annual Bank Meeting.................................................................          28
       6.14         Separate Corporate Existence........................................................          28
       6.15         Additional Security.................................................................          29
       6.16         Interest Rate Protection............................................................          30

ARTICLE VII         NEGATIVE COVENANTS..................................................................          31

       7.01         Financial Covenants.................................................................          31
       7.02         Liens...............................................................................          32
       7.03         Indebtedness........................................................................          33
       7.04         Guaranties, Indemnities, etc........................................................          34
       7.05         Loans, Advances and Investments.....................................................          35
       7.06         Dividends and Related Distributions.................................................          36
       7.07         Sale-Leasebacks.....................................................................          37
       7.08         Mergers, etc........................................................................          37
       7.09         Dispositions of Properties..........................................................          38
       7.10         Dealings with Affiliates............................................................          39
       7.11         Limitations on Modification of Certain Agreements and Instruments...................          39
       7.12         Limitation on Payments on Certain Obligations.......................................          40
       7.13         Limitation on Other Restrictions on Liens, Dividend Restrictions
                       on Subsidiaries, etc.............................................................          40
       7.14         Limitation on Other Restrictions on Amendment of the
                       Loan Documents, etc..............................................................          41
       7.15         Limitation on Certain Benefit Liabilities...........................................          41
       7.16         Fiscal Year.........................................................................          41
ARTICLE VIII        DEFAULTS............................................................................          41

       8.01         Events of Default...................................................................          41
       8.02         Consequences of an Event of Default.................................................          44
       8.03         Application of Proceeds.............................................................          45

 ARTICLE IX         THE AGENT...........................................................................          45

       9.01         Appointment.........................................................................          45
       9.02         General Nature of Agent's Duties....................................................          46
       9.03         Exercise of Powers..................................................................          46
       9.04         General Exculpatory Provisions......................................................          46
       9.05         Administration by the Agent.........................................................          47
       9.06         Lenders Not Relying on Agent or Other Lenders.......................................          48
       9.07         Indemnification of Agent by Lenders.................................................          48
       9.08         Agent in its Individual Capacity....................................................          48
       9.09         Holders of Notes....................................................................          48
       9.10         Successor Agent.....................................................................          49
       9.11         Calculations........................................................................          49
       9.12         Agent's Fee.........................................................................          49

ARTICLE X           MISCELLANEOUS.......................................................................          49

      10.01         Holidays............................................................................          49
      10.02         Records.............................................................................          50
      10.03         Amendments and Waivers..............................................................          50
      10.04         No Implied Waiver; Cumulative Remedies..............................................          51
      10.05         Notices.............................................................................          51
      10.06         Expenses; Taxes; Indemnity..........................................................          51
      10.07         Severability........................................................................          52
      10.08         Prior Understandings................................................................          52
      10.09         Duration; Survival..................................................................          52
      10.10         Counterparts........................................................................          53
      10.11         Limitation on Payments..............................................................          53
      10.12         Set-Off.............................................................................          53
      10.13         Sharing of Collections..............................................................          53
      10.14         Successors and Assigns; Participations; Assignments.................................          54
      10.15         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial;
                       Limitation of Liability..........................................................          57

ANNEX A             DEFINITIONS; CONSTRUCTION...........................................................         A-1

Exhibit A-1                Form of Term Loan Note
Exhibit B                  Form of Transfer Supplement
Exhibit C                  Form of Annual and Quarterly Compliance Certificate

Schedule 4.04              Governmental Approvals and Filings

Schedule 4.05              Conflicts
Schedule 4.08              Liabilities
Schedule 4.13              Regulatory Restrictions
Schedule 4.14              Subsidiaries
Schedule 4.16              Litigation
Schedule 4.21              Taxes
Schedule 4.23              Environmental Matters
Schedule 7.02              Liens
Schedule 7.04              Guaranty Equivalents
Schedule 7.07              Sale-Leasebacks

                               TERM LOAN AGREEMENT

                  THIS AGREEMENT, dated as of February 7, 1997, by and among PRIMARK CORPORATION, a Michigan Corporation (the "Borrower"), the Lenders parties hereto from time to time, and MELLON BANK, N.A., a national banking association, as agent for the Lender Parties hereunder (in such capacity, together with its successors in such capacity, the "Agent").

                  In consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:


                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

                  1.01. DEFINITIONS; CONSTRUCTION. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the words and terms defined in Annex A hereto have the meanings given them in such Annex A, and this Agreement shall be construed in accordance with the provisions of Annex A.


                                   ARTICLE II
                                  THE FACILITY

                  2.01. THE TERM LOAN FACILITY.

                  (a) TERM LOAN COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Term Loan Commitment") to make a loan (the "Term Loan") to the Borrower on the date of execution and delivery hereof in principal amount equal to such Lender's Term Loan Committed Amount. The Term Loan Commitments shall automatically expire at the close of business on the date of the execution and delivery hereof by all parties hereto. Each Lender's "Term Loan Committed Amount" at any time shall be equal to the amount set forth as its "Term Loan Committed Amount" below its name on the signature pages hereof, subject to transfer to another Lender as provided in Section 10.14 hereof. The sum of the Term Loan Committed Amounts of the Lenders shall not exceed $225,000,000 at any time.

                  (b) NATURE OF CREDIT. The Borrower may not reborrow amounts repaid with respect to Term Loans.

                  (c) TERM LOAN NOTES. The obligation of the Borrower to repay the unpaid principal amount of the Term Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Lender, dated the Closing Date (the "Term Loan Notes") in substantially the form attached hereto as Exhibit A-1, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Term Loan.

                  (d) SCHEDULED AMORTIZATION. The Term Loans shall be due and payable on the dates ("Scheduled Maturity Dates") and in the aggregate principal amounts set forth below:

                                              Aggregate Principal Amount
                   Last Business Day of       of Term Loans due and payable
                   --------------------       -----------------------------
                       December 1997                 $  5,000,000
                           June 1998                 $  5,000,000
                       December 1998                 $ 10,000,000
                           June 1999                 $ 10,000,000
                       December 1999                 $ 10,000,000
                           June 2000                 $ 15,000,000
                       December 2000                 $ 15,000,000
                           June 2001                 $ 15,000,000
                       December 2001                 $ 20,000,000
                           June 2002                 $ 20,000,000
                       December 2002                 $ 25,000,000
                           June 2003                 $ 25,000,000
                       December 2003                 $ 25,000,000
                           June 2004                 $ 25,000,000

To the extent not due and payable earlier, the Term Loans shall be due and payable on the Term Loan Maturity Date.

                  2.02. MAKING OF LOANS. Prior to the making of the Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The date, which shall be a Business Day, on which the Loans are to be made;

                  (b) The aggregate principal amount of the Loans, which shall be $225,000,000, and which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.02;

                  (c) The interest rate Option or Options selected in accordance with Section 2.03(a) hereof and the principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion of the Loans; and

                  (d) With respect to each such Funding Segment of the Loans, the Funding Period to apply to such Funding Segment and the Maturity Tranche with respect thereto, selected in accordance with Section 2.03(c) hereof.

Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article V hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent at the Agent's Office, no later than 12:00 o'clock Noon, Pittsburgh time, in funds immediately available at such Office. The Agent will make the funds so received available to the Borrower in funds immediately available at the Agent's Office.

                  2.03. INTEREST RATES.

                  (a) OPTIONAL BASES OF BORROWING. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans.

                  (i) BASE RATE OPTION: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day.

                  (ii) EURO-RATE OPTION: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day.

                  (b) APPLICABLE MARGINS.

                  (i) The "Applicable Margin" for each interest rate Option for each day shall mean the applicable percentage set forth below under "Level II Performance Margins," "Level III Performance Margins," or "Level IV Performance Margins," as the case may be, in the event that (x) no Event of Default or Potential Default shall have occurred and be continuing or exist on such day and
(y) Financial Test II, Financial Test III or Financial Test IV, respectively, set forth below is satisfied on such day. For purposes of determining the Applicable Margin, Financial Test II, Financial Test III or Financial Test IV, as the case may be, shall be deemed to be satisfied effective on the first day of the calendar month following the calendar month in which the Agent shall have received from the Borrower a certificate, duly completed and signed by a Responsible Officer, accompanied by the Borrower's financial statements for the fiscal quarter most recently ended (or, if such most recently ended fiscal quarter is the last of a fiscal year, for the fiscal year then ended), demonstrating compliance with the applicable financial test, and such financial test shall be deemed to remain satisfied until the last day of the calendar month in which the Borrower's next annual or quarterly financial statements are required to be delivered under Section 6.01(a) or 6.01(b) hereof, as the case may be (or, if earlier, the last day of the calendar month in which the Borrower's next annual or quarterly financial statements are actually delivered in compliance with such Section); provided, that for each day in the period from and including the Closing Date to and including the last day of the calendar month in which the Borrower's quarterly financial statements for the quarter ending September 30, 1997 are required to be delivered under Section 6.01(b) hereof (or, if earlier, the last day of the calendar month in which such quarterly financial statements are actually delivered in compliance with Section 6.01(b) hereof), the Borrower will be deemed to have satisfied Financial Test
II. If the conditions for application of the Level II Performance Margins, Level III Performance Margins or Level IV Performance Margins do not apply on a particular day, the "Applicable Margin" for such day shall mean the applicable percentage set forth below under "Level I Performance Margins":

LEVEL I PERFORMANCE MARGINS:

                                    Applicable Margin for            Applicable Margin for
         Interest Rate Option       Early Maturity Tranches          Late Maturity Tranches
         --------------------       -----------------------          ----------------------
         Base Rate Option                    Zero                             Zero
         Euro-Rate Option                   1.00%                            1.25%

Level I Performance Margins shall apply in the event that the conditions for application of the Level II Performance Margins, Level III Performance Margins or Level IV Performance Margins do not apply.

 LEVEL II PERFORMANCE MARGINS:

                                                Applicable Margin for                     Applicable Margin for
         Interest Rate Option                   Early Maturity Tranches                   Late Maturity Tranches
         --------------------                   -----------------------                   ----------------------
         Base Rate Option                                Zero                                      Zero
         Euro-Rate Option                               0.75%                                     1.00%

Level II Performance Margins shall apply in the event that Financial Test II is satisfied and the other conditions set forth above are met. "Financial Test II" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 4.00 and greater than or equal to 3.00.

LEVEL III PERFORMANCE MARGINS:

                                                Applicable Margin for                     Applicable Margin for
         Interest Rate Option                   Early Maturity Tranches                   Late Maturity Tranches
         --------------------                   -----------------------                   ----------------------
         Base Rate Option                                Zero                                      Zero
         Euro-Rate Option                              0.625%                                    0.875%

Level III Performance Margins shall apply in the event that Financial Test III is satisfied and the other conditions set forth above are met. "Financial Test III" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 3.00 and greater than or equal to 2.50.

LEVEL IV PERFORMANCE MARGINS:

                                                Applicable Margin for                     Applicable Margin for
         Interest Rate Option                   Early Maturity Tranches                   Late Maturity Tranches
         --------------------                   -----------------------                   ----------------------
         Base Rate Option                                Zero                                      Zero
         Euro-Rate Option                               0.50%                                     0.75%

Level IV Performance Margins shall apply in the event that Financial Test IV is satisfied and the other conditions set forth above are met. "Financial Test IV" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 2.50.

                  (ii) As used in this Agreement, the "Maturity Tranche" corresponding to a particular Scheduled Maturity Date at any time means the aggregate principal amount of the Term Loans then outstanding which is scheduled to be due and payable on such Scheduled Maturity Date in accordance with the scheduled maturities set forth in Section 2.01(d) hereof, taking into account any prepayments applied in accordance with Section 2.05 hereof. As used in this Agreement, "Early Maturity Tranche" means a Maturity Tranche corresponding to a Scheduled Maturity Date occurring on or before the June 2000 Scheduled Maturity Date. As used in this Agreement, "Late Maturity Tranche" means a Maturity Tranche corresponding to a Scheduled Maturity Date occurring on or after the December 2000 Scheduled Maturity Date. If and to the extent for any reason any part of any Early Maturity Tranche becomes due (by acceleration or otherwise) on a day other than its Scheduled Maturity Date, the Applicable Margin for such part of such Early Maturity Tranche from and after such due date shall be determined as if such part were a Late Maturity Tranche.

                  (c) FUNDING PERIODS. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Loans, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being as set forth below:

Interest Rate Option                                     Available Funding Periods
--------------------                                     -------------------------
Euro-Rate Option                                         One, two, three or six months
                                                         ("Euro-Rate Funding Period");

provided, that:

                   (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month," when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined in good faith by the Agent (which determination shall be conclusive);

                  (ii) Each Funding Segment shall be designated by the Borrower to correspond to a single Maturity Tranche, and the Borrower may not select a Funding Period that would end after the Scheduled Maturity Date corresponding to such Maturity Tranche (it being understood that, subject to the other limitations set forth in this Agreement, a Maturity Tranche may be comprised of more than one Funding Segment);

                 (iii) The Borrower shall, in selecting any Funding Period, allow for reasonably foreseeable mandatory prepayments, so as to avoid to the extent practicable application of Section 2.10(b) hereof;

                  (iv) The Borrower may not select a Funding Period that would end after the Term Loan Maturity Date; and

                  (v) The aggregate number of Funding Segments at any time shall not exceed twenty.

                  (d) TRANSACTIONAL AMOUNTS. Each selection of, conversion from, conversion to or renewal of an interest rate Option and each payment or prepayment of any Loans (other than mandatory prepayments to the extent set forth in Section 2.05(c) hereof) shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Term Loans, and the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Term Loans, shall be as set forth below:

Portion or Funding Segment                             Allowable Aggregate Principal Amounts
--------------------------                             -------------------------------------
Base Rate Portion                                      Any

Each Funding Segment                                   $500,000 or an integral
of the Euro-Rate Portion                               multiple thereof

                  (e) EURO-RATE UNASCERTAINABLE; IMPRACTICABILITY. If

                   (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

                  (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

                           (B) a contingency has occurred which materially and
                  adversely affects the interbank eurodollar market, or

                           (C) the effective cost to such Lender of funding a
                  proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

                  (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist. If any Lender notifies the Borrower of a determination under clause (ii) of this Section 2.03(e), the Euro-Rate Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date). If at the time the Agent or a Lender makes a determination under clause (i) or (ii) of this Section 2.03(e) the Borrower previously has notified the Agent that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

                  2.04. CONVERSION OR RENEWAL OF INTEREST RATE OPTIONS.

                  (a) CONVERSION OR RENEWAL. Subject to the provisions of
Section 2.10(b) hereof, the Borrower may convert any part of its Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate
Portion:

                  (i) At any time with respect to conversion from the Base Rate Option; or

                  (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (x) The principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                  (y) The interest rate Option or Options selected in accordance with Section 2.03(a) hereof and the principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

                  (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period to apply to such Funding Segment and the Maturity Tranche with respect thereto, selected in accordance with
         Section 2.03(c) hereof.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                  (b) FAILURE TO CONVERT OR RENEW. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.04(a)(ii) hereof, any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

                  2.05. PREPAYMENTS GENERALLY. Whenever the Borrower desires or is required to prepay any part of the Loans, it shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                  (b) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.05, and which, if a partial prepayment, shall be an integral multiple of $1,000,000 (or, in the case of a mandatory prepayment pursuant to Section 2.07(b) hereof, an integral multiple of $100,000); and

                  (c) The principal amounts selected in accordance with Section 2.03(d) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid; provided, that in the case of a mandatory prepayment under Section 2.07(b) hereof, any excess of the amount of such mandatory prepayment applied to a particular Maturity Tranche over the Base Rate Portion of such Maturity Tranche may be applied to the Euro-Rate Portion of such Maturity Tranche without regard to Section 2.03(d) hereof.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable. Prepayments of the Term Loans shall be applied to the remaining scheduled installments of the Term Loans set forth in Section 2.01(d) hereof in the following order of priority (in each case to the extent such scheduled installment remains outstanding): (i) first, to the installment due December 2000; (ii) second, to the installment due June 2000; (iii) third, to the installment due December 1999; (iv) fourth, to the installment due June 1999; and (v) thereafter, to remaining installments in the inverse order of their scheduled maturity.

                  2.06. OPTIONAL PREPAYMENTS. The Borrower shall have the right at its option from time to time to prepay its Loans in whole or part without premium or penalty (subject, however, to Section 2.10(b) hereof):

                  (a) At any time with respect to any part of the Base Rate Portion; or

                  (b) At the expiration of any Funding Period with respect to prepayment of the Euro- Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 2.05 hereof.

                  2.07. MANDATORY PREPAYMENTS.

                  (a) EXPIRATION OF THE REVOLVING CREDIT AGREEMENT. The Borrower shall be required to prepay the Term Loans in full in the event that at any time

                  (i) there shall fail to be in force a Revolving Credit Agreement (which, so long as the Senior Note Indenture is in force, shall constitute a "Credit Agreement" as defined therein), under which the Borrower at such time has the right to borrow from financial institutions on a revolving basis from time to time an aggregate principal amount not less than $75,000,000, or the Revolving Credit Maturity Date thereunder shall have occurred, or the Borrower shall be required to make any prepayment of principal thereunder or to post cash collateral thereunder

         (except prepayments of principal or the posting of cash collateral which otherwise would be mandatory solely as a result of the Borrower's provision of notice of prepayment), or

                  (ii) the Borrower shall not have procured a commitment from a financial institution to provide a successor Revolving Credit Agreement complying with the foregoing clause (i) by the 90th day before the Revolving Credit Maturity Date under the then-current Revolving Credit Agreement.

If prepayment of the Term Loans is required under this Section 2.07(a), the Borrower shall give notice of such prepayment in accordance with Section 2.05 hereof so that such prepayment is made not later than the date of the applicable event referred to in the foregoing clause (i) or (ii).

                  (b) RECAPTURE ASSET DISPOSITIONS.

                  (i) The Borrower shall be required from time to time to prepay the principal amount of the Term Loans by an amount not less than the Recapture Asset Amount from each Recapture Asset Disposition. If prepayment of the Term Loans is required under this Section 2.07(b), the Borrower shall give notice of such reduction in accordance with Section 2.05 hereof so that such reduction shall be effective not later than

                  (x) in the case of a Recapture Asset Disposition of Type A, the date of receipt of the related Net Sale Proceeds by the Borrower or any of its Subsidiaries, and

                  (y) in the case of a Recapture Asset Disposition of Type B (which is not also of Type A), the date on which an amount arising out of such Recapture Asset Disposition would (but for the requirement hereunder to prepay the Term Loans) constitute "Excess Proceeds" under the Senior Note Indenture (taking into account the periods specified in the Senior Note Indenture which must elapse before amounts constitute "Excess Proceeds").

                  (ii) If a prepayment of the Term Loans is required by this
Section 2.07(b), then, if and to the extent that a prepayment of a Funding Segment of the Euro-Rate Portion of the Loans otherwise would be required to be made on a day other than the last day of the corresponding Euro-Rate Funding Period, the Borrower may defer such prepayment until the last day of such Funding Segment.

                  (iii) As used in this Agreement, the term "Recapture Asset Disposition" means

                  (A) any disposition of any Shares of Capital Stock of TIMCO or of any of its assets outside the ordinary course of business (Recapture Asset Dispositions described in this clause (A) being sometimes referred to herein as being of "Type A"); and

                  (B) any event or condition which would (but for the requirement hereunder to prepay the Term Loans) give rise to any "Excess Proceeds" as defined in the Senior Note Indenture (taking into account the periods specified in the Senior Note Indenture which must elapse before amounts constitute "Excess Proceeds") (Recapture Asset Dispositions described in this clause (B) being sometimes referred to herein as being of "Type B").

The Borrower shall advise the Agent in writing promptly of each proposed, actual or anticipated Recapture Asset Disposition and of the material terms thereof and each scheduled date for the consummation or occurrence thereof promptly after the Borrower becomes aware of the same (but in any event not later than the date of such Recapture Asset Disposition).

                  (iv) As used in this Agreement, the term "Recapture Asset Amount" has the following meaning:

                  (A) With respect to any Recapture Asset Disposition of Type A, "Recapture Asset Amount" means 50% of the Net Sale Proceeds from such Recapture Asset Disposition.

                  (B) With respect to any Recapture Asset Disposition of Type B, "Recapture Asset Amount" means the amount with respect to such Recapture Asset Disposition which (but for the requirement hereunder to prepay the Term Loans) would constitute "Excess Proceeds" as defined in the Senior Note Indenture (taking into account the periods specified in the Senior Note Indenture which must elapse before amounts constitute "Excess Proceeds").

If an event constitutes a Recapture Asset Disposition of both Type A and Type B, "Recapture Asset Amount" with respect to such event shall mean the greater of the amounts described in the foregoing clauses (A) or (B).

                  (v) "Net Sale Proceeds" means, with respect to any Recapture Asset Disposition of Type A, the gross proceeds thereof in the form of cash or cash equivalents (including payments in respect of deferred payment obligations upon the earliest of (x) receipt of such payments in the form of cash or cash equivalents, (y) to the extent that such obligations are financed or sold without recourse to the Borrower or any Subsidiary, the time of such financing or sale, or (z) to the extent that such obligations are financed or sold with recourse to the Borrower or such Subsidiary the time that either the original obligation is discharged or such recourse is no longer in effect), net of the sum of the following (without duplication): (A) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Recapture Asset Disposition, (B) all taxes actually paid or estimated in good faith to be or become payable as a result of such Recapture Asset Disposition, (C) payments made to retire obligations (other than to the Borrower and its Subsidiaries) that are secured by the properties that are the subject of such Recapture Asset Disposition, (D) payments to holders (other than the Borrower and its Subsidiaries) of Shares of Capital Stock or other equity interests in Subsidiaries of the Borrower subject to such Recapture Asset Disposition, so long as such payments are made on a pro rata basis, consistent with the ownership of such interests, to the holders of such interests, and (E) appropriate amounts to be provided by the Borrower or any Subsidiary as a reserve required in accordance with generally accepted accounting principles in the United States, consistently applied, against any liabilities associated with such Recapture Asset Disposition and retained by the Borrower or any Subsidiary thereof after such Recapture Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Recapture Asset Disposition; provided, however, that if all or any portion of such reserve is no longer required, the amount in respect of such reserve shall immediately be deemed to constitute, and shall be applied as, Net Sale Proceeds.

                  2.08. INTEREST PAYMENT DATES. Accrued and unpaid interest on the Loans shall be due and payable on the following dates (and on such other dates as may be specified elsewhere in this Agreement and the other Loan Documents): (a) in the case of the Base Rate Portion, on each Regular Monthly Payment Date, and (b) in the case of each Funding Segment of the Euro-Rate Portion, on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also on the last day of the third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

                  2.09. PRO RATA TREATMENT; PAYMENTS GENERALLY.

                  (a) PRO RATA TREATMENT. Each borrowing and each conversion or renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal of and interest on Loans due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for (y) payments of interest involving an Affected Lender as provided in Section 2.03(e) hereof, and (z) payments to a Lender subject to a withholding deduction under Section 2.11(c) hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

                  (b) PAYMENTS GENERALLY. All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnities, expenses or other amounts due from the Borrower hereunder or under any other Loan Document shall be payable in Dollars at 1:00 p.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature (except for payments to a Lender subject to a withholding deduction under Section 2.11(c) hereof). Except for payments under Sections 2.10 or 10.06 hereof, such payments shall be made to the Agent at its Office in funds immediately available at such Office, and payments under Sections 2.10 or 10.06 hereof shall be made to the applicable Lender at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment received by the Agent or such Lender after 1:00 p.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by the Agent for their respective accounts as promptly as practicable after receipt by the Agent.

                  (c) INTEREST ON OVERDUE AMOUNTS. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the following:

                  (i) In the case of any part of the Euro-Rate Portion of any Loans, (A) until the end of the applicable then-current Funding Period at a rate per annum 2.00% above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

                  (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 2.00% above the then-current Base Rate Option applicable to Late Maturity Tranches.

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                  2.10. ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

                  (a) INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

                   (i) subjects any Lender Party or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender Party or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender Party's principal office or Notional Euro-Rate Funding Office is located),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or any other requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender Party or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

                 (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender Party or any Notional Euro-Rate Funding Office, or applicable to the obligations of any Lender Party or any Notional Euro-Rate Funding Office under this Agreement, or

                  (iv) imposes upon any Lender Party or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender Party, any Notional Euro-Rate Funding Office or, in the case of clause
(iii) hereof, any Person controlling a Lender Party, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender Party's or controlling Person's capital, taking into consideration such Lender Party's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender Party deems to be material (such Lender Party being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender Party may from time to time notify the Borrower of the amount determined in good faith by such Lender Party (which determination shall be conclusive) to be necessary to compensate such Lender Party or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. In making any such determination

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such Lender Party may take into account any special, supplemental or other nonrecurring items, may apply any averaging or attribution methods, and may make such determination prospectively or retrospectively. Such amount shall be due and payable by the Borrower to such Lender Party five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option applicable to the related portion of the Loan. The Borrower shall not be required to make any payment in respect of clause (a)(i) above to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 2.11(c) below.

                  (b) FUNDING BREAKAGE. In the event that for any reason (i) the Borrower fails to borrow, convert or renew any part of any Loan hereunder which would, after such borrowing, conversion or renewal, have a Euro-Rate Portion, after notice requesting such borrowing, conversion or renewal has been given by the Borrower (whether such failure results from failure to satisfy applicable conditions to such borrowing, conversion or renewal or otherwise), or (ii) any part of any Funding Segment of any Euro-Rate Portion becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period, the Borrower shall indemnify each Lender on demand against any loss, liability, cost or expense of any kind or nature which such Lender may sustain or incur in connection with or as a result of such event. Such indemnification in any event shall include an amount equal to the excess, if any, of (x) the aggregate amount of interest which would have accrued on the amount of the Euro-Rate Portion not so borrowed, converted or renewed, or which so becomes due, or which is so paid, prepaid or converted, as the case may be, from and including the date on which such borrowing, conversion or renewal would have been made pursuant to such notice, or on which such part of such Funding Segment so becomes due, or on which such part of such Funding Segment is so paid, prepaid or converted, as the case may be, to the last day of the Funding Period applicable to such amount (or, in the case of a failure to borrow, convert or renew, the Funding Period that would have been applicable to such amount but for such failure), in each case at the applicable rate of interest for such Euro-Rate Portion provided for herein (excluding, however, the Applicable Margin included therein, if any), over (y) the aggregate amount of interest (as determined in good faith by such Lender) which would have accrued to such Lender on such amount for such period by placing such amount on deposit for such period with leading banks in the interbank market. A certificate by the Lender as to any amount that such Lender is entitled to receive pursuant to this Section 2.10(b) shall be conclusive if made in good faith.

                  2.11. TAXES.

                  (a) PAYMENT NET OF TAXES. All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                  (i) in the case of each Lender Party, income or franchise taxes imposed on such Lender Party by the jurisdiction under the laws of which such Lender Party is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender Party and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

                  (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to any Lender Party under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to such Lender Party shall be increased to the extent necessary to yield to such Lender Party (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

                  (b) INDEMNITY. The Borrower hereby indemnifies each Lender Party for the full amount of all Taxes attributable to payments by or on behalf of the Borrower to such Lender Party hereunder or under any of the other Loan Documents, any Taxes paid by such Lender Party, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by such Lender Party as a result of any failure to pay such Taxes). Such indemnification shall be made within five Business Days from the date such Lender Party makes written demand therefor. The Borrower shall not be required to make any payment under this Section 2.11(b) to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 2.11(c) below.

                  (c) WITHHOLDING. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date it becomes party to this Agreement, it will furnish to the Borrower and the Agent two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender which so delivers to the Borrower and the Agent a Form 1001 or 4224, or a successor applicable form, agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 or a successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. In addition, if at any time the Borrower believes that payments to any Lender (foreign or domestic) may be subject to U.S. backup withholding tax, such Lender shall, at the Borrower's reasonable request from time to time, if such Lender is legally able to do so, provide the Borrower with evidence establishing an exemption from U.S. backup withholding tax.

                  (d) CREDITS. If any payment by the Borrower is made to or for the account of the Lender Party after deduction for or on account of any Taxes, and increased payments are made by the Borrower pursuant to Section 2.11(a), then, if such Lender Party in its reasonable opinion determines that it has received or been granted a credit against or remission for such Taxes, such Lender Party shall, to the extent it can do so without prejudice to the retention of the amount of such credit or remission, reimburse to the Borrower such amount as such Lender Party shall, in its reasonable opinion acting in good faith, have determined to be attributable to the relevant Taxes or deduction or withholding. Any payment made by a Lender Party under this Section 2.11(d) shall be prima facie evidence of the amount due to the Borrower hereunder. Nothing herein contained shall interfere with the right of any Lender Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it nor oblige any Lender Party to disclose any information relating to its tax affairs or any computations in respect thereof.

                  2.12. FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE.

                  (a) NOTIONAL FUNDING. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.03(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 2.10(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

                  (b) ACTUAL FUNDING. Each Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Euro-Rate Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit A-1, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate. The Borrower agrees to comply promptly with any request under clause (ii) of this
Section 2.12(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Term Loan Note payable to such Lender's order.

                                   ARTICLE III
                                   [RESERVED]


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  The Borrower hereby represents and warrants to each Lender Party as follows:

                  4.01. CORPORATE STATUS. The Borrower and each Subsidiary of the Borrower is a Corporation duly organized and validly existing under the laws of its jurisdiction of organization. The Borrower and each Subsidiary of the Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower and each Subsidiary of the Borrower is duly qualified to do business as a foreign Corporation and, to the extent applicable, is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.02. CORPORATE POWER AND AUTHORIZATION. The Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted hereby and thereby, and has taken all necessary corporate action to authorize such borrowings.

                  4.03. EXECUTION AND BINDING EFFECT. This Agreement, each other Loan Document to which the Borrower is a party and which is executed and delivered or required to be executed and delivered on or before the date as of which this representation and warranty is made, has been duly and validly executed and delivered by the Borrower. This Agreement and each such Loan Document constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                  4.04. GOVERNMENTAL APPROVALS AND FILINGS. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof, except for the following: (a) filings and recordings in respect of the Liens in favor of the Collateral Agent and the Agent contemplated hereby and thereby, and (b) other matters set forth in Schedule 4.04 hereof. Each Governmental Action referred to in the foregoing clauses (a) and (b) has been duly obtained or made, as the case may be, and is in full force and effect (except, in the case of clause (a), for the filing of continuation statements and like renewal filings and recordings which are not yet required to be made). There is no action, suit, proceeding or investigation pending or (to the Borrower's knowledge after due inquiry) threatened which seeks or may result in the reversal, rescission, termination, modification or suspension of any such Governmental Action.

                  4.05. ABSENCE OF CONFLICTS. Neither the execution and delivery of any Loan Document nor consummation of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof, does or will

                  (a)  violate or conflict with any Law, or

                  (b) violate or conflict with, or constitute a default under, or result in (or give rise to any right, contingent or other, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or other, to create or impose) any Lien upon any property of the Borrower or any Subsidiary of the Borrower (except for any Lien in favor of the Collateral Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or other, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Borrower or any Subsidiary of the Borrower under or in connection with,
         (i) the articles of incorporation or by-laws (or other constituent documents) of the Borrower or any Subsidiary of the Borrower, or (ii) any agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their respective properties may be subject or bound, except, in the case of the foregoing clause (b)(ii), for matters set forth on
Schedule 4.05 hereof.

                  4.06. AUDITED FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1994 and December 31, 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as audited and reported on by Deloitte & Touche, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP.

                  4.07. INTERIM FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of September 30, 1996, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the period from January 1, 1996 to such date. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of September 30, 1996, and their respective results of operations and cash flows for the fiscal period then ended, all in conformity with GAAP (except that such financial statements do not contain all of the footnote disclosures required by
GAAP), subject to normal and recurring year-end audit adjustments.

                  4.08. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature (whether absolute, accrued, contingent or other, whether or not due, including but not limited to forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments) that would be required by GAAP to be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries (including the notes thereto) or that has, or would be likely to have, a Material Adverse Effect, except (a) matters set forth on Schedule 4.08 hereto, (b) liabilities and obligations disclosed in the financial statements referred to in Sections
4.05 and 4.06 hereof, (c) liabilities and obligations incurred after December 31, 1995 in the ordinary course of business and consistent with past practices, and (d) obligations under the Credit Facilities.

                  4.09. ACCURATE AND COMPLETE DISCLOSURE. All written information heretofore, contemporaneously or hereafter provided by or on behalf of the Borrower or any Subsidiary of the Borrower to any Secured Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by such Secured Party) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. Except as disclosed to the Agent and each Lender in writing, the Borrower is not aware of any event, change or effect (other than political, social or economic events, changes or effects of general national or global scope) having or likely to have individually or in the aggregate, a Material Adverse Effect.

                  4.10. PROJECTIONS. The Borrower has delivered to the Agent projections prepared by the Borrower, dated February 5, 1997, for the years 1997 through 2001, demonstrating the projected consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections, assumptions and estimates, as of the Closing Date, are reasonable, consistent with the Loan Documents, and represent the best judgment of the Borrower on such matters. Such projections, assumptions and estimates are based upon political, social and economic assumptions that are believed to be reasonable. Nothing has come to the attention of the Borrower as of the Closing Date which would lead it to believe that such projections will not be attained or exceeded. Such projections are not a guarantee of future performance.

                  4.11. SOLVENCY. On and as of the date hereof, and on the Closing Date, the Borrower and each Significant Subsidiary of the Borrower is and will be Solvent (and for this purpose, each Subsidiary of the Borrower which is not Solvent shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary).

                  4.12. MARGIN REGULATIONS. No part of the proceeds of any extension of credit hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, to extend credit to others for the purpose of buying or carrying any "margin stock," or to extend credit to any Subsidiary of the Borrower that is a Broker-Dealer. Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock." Neither the Borrower nor any Subsidiary of the Borrower owns "margin stock" sufficient to cause any Loan Obligations to be deemed "indirectly secured" by "margin stock" within the meaning of such Regulations. Neither any extension of credit pursuant to this Agreement nor any use of proceeds of any such extension of credit will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                  4.13. REGULATORY RESTRICTIONS. Except as set forth in Schedule
4.13 hereof, neither the Borrower nor any Subsidiary of the Borrower is (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, as amended, or (d) subject to any other Law which purports to restrict or regulate its ability to borrow money or obtain credit as a consequence of the nature of the business conducted by such Person.

                  4.14. SUBSIDIARIES. Schedule 4.14 hereof states the authorized capitalization of each Subsidiary of the Borrower, the number of Shares of Capital Stock of each class issued and outstanding of each such Subsidiary, and the number and percentage of outstanding Shares of Capital Stock of each such class owned by the Borrower and by each Subsidiary of the Borrower. The outstanding Shares of Capital Stock of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower and each Subsidiary of the Borrower owns beneficially and of record and has good title to all of the Shares of Capital Stock it is listed as owning in such Schedule 4.14, free and clear of any Lien, except for Liens in favor of the Collateral Agent securing the Obligations. Except as set forth on Schedule 4.14 hereof, there are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or other) which may in any circumstances now or hereafter obligate any Subsidiary of the Borrower to issue any Shares of its Capital Stock or any other securities.

                  4.15. PARTNERSHIPS, ETC. Neither the Borrower nor any Subsidiary of the Borrower is a partner (general or limited) of any partnership, is a party to any joint venture, or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except (a) distributorship or similar arrangements that do not involve liability on the part of the Borrower or any of its Subsidiaries in the nature of the liability of a general partner, and (b) partnership interests permitted under Sections 7.05(g) and 7.05(j) hereof.

                  4.16. LITIGATION. There is no pending or (to the knowledge of the Borrower after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for (x) matters set forth on
Schedule 4.16 hereto, and (y) matters that if adversely decided, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.17. ABSENCE OF OTHER CONFLICTS. Neither the Borrower nor any Subsidiary of the Borrower is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                  (a) any Law,

                  (b) its articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it is party or by which it or any of its properties may be subject or bound, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.18. INSURANCE. The Borrower and each Subsidiary of the Borrower maintains, or causes there to be maintained, with financially sound and reputable insurers not related to or affiliated with the Borrower insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated.

                  4.19. TITLE TO PROPERTY. The Borrower and each Subsidiary of the Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet), in each case free and clear of all Liens, other than Permitted Liens.

                  4.20. INTELLECTUAL PROPERTY. The Borrower and each Subsidiary of the Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or other), copyrights, technology (including but not limited to computer programs and software), know-how, processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.21. TAXES. All federal income tax returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed. All other tax and information returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary of the Borrower or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case such reserves and provisions for taxes as may be required by GAAP shall have been made on the books of the Borrower and each Subsidiary of the Borrower. The reserves and provisions for taxes on the books of the Borrower and each Subsidiary of the Borrower for all open years and for its current fiscal period are adequate in accordance with GAAP. As of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against), other than as set forth on Schedule 4.21 hereto.

                  4.22. EMPLOYEE BENEFITS. Except for matters disclosed to the Agent before the date as of which this representation and warranty is made or reaffirmed, neither the Borrower, any Subsidiary of the Borrower or Controlled Group Member has incurred any liability that has not been fully discharged (or any contingent or other potential liability that represents a material risk of becoming an actual liability) exceeding $150,000 in the aggregate for all such Persons for or in connection with any of the following: (a) any Pension-Related Event (whether or not any such Pension-Related Event has occurred) or (b) any complete or partial withdrawal from any Multiemployer Plan (whether or not such withdrawal

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has occurred). All employee benefit arrangements covering employees of the
Borrower or any of its Subsidiaries have been administered in substantial compliance with, and funded in accordance with, applicable Law.

                  4.23. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule
4.23 hereof, the Borrower and each Subsidiary of the Borrower and each of their respective Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. Except as disclosed in Schedule 4.23 hereof, there is no Environmental Claim pending or to the knowledge of the Borrower threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates) that could form the basis of any Environmental Claim, against the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates, except for matters which do not, and, if adversely decided, individually or in the aggregate, would not, have a Material Adverse Effect. Except as disclosed in Schedule 4.23 hereof, no facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates is an Environmental Cleanup Site. No Lien exists, and no condition exists which would be likely to result in the filing of a Lien, against any property of the Borrower or any Subsidiary of the Borrower under any Environmental Law.


                                    ARTICLE V
                              CONDITIONS OF LENDING

                  5.01. CONDITIONS TO INITIAL LOANS. The obligation of each Lender to make Term Loans on the Closing Date is subject to performance by the Borrower of its obligations to be performed hereunder or under the other Loan Documents, to the satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to the satisfaction, immediately prior to or concurrently with the making of such Loan of the following further conditions precedent:

                  (a) AGREEMENT; NOTES. The Agent shall have received, with a copy for each Lender, this Agreement, duly executed on behalf of the Borrower, and Term Loan Notes conforming to the requirements hereof, duly executed on behalf of the Borrower.

                  (b) SHARED SECURITY DOCUMENTS. The Collateral Agent shall have received the following, each of which shall be in form and substance satisfactory to the Agent, with a copy for each Lender (except that the Lenders shall not be entitled to receive duplicate originals of the stock certificates and other instruments pledged pursuant to the following Shared Security Documents and the stock powers delivered in connection therewith):

                  (i) The Collateral Agency Agreement, duly executed on behalf of Borrower and the other parties thereto.

                  (ii) The Borrower Pledge Agreement, duly executed on behalf of the Borrower.

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                  (iii) Certificates and instruments representing the stock
         certificates and other instruments pledged pursuant to the Borrower Pledge Agreement, accompanied by undated duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to the Agent.

                  (iv) Financing statements executed by the Borrower and in proper form for filing under the Uniform Commercial Code in such jurisdictions as may be necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Borrower Pledge Agreement (which financing statements shall cover all personal property of the Borrower, whether or not constituting collateral security under the Borrower Pledge Agreement).

                  (v) Evidence that all other actions necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Borrower Pledge Agreement have been taken.

                  (vi) Evidence of contemporaneous searches of UCC, tax and other appropriate registers, dockets and records, which shall have revealed no filings or recordings with respect to property of the Borrower (other than those relating to Permitted Liens).

                  (c) WEFA ACQUISITION. The Borrower or a Wholly Owned Subsidiary of the Borrower shall have entered into a contract to acquire good title, free of all Liens, to all of the outstanding Shares of Capital Stock of WEFA Holdings, Inc. ("WEFA").

                  (d) ACQUISITION DOCUMENTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on behalf of the Borrower) of the following, each of which shall be satisfactory in form and substance to the Agent: all agreements relating to the acquisition of the Shares of Capital Stock of WEFA (including in each case all exhibits, schedules and disclosure letters delivered pursuant thereto), all amendments, waivers and consents relating thereto, and all other side letters or agreements affecting the terms thereof or other transactions contemplated thereby.

                  (e) OTHER CREDIT FACILITIES. The Agent shall have received evidence satisfactory to it that all conditions precedent to funding under the Revolving Credit Agreement and the Note Backup Agreement shall have been satisfied.

                  (f) DISCHARGE OF PRIOR CREDIT FACILITIES. With respect to (a) the Revolving Credit Agreement dated as of June 29, 1995 among the Borrower, the Issuing Banks referred to therein, the Lenders parties thereto from time to time, Mellon Bank, N.A., The First National Bank of Boston, and NationsBank, N.A. (Carolinas), as Co-Agents, and Mellon Bank, N.A., as Agent, as amended, (b) the Term Loan Agreement dated as of June 29, 1995 among the Borrower, the Lenders parties thereto from time to time, Mellon Bank, N.A., The First National Bank of Boston and NationsBank, N.A. (Carolinas), as Co-Agents, and Mellon Bank, N.A., as Agent, as amended, and (c) the Credit Agreement dated as of October 23, 1996 among the Borrower, the Issuing Bank referred to therein, and Mellon Bank, N.A., as Agent, as amended, all principal, interest, letter of credit draws, fees and other amounts outstanding or otherwise due and payable shall have been paid in full, all commitments thereunder shall have terminated, all outstanding letters of credit thereunder shall have been terminated or assumed under one of the Credit Facilities, and all collateral security therefor shall have been released.

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
                  (g) GOVERNMENTAL APPROVALS AND FILINGS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in clause (b) of Section 4.04 hereof and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                  (h) OTHER CONFLICTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of each consent, waiver, amendment or agreement which has been obtained by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any matter which would, absent such consent, waiver, amendment or agreement, be within the scope of clause (b)(ii) of Section 4.05 hereof, and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                  (i) CORPORATE PROCEEDINGS. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to
         (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date, (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Agreement and the other Loan Documents to which the Borrower is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretary of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of the Borrower in its state of incorporation.

                  (j) 1996 FINANCIAL STATEMENTS. The Borrower shall have furnished to the Agent an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 1996, and unaudited consolidated statements of income and stockholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 1996. Such financial statements shall have been certified by a Responsible Officer of the Borrower as presenting fairly the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the consolidated results of their operations and stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring audit adjustments.

                  (k) FORM U-1. The Agent shall have received, with a counterpart for each Lender, a Federal Reserve Board Form U-1, duly executed by the Borrower, satisfactory in form and substance to the Agent.

                  (l) LITIGATION. There shall not be pending or (to the knowledge of the Borrower after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority seeking to challenge, prevent or declare illegal any of the transactions contemplated by the Loan Documents.

                  (m) LEGAL OPINION OF COUNSEL TO THE BORROWER. The Agent shall have received, with an executed counterpart for each Lender, an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to the Borrower (who shall be satisfactory to the Agent), as to

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
         such matters as may be requested by the Agent and in form and substance satisfactory to the Agent.

                  (n) OFFICERS' CERTIFICATES. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of the Borrower as to such matters as the Agent may request.

                  (o) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole since September 30, 1996.

                  (p) REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, after giving effect to the transactions contemplated by the Loan Documents to occur on or before the Closing Date.

                  (q) NO DEFAULTS. No Event of Default or Potential Default shall have occurred and be continuing or exist on the Closing Date or after giving effect to the transactions contemplated by the Loan Documents to occur on or before the Closing Date.

                  (r) NO VIOLATIONS OF LAW, ETC. Neither the making nor use of the Loans shall cause any Lender Party to violate any Law.

                  (s) NOTICE. Notice with respect to the Loans shall have been given by the Borrower in accordance with Article II hereof.

                  (t) FEES, EXPENSES, ETC. The Borrower shall have executed and delivered an origination fee letter (the "Origination Fee Letter") of even date herewith satisfactory in form and substance to the Agent. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to such Origination Fee Letter on or prior to the Closing Date shall have been paid or received.

                  (u) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be satisfactory in form and substance to the Agent. The Agent shall have received such other documents, instruments and other items as the Agent may reasonably request.


                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

                  The Borrower hereby covenants to each Lender Party as follows:

                  6.01. BASIC REPORTING REQUIREMENTS.

                  (a) ANNUAL AUDIT REPORTS. As soon as practicable, and in any event within 105 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy

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
for each Lender, audited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year, an unaudited consolidating statement of income of the Borrower and its consolidated Subsidiaries for such fiscal year, and an audited consolidated balance sheet and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, prepared on a comparative basis in accordance with GAAP. Such audited financial statements shall be accompanied by an opinion of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent. Such opinion shall be free of any exception, qualification or explanation not acceptable to the Agent (and in any event shall be free of any exception, qualification or explanation relating to ability to continue as a going concern, a limited scope of examination or independence). Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards and (ii) in the opinion of such accountants such audited financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP. Such unaudited financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP.

                  (b) QUARTERLY REPORTS. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, an unaudited consolidating statement of income for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end, and cash flow statements, which shall report only year to date periods). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal quarter, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                  (c) COMPLIANCE CERTIFICATES. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each Lender, a certificate in substantially the form set forth as Exhibit C, duly completed and signed by a Responsible Officer of the Borrower.

                  (d) ACCOUNTANTS' CERTIFICATES. Concurrently with the Agent's receipt from the Borrower of each set of audited financial statements delivered pursuant to Section 6.01(a), the Borrower shall deliver, or cause to be delivered, to the Agent, with sufficient copies for each Lender, a report signed by

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
the independent certified public accountants who opined on such financial statements and dated the date of such financial statements, stating in substance that they have reviewed this Agreement and the other Loan Documents and that in making the examination necessary for their opinion on such financial statements they did not become aware of any Event of Default or Potential Default pursuant to Sections 7.01, 7.02(e)(iv), 7.03(e) and 7.03(f) as of the end of such fiscal year, or, if they did become so aware, such certificate or report shall state the nature and period of existence thereof.

                  (e) ANNUAL BUSINESS PLAN. Not later than January 31 of each year, the Borrower shall furnish to the Agent, with a copy for each Lender, a business plan for the Borrower and its Subsidiaries for the next five years, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the 1997-2001 corporate plan heretofore delivered to the Agent and each Lender, and shall include or be accompanied by, among other matters reasonably requested from time to time, projected income, cash flows and summary balance sheet for the Borrower and its Subsidiaries, on both a consolidated and a separate unconsolidated basis for each year in such five year period.

                  (f) QUARTERLY PLAN UPDATES. Concurrently with the delivery of the financial statements referred to in Section 6.01(b), the Borrower shall furnish to the Agent, with a copy for each Lender, a quarterly update to the most recent annual business plan, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the third quarter update for 1996 heretofore delivered to the Agent and each Lender.

                  (g) QUARTERLY FINANCIAL INFORMATION. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall provide the Agent, with a copy for each Lender, summary financial information as to the Borrower and its consolidated Subsidiaries on a consolidated basis (and separate financial information for such Subsidiaries as the Agent may reasonably request) as of the end of the preceding month, all in reasonable detail and in any case including, among other matters reasonably requested by the Agent from time to time, financial information on a monthly and year-to-date basis, and separate line-items showing EBIT, depreciation and amortization, all certified by a Responsible Officer of the Borrower.

                  (h) CERTAIN OTHER REPORTS AND INFORMATION. Promptly upon their becoming available to the Borrower, the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary of the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its security holders or the financial community generally, and (iii) upon request by any Lender Party, all reports submitted by outside accountants in connection with any audit of the Borrower or any Subsidiary of the Borrower, including but not limited to all management letters commenting on the internal controls of the Borrower or any Subsidiary of the Borrower submitted in connection with any such audit.

                  (i) FURTHER INFORMATION. The Borrower will promptly furnish, or cause to be furnished, to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

                  (j) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible

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
Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower, and the Agent shall promptly notify each Lender thereof:

                  (i) Any Event of Default or Potential Default.

                  (ii) Any material adverse change in the business, operations, condition (financial or otherwise) or prospects (exclusive, in the case of prospects, of political, social or economic events, changes or effects of general national or global scope) of the Borrower and its Subsidiaries taken as a whole.

                  (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower which, if adversely decided, individually or in the aggregate, would, or would be likely to, have a Material Adverse Effect.

                  (iv) Any termination for default by the Borrower of any contract which would reasonably be likely to result in a direct loss of aggregate revenues in excess of $20,000,000 to which the Borrower or any Subsidiary of the Borrower is a party.

                  (v) Any Pension-Related Event, other than (w) any Reportable Event described in subsection (i) of the definition of such term herein as to which the 30 day notice requirement to the PBGC is waived under applicable regulations, and (x) any Pension-Related Event described in subsection (d) or (f) of the definition thereof which involves a liability of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member that has not been fully discharged (or a contingent or other potential liability that represents a material risk of becoming an actual liability) of less than $1,000,000 in the aggregate for all such Persons. Such notice shall be accompanied by the following: (y) a copy of any notice, request, return, petition or other document received by the Borrower, any Subsidiary of the Borrower or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including, without limitation, the Internal Revenue Service, the Department of Labor, the PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (z) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and if such Plan is required by applicable Law to have an actuarial valuation report, the most recent actuarial valuation report, for such Plan.

                  (k) VISITATION AND VERIFICATION GENERALLY. The Borrower shall permit such Persons as the Agent or any Lender may designate from time to time to visit and inspect any of the properties of the Borrower and any Subsidiary of the Borrower, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request, subject to mandatory national security regulations. The Borrower hereby authorizes such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of the Borrower and its Subsidiaries, subject to mandatory national security regulations. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Borrower and its Subsidiaries from time to time, and the Borrower shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent and the Lenders in such verification, subject to mandatory national security regulations.

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
                  (l) DUTY TO MAINTAIN INDEPENDENT ACCOUNTANTS WITH SECURITY CLEARANCES; VERIFICATION OF CLASSIFIED CONTRACTS. The Borrower shall, and shall cause each such Subsidiary to, retain at all times an independent certified public accountant of national standing having personnel who at all times have security clearances sufficient to permit them to examine and verify all such classified contracts, accounts and other assets which, individually or in the aggregate, are material to the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. The Borrower shall, from time to time at the reasonable request of the Agent, cause such independent accountants to examine, verify and report to the Agent on such classified contracts, accounts and assets as the Agent may request, to the fullest extent permitted by mandatory national security regulations.

                  (m) CHANGES IN CORPORATE STRUCTURE. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver to the Agent notice of any change in the matters set forth in Section 4.14 hereof, together with an amended and restated
Schedule 4.14 which reflects such change.

                  6.02. INSURANCE. The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types as are reasonably satisfactory to the Agent from time to time, and in any case as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated. The Borrower shall, if so requested by the Agent, deliver to the Agent original or duplicate policies or certificates of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker, or an insurance company representative if an insurance broker is not involved, with respect to such insurance.

                  6.03. PAYMENT OF TAXES AND OTHER POTENTIAL CHARGES AND PRIORITY CLAIMS. The Borrower shall promptly notify the Agent in writing if it or any of its Subsidiaries learns of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against) which, if paid or incurred, would have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged,

                  (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it, or any of them, or any of its, or any of their, properties;

                  (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                  (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in any bankruptcy, insolvency, receivership or similar proceeding;

provided, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge, or cause the payment or discharge, of any such tax, assessment, charge or claim above so long as (x) the validity thereof is

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contested in good faith and by appropriate proceedings diligently conducted, and
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

                  6.04. PRESERVATION OF CORPORATE STATUS. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its status as a Corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, except for Permitted Mergers. The Borrower shall, and shall cause each of its Subsidiaries to, at all times be duly qualified to do business as a foreign Corporation and, to the extent applicable, in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.05. GOVERNMENTAL APPROVALS AND FILINGS. The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof, or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                  6.06. MAINTENANCE OF PROPERTIES, FRANCHISES, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect, and (b) maintain and hold in full force and effect all franchises, licenses, permits, certificates, authorizations, qualification, accreditations and other rights, consents and approvals (whether issued, made or given by a Governmental Authority or otherwise), necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect.

                  6.07. AVOIDANCE OF OTHER CONFLICTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or other) on account of any violation or conflict with

                  (a) any Law,

                  (b) its certificate or articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be subject or bound,

except for matters of the type referred to in clauses (a) and (c) that could not, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.08. FINANCIAL ACCOUNTING PRACTICES. The Borrower shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary
(i) to permit preparation of financial statements in conformity with GAAP and
(ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  6.09. USE OF PROCEEDS. The Borrower shall apply the proceeds of the Loans under this Agreement, together with other funds of the Borrower, to
(a) payment in full on the Closing Date of all principal, interest and fees outstanding and accrued under the prior credit facilities of the Borrower referred to in Section 5.01(f), and (b) from and after the Closing Date, for general corporate purposes of the Borrower (including, to the extent otherwise consistent with this Agreement and the other Loan Documents, the making of acquisitions). The Borrower shall not use the proceeds of any Loans directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.12, or inconsistent with any other provision of this Agreement or any other Loan Document.

                  6.10. CONTINUATION OF OR CHANGE IN BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, engage in the businesses they have engaged in during the present and preceding fiscal years and the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the financial information services business, other information services businesses and matters incidental thereto; provided, that TIMCO may continue to conduct its business in substantially the manner in which it conducts such business as of the date hereof. Without limitation of the foregoing, the Borrower shall continue to operate as a holding company and shall not conduct any material business other than holding the capital stock of Subsidiaries and matters incidental thereto.

                  6.11. PLANS AND MULTIEMPLOYER PLANS.

                  (a) REQUIRED CONTRIBUTIONS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions to each Plan when due in accordance with the minimum funding requirements under ERISA and the Code applicable to such Plan and pay any required PBGC premiums as and when due for such Plan.

                  (b) REQUIRED CONTRIBUTIONS TO MULTIEMPLOYER PLANS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions required to be made by it, or any of them, to each Multiemployer Plan, if any, when due in accordance with its, or any of their, obligations under any collective bargaining agreement related to such Multiemployer Plan or participation agreements applicable to such Multiemployer Plan, except those contributions the requirement of which are reasonably being contested by a Controlled Group Member provided that failure to make such contested contributions is not a violation of applicable Law and does not present a material risk of resulting in liability (contingent or other) to the Borrower or any Subsidiary of the Borrower.

                  (c) FUNDING. The Borrower shall, and shall cause each of its Subsidiaries to, make any required contributions to any arrangements for providing retirement and/or death benefits when due, in accordance with the terms of the arrangement and/or any minimum funding requirements which are applicable to the arrangement from time to time. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any arrangement for providing retirement and/or death benefits to become underfunded (as determined on the basis of reasonable actuarial assumptions) by an amount which, in the aggregate for all such arrangements, exceeds $10,000,000.

                  6.12. DISASTER RECOVERY PLAN. The Borrower shall cause each of Datastream International Limited, Disclosure Incorporated and ICV Limited to maintain in full force and effect at all times disaster recovery plans consistent with prudent practice for Persons engaged in the same or a similar business.

                  6.13. ANNUAL BANK MEETING. The Borrower shall hold meetings of the Lenders annually at the request of the Agent.

                  6.14. SEPARATE CORPORATE EXISTENCE. The Borrower acknowledges that the Lender Parties are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon the identity of the Subsidiaries of the Borrower as legal entities separate from the Borrower. Accordingly, the Borrower shall take, and shall cause its Subsidiaries to take, all reasonable steps to continue the identities of its Subsidiaries as separate legal entities, and to make it apparent to third Persons that its Subsidiaries are entities with assets and liabilities distinct from those of the Borrower. Without limiting the generality of the foregoing, the Borrower shall take such actions as shall be required in order that:

                  (a) For each Subsidiary of the Borrower in which the Borrower directly owns, beneficially or of record, Shares of Capital Stock, at least one director or officer of the Borrower shall be a person who is not a director or officer of such Subsidiary.

                  (b) The books and records of each Subsidiary of the Borrower shall be maintained separately from those of the Borrower and each of its other Subsidiaries.

                  (c) The assets of each Subsidiary of the Borrower will be maintained in a manner that facilitates their identification and segregation from those of the Borrower and its other Subsidiaries.

                  (d) The Borrower and each Subsidiary of the Borrower shall strictly observe corporate formalities. The Borrower and each of its Subsidiaries will conduct their respective businesses in their own respective names. The business and affairs of the Borrower and each Subsidiary shall be managed by or under the direction of the board of directors of such Person.

                  (e) Funds or other assets of Subsidiaries of the Borrower will not be commingled with those of the Borrower and its other Subsidiaries (it being understood that such restriction shall not be interpreted to forbid intercompany loans and Advances that have been properly documented and accounted for on the books and records of each relevant entity, made in compliance with corporate formalities, and otherwise made in compliance with this Agreement and the other Loan Documents).

                  (f) The operating expenses of the Borrower and each Subsidiary of the Borrower will be paid by such Person. To the extent, if any, that the Borrower and any of its Subsidiaries share items of expenses, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered, and each such Person shall pay its allocated share of such expenses on a current basis. To the extent, if any, that the Borrower and any of its Subsidiaries provides services to one another, the provider shall be compensated by the recipient on a current basis at fair and reasonable rates. To the extent, if any, that any consolidated or combined tax return is filed including any of the Borrower or its Subsidiaries, each such Person shall pay or be paid, as the case may be, on a current basis an equitable share of the consolidated tax payment or refund associated therewith.

                  (g) Annual financial statements of the Borrower which are consolidated to include its Subsidiaries will contain notes clearly stating that each such Subsidiary is a corporate or similar entity separate from the Borrower and its other Subsidiaries, and that the stock of each direct Subsidiary of the Borrower has been pledged to secure the Obligations.

                  6.15. ADDITIONAL SECURITY.

                  (a) GENERAL. Promptly upon the request of the Agent from time to time, the Borrower shall as promptly as practicable (and in any case within 30 days after such request, or such longer period as the Agent may specify in writing) further secure the Obligations by granting to the Collateral Agent a valid and perfected Lien, prior to all other Liens except Permitted Liens, on such of its properties from time to time as the Agent may designate (except for property subject to a Permitted Lien as to which the Borrower is required to obtain the consent of the holder of such Permitted Lien before granting such a Lien to the Collateral Agent and as to which the Borrower is unable, using reasonable efforts, to obtain such consent). In connection therewith, the Borrower shall (i) execute and deliver to the Agent such mortgages, security agreements and other agreements and instruments, and do such other acts and things as shall be necessary or, in the judgment of the Agent, appropriate to grant to the Collateral Agent a valid and perfected Lien on such property, prior to all other Liens except Permitted Liens, and (ii) procure and deliver to the Agent such other items (including but not limited to lien searches, title insurance policies, surveys, environmental audits, insurance endorsements and opinions of counsel), and do such other acts and things, as the Agent may request in connection with the foregoing. All of the foregoing shall be in form and substance satisfactory to the Agent. From time to time as requested by the Agent, the Borrower shall use reasonable efforts to (w) obtain the consent of any Person whose consent is necessary or advisable to the creation, perfection or maintenance of any such Lien, including but not limited to that of any lessor whose consent may be required in connection with any such Lien on any leasehold interest, and to obtain nondisturbance and like agreements from mortgagees and other holders of superior rights in the property subject to any such leasehold interest, (x) obtain waivers of Liens from such landlords and mortgagees and from other Persons described in Section 6.03(b) hereof, (y) with respect to securities accounts, commodity accounts, deposit accounts or similar interests, obtain consent agreements from each securities intermediary, commodity intermediary, depository bank or similar person, satisfactory in form and substance to the Agent, which shall include provisions giving the Collateral Agent sole dominion and control over such interest upon the giving of notice by the Collateral Agent (it being understood that the related security agreement shall provide that the Collateral Agent may exercise such sole dominion and control upon the occurrence and during the continuance of an Event of Default), and (z) do such other acts and things as the Agent may deem appropriate to enhance, preserve or protect the security for the Obligations.

                  (b) NOTICE OF CERTAIN REALTY TRANSACTIONS. The Borrower shall promptly give notice to the Agent of any acquisition by the Borrower of any interest or interests in real property (fee, leasehold or otherwise) or fixtures having a fair market value, individually or in the aggregate, in excess of

$5,000,000 (except for leasehold interests having a term, including all options exercisable by the lessee, less than 5 years).

                  6.16. INTEREST RATE PROTECTION.

                  (a) REQUIRED HEDGE. The Borrower shall, promptly (and in any event not later than 60 days) after the first date on or after the Closing Date on which the three-month Euro-Rate (as determined by the Agent) is at least 8.00% on at least ten of the 30 days immediately preceding such date, enter into an Interest Rate Hedging Agreement having an effective rate and other terms and conditions satisfactory to the Agent, for notional principal amounts and tenors sufficient to hedge at least 65% of the scheduled outstanding principal amount of the Indebtedness under the Term Loan Agreement for the period from the effective date of such Interest Rate Hedging Agreement through the fifth anniversary thereof (or, if earlier, the Term Loan Maturity Date). The Borrower shall thereafter select interest rate options under the Term Loan Agreement that match, in time and amount, as closely as may be the terms of the rate hedge represented by such Interest Rate Hedging Agreement.

                  (b) SECURING THE REQUIRED HEDGE. If the Borrower so requests, the Agent shall consent to a Swap Party Supplement to the Collateral Agency Agreement whereby the Interest Rate Hedging Agreement referred to in Section 6.16(a) hereof shall be deemed a Swap Agreement entitled to the benefits of the Collateral Agency Agreement, but only if the following conditions are met: (i) the counterparty to such Interest Rate Hedging Agreement is a Lender, (ii) the "Swap Shared Security Cap" set forth in such Swap Party Supplement is, in the good faith judgment of the Agent, not more than 110% of the credit equivalent exposure represented by such Swap Agreement (calculated in accordance with the Agent's ordinary methods), and (iii) the Borrower provides the Agent with such contemporaneous bringdown Lien searches as the Agent may request, the results of which shall be satisfactory to the Agent.

                  (c) EXISTING RATE HEDGES, ETC. To the extent otherwise consistent with this Agreement and the other Loan Documents, the Borrower may enter into Interest Rate Hedging Agreements in advance of the date on which it is required to do so under Section 6.16(a), and to the extent that such Interest Rate Hedging Agreements satisfy the requirements of Sections 6.16(a) and 6.16(b) the Agent may enter into a Swap Party Supplement to the Collateral Agency Agreement with respect to such Interest Rate Hedging Agreements. In the event that the Borrower becomes obligated to enter into Interest Rate Hedging Agreements under Section 6.16(a), any then-existing Interest Rate Hedging Agreements to which Borrower is party and which otherwise satisfy the requirements of Section 6.16(a) shall be counted toward satisfaction of the Borrower's obligations under Section 6.16(a), to the extent of the notional amounts and tenors of such then-existing Interest Rate Hedging Agreements. Nothing in Section 6.16(b) shall be construed to forbid the Agent from consenting to a Swap Party Supplement relating to Interest Rate Hedging Agreements if the conditions set forth in Section 6.16(b) are satisfied, even if such Interest Rate Hedging Agreements in the aggregate exceed in amount or time the minimum requirements set forth in Section 6.16(a).


                                   ARTICLE VII
                               NEGATIVE COVENANTS

                  The Borrower hereby covenants to each Lender Party as follows:

                  7.01. FINANCIAL COVENANTS.

                  (a) CONSOLIDATED NET WORTH (ADJUSTED). As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, Consolidated Net Worth (Adjusted) shall not be less than the applicable amount specified below:

                                                                                 Consolidated Net Worth (Adjusted)
    From and including                      To and including                     shall not be less than
    ------------------                      ----------------                     ----------------------
    December 31, 1996                       December 30, 1997                          $425,000,000
    December 31, 1997                       December 30, 1998                          $450,000,000
    December 31, 1998                       December 30, 1999                          $475,000,000
    December 31, 1999                       December 30, 2000                          $500,000,000
    December 31, 2000                       December 30, 2001                          $525,000,000
    December 31, 2001                       December 30, 2002                          $550,000,000
    December 31, 2002                       December 30, 2003                          $575,000,000
    Thereafter                                                                         $600,000,000

                  (b) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be less than the applicable amount set forth below.

      Fiscal quarter ending on                      Consolidated Fixed Charge Coverage Ratio
      a date in the following                       for the four fiscal quarters ending
      period (inclusive)                            on such date shall not be less than
      ------------------                            -----------------------------------
      December 31, 1996 through December 31, 1997
      1.75
      January 1, 1998 through December 31, 1998
      2.00
      January 1, 1999 through December 31, 1999
      2.25
      Thereafter                                                   2.50


                  (c) CONSOLIDATED FUNDED DEBT RATIO (ADJUSTED). As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be greater than the applicable amount set forth below.

      Fiscal quarter ending on                          Consolidated Funded Debt Ratio (Adjusted)
      a date in the following                           for the four fiscal quarters ending
      period (inclusive)                                on such date shall not be greater than
      ------------------                                --------------------------------------
      December 31, 1996 through December 30, 1997
      5.50
      December 31, 1997 through December 30, 1998
      5.00

      December 31, 1998 through December 30, 1999
      4.00
      Thereafter                                                   3.00


                  7.02. LIENS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Liens"):

                  (a) Liens pursuant to the Shared Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations;

                  (b) Liens arising from taxes, assessments, charges or claims described in Sections 6.03(a) and 6.03(b), to the extent permitted to remain unpaid under such Section 6.03;

                  (c) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

                  (d) Judgment liens fully bonded pending appeal;

                  (e) Liens by the Borrower or a Subsidiary of the Borrower on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing on property at the time of purchase thereof by the Borrower or a Subsidiary of the Borrower, provided that:

                             (i) such Lien is created before or substantially
                  simultaneously with the purchase of such property in the ordinary course of business by the Borrower or such Subsidiary (or is a Lien securing successor obligations incurred to extend or refinance predecessor obligations allowed under this
                  Section 7.02(e), provided that in each case the successor obligation is an obligation of the same Person subject to the predecessor obligation, is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation);

                             (ii) such Lien is confined solely to the property
                  so purchased, improvements thereto and proceeds thereof;

                             (iii) the aggregate amount secured by all such
                  Liens on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, shall not exceed the lesser of the purchase price of such property or the fair market value of such property at the time of purchase thereof ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed); and

                             (iv) the obligation secured by such Lien is
                  Indebtedness permitted under Section 7.03(e) hereof;

                  (f) Liens in favor of the United States Government which arise in the ordinary course of business resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

                  (g) Rights arising or reserved to the lessor under any Capitalized Lease Obligations permitted by Section 7.03(e) hereof;

                  (h) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary;

                  (i) Liens existing on the Closing Date and listed on Schedule
         7.02 hereof (but not any extension, renewal or replacement Liens); and

                  (j) Liens on property of TIMCO to secure payment of reimbursement obligations of TIMCO with respect to the TIMCO Bonds Letter of Credit, and Liens on property of TIMCO securing Indebtedness of TIMCO constituting a refinancing of the TIMCO Bonds and the TIMCO Lease permitted by Section 7.03(j) hereof.

Notwithstanding the foregoing, "Permitted Lien" in respect of the Borrower or any Subsidiary of the Borrower shall in no event include (x) any Lien imposed by, or required to be granted pursuant to, ERISA, the Code or any Environmental Law, (y) except as provided in Section 7.02(a) hereof, any Lien on the Shared Collateral Account or any other account (custodial, deposit or other) maintained by or with the Collateral Agent pursuant to the Shared Security Documents, or any other investment property or deposit account (as such terms are defined in the Uniform Commercial Code), or (z) except as provided in Section 7.02(a) hereof, any Lien on Shares of Capital Stock of, or obligations owed by, a Subsidiary of the Borrower.

                  7.03. INDEBTEDNESS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Indebtedness of the Borrower under the Revolving Credit Agreement, in aggregate principal amount not to exceed $75,000,000 (including any extension, renewal or refinancing thereof made in compliance with Section 7.11(c) hereof);

                  (b) Indebtedness of the Borrower in favor of the Lender Parties pursuant to this Agreement and the other Loan Documents;

                  (c) Indebtedness of the Borrower or any of its Subsidiaries not exceeding $8,250,000 in principal amount, issued in connection with the acquisition by the Borrower or a Subsidiary of all of the Shares of Capital Stock of ICV (such Indebtedness being referred to herein as the "ICV Notes"); and Indebtedness of the Borrower under the Note Backup Agreement and the letters of credit subject thereto;

                  (d) Indebtedness of the Borrower under the Senior Notes, in aggregate principal amount not to exceed $112,000,000 (but not any extensions, renewals or refinancings of any thereof);

                  (e) Indebtedness constituting Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business from time to time, and Indebtedness of the Borrower and its Subsidiaries secured by Liens described in Section 7.02(e) on property used in the ordinary course of business of the Borrower or such Subsidiary from time to time; provided, that the aggregate amount of Indebtedness described in this Section 7.03(e) shall not exceed $20,000,000 at any time;

                  (f) Other Indebtedness of the Borrower and its Subsidiaries not exceeding $30,000,000 aggregate principal amount at any time outstanding;

                  (g) Current accounts payable of the Borrower or any of its Subsidiaries on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business;

                  (h) Indebtedness of the Borrower pursuant to any Interest Rate Hedge Agreement required to be entered into pursuant to Section 6.16(a) hereof; and Indebtedness of the Borrower or any of its Subsidiaries under any other interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or similar interest rate or currency protection agreement, entered into for the purpose of hedging and not for purposes of speculation (and not structured to contain an embedded loan);

                  (i) Indebtedness constituting intercompany loans and Advances permitted by Sections 7.05(d), 7.05(e), 7.05(h) and 7.05(i) hereof;

                  (j) Indebtedness of TIMCO constituting a letter of credit issued for its account not exceeding $12,600,000 in stated amount, which letter of credit effectively secures the TIMCO Bonds; any extension, renewal or refinancing of such letter of credit, provided, however, that the stated amount thereof is not increased and TIMCO remains the account party with respect thereto (such letter of credit, together with any such extension, renewal or refinancing letter of credit, being referred to herein as the "TIMCO Bonds Letter of Credit"); and any Indebtedness of TIMCO which amends, renews or refinances (collectively, "refinances") the TIMCO Bonds, the TIMCO Lease and the TIMCO Bonds Letter of Credit, provided, however, that after giving effect to such refinancing, (i) the principal amount of Indebtedness is not increased, (ii) neither the stated maturity nor the average life of the Indebtedness is reduced, and (iii) TIMCO remains the obligor on such refinancing Indebtedness; and

                  (k) Indebtedness for borrowed money of Primark Economics or any of its Subsidiaries not exceeding $6,000,000 in aggregate principal amount at any time outstanding.

                  7.04. GUARANTIES, INDEMNITIES, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (b) Indemnities by the Borrower or a Subsidiary of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law;

                  (c) Guaranty Equivalents existing on the Closing Date and listed in Schedule 7.04 hereof (but not extensions, renewals or refinancings thereof or of any associated Assured Obligation); provided, that this Section 7.04(c) shall not apply to any Guaranty Equivalent as to which the Deemed Obligor is, on the Closing Date, a Subsidiary of the Borrower if such Subsidiary thereafter ceases to be a Subsidiary of the Borrower;

                  (d) Guaranty Equivalents by the Borrower or a Subsidiary constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with a disposition of stock or assets by the Borrower or such Subsidiary;

                  (e) Other Guaranty Equivalents by the Borrower or a Subsidiary of the Borrower from time to time of obligations of a Substantially Owned Subsidiary of the Borrower, provided that the Deemed Obligor in respect of such Guaranty Equivalent is a Substantially Owned Subsidiary of the Deemed Guarantor;

                  (f) Other Guaranty Equivalents by a Borrower or a Subsidiary of the Borrower from time to time, provided that the sum of (i) the maximum aggregate potential obligation of the Borrower or any Subsidiary of the Borrower under Guaranty Equivalents described in this
         Section 7.04(f), plus (ii) the aggregate amount of all payments made by the Borrower and its Subsidiaries after the date hereof under Guaranty Equivalents described in this Section 7.04(f), shall not exceed $2,000,000; and

                  (g) Obligations of a Subsidiary of the Borrower as general partner of a partnership permitted under Sections 7.05(g) or 7.05(j).

                  7.05. LOANS, ADVANCES AND INVESTMENTS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time make or permit to exist or remain outstanding any loan or Advance to, or purchase, acquire or own (beneficially or of record) any Shares of Capital Stock of, any stock, bonds, notes or securities of, or any partnership interest (whether general or limited), membership interest or beneficial interest in, or any other debt or equity interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Receivables owing to the Borrower or any Subsidiary of the Borrower arising from performance of services and sales of goods under usual and customary terms in the ordinary course of business;

                  (b) Loans and Advances extended by the Borrower or any Subsidiary of the Borrower to contractors or suppliers (excluding contractors or suppliers that are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business and in amount at any one time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate;

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
                  (c) Advances to officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, in amounts at any time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) to any one officer or employee and $2,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate; provided, however, that for purposes of this Section 7.05(c) only, the outstanding amount of Advances shall not be deemed to include amounts secured by perfected liens on shares of the publicly-traded common stock of the Borrower, to the extent of the market value of such common stock (as determined at least quarterly, based on publicly-available quotations);

                  (d) Loans and Advances by a Subsidiary of the Borrower to the Borrower;

                  (e) Ownership of Shares of Capital Stock of, and capital contributions, loans and Advances to, Corporations that are Wholly Owned Subsidiaries of the Borrower (other than a Broker-Dealer);

                  (f) (i) Ownership of Shares of Capital Stock of a Corporation that is a Wholly Owned Subsidiary of the Borrower that is a Broker-Dealer, as owned on the Closing Date, and (ii) capital contributions by the Borrower or its Subsidiaries from time to time to such Subsidiary, so long as such Subsidiary does not at the time of such capital contribution, or immediately thereafter and after giving effect thereto, have net capital (calculated in accordance with regulatory standards) in excess of 150% of the minimum capital required by Law;

                  (g) (i) Ownership of general partnership interests and other equity interests in the Worldscope Entities representing an 80% or greater interest in the capital, profits and losses of each of the Worldscope Entities, as owned on the Closing Date, and (ii) capital contributions to and acquisition of additional equity interests in the Worldscope Entities from time to time after the Closing Date, and loans and Advances to the Worldscope Entities from time to time;

                  (h) Acquisition and ownership of Shares of Capital Stock of Corporations that are Subsidiaries of the Borrower other than Wholly Owned Subsidiaries of the Borrower, and capital contributions, loans and Advances to Subsidiaries of the Borrower other than Wholly Owned Subsidiaries of the Borrower, provided, that the aggregate amount of all such acquisitions and capital contributions made under this Section 7.05(h) after the Closing Date, plus the aggregate outstanding principal amount of all such loans and Advances made under this Section 7.05(h), shall not at any time exceed $10,000,000;

                  (i) Acquisition and ownership by the Borrower or its Subsidiaries of equity interests in Primark Economics representing a 20% or greater interest in the capital, profits and losses of Primark Economics, and capital contributions, convertible debt and demand loans by the Borrower or its Subsidiaries to Primark Economics from time to time; provided, that (i) the sum of the aggregate amount of all consideration paid for such equity interests and convertible debt plus the aggregate amount of all such capital contributions (in each case whether before or after the Closing Date), plus the aggregate outstanding principal amount of all such demand loans, shall not at any time exceed $5,000,000, and (ii) no such acquisitions, capital contributions or loans may be made unless the Borrower continues to own (directly or indirectly) at least a 20% interest (and, assuming full conversion of convertible loans due to the Borrower or its Subsidiaries, a 51% or greater interest) in the capital, profits and losses of Primark Economics;

                  (j) Partnerships and joint ventures of which all partners, participants and other Persons having ownership interests therein are Wholly Owned Subsidiaries of the Borrower;

                  (k) Other loans, Advances and investments, not to exceed $3,000,000 in the aggregate; and

                  (l) Cash Equivalent Investments.

                  7.06. DIVIDENDS AND RELATED DISTRIBUTIONS. The Borrower shall not, and shall not permit any Subsidiary to, declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as follows:

                  (a) The Borrower may from time to time repurchase for cash shares of its common stock of a series publicly traded, subject to the following conditions:

                             (i) Repurchases under this Section 7.06(a) shall
                  not exceed $25,000,000 from and after the Closing Date;

                             (ii) No Event of Default or Potential Default shall
                  exist on the date of such repurchase, or immediately thereafter and after giving effect to such repurchase;

                             (iii) The Borrower would have been in compliance
                  with Sections 7.01(a) and 7.01(c) on the last day of the fiscal quarter ending most recently before such repurchase, after giving effect on a pro forma basis to such repurchase and to any incurrence of Indebtedness after such day, as if such repurchase and incurrence had occurred on such day; and

                             (iv) The Agent shall receive, with a copy for each
                  Lender, not later than the Business Day after the date such repurchase is made, a certificate signed by a Responsible Officer of the Borrower, dated such repurchase date, describing such dividend, certifying that such repurchase is in compliance with the provisions of this Section 7.06(a), and including a statement in reasonable detail of the information and calculations necessary to establish compliance with this
                  Section 7.06(a);

                  (b) A Subsidiary of the Borrower may declare and pay dividends or other distributions with respect to its Shares of Capital Stock, provided, that such dividend or other distribution is made on a pro rata basis, consistent with the ownership interests in such Shares of Capital Stock, to the owners of such shares; and

                  (c) The Borrower may make Stock Payments if such Stock Payment is paid solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower.

The Borrower shall not declare any dividend payable later than 60 days after declaration, and the Borrower shall not permit any Subsidiary to declare any dividend payable later than 15 days after declaration.

                  7.07. SALE-LEASEBACKS. The Borrower shall not, and shall not permit any Subsidiary to, at any time enter into or permit to remain in effect any transaction to which the Borrower or such

Subsidiary is a party involving the sale, transfer or other disposition by the Borrower or any Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for transactions existing on the date hereof and listed in Schedule 7.07 hereof (but not extensions, renewals or refinancings thereof).

                  7.08. MERGERS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly, (w) merge with or into or consolidate with any other Person, or (x) liquidate, Wind-Up, dissolve or divide, (y) acquire all or any substantial portion of the properties of any going concern or going line of business (whether or not constituting a distinct legal entity), or (z) acquire all or any substantial portion of the properties of any other Person, or all or any substantial portion of the Shares of Capital Stock of any other Person which is organized as a Corporation, or all or any substantial portion of any equity interest in any other Person which is not organized as a Corporation, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Mergers"):

                  (a) A Subsidiary of the Borrower may merge with or into or consolidate with, or acquire all or any substantial portion of the properties of, or liquidate or dissolve into, any other Subsidiary of the Borrower, if the acquiring, surviving or new Corporation shall be a Wholly Owned Subsidiary of the Borrower; and

                  (b) The Borrower, or a Subsidiary of the Borrower, may make acquisitions of the types referred to in the foregoing clauses (y) and
         (z) of properties of Persons other than a Subsidiary of the Borrower, consistent with the other provisions of this Agreement and the other Loan Documents, provided that the aggregate Adjusted Acquisition Consideration in connection with all such acquisitions made after the Closing Date (and specifically excluding the acquisition of WEFA, if made on or before the Closing Date) shall not exceed the sum of $75,000,000 plus the amount, if any, of aggregate cash proceeds (net of underwriting discounts, fees and other transaction costs) received by the Borrower after the Closing Date from issuance of Shares of Capital Stock of the Borrower (or options or warrants therefor).

                  7.09. DISPOSITIONS OF PROPERTIES. The Borrower shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, directly or indirectly, any of its properties, now existing or hereafter acquired, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Sales of inventory, licenses (as licensor) of software or other intellectual property, all in the ordinary course of business;

                  (b) Disposition of equipment and other operating assets which are obsolete or no longer useful in the business of the Borrower or such Subsidiary, as the case may be;

                  (c) Lease or sublease of unoccupied office space;

                  (d) Dispositions in Permitted Mergers, and other dispositions between Wholly Owned Subsidiaries of the Borrower;

                  (e) Disposition outside the ordinary course of business of all (but not less than all) of the Shares of Capital Stock of TIMCO, or substantially all the assets of TIMCO (but not less than substantially all of such assets), subject to the following conditions:

                           (i) any such disposition of property is for not less
                  than the Fair Market Value of the property disposed of (as determined in good faith by the Board of Directors of the transferor, whose determination shall be evidenced by a written resolution of such Board), and the consideration received by the Borrower or the relevant Subsidiary in respect of such disposition consists entirely of cash or Cash Equivalent Investments; and

                           (ii) in the case of disposition of Shares of Capital
                  Stock of, or assets of, TIMCO, TIMCO shall be conducting substantially the business conducted by it on the Closing Date, and shall not be conducting any different or additional business or have any material assets in addition to those it had on the Closing Date; and

                  (f) Other dispositions of property from time to time for not less than its Fair Market Value, provided that dispositions under this
         Section 7.09(f) shall not exceed $5,000,000 in the aggregate in any fiscal year.

Without limitation of the foregoing, it is understood that the following are dispositions of property subject to this Section 7.09: any disposition of accounts, chattel paper or general intangibles, with or without recourse; any disposition of any leasehold interest; and any disposition of any Shares of Capital Stock in or Indebtedness of any Subsidiary. The Borrower shall not, and shall not permit any Subsidiary to sell, convey, assign, transfer or otherwise dispose of, voluntarily or involuntarily, any of its accounts, chattel paper, general intangibles or other financial assets with or without recourse, in any factoring, structured financing, or other transaction having the practical effect, directly or indirectly, of a financing, whether or not such transaction is in the form of a "true sale" of such financial assets by the Borrower or such Subsidiary.

                  7.10. DEALINGS WITH AFFILIATES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, permit to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Transactions between (i) on the one hand, any Affiliate of the Borrower, and (ii) on the other hand, the Borrower or any of its Subsidiaries, in good faith and on fair and reasonable terms; and

                  (b) Compensation of directors, officers, employees and consultants of the Borrower and its Subsidiaries for services rendered in such capacity in good faith and on fair and reasonable terms, which terms (in the case of compensation under employment contracts entered into after the Closing Date will be approved by a majority of the board of directors of such Borrower or Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction).

                  7.11. LIMITATIONS ON MODIFICATION OF CERTAIN AGREEMENTS AND INSTRUMENTS.

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
                  (a) SENIOR NOTES. The Borrower shall not amend, modify or supplement the terms or provisions contained in, or applicable to, the Senior Notes, the Senior Note Indenture, or any agreement or instrument evidencing or applicable to any of the foregoing.

                  (b) REVOLVING CREDIT AGREEMENT. The Borrower shall not amend, modify, supplement, renew or refinance the Revolving Credit Agreement or its obligations thereunder, in any way that would change its nature as a revolving credit facility, increase or reduce the principal amount available to be borrowed thereunder, or cause the Revolving Credit Maturity Date or the final date on which loans may be borrowed thereunder by the Borrower to occur sooner than the relevant dates applicable under the Revolving Credit Agreement as constituted on the Closing Date. In the event that the Agent hereunder is not also the "Agent" under the Revolving Credit Agreement, the Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to, or renewal or refinancing of, the Revolving Credit Agreement.

                  (c) [Reserved]

                  (d) NOTE BACKUP AGREEMENT. The Borrower shall not amend, modify or supplement the Note Backup Agreement (as constituted on the Closing
Date) or its obligations thereunder, in any way that would (i) increase the principal amount thereof (including the aggregate stated amount of letters of credit issued thereunder), or require payments on account of principal (including reimbursement of draws under letters of credit issued thereunder) to be made earlier or in greater amount than is required under the terms of the Note Backup Agreement as constituted on the Closing Date, or (ii) increase the rate or shorten the date for payment of interest thereon. In the event that the Agent hereunder is not also the "Agent" under the Note Backup Agreement, the Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to the Note Backup Agreement.

                  (e) [Reserved]

                  7.12. LIMITATION ON PAYMENTS ON CERTAIN OBLIGATIONS. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, pay, prepay, purchase, redeem, retire, defease or acquire, or otherwise make any payment (on account of principal, interest, premium or otherwise) of, any obligation under or evidenced by the Senior Notes, except that the Borrower may (x) pay principal and interest on the Senior Notes as and when expressly required to do so by the mandatory terms of the Senior Notes, and
(y) purchase Senior Notes as and when expressly required to do so by the mandatory terms of Sections 4.12 and 4.13 of the Senior Note Indenture (it being understood that the foregoing may nevertheless give rise to an Event of Default).

                  7.13. LIMITATION ON OTHER RESTRICTIONS ON LIENS, DIVIDEND RESTRICTIONS ON SUBSIDIARIES, ETC. The Borrower shall not, and shall not permit any Subsidiary to,

                  (x) enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would (i) prohibit the grant of any Lien upon any of its properties (now owned or hereafter acquired), or (ii) restrict or prohibit the transfer or disposition of any of its properties (now owned or hereafter acquired), or require it to dispose of or apply the proceeds of any such disposition in a specified manner, or

                  (y) be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its certificate or articles of incorporation, by-laws or other constituent documents, or otherwise) on the right of the Borrower or such Subsidiary from time to time (i) in the case of a Subsidiary, to declare and pay Stock Payments with respect to Shares of Capital Stock owned by the Borrower or any Subsidiary of the Borrower, (ii) in the case of the Borrower or any Subsidiary of the Borrower, to pay any obligations from time to time owed to the Borrower or any Subsidiary of the Borrower, or (iii) in the case of the Borrower or any Subsidiary of the Borrower, make loans or advances to the Borrower or any Subsidiary of the Borrower, except:

                  (a) the Credit Facilities;

                  (b) the Senior Notes and the Senior Note Indenture;

                  (c) with respect to the foregoing clause (x), non-assignment provisions of any executory contract or software or programs or of any lease by the Borrower or such Subsidiary as lessee;

                  (d) with respect to the foregoing clause (x), restrictions on property subject to a Permitted Lien in favor of the holder of such Permitted Lien;

                  (e) restrictions with respect to TIMCO imposed pursuant to an agreement entered into for sale or disposition (which sale or disposition is not in violation of this Agreement or any other Loan Document) of all or substantially all of the Shares of Capital Stock or assets of such Subsidiary; provided, that such restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement, and is agreed to in good faith; and

                  (f) in the case of the foregoing clause (y), legal restrictions of general applicability under the corporation or similar law under which the Borrower or such Subsidiary is incorporated, fraudulent conveyance or similar laws or general applicability for the benefit of creditors generally, and other legal restrictions of general applicability to similarly situated business corporations; and

                  (g) in the case of subclause (ii) of the foregoing clause (x), restrictions on transfer of property arising in the ordinary course of business; provided, that such restrictions do not directly or indirectly secure any obligation of the Borrower or such Subsidiary to pay money or to perform an obligation, and do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary.

                  7.14. LIMITATION ON OTHER RESTRICTIONS ON AMENDMENT OF THE LOAN DOCUMENTS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except: (a) the Loan Documents, and (b) provisions in each of the other Credit Facilities no more restrictive than those in such other Credit Facility, respectively, as constituted on the Closing Date.

                  7.15. LIMITATION ON CERTAIN BENEFIT LIABILITIES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower or any Controlled Group Member to, become subject to Primark Group Benefits Exposures in excess of $20,000,000 in the aggregate for all such Persons. As used herein, the term "Primark Group Benefits Exposures" shall mean the sum of the maximum potential liabilities (direct, contingent or other) of the Borrower and its Subsidiaries and the Controlled Group Members in connection with the following: (a) withdrawal liability (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan, whether or not such liability has yet been triggered as a result of a withdrawal; (b) contributions due and unpaid with respect to a Multiemployer Plan; (c) the "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under any Plan, whether or not such liability has yet been triggered as a result of a termination of such Plan; (d) excise taxes assessed in connection with all of the above or otherwise in connection with any Plan; (e) Postretirement Benefit Obligations of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member; and (f) any other liability (contingent or other) in connection with a Plan or Multiemployer Plan which represent a material risk that it may result in a Lien attaching to assets of the Borrower or any Subsidiary of the Borrower, without regard to any minimum amount required by Law to cause such Lien to attach.

                  7.16. FISCAL YEAR. The Borrower shall maintain a fiscal year beginning on each January 1 and ending on the following December 31, divided into fiscal quarters ending on the last day of each March, June, September and December.


                                  ARTICLE VIII
                                    DEFAULTS

                  8.01. EVENTS OF DEFAULT. An "Event of Default" shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                  (a) The Borrower shall fail to pay when due principal of any Loan.

                  (b) The Borrower shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document, and such failure shall have continued for a period of five Business Days.

                  (c) Any representation or warranty made or deemed made by the Borrower in or pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, or any statement made by the Borrower or any Subsidiary of the Borrower or any in any financial statement, certificate, report, exhibit or document furnished by the Borrower or any Subsidiary of the Borrower to the Collateral Agent or any Lender Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                  (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII hereof or any of the covenants contained in Sections 2.07, 6.01(j)(i), 6.11, 6.12, 6.14,
         6.15 or 6.16 hereof, or in Sections 4.02 or 4.06 of the Borrower Pledge Agreement.

                  (e) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.01 hereof (other than as referred to in Sections 6.01(j)(i) hereof) such default shall have continued for a period of 10 days and (ii) in the case of any other default such default shall have continued for a period of 30 days.

                  (f) (i) The Borrower or any Subsidiary of the Borrower shall default in any payment of any amount in respect of any Cross-Default Triggering Obligation beyond any period of grace with respect thereto or, if any amount payable in respect of any Cross-Default Triggering Obligation is payable on demand, shall fail to pay such amount when demanded, or (ii) the Borrower or any Subsidiary of the Borrower shall default in the observance of any covenant, term or condition of any agreement or instrument by which any Cross-Default Triggering Obligation is created, secured or evidenced, if the effect of such default referred to in this clause (ii) is to cause, or to permit the holder or holders of any Cross-Default Triggering Obligation (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such Cross- Default Triggering Obligation to become due before its otherwise stated maturity (by way of acceleration, mandatory prepayment or otherwise), or, in the case of an interest rate or currency swap, cap, collar, floor, future, forward or similar transaction, to terminate before its otherwise scheduled termination. As used in this Agreement, "Cross-Default Triggering Obligation" shall mean

                           (A) any obligation under or in connection with any of
                  the other Credit Facilities, any Swap Agreement, the Senior Notes or the Senior Note Indenture,

                           (B) any obligation, as principal or as guarantor or
                  other surety, in respect of the TIMCO Bond Order, the TIMCO Lease, any reimbursement agreement relating to the TIMCO Bonds Letter of Credit, or any other obligation referred to in
                  Section 7.03(j) hereof,

                           (C) any obligation (or set of related obligations),
                  as principal or as guarantor or other surety, in respect of Indebtedness in excess of $5,000,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount, and

                           (D) any obligation (or set of related obligations,
                  including all obligations under a master agreement), as principal or as guarantor or other surety, in respect of any interest rate or currency swap, cap, collar, floor, future, forward or similar transactions relating to a principal or notional principal amount in excess of $5,000,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount.

                  (g) One or more judgments for the payment of money shall have been entered against the Borrower or any Subsidiary of the Borrower, which judgment or judgments exceed

         $2,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of 30 consecutive days.

                  (h) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and such event or condition has, or would be likely to have, a Material Adverse Effect.

                  (i) Any Shared Security Document shall cease to be in full force and effect; or any Lien created or purported to be created in any Shared Collateral pursuant to any Shared Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, prior to all other Liens except Permitted Liens.

                  (j) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document), or the Borrower or any other party to any Loan Document shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Borrower or such other party thereunder.

                  (k) Any one or more Pension-Related Events referred to in subsection (b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other Pension-Related Events shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (l) The Borrower shall make, or shall be required by the terms of the Senior Note Indenture to make or to offer to make, any purchase of Senior Notes under Sections 4.12 or 4.13 of the Senior Note Indenture; or the Borrower or any of its Subsidiaries otherwise shall make or offer to make any payment on account of principal of, or any purchase, redemption, retirement, defeasance or acquisition of, any of the Senior Notes (except for principal payment in accordance with the terms thereof at the scheduled maturity thereof).

                  (m) Any Person or group (as such term is used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 35% or more of any class of voting securities of the Borrower; or any Person shall have been elected or shall have become a director of the Borrower who was not nominated and recommended for such position or elected to such position by a majority of the then-incumbent Board of Directors of the Borrower; or a "Change in Control" (as defined in the Senior Note Indenture as constituted on the Closing Date shall have occurred (without regard to any subsequent amendment, modification or supplement to, or termination or expiration of, the Senior Note Indenture).

                  (n) A Control-Related Event shall have occurred, and the Required Lenders shall have determined in good faith that such Control-Related Event has or would be likely to have a Material Adverse Effect (by reason of suspension, withdrawal or impairment of any security clearance of the Borrower or any of its Subsidiaries, or impairment of the business relationship between the Borrower and its Subsidiaries, on the one hand, and the U.S. Government and its agencies and departments, on the other hand). "Control-Related Event" shall mean that any Person or group (as such term is used in Sections 13 and 14 of the Exchange Act, and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 5% or more of any class of voting securities of the Borrower (except for any such Person or group existing on the Closing Date, to the extent of the voting securities then owned by them).

                  (o) A proceeding shall have been instituted in respect of the Borrower or any Significant Subsidiary of the Borrower (and for this purpose, each Subsidiary of the Borrower which is subject to an event or condition described in this Section 8.01(o) or in Section 8.01(p) hereof shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary)

                           (i) seeking to have an order for relief entered in
                  respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, Winding-up, administration, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                           (ii) seeking appointment of a receiver,
                  administrative receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.

                  (p) The Borrower or any Significant Subsidiary of the Borrower (and for this purpose, each Subsidiary of the Borrower which is subject to an event or condition described in Section 8.01(o) hereof or in this
         Section 8.01(p) shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary) shall not be Solvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, Wind-up, go into administration or revoke or forfeit its articles of incorporation (or other constituent documents); or shall take any action in furtherance of any of the foregoing.

                  8.02. CONSEQUENCES OF AN EVENT OF DEFAULT.

                  (a) GENERAL. If an Event of Default specified in subsections
(a) through (n) of Section 8.01 hereof shall have occurred and be continuing or exist, or if an Event of Default specified in subsections (o) or (p) of Section
8.01 hereof shall have occurred and be continuing or exist with respect to a Person other than the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, declare the unpaid principal amount of the Loans, interest accrued thereon and all other Loan Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (b) BANKRUPTCY AND CERTAIN OTHER EVENTS. If an Event of Default specified in subsection (o) or (p) of Section 8.01 hereof shall have occurred and be continuing or exist with respect to the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the unpaid principal amount of the Loans, interest accrued thereon and all other Loan Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  8.03. APPLICATION OF PROCEEDS. After the occurrence of an Event of Default and acceleration of the Loans, any distributions made on account of Loan Obligations under the Collateral Agency Agreement and all other payments received on account of Loan Obligations shall be applied by the Agent to payment of the Loan Obligations in the following order:

                  First, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Agent in its capacity as such;

                  Second, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on Loans, ratably amongst the Lenders in proportion to the respective amounts described in this clause "Second" due to them;

                  Third, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans, ratably amongst the Lenders in proportion to the respective amounts described in this clause "Third" due to them;

                  Fourth, to payment of all other Loan Obligations, ratably amongst the Lender Parties in proportion to the respective amounts described in this clause "Fourth" due to them; and

                  Finally, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full in cash, and all Commitments have terminated, to the Borrower or as otherwise required by law.


                                   ARTICLE IX
                                    THE AGENT

                  9.01. APPOINTMENT. Each Lender Party hereby irrevocably appoints Mellon Bank, N.A. to act as Agent for the Lender Parties under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably authorizes the Agent to take such action on behalf of the Lender Parties under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided herein. Each Lender Party hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Without limiting the generality of the foregoing, each Lender Party hereby irrevocably authorizes the Agent to execute and deliver the Collateral Agency Agreement on behalf of such Lender Party. Each Lender Party hereby agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.

                  9.02. GENERAL NATURE OF AGENT'S DUTIES.

                  (a) NO IMPLIED DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                  (b) NOT A FIDUCIARY. The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender Party.

                  (c) AGENT OF LENDER PARTIES. The Agent is and shall be solely the agent of the Lender Parties. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any Person other than the Lender Parties. The provisions of this Article IX are for the benefit of the Lender Parties (and the other Persons named in Section 9.07 hereof), and the Borrower shall not have any rights under any of the provisions of this Article IX.

                  (d) NO OBLIGATION TO TAKE ACTION. The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                  9.03. EXERCISE OF POWERS. Subject to the other provisions of this Agreement and the other Loan Documents, the Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 9.04(a) hereof).

                  9.04. GENERAL EXCULPATORY PROVISIONS.

                  (a) GENERAL. The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                  (b) AGENT NOT RESPONSIBLE FOR LOAN DOCUMENTS, ETC. The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of the Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any collateral.

                  (c) NO DUTY OF INQUIRY. The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 9.05(f) hereof, the existence of any Event of Default or Potential Default.

                  (d) NOTICES. The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender Party.

                  9.05. ADMINISTRATION BY THE AGENT.

                  (a) RELIANCE ON NOTICES. The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                  (b) CONSULTATION. The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                  (c) RELIANCE ON CERTIFICATES, ETC. The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                  (d) INDEMNITY. The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                  (e) PERFORMANCE THROUGH AGENTS. The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

                  (f) NOTICE OF DEFAULT. The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

                  9.06. LENDERS NOT RELYING ON AGENT OR OTHER LENDERS. Each Lender Party hereby acknowledges as follows: (a) Neither the Agent nor any other Lender Party has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender Party shall be deemed to constitute any representation or warranty by the Agent or such other Lender Party to it.
(b) It has, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

                  9.07. INDEMNIFICATION OF AGENT BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan; provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction.

                  9.08. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its Commitments and the Loan Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, enter into interest rate or currency hedging transactions with, act as trustee under indentures of, and engage in any other business or transaction with, the Borrower or any stockholder, subsidiary or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

                  9.09. HOLDERS OF NOTES. The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 10.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

                  9.10. SUCCESSOR AGENT. The Agent may resign at any time by giving 45 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may (but shall not be required to) appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties as such under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each

Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender Party for whose account such payment is made.

                  9.11. CALCULATIONS. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

                  9.12. AGENT'S FEE. The Borrower agrees to pay to the Agent, for its individual account, a nonrefundable Agent's fee of $50,000 per annum, payable for the period from and including the Closing Date to but not including the date on which all Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full. Payments of such Agent's fee shall be made (a) on the Closing Date, for the period from and including such date to but not including June 29, 1997 (provided, that to the extent that the Borrower has paid the Agent's fee allocable to such period under the prior "Term Loan Agreement" referred to in Section 5.01(f), such payment shall be credited against the Borrower's obligation under this clause (a)), and (b) thereafter, in advance on each June 29 and December 29 for the period from and including such payment date to but not including the next such payment date.


                                    ARTICLE X
                                  MISCELLANEOUS

                  10.01. HOLIDAYS. Except as otherwise expressly provided herein or therein, whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                  10.02. RECORDS. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, and the duration of such applicability, shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

                  10.03. AMENDMENTS AND WAIVERS. The Agent and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document (other than the Shared Security Documents) for the purpose of amending, adding to, or waiving any provisions, releasing any collateral, or changing in any manner the rights and duties of the Borrower or any Lender Party. Any such amendment, modification or supplement made by the Borrower and the Agent in accordance with the provisions of this Section 10.03 shall be binding upon the Borrower and each Lender Party. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

                  (a) Increase the Term Loan Committed Amount of any Lender over the amount thereof then in effect without the written consent of each Lender affected thereby, or extend the Term Loan Maturity Date without the written consent of each Lender;

                  (b) Reduce the principal amount of or extend the time for any scheduled payment of principal of any Loan without the written consent of each Lender affected thereby, or reduce the rate of interest or extend the time for payment of interest borne by any Loan (other than as a result of waiving the applicability of any increase in interest rates applicable to overdue amounts), without the written consent of each Lender affected thereby;

                  (c) Change the definition of "Required Lenders" or amend this
         Section 10.03, without the written consent of each Lender;

                  (d) Amend or waive any of the provisions of Article IX, or impose additional duties upon the Agent, or otherwise affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

                  (e) Release all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), or subordinate the priority of the Liens in favor of the Collateral Agent to Liens in favor of another Person with respect to all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), without the written consent of each Lender; or

                  (f) Alter the priority of distributions set forth in Section
         8.03 hereof, without the written consent of each Lender affected thereby;

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing, manually signed by or on behalf of the Borrower and the Lender Party which is party thereto, and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto. Shared Security Documents may be amended, modified and supplemented from time to time in accordance with the terms thereof and of the Collateral Agency Agreement, and any such amendment, modification or supplement so made shall be binding upon the Borrower and each Lender Party (and to the extent that any consent, direction or other action is required by the Agent in connection therewith, the provisions of the third sentence of this Section 10.03 shall apply to the Agent in giving such consent or direction or taking such action).

                  10.04. NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Collateral Agent or any Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Collateral Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                  10.05. NOTICES.

                  (a) GENERAL. Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") to the Borrower or any Lender Party under this Agreement or any Loan Document shall be in writing (including telexes and facsimile transmission) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile transmission, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) COPIES TO AGENT. Any Lender giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                  (c) RELIANCE. Each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and no Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

                  10.06. EXPENSES; TAXES; INDEMNITY.

                  (a) EXPENSES. The Borrower agrees to pay or cause to be paid and to save each Lender Party harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of outside counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by any Lender Party from time to time arising from or relating to (i) in the case of the Agent, the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) in the case of the Agent, any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, (iii) in the case of each Lender Party, the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of any Lien on any collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any collateral, including without limitation advances for taxes, filing fees and the like, (C) collection or enforcement by any Lender Party of any outstanding Loan or any other amount owing hereunder or thereunder, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents), and (iv) in the case of Mellon Bank, N.A., any syndication of this Agreement prior to the first anniversary of the Closing Date (but amounts payable under this clause (iv), plus amounts payable under Section 10.06(a)(iv) of the other Credit Facilities as constituted on the Closing Date, shall in no event exceed an aggregate of $50,000).

                  (b) TAXES. The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by any Lender Party to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

                  (c) INDEMNITY. The Borrower hereby agrees to reimburse and indemnify the Lender Parties, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing (the "Lender Indemnified Parties"), and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Lender Indemnified Party as a result of, or arising out of, or in any way related to or by reason of this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any grant of any Lien on collateral or any exercise by the Collateral Agent or any Lender Party of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any portion of such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Lender Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this Section 10.06(c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                  10.07. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  10.08. PRIOR UNDERSTANDINGS. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein, including the engagement letter between the Borrower and Mellon Bank, N.A. dated December 13, 1996.

                  10.09. DURATION; SURVIVAL. All representations and warranties of the Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of any Lender Party, the making of any Loan, or any other event or condition whatever. All covenants and agreements of the Borrower contained

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herein or in any other Loan Document shall continue in full force and effect from and after the date hereof (or, in the case of Section 7.01 hereof, from and after December 31, 1996) until all Commitments have terminated, and all Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify any Lender Party or Lender Indemnified Party (including but not limited to obligations arising under Sections 2.10, 2.11 and 10.06 hereof) shall survive the payment in full of all other Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent and Persons related to the Agent (including but not limited to obligations arising under Section 9.07 hereof) shall survive the payment in full by the Borrower of all Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever.

                  10.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  10.11. LIMITATION ON PAYMENTS. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

                  10.12. SET-OFF. The Borrower hereby agrees that if any Loan Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Loan Obligation any obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such obligation owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender Party may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender Party or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender as provided in this Section 10.12 (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section 10.12 are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

                  10.13. SHARING OF COLLECTIONS. Subject to Section 2.06 of the Collateral Agency Agreement, the Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Loan Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower ratably to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Loan Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

                  10.14. SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.

                  (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void, and except that, to the fullest extent permitted by law, a Lender may not voluntarily assign or transfer any of its rights hereunder except in accordance with the other provisions of this
Section 10.14, and any other purported voluntary assignment or transfer shall be void; provided, that this Agreement shall inure to the benefit of successors of Lenders by operation of law or resulting from an involuntary assignment or transfer (including but not limited to receivers, conservators, trustees and like Persons, and successors by merger or consolidation).

                  (b) PARTICIPATIONS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

                  (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                  (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                  (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and

                  (iv) such Participant shall, by accepting such Participation, be bound by the provisions of Section 10.13 hereof, and

                  (v) if such Participant is not already a Participant or a Lender, and if such Participation gives such Participant any voting rights (other than on matters described in clauses (a) through (f), inclusive, of Section 10.03 hereof), such Participation shall be subject to consent of the Agent, Mellon Bank, N.A. and the Borrower pursuant to clause (i) of Section 10.14(c) hereof as if such Participation were an assignment described therein.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.10, 2.11, 10.06 and 10.12 hereof with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

                  (c) ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

                  (i) any such assignment to a Purchasing Lender shall be made only with the consent of the Agent and Mellon Bank, N.A. (which each of them may grant or withhold in their absolute discretion) and of the Borrower (which consent may not be unreasonably withheld or delayed);

                  (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents and under the Note Backup Agreement, such transferor Lender shall retain, after such assignment (and any concurrent assignment under the Note Backup Agreement), a minimum principal amount of $10,000,000 under this Agreement and the Note Backup Agreement in the aggregate, and after giving effect to such assignment (and any concurrent assignment under the Note Backup Agreement) the transferee Lender shall have a minimum principal amount of $10,000,000 under this Agreement and the Note Backup Agreement in the aggregate,

                  (iii) each such assignment shall be of a constant, and not a varying, percentage of the Term Loan Commitment and Term Loan of the transferor Lender, and of all of the transferor Lender's related rights and obligations under this Agreement and the other Loan Documents,

                  (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit B to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

                  (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                  (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in a Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Term Loan Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Term Loan Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

                  (d) REGISTER. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower and each Lender Party may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) FINANCIAL AND OTHER INFORMATION. Subject to Section 10.14(g) hereof, the Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender, or prospective Participant or Purchasing Lender, any and all financial and other information delivered to, received by, or otherwise in the possession of, such Person from time to time relating to the Borrower, its Subsidiaries and affiliates, or the matters contemplated by the Loan Documents. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

                  (f) SYNDICATION. The Borrower shall, at the reasonable request of Mellon Bank, N.A. from time to time, at the Borrower's expense, use all reasonable efforts to cooperate with its syndication effort, including, without limitation, (i) assisting it from time to time in preparing information packages for delivery to prospective Participants and Purchasing Lenders, and (ii) causing appropriate officers, representative and experts to meet with prospective Participants and Purchasing Lenders from time to time. Mellon Bank, N.A. agrees to make such information packages available to the Borrower for reasonable review before initial dissemination of the same in primary syndication, and to consult with the Borrower as to the content thereof.

                  (g) CONFIDENTIALITY. Each Lender Party agrees to take reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Borrower or any Subsidiary in connection with this Agreement; provided, however, that any Lender Party may disclose such information (i) at the request of any bank regulatory authority or other Governmental Authority or in connection with an examination of such Lender Party by any such Governmental Authority, (ii) pursuant to subpoena or other court process, (iii) to the extent such Lender Party is required (or believes in good faith that it is required) to do so in accordance with any applicable Law,
(iv) to such Lender Party's independent auditors and other professional advisors, (v) in connection with the enforcement of any of its rights under or in connection with any Loan Document, (vi) to any other Lender Party, and (vii) to any actual or potential Participant or Purchasing Lender, or to any other actual or potential creditor of or participant in a credit to the Borrower or any of its Subsidiaries or Affiliates, so long as, in the case of this clause
(vii), such Person agrees to comply with the provisions of this Section
10.14(g).

                  (h) ASSIGNMENTS TO FEDERAL RESERVE BANK. Any Lender may at any time assign all or any portion of its rights under this Agreement, including without limitation any Loans owing to it and any Note held by it, to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from any of its obligations hereunder.

                  10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; LIMITATION OF LIABILITY.

                  (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                  (b) CERTAIN WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                  (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                  (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

                  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH

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         SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE
         (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                  (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

                  (c) LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                             PRIMARK CORPORATION


                             By   /s/ STEPHEN H. CURRAN
                                  ---------------------------------------------
                                  Stephen H. Curran
                                  Senior Vice President and Chief Financial
                                  Officer

                             Address for Notices:

                                  Primark Corporation
                                  1000 Winter Street, Suite 4300N
                                  Waltham, MA 02154

                                 Attn:  Stephen H. Curran,
                                     Senior Vice President and Chief Financial
                                     Officer

                                  Telephone:  617-487-2140
                                  Facsimile: 617-890-6129

                             MELLON BANK, N.A.,
                             individually and as Agent


                             By   /s/ R. JANE WESTRICH
                                  -------------------------------------------
                                  R. Jane Westrich
                                  Vice President

                             Term Loan Committed Amount:        $225,000,000

                             Commitment Percentage:                     100%

                             Address for Notices:

                                      Mellon Bank, N.A.
                                      Loan Administration
                                      Three Mellon Bank Center
                                      Room 153-2332
                                      Pittsburgh, PA  15259-0003

                                      Attn:  Terpsie Katsafanas

                                      Telephone:  412-234-4769
                                      Facsimile:  412-236-2028

                             With a copy to:

                                      Mellon Bank, N.A.
                                      One Boston Place, 6th Floor
                                      Boston, MA 02108

                                      Attn: R. Jane Westrich, Vice President

                                      Telephone:  617-722-7969
                                      Facsimile: 617-722-3516

                                     ANNEX A
                                       TO
                               TERM LOAN AGREEMENT

                            DEFINITIONS; CONSTRUCTION

                  1.01. CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the following words and terms defined have the meanings given them below, unless the context of this Agreement otherwise clearly requires.

                  "Adjusted Acquisition Consideration" in connection with an acquisition of a type referred to in clause (y) or (z) of Section 7.08 hereof by the Borrower or a Subsidiary of the Borrower means the amount, not less than zero, equal to, without duplication, the sum of:

                           (a) the gross consideration paid or payable by the
                  Borrower and its Subsidiaries in connection with such acquisition (including, without limitation, the purchase price therefor and transaction expenses), with non-cash consideration valued at its Fair Market Value on the closing date of the acquisition; provided, that for purposes of this clause (a) (i) the value of consideration in the form of Shares of Capital Stock of the Borrower or options or warrants therefor shall be deemed zero, and (ii) the value of consideration in the form of Indebtedness or other deferred payment obligations of the Borrower or its Subsidiaries (exclusive of Indebtedness or other deferred payment obligations payable and paid exclusively in Shares of Capital Stock of the Borrower or options or warrants therefor) shall be deemed the maximum aggregate amount of all payments which in any circumstances may be required thereunder, as determined at the time such Indebtedness or other deferred payment obligation is incurred (except that, for purposes of this clause (ii), interest on Indebtedness accruing after such determination date at a market rate shall be excluded from such maximum aggregate amount), plus

                           (b) the aggregate Indebtedness and Guarantee
                  Equivalents assumed or incurred, directly or indirectly, by the Borrower or any Subsidiary of the Borrower in connection with such acquisition (including, in the case of an acquisition of any or all of the Shares of Capital Stock or other equity interests of a Person, the aggregate Indebtedness and Guarantee Equivalents of such Person), exclusive of Indebtedness and Guarantee Equivalents of the Person being acquired constituting current accounts payable of such Person on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business and not incurred in contemplation of such acquisition, minus

                           (c) the aggregate cash and Cash Equivalent
                  Investments (valued at the lower of cost or market) acquired by the Borrower and its Subsidiaries in such acquisition (including, in the case of an acquisition of all, but not less than all, of the Shares of Capital Stock or other equity interests of a Person, the aggregate cash and Cash Equivalent Investments of such Person, it being understood that in the event that the Borrower and its Subsidiaries acquire less than all of the Shares of Capital Stock or other equity interests of a Person, no part of the cash or Cash Equivalent Investments of such Person shall be deemed within the scope of this clause (c)); provided, that in the event

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                  that the Borrower and its Subsidiaries acquire all of the
                  Shares of Capital Stock or other equity interests of a Person, the cash and Cash Equivalent Investments of such Person shall be deemed within the scope of this clause (c) only in the event that the relevant acquisition agreement requires the amount of cash and Cash Equivalent Investments of such Person to be determined at the closing date of the acquisition and provides for an adjustment to the purchase price based on such amount.

                  "Advance" shall mean any loan, advance or other extension of credit, direct or indirect.

                  "Affected Lender" shall have the meaning set forth in Section 2.03(e) hereof.

                  "Affiliate" of a Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and in any case shall include, without limitation, (a) being a director or officer (or a Person having powers analogous to those of a corporate director or officer) of such Person, or of a Person that directly or indirectly controls such Person, (b) having direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 30% or more of the outstanding Shares of Capital Stock of any class of such Person having ordinary voting power for the election of directors (or in the case of a Person that is not a Corporation, 30% or more of any class of equity interest having voting or control power analogous to corporate common stock), and (b) being a general partner of such Person, or of a Person having direct or indirect control over a general partner of such Person.

                  "Applicable Margin" shall have the meaning set forth in
         Section 2.03(b) hereof.

                  "Assured Obligation" shall have the meaning given that term in the definition of "Guaranty Equivalent."

                  "Base Rate" for any day shall mean the greater of (a) the Prime Rate for such day or (b) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

                  "Base Rate Option" shall have the meaning set forth in Section 2.03(a) hereof.

                  "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.09(c)(ii) hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

                  "Borrower Pledge Agreement" shall mean the Pledge Agreement of approximately even date herewith between the Borrower and the Collateral Agent, as amended, modified or supplemented from time to time.

                  "Broker-Dealer" shall mean a Person who is, or is registered as, a broker, dealer, municipal securities dealer, government securities broker or government securities dealer under

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         the Securities Exchange Act of 1934, as amended, or under any state securities law, or who has a comparable status under any securities law of any other Governmental Authority.

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the city in which is located the Agent's Office.

                  "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

                  "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

                  "Capitalized Software" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person which would be classified as capitalized software in accordance with GAAP.

                  "Cash Equivalent Investments" shall have the meaning given that term in the Collateral Agency Agreement.

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

                  "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

                  "Closing Date" shall mean the date of the Loans hereunder.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Collateral Agency Agreement" shall mean the Collateral Agency Agreement of approximately even date herewith between the Borrower, certain "Revolving Credit Parties," by Mellon Bank, N.A., as Revolving Credit Agent, certain "Term Loan Parties," by Mellon Bank, N.A., as Term Loan Agent, certain "Note Backup Parties," by Mellon Bank, N.A., as Note Backup Agent, and Mellon Bank, N.A., as Collateral Agent, as amended, modified or supplemented from time to time.

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                  "Collateral Agent" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Commitment" of a Lender shall mean the Term Loan Commitment of such Lender.

                  "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in Section 10.14 hereof.

                  "Consolidated Cash Interest Expense" for any period shall mean the total cash interest expense payable by the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA" for any period shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) Consolidated Income Tax Expense for such period, (d) depreciation expense of the Borrower and its Subsidiaries for such period, and (e) amortization expense of the Borrower and its Subsidiaries for such period, minus the sum of (x) extraordinary gains (but not any losses) to the extent included in determining such Consolidated Net Income, and (y) equity earnings (but not any losses) of Affiliates of the Borrower to the extent included in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA Less Capital Expenditures" for any period shall mean Consolidated EBITDA for such period, minus the sum of Capital Expenditures of the Borrower and its Subsidiaries for such period and, without duplication of amounts included in Capital Expenditures, Capitalized Software of the Borrower and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of the Consolidated EBITDA Less Capital Expenditures for such period to the Consolidated Fixed Charges for such period.

                  "Consolidated Fixed Charges" for any period shall mean the sum of (a) Consolidated Cash Interest Expense for such period, (b) principal payments made by the Borrower and its Subsidiaries during such period with respect to any outstanding Indebtedness (excluding (i) payments of Indebtedness under the Revolving Credit Agreement, (ii) prepayments made at the option of the Borrower of Indebtedness under the Term Loan Agreement, to the extent the amounts so prepaid are not otherwise due during such period, and (iii) payments of the Senior Notes at the scheduled maturity thereof), (c) the amount of Stock Payments made by the Borrower and its Subsidiaries during such period (excluding (i) Stock Payments made to the Borrower or its Subsidiaries, and (ii) Stock Payments made solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower) all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Funded Debt Ratio (Adjusted)" for any period shall mean the following ratio: (a) the amount, not less than zero, determined as of the last day of such period, equal to (i) Consolidated Funded Indebtedness, minus (ii) the amount, not less than zero, equal to (A) the amount of cash and Cash Equivalent Investments owned by the Borrower and its Subsidiaries,

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         valued at the lower of cost or market, minus (B) $10,000,000, divided by (b) Consolidated EBITDA Less Capital Expenditures for such period.

                  "Consolidated Funded Indebtedness" at any time shall mean Indebtedness (including the current portion thereof) of the Borrower and its Subsidiaries which as of such date would be classified in whole or in part as a long-term liability in accordance with GAAP, and in any event includes (a) Indebtedness under the Credit Facilities and the Senior Notes, (b) any Indebtedness of the Borrower and its Subsidiaries having a final maturity later than one year after the date of incurrence of such Indebtedness, (c) any Indebtedness, regardless of its term, of the Borrower and its Subsidiaries which is renewable or extendable by the obligor to a date later than one year after the date of incurrence of such Indebtedness, and (d) Indebtedness of TIMCO described in Section 7.03(j) hereof.

                  "Consolidated Income Tax Expense" for any period shall mean the charges against income of the Borrower and its Subsidiaries for foreign, federal, state and local income taxes for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" for any period shall mean the total interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) the income (but not any deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with or is otherwise acquired by or combined with the Borrower or any Subsidiary in a business combination accounted for as a pooling of interests, including, in the case of a successor to the Borrower or any Subsidiary by consolidation or merger or transfer of assets, any earnings of the successor Corporation prior to such consolidation, merger or transfer of assets, (b) income (but not any loss) accounted for by the Borrower on the equity method resulting from an ownership interest in any Person, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is restricted (whether such restriction arises by operation of Law, by agreement, by its certificate or articles of incorporation or by-laws (or other constituent documents), or otherwise), (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary, and (e) income (but not any loss) from discontinued operations of the Borrower or any Subsidiary.

                  "Consolidated Net Worth" at any time shall mean the total amount of common stockholders' equity and preferred stock of the Borrower and its consolidated Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP; provided, that each item of the following types shall be deducted, to the extent such item is positive and is otherwise included therein: (a) any write-ups or other revaluation after the Closing Date in the book value of any asset owned by the Borrower or any of its consolidated Subsidiaries (other than write-ups resulting from the acquisition of assets of a business made within one year after such acquisition

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
         and accounted for by purchase accounting, and write-ups resulting from the valuation in the ordinary course of business of investment securities and inventory at the lower of cost or market), (b) all investments in and loans and Advances to (i) unconsolidated Subsidiaries of the Borrower, and (ii) Persons that are not Subsidiaries of the Borrower (other than Cash Equivalent Investments),
         (c) treasury stock, (d) assets attributable to interests held by Persons other than the Borrower and its Subsidiaries that are Wholly Owned Subsidiaries of the Borrower, (e) Disqualified Capital Stock of the Borrower or of any Subsidiary of the Borrower, and (f) the amount, whether positive or negative, of foreign currency translation adjustments to stockholders' equity of the Borrower and its Subsidiaries, all of the foregoing as determined in accordance with GAAP.

                  "Consolidated Net Worth (Adjusted)" at any time shall mean Consolidated Net Worth at such time plus the lesser of (a) $50,000,000, or (b) the sum of (i) aggregate writeoffs of goodwill on or after January 1, 1997 resulting from an impairment loss pursuant to Statement of Financial Accounting Standards No. 121, made by the Borrower in accordance with GAAP, and (ii) aggregate writeoffs of the cost of computer software purchased in an acquisition of the Person which developed such software (or by acquisition of assets comprising a line of business of such Person which includes such software) on or after January 1, 1997, made pursuant to Statement of Financial Accounting Standards No. 86, provided that such writeoffs are made at the time of the related acquisition and are made by the Borrower in accordance with GAAP.


                  "Contingent Indemnification Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower is treated as a controlled group or single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

                  "Corporation" shall mean a corporation, limited liability company or business trust organized under the Laws of any state of the United States, a company limited by shares incorporated under the Laws of England and Wales, or any similar entity organized under the Laws of any other jurisdiction, the owners of which are not by operation of Law generally liable for the obligations of such entity.

                  "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

                  "Credit Facilities" shall mean the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement.

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                  "Datastream" shall mean Datastream International Limited, a corporation incorporated under the Laws of England and Wales.

                  "Disqualified Capital Stock" shall mean any Shares of Capital Stock that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Facilities Termination Date.

                  "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

                  "Early Maturity Tranche" shall have the meaning given that term in Section 2.03(b)(ii) hereof.

                  "Environmental Affiliate": a Person ("Y") shall be an "Environmental Affiliate" of another Person ("X"), if X has retained or assumed, or is otherwise liable (contingently or otherwise) for, any liability (contingent or other) of Y with respect to any Environmental Claim, whether such retention, assumption or liability on the part of X arises by agreement, by Law or otherwise.

                  "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

                  "Environmental Claim" shall mean, with respect to any Person (the "specified Person"), any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of the specified Person) alleging, asserting or claiming any actual or potential liability on the part of the specified Person for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties, arising out of, based on or resulting from (a) the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

                  "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

                  "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance, as the foregoing terms are defined in, or any other substance regulated by, any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical from or related to industrial,

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         commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

                  "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to
         1.00 minus the Euro-Rate Reserve Percentage.

                  "Euro-Rate Funding Period" shall have the meaning set forth in
         Section 2.03(c) hereof.

                  "Euro-Rate Option" shall have the meaning set forth in Section 2.03(a) hereof.

                  "Euro-Rate Portion" of any part of any Loan or Loans shall mean at any time the portion, including the whole, of such part of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.09(c)(i) hereof. If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

                  "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted

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
         automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

                  "Event of Default" shall mean any of the Events of Default described in Section 8.01 hereof.

                  "Facilities Termination Date" shall mean the later to occur of the Revolving Credit Maturity Date, the Term Loan Maturity Date and the Note Backup Final Expiration Date.

                  "Fair Market Value" shall mean, with respect to any asset, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

                  "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not so announce such rate for such previous trading day, the "Federal Funds Effective Rate" shall be the average rate charged to Mellon Bank, N.A. on such previous trading day on such transactions as determined by the Agent.

                  "Funding Periods" shall have the meaning set forth in Section 2.03(c) hereof.

                  "Funding Segment" of the Euro-Rate Portion at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

                  "GAAP" shall have the meaning given that term in Section 1.03 of this Annex A.

                  "Governmental Action" shall have the meaning set forth in
         Section 4.04 hereof.

                  "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to subject to a Guaranty Equivalent in respect of any obligation (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees,

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         becomes surety for, endorses, assumes, agrees to indemnify the Deemed
         Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor
         (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation.

                  "ICV" shall mean ICV Limited, a Corporation incorporated under the Laws of England and Wales.

                  "ICV Notes" shall have the meaning given that term in Section 7.03(c) hereof.

                  "Indebtedness" of a Person shall mean the following: (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person for the deferred purchase price of property or services; (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed), and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); (e) the stated amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (f) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (g) all obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; (h) all obligations of such Person under any interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or other interest rate or currency protection agreement; and (i) the maximum fixed repurchase price of any Disqualified Capital Stock of such Person.

                  "Interest Rate Hedging Agreement" shall mean an interest rate swap, cap or collar agreement.

                  "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                  "Late Maturity Tranche" shall have the meaning given that term in Section 2.03(b)(ii) hereof.

                  "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders.

                  "Lender Indemnified Parties" shall have the meaning given that term in Section 10.06(c) hereof.

                  "Lender Parties" shall mean the Lenders and the Agent.

                  "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                  "Loan" and "Loans" are synonymous with "Term Loan" and "Term Loans," respectively.

                  "Loan Documents" shall mean this Agreement, the Notes, the Transfer Supplements, the Shared Security Documents and the Origination Fee Letter.

                  "Loan Obligations" shall mean the "Term Loan Obligations" as defined in the Collateral Agency Agreement.

                  "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

                  "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole,
         (b) a material adverse effect on the ability of the Borrower to perform or comply with any of the terms and conditions of any Loan Document, or
         (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of the Collateral Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document.

                  "Maturity Tranche" shall have the meaning given that term in
         Section 2.03(b)(ii) hereof.

                  "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower, any Subsidiary of the Borrower or any other Controlled Group Member has or had an obligation to contribute.

                  "Net Sale Proceeds" shall have the meaning given that term in
         Section 2.07(b) hereof.

                  "Note" and "Notes" are synonymous with "Term Loan Note" and "Term Loan Notes," respectively.

                  "Note Backup Agreement" shall mean the Note Backup Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, the issuing bank referred to therein, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

                  "Note Backup Final Expiration Date" shall mean the final scheduled maturity of Indebtedness under the Note Backup Agreement (being the later of (i) the latest expiration date permitted under the Note Backup Credit Agreement for letters of credit issued thereunder, or (ii) the final scheduled maturity of the Borrower's reimbursement obligation under the Note Backup Agreement).

                  "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.12(a) hereof.

                  "Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

                  "Option" shall mean the Base Rate Option or the Euro-Rate Option.

                  "Origination Fee Letter" shall have the meaning given that term in Section 5.01(t) hereof.

                  "Participants" shall have the meaning set forth in Section 10.14(b) hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                  "Pension-Related Event" shall mean any of the following events or conditions:

                           (a) Any action is taken by any Person (i) to
                  terminate, or which would result in the termination of, a Plan pursuant to the distress termination provisions of Section 4041(c) of ERISA or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                           (b) PBGC notifies any Person of its determination
                  that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                           (c) Any Reportable Event occurs with respect to a
                  Plan;

                           (d) Any action (other than becoming obligated to
                  contribute to a Multiemployer Plan) occurs or is taken which could result in the Borrower, any Subsidiary of the Borrower or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives from any Multiemployer Plan a notice or demand for payment on account of any such alleged or asserted liability;

                           (e) (i) There occurs any failure to meet the minimum
                  funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) the Borrower, any Subsidiary of the Borrower or any Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than 30 days thereafter; or

                           (f) There occurs any "prohibited transaction" within
                  the meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan.

                  "Permitted Liens" shall have the meaning given that term in
        Section 7.02 hereof.

                  "Permitted Mergers" shall have the meaning given that term in
        Section 7.08 hereof.

                  "Person" shall mean an individual, Corporation, partnership, trust, limited liability company, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                  "Plan" shall mean (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of
         Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member and (b) any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is subject to Title I of ERISA by reason of Section 4 of ERISA and is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years an employer liable for contributions within the meaning of Section 302(c)(11) of ERISA or
         Section 412(c)(11) of the Code, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member.

                  "Portion" shall mean the Prime Rate Portion or the Euro-Rate Portion.

                  "Postretirement Benefits" of a Person shall mean any benefits, other than retirement income, provided by such Person to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

                  "Postretirement Benefit Obligation" of a Person shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by such Person which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of such Person and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

                  "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.

                  "Primark Economics" shall mean Primark Decision Economics,
         Inc.

                  "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

                  "Pro Rata" shall mean from or to each Lender in proportion to such Lender's applicable Commitment Percentage.

                  "Purchasing Lender" shall have the meaning set forth in
         Section 10.14(c) hereof.

                  "Recapture Asset Amount" shall have the meaning given that term in Section 2.07(b) hereof.

                  "Recapture Asset Disposition" shall have the meaning given that term in Section 2.07(b) hereof.

                  "Register" shall have the meaning set forth in Section 10.14(d) hereof.

                  "Regular Monthly Payment Date" shall mean the last Business Day of each month after the Closing Date.

                  "Regular Quarterly Payment Date" shall mean the last Business Day of each September, December, March and June after the Closing Date.

                  "Reportable Event" means (i) a reportable event described in
         Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $250,000.

                  "Required Lenders" shall mean Lenders holding in the aggregate 51% of the Commitment Percentages.

                  "Responsible Officer" of a Person shall mean its Chairman of the Board, President, Chief Financial Officer or Treasurer.

                  "Revolving Credit Agreement" shall mean the Revolving Credit Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, the issuing banks referred to therein, and Mellon Bank, N.A., as Agent, as the same may be amended, modified, supplemented, renewed or refinanced from time to time in accordance with this Agreement.

                  "Revolving Credit Maturity Date" shall mean the final scheduled maturity of Indebtedness under the Revolving Credit Agreement.

                  "Scheduled Maturity Date" shall have the meaning given that term in Section 2.01(d) hereof.

                  "Secured Parties" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Senior Note Indenture" shall mean the Indenture dated as of October 18, 1993 between the Borrower and The First National Bank of Boston, as Trustee, relating to the Senior Notes, as constituted on the Closing Date.

                  "Senior Notes" shall mean the Borrower's 8 3/4% Senior Notes Due 2000.

                  "Shared Collateral" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shared Collateral Account" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shared Security Documents" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shares of Capital Stock" shall mean shares of capital stock of, membership interest in, beneficial interest in, or similar ownership interest in, a Corporation organized under the Laws of any state of the United States or any other jurisdiction, including, without limitation, in the case of Corporations incorporated under the Laws of England and Wales, equity share capital, ordinary shares and loan stock.

                  "Significant Subsidiary" of Borrower shall mean any Subsidiary of the Borrower (a) which is TASC, Datastream, Disclosure Incorporated, or a Subsidiary of any of the foregoing, (b) which, together with its Subsidiaries, has assets (determined on a consolidated basis) greater than or equal to 5% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal year for which financial information is available, or (c) which, together with its Subsidiaries, has revenues (determined on a consolidated basis) greater than or equal to 5% of the total revenues of the Borrower and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available.

                  "Solvent" means:

                           (a) with respect to any Person organized under the
                  Laws of any state of the United States or subject to the U.S. Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyance Act as enacted by any state, the Uniform Fraudulent Transfer Act as enacted by any state or any other applicable U.S. Law pertaining to fraudulent conveyances, fraudulent transfers or preferences at any time, that at such time (i) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital (as such term is used in any Law referred to in the following clause (v)), and (v) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences);

                           (b) With respect to any Person organized under the
                  Laws of England and Wales or subject to any English insolvency law at any time, that at such time such Person is not insolvent, or unable to pay its debts and is not deemed by an English court to be unable to pay its debts within the meaning of Section 123 of the United Kingdom Insolvency Act of 1986; and

                           (c) With respect to any other Person, that at such
                  time such Person is not insolvent or unable to pay its debts as they come due as contemplated by any applicable insolvency, bankruptcy or similar Law.

                  "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                           (a) At least one Business Day in advance in the case
                  of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

                           (b) At least three London Business Days in advance in
                  the case of selection of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

         Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

                  "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

                  "Subsidiary" of a Person at any time shall mean any Corporation of which a majority (by number of shares or number of votes) of the outstanding Shares of Capital Stock of any class is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any partnership, trust or other Person of which a majority of any class of outstanding equity interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person. For the avoidance of doubt, as used in the preceding sentence "majority" means more than half (and not precisely half).

                  "Substantially Owned Subsidiary" of a Person at any time shall mean any Corporation of which 80% or more of the outstanding Shares of Capital Stock of each class are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

                  "Swap Agreement" shall have the meaning given that term in the Collateral Agency Agreement.

                  "TASC" shall mean TASC, Inc., a Massachusetts Corporation.

                  "Taxes" shall have the meaning set forth in Section 2.11 hereof.

                  "Term Loan" shall have the meaning set forth in Section 2.01(a) hereof, and "Term Loans" shall mean the Term Loans of the Lenders collectively.

                  "Term Loan Agreement" shall mean this Term Loan Agreement as amended, modified or supplemented from time to time (and is synonymous with references to "this Agreement" herein).

                  "Term Loan Commitment" shall have the meaning set forth in
         Section 2.01(a) hereof.

                  "Term Loan Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

                  "Term Loan Maturity Date" shall mean the last Business Day of June 2004.

                  "Term Loan Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.01(c) hereof and any promissory note issued in substitution therefor pursuant to Sections 2.12(b) or 10.14(c) hereof.

                  "TIMCO" shall mean Triad International Maintenance Corporation, a Delaware Corporation.

                  "TIMCO Bond Order" means the Bond Order adopted by the Piedmont Triad Airport Authority on October 31, 1989 with respect to the TIMCO Bonds, as such Bond Order may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

                  "TIMCO Bonds" means the $13,800,000 original aggregate principal amount of Special Facility Revenue Bonds (Triad International Maintenance Corporation Project), Series 1989 issued by the Piedmont Triad Airport Authority pursuant to the TIMCO Bond Order.

                  "TIMCO Bonds Letter of Credit" has the meaning given that term in Section 7.03(j) hereof.

                  "TIMCO Lease" shall mean the Lease Agreement, dated as of November 1, 1989, between the Piedmont Triad Airport Authority, as lessor, and TIMCO, as lessee, covering certain property situate at the Piedmont Triad International Airport in Guilford County, North Carolina, as such Lease Agreement may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

                  "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

                  "Transfer Supplement" shall have the meaning set forth in
         Section 10.14(c) hereof.

                  "Wholly Owned Subsidiary" of any Person means a Corporation that is a Subsidiary of such Person as to which all of the Shares of Capital Stock of each class (other than directors' qualifying shares that are required under applicable law) are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

                  "Wind-up" or "Winding-up" of a Person shall include the liquidation, administration, amalgamation, reconstruction, reorganization or dissolution of such Person and any equivalent or analogous procedure under the laws of any jurisdiction in which such Person is incorporated, domiciled, resident or carries on a business or has assets.

                  "Worldscope Entities" shall mean Worldscope/Disclosure Partners, a Connecticut general partnership, Worldscope/Disclosure International Partners, an partnership organized under the laws of Ireland, Worldscope/Disclosure Incorporated LLC, a Connecticut limited liability company, and Worldscope/Disclosure India Pvt. Ltd., a Corporation organized under the laws of India, and each of their respective Subsidiaries from time to time.

                  1.02. CONSTRUCTION. In this Agreement and each other Loan Document, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or;" and the terms "property" and "assets" each includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired. The words "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document. The words "includes" and "including" (and similar terms) in this Agreement or any other Loan Document mean "includes without limitation" and "including without limitation," respectively (and similarly for similar terms). References in this Agreement or any other Loan Document to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by such Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by such Lender (in the case of qualitative determinations). No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Loan Document. The section and other headings contained in this Agreement and in each other Loan Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Loan Document in any respect. Section, subsection, annex, exhibit and schedule references in this Agreement and in each other Loan Document are to this Agreement or such other Loan Document, as the case may be, unless otherwise specified. Each annex, exhibit and schedule to this Agreement or any other Loan Document constitutes part of this Agreement or such Loan Document, as the case may be. Each of the covenants, terms and provisions of this Agreement and the other Loan Documents is intended to have, and shall have, independent effect, and compliance with any particular covenant, term or provision shall not constitute compliance with any other covenant, term or provision.

                  1.03. ACCOUNTING PRINCIPLES.

                  (a) GAAP. As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower's financial statements as of December 31, 1995, and for the fiscal year then ended, as referred to in Section
4.06 hereof.

                  (b) ACCOUNTING AND FINANCIAL DETERMINATIONS, ETC. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                  (c) CHANGES. If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP. To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each such set of financial statements shall be accompanied by such an opinion.

                                [End of Annex A]

                                                                   Exhibit 10.18




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                                PLEDGE AGREEMENT

                          dated as of February 7, 1997

                                     made by

                              PRIMARK CORPORATION,
                                   as Grantor,

                                   in favor of

                               MELLON BANK, N.A.,
                               as Collateral Agent



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION                  TITLE                                                                                    PAGE
ARTICLE I                DEFINITIONS

       1.01              Definitions....................................................................           2
       1.02              UCC Definitions................................................................           2

ARTICLE II               THE SECURITY

       2.01              Grant of Security .............................................................           2
       2.02              Grantor Remains Liable.........................................................           3
       2.03              Continuing Agreement...........................................................           3
       2.04              Release........................................................................           3

ARTICLE III              REPRESENTATIONS AND WARRANTIES

       3.01              Title..........................................................................           4
       3.02              Validity, Perfection and Priority..............................................           4
       3.03              Governmental Approvals and Filings.............................................           4
       3.04              Offices, etc...................................................................           4
       3.05              Names, etc.....................................................................           4
       3.06              Certain Receivables............................................................           5
       3.07              Compliance with Laws, etc......................................................           5
       3.08              Designated Collateral..........................................................           5

ARTICLE IV               COVENANTS

       4.01              Books and Records; Inspection..................................................           5
       4.02              Transfers and Other Liens, etc.................................................           5
       4.03              Change in Name, etc............................................................           6
       4.04              Certain Covenants Relating Primarily
                           to Subsidiary Receivables....................................................           6
       4.05              Certain Covenants Relating Primarily
                           to Security Collateral.......................................................           7
       4.06              Further Assurances.............................................................           8

ARTICLE V                CERTAIN RIGHTS AND REMEDIES
                             OF THE SECURED PARTIES

       5.01              Collateral Agent May Perform...................................................           8
       5.02              No Duty to Exercise Powers.....................................................           9
       5.03              Duties of Collateral Agent.....................................................           9
       5.04              Power of Attorney..............................................................           9
       5.05              Certain Remedies...............................................................           9
       5.06              Application of Payments........................................................          10

ARTICLE VI               MISCELLANEOUS

       6.01              Amendments, etc................................................................          11
       6.02              No Implied Waiver; Remedies Cumulative.........................................          11
       6.03              Notices........................................................................          11
       6.04              Indemnity and Expenses.........................................................          11
       6.05              Entire Agreement...............................................................          11
       6.06              Survival.......................................................................          11
       6.07              Counterparts...................................................................          11
       6.08              Construction...................................................................          12
       6.09              Successors and Assigns.........................................................          12
       6.10              Certain Legal Matters..........................................................          12

Schedule 3.04            Location of Offices, etc.
Schedule 3.05            Names, etc.
Schedule 3.08            Designated Collateral

                                PLEDGE AGREEMENT

                  THIS AGREEMENT, dated as of February 7, 1997 made by PRIMARK CORPORATION, a Michigan Corporation (the "Grantor"), in favor of MELLON BANK, N.A., as Collateral Agent under the Collateral Agency Agreement referred to below (in such capacity, together with its successors, the "Collateral Agent") for the Secured Parties (as defined in the Collateral Agency Agreement).

                                    RECITALS:

                  A. The Grantor has entered into a Revolving Credit Agreement of even date herewith (the "Revolving Credit Agreement", as more fully defined in the Collateral Agency Agreement) with the lenders from time to time parties thereto, the issuing banks referred to therein, and Mellon Bank, N.A., as Agent (together with its successors, the "Revolving Credit Agent", as more fully defined in the Collateral Agency Agreement). The Grantor also has entered into a Term Loan Agreement of even date herewith (the "Term Loan Agreement", as more fully defined in the Collateral Agency Agreement) with the lenders from time to time parties thereto, and Mellon Bank, N.A., as Agent (together with its successors, the "Term Loan Agent", as defined in the Collateral Agency Agreement). The Grantor also has entered into a Note Backup Agreement of even date hereunder (the "Note Backup Agreement", as more fully defined in the Collateral Agency Agreement) with the lenders from time to time parties thereto, the issuing bank referred to therein, and Mellon Bank, N.A., as Agent (together with its successors, the "Note Backup Agent", as defined in the Collateral Agency Agreement).

                  B. The Grantor, certain "Revolving Credit Parties", by Mellon Bank, N.A., as Revolving Credit Agent, certain "Term Loan Parties", by Mellon Bank, N.A., as Term Loan Agent, certain "Note Backup Parties", by Mellon Bank, N.A., as Note Backup Agent, and the Collateral Agent, have entered into a Collateral Agency Agreement of even date herewith (as amended, modified or supplemented from time to time, the "Collateral Agency Agreement"). Pursuant to the Collateral Agency Agreement, the Collateral Agent has agreed to serve as the collateral agent of the Secured

Parties with respect to certain security (including the security granted by this Agreement) for obligations of the Grantor to such Secured Parties, including obligations under or in connection with the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement.

                  C. It is a condition precedent to the extension of credit under the Revolving Credit Agreement and the Term Loan Agreement that the Grantor execute and deliver this Agreement. This Agreement is made by the Grantor among other things to induce the Revolving Credit Parties to enter into the Revolving Credit Agreement and to extend credit pursuant thereto, and to induce the Term Loan Parties to enter into the Term Loan Agreement and to extend credit pursuant thereto, and to induce the Note Backup Parties to enter into the Note Backup Agreement and to extend credit pursuant thereto.

                  D. This Agreement is a "Shared Security Document" as provided in the Collateral Agency Agreement.

                  NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the Grantor hereby agrees as follows:



                                    ARTICLE I
                                   DEFINITIONS

                  1.01. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings given in the Collateral Agency Agreement. In addition to the other terms defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:

                  "Designated Collateral" shall mean the Shares of Capital Stock, other securities and investment property, promissory notes and other instruments, chattel paper and negotiable documents identified in
         Schedule 3.08.

                  "Distributions" shall mean all property, rights and interests of any kind or nature (whether cash, securities or other) from time to time received, receivable or otherwise distributed with respect to or in exchange for any Security Collateral, including without limitation all cash, securities or other property received or receivable as dividends, or as a result of any stock splits, reclassifications, mergers or consolidations, or as any other distributions (whether similar or dissimilar to the foregoing), or as a result of exercise of any options, warrants or rights included in or associated with any Security Collateral, or as principal, interest or premium.

                  "UCC" shall mean the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania from time to time.

                  1.02. UCC DEFINITIONS. Unless otherwise defined herein, terms defined in Article 8 or Article 9 of the UCC shall have the same meanings in this Agreement.


                                   ARTICLE II
                                  THE SECURITY

                  2.01. GRANT OF SECURITY. As security for the full and timely payment and performance of the Obligations, the Grantor hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a security interest in, all right, title and interest of the Grantor in, to and under the following, whether now or hereafter existing or acquired (the "Collateral"):

                  (a) all of the following (collectively, the "Security Collateral"):

                           (i) the Designated Collateral,

                           (ii) all other Shares of Capital Stock in any Person
                  which at any time is or was a Subsidiary of the Grantor,

                           (iii) all other Shares of Capital Stock and all other
                  securities of any kind or nature (certificated or uncertificated), and all other investment property of any kind or nature, and

                           (iv) all Distributions;

                  (b) all obligations from time to time of any Person which at any time is or was (i) an issuer of any Designated Collateral, (ii) a Subsidiary of the Grantor (direct or indirect), or (iii) an issuer of any Security Collateral, in each case of any kind or nature, whether such obligations constitute accounts, contract rights, chattel paper, instruments, documents, general intangibles or otherwise, and whether such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, for payment or performance, now existing or hereafter arising; together with all rights of the Grantor now or hereafter existing in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such obligations (such obligations being referred to collectively as the "Subsidiary Receivables", and such security agreements, guaranties, leases and other contracts being referred to collectively as the "Related Contracts");

                  (c) the Shared Collateral Account and all other accounts (custodial, deposit or other) maintained by or with the Collateral Agent pursuant to the Shared Security Documents, and all cash, securities, instruments, investment property and other property from time to time held in any of the foregoing, and all interest, dividends, cash, securities, instruments, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing; and

                  (d) all proceeds of any of the foregoing (including, without limitation, proceeds which constitute property of the types described in the foregoing clauses (a) through (c)).

Notwithstanding the foregoing, Shares of Capital Stock in HealthQual Systems Corporation and Westmark Group Holdings, Inc. shall not be deemed Collateral hereunder unless and until the Collateral Agent, in its sole discretion, elects to give notice to the Borrower that it desires such Shares of Capital Stock to constitute Collateral hereunder. All Collateral hereunder constitutes "Shared Collateral", as such term is used in the Collateral Agency Agreement.

                  2.02. GRANTOR REMAINS LIABLE. Notwithstanding anything to the contrary herein or in any other Secured Party Document, (a) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by any Secured Party of any rights or remedies under or in connection with this Agreement or any other Secured Party Document shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Secured Parties shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Party Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                  2.03. CONTINUING AGREEMENT. This Agreement creates a continuing Lien in the Collateral. The Collateral Agent shall release the Liens created hereby as provided in Section 6.08 of the Collateral Agency Agreement, and upon such release the Collateral Agent will, at the Grantor's request and expense, return to the Grantor, without any representations, warranties or recourse of any kind whatsoever (except as to Liens created by the Collateral Agent), such of the Collateral as then may be held by the Collateral Agent hereunder, and execute and deliver to the Grantor such documents as the Grantor may reasonably request to evidence such termination.

                  2.04. RELEASE. Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Secured Party Documents, the Collateral Agent will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor may reasonably request to release such item of Collateral from the Lien granted hereby; provided, however, that (a) at the time of such request and such release no Facility Potential Default arising from failure by the Grantor to make a payment under the Secured Party Documents when due, and no Facility Event of Default, shall have occurred and be continuing, (b) the Grantor shall have delivered to the Collateral Agent and each Facility Agent, at least two Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the term of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form for release for execution by the Collateral Agent and a certification by the Grantor to the effect that the transaction is in compliance with the Secured Party Documents and as to such matters as the Collateral Agent may in good faith request, (c) no Facility Agent shall have given to the Collateral Agent prior to the proposed release a notice to the effect that the conditions set forth in this Section 2.04 have not been satisfied and specifically requesting that the Collateral Agent not effect such release, and (d) the proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section 2.07(b) of the Revolving Credit Agreement as constituted on the date hereof, or any successor provision of similar import, or Section 2.07(b) of the Term Loan Agreement as constituted on the date hereof, or any successor provision of similar import, shall be paid to, or in accordance with the instructions of, the Revolving Credit Agent or the Term Loan Agent, as the case may be, in accordance with the Revolving Credit Agreement and the Term Loan Agreement.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  The Grantor hereby represents and warrants to each Secured Party as follows:

                  3.01. TITLE. The Grantor is the legal and beneficial owner of the Collateral, free and clear of any Lien, except for Facility Permitted Liens. No effective financing statement or other item similar in effect covering any Collateral is on file in any recording office, except for filings with respect to Facility Permitted Liens covering only Collateral subject to such Facility Permitted Liens.

                  3.02. VALIDITY, PERFECTION AND PRIORITY. This Agreement creates a valid assignment of and security interest in the Collateral in favor of the Collateral Agent securing the Obligations, which assignment and security interest has been duly perfected and is prior to all other Liens except Facility Permitted Liens. All filings and other actions necessary or desirable to perfect and protect such assignment and security interest in favor of the Collateral Agent have been duly made and taken.

                  3.03. GOVERNMENTAL APPROVALS AND FILINGS. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is or will be necessary (a) for the grant by the Grantor of the assignment of and security interest in the Collateral hereunder or for the execution, delivery or performance of this Agreement by the Grantor, (b) to ensure the validity, perfection or priority of the assignment of and security interest in the Collateral granted hereunder, or (c) for the exercise by the Collateral Agent of any of its rights or remedies hereunder, except for (y) the filing of UCC financing statements and continuation statements in appropriate jurisdictions, and (z) completion of such actions as may be required in connection with any disposition of Collateral constituting securities by Laws affecting the offering and sale of securities generally.

                  3.04. OFFICES, ETC. Schedule 3.04 identifies as of the date hereof the address of the chief executive office of the Grantor, of each office (whether maintained by the Grantor or otherwise) where books and records relating to the Collateral are kept, and of each place of business of the Grantor. Schedule 3.04 also identifies all changes in the foregoing information during the one year period ending on the date hereof.

                  3.05. NAMES, ETC. During the one year period ending on the date hereof, neither the Grantor nor any of its direct or indirect predecessors by merger, consolidation or other corporate reorganization is or has been known by or used any corporate or fictitious name or trade name (other than the corporate name of the Grantor as of the date hereof), nor has the Grantor or any such predecessor been the subject of any merger, consolidation or other corporate reorganization, nor has the Grantor or any such predecessor otherwise changed its name, identity or corporate structure, except as set forth in
Schedule 3.05. For each such direct and indirect predecessor of the Grantor,
Schedule 3.05 also identifies the addresses referred to in Section 3.04 for all times during such period.


                  3.06. CERTAIN RECEIVABLES. The Grantor has delivered to the Collateral Agent possession of all originals of all promissory notes or other instruments, chattel paper and negotiable documents constituting Collateral.

                  3.07. COMPLIANCE WITH LAWS, ETC. The Grantor is in compliance with all laws, the noncompliance with which might have a material adverse effect on the value of any material portion of the Collateral or the value of the Lien in favor of the Collateral Agent under this Agreement in any material portion of the Collateral.

                  3.08. DESIGNATED COLLATERAL. The Designated Collateral includes (i) all of the securities and other investment property (including all Shares of Capital Stock) directly owned by the Grantor as of the date hereof, except for items constituting Cash Equivalent Investments, and (ii) all of the promissory notes or other instruments, chattel paper or other documents directly owned by the

Grantor as of the date hereof issued by a Subsidiary (direct or indirect) of the Grantor. Schedule 3.08 sets forth (a) for each item of Designated Collateral constituting Shares of Capital Stock, a description of such Shares of Capital Stock and the total number of issued and outstanding shares of such class and the percentage of such total number of issued and outstanding shares represented by the Designated Collateral, and (b) for each item of Designated Collateral other than Shares of Capital Stock, a description of such item. The Grantor owns the Designated Collateral beneficially and of record, free and clear of any Lien. The Designated Collateral constituting Shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the Designated Collateral constituting obligations constitute the legal, valid, binding and enforceable obligation of the issuer thereof.


                                   ARTICLE IV
                                    COVENANTS

                  4.01. BOOKS AND RECORDS; INSPECTION. Subject to mandatory national security regulations, the Grantor shall (a) keep complete and accurate books and records concerning the Collateral and, at the request of any Secured Party from time to time, permit such Secured Party or its representatives to inspect and copy such books and records, (b) at the request of any Secured Party from time to time, permit such Secured Party or its representatives to inspect any Collateral not in the possession of the Collateral Agent, and (c) furnish to the Collateral Agent such information and reports in connection with the Collateral at such times and in such form as the Collateral Agent may reasonably request. Subject to mandatory national security regulations, the Collateral Agent shall have the right to verify the Collateral from time to time.

                  4.02. TRANSFERS AND OTHER LIENS, ETC.

                  (a) TRANSFERS. The Grantor shall not sell, assign, lease, transfer or otherwise dispose of any Collateral (voluntarily or involuntarily, by operation of Law or otherwise) in contravention of any provision of any other Secured Party Document (including but not limited to Section 7.09 of each of the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement).

                  (b) OTHER LIENS. The Grantor shall not create or permit to exist any Lien on any Collateral (voluntarily or involuntarily, by operation of Law or otherwise) in contravention of any provision of any other Secured Party Document (including but not limited to Section 7.02 of each of the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement).

                  (c) OTHER SHARES. The Grantor shall cause each issuer of Designated Collateral, and each other Subsidiary of the Grantor in which the Grantor directly owns (beneficially or of record) any Shares of Capital Stock, not to issue any Shares of Capital Stock or other securities, except to the Grantor. All Shares of Capital Stock and other securities of each issuer of Designated Collateral, and of each Subsidiary of the Grantor in which the Grantor owns (beneficially or of record) any Shares of Capital Stock, from time to time outstanding shall constitute Collateral, and the Grantor shall deliver to the Collateral Agent, immediately upon issuance thereof, all certificates and instruments constituting or evidencing any such Shares of Capital Stock or other securities.

                  4.03. CHANGE IN NAME, ETC. The Grantor shall not have, use or be known by any corporate or fictitious name or trade name (other than its corporate name as of the date hereof and names set forth in Schedule 3.05), nor be the subject of any merger, consolidation or other corporate reorganization, nor otherwise change its name, identity or corporate structure, except, upon 30 days' notice to the Collateral Agent (specifically referring to this Section 4.03), and after all actions referred to in Section 4.06(a) have been completed.

                  4.04. CERTAIN COVENANTS RELATING PRIMARILY TO SUBSIDIARY RECEIVABLES.

                  (a) OFFICES. The Grantor shall keep its chief executive office, the offices (whether maintained by the Grantor or otherwise) where books and records relating to the Collateral are kept, and its places of business, at the respective addresses identified in Section 3.04 or, upon 30 days' notice (specifically referring to this Section 4.04(a)) to the Collateral Agent, at such other locations in jurisdictions where all actions referred to in Section 4.06(a) have been completed. The Grantor shall maintain its chief executive office in the 48 contiguous United States.

                  (b) COLLECTION; SERVICING. Except as otherwise provided in this Section 4.04(b), the Grantor shall continue to collect, at its own expense, all amounts due or to become due the Grantor under the Subsidiary Receivables. The Collateral Agent shall have the right at any time to notify (or require the Grantor to notify) the account debtors or obligors under any Subsidiary Receivables of the Lien in favor of the Collateral Agent in the Subsidiary Receivables. In connection with such collections, the Grantor may take (and, at the Collateral Agent's direction, shall take) such action as the Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Subsidiary Receivables; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of a Facility Event of Default or Facility Potential Default to direct (or require the Grantor to direct) such account debtors or obligors to make payments of all amounts due or to become due to the Grantor thereunder directly to the Collateral Agent and, upon notification by the Collateral Agent to the Grantor, and at the expense of the Grantor, to enforce collection of any such Subsidiary Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor may have done. After receipt by the Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by the Grantor in respect of the Subsidiary Receivables shall be received in trust for the benefit of the Secured Parties hereunder, shall be segregated from other funds of the Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary indorsement) to be held as collateral hereunder and either (A) released to the Grantor so long as no Facility Event of Default or Facility Potential Default shall have occurred and be continuing, or (B) if a Facility Event of Default or Facility Potential Default shall have occurred and be continuing, and if the Collateral Agent does not otherwise elect to release such amounts to Grantor, held by the Collateral Agent as collateral for the Obligations (or, if a Facility Event of Default shall have occurred and be continuing, applied as provided in Section 5.06), and (ii) the Grantor shall not adjust, settle or compromise the amount or payment of any Subsidiary Receivable, release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

                  4.05. CERTAIN COVENANTS RELATING PRIMARILY TO SECURITY COLLATERAL.

                  (a) DELIVERY OF CERTIFICATES AND INSTRUMENTS. All certificates or instruments at any time representing or evidencing any Security Collateral (other than Cash Equivalent Investments) shall be immediately delivered to and held by or on behalf of the Collateral Agent pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in the name of the Collateral Agent or its nominee any collateral in registered form. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

                  (b) VOTING RIGHTS.

                  (i) Subject to Section 4.05(b)(ii), the Grantor shall be entitled to exercise all voting and other consensual rights pertaining to the Security Collateral; provided, that the Grantor shall not exercise or refrain from exercising any such right if such action would (A) conflict with any provision of this Agreement or any other Secured Party Document, or (B) impair the value of any Security Collateral or impair the interest or rights of the Grantor or the Collateral Agent.

                  (ii) If a Facility Event of Default or Facility Potential Default has occurred and is continuing, the Collateral Agent may from time to time give notice to the Grantor revoking in whole or in part the rights of the Grantor under Section 4.05(b)(i). If and to the extent such notice has been given, and such Facility Event of Default or Facility Potential Default is continuing, all voting and other consensual rights pertaining to the Security Collateral shall thereupon be vested in the Collateral Agent, who shall have the sole right to exercise or refrain from exercising such rights.

                  (iii) The Collateral Agent shall execute and deliver to the Grantor such proxies and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to Section 4.05(b)(i). The Grantor hereby grants the Collateral Agent an irrevocable proxy, with full power of substitution, coupled with an interest, to exercise all voting and other consensual rights pertaining to the Security Collateral, exercisable if and to the extent that the Collateral Agent is entitled to exercise such rights pursuant to Section 4.05(b)(ii). All third parties are entitled to rely conclusively on a representation by the Collateral Agent that it is entitled to exercise such power of attorney.

                  (c) DISTRIBUTIONS.

                  (i) Subject to Section 4.05(c)(ii), the Grantor shall be entitled to receive and retain all Distributions that are paid and payable in cash. Distributions paid or payable other than in cash shall be Security Collateral, and shall be forthwith delivered to the Collateral Agent to hold as such.

                  (ii) If a Facility Event of Default has occurred and is continuing, all rights of the Grantor to receive and retain the Distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.05(c)(i) shall automatically cease, and all such rights shall thereupon vest in the Collateral Agent. Such Distributions shall be Security Collateral, and shall be forthwith delivered to the Collateral Agent and applied as provided in
Section 5.06.

                  (iii) If the Grantor receives any payment or property which it is not entitled to retain pursuant to Section 4.05(c)(i) or 4.05(c)(ii), such payment or property shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds and property of the Grantor, and shall be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

                  4.06. FURTHER ASSURANCES.

                  (a) GENERAL. The Grantor shall from time to time, at its expense, promptly execute and deliver all further instruments and agreements, and take all further actions that may be necessary or appropriate, or that the Collateral Agent may reasonably request, in order to perfect or protect any assignment, pledge or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise or enforce its rights and remedies hereunder. Without limiting the generality of the foregoing, the Grantor will:

                  (i) if any Collateral shall be evidenced by a promissory note or other instrument, chattel paper or negotiable document, immediately deliver to the Collateral Agent such promissory note or instrument or chattel paper or negotiable document, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent,

                  (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the assignment, pledge or security interest granted or purported to be granted hereby,

                  (iii) at the request of the Collateral Agent, mark conspicuously each copy of all chattel paper and negotiable documents included in the Collateral and each Related Contract and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such chattel paper, negotiable document, Related Contract or Collateral is subject to the security interest granted pursuant hereto, and

                  (iv) with respect to securities accounts, commodity accounts or similar interests constituting or holding Collateral, promptly following request by the Collateral Agent obtain consent agreements from each securities intermediary, commodity intermediary or similar person, satisfactory in form and substance to the Collateral Agent, which shall include provisions giving the Collateral Agent sole dominion and control over such securities account, commodity account or other interest upon the giving of notice by the Collateral Agent to such securities intermediary, commodity intermediary or similar person (it being understood that (x) the Collateral Agent may give such notice only upon the occurrence or during the continunace of a Facility Event of Default, and (y) the Collateral Agent shall revoke such notice promptly after request by the Grantor if no Facility Event of Default is continuing).

                  (b) FINANCING STATEMENTS, ETC. The Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to any Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering any Collateral shall be sufficient as a financing statement where permitted by law.


                                    ARTICLE V
               CERTAIN RIGHTS AND REMEDIES OF THE SECURED PARTIES

                  5.01. COLLATERAL AGENT MAY PERFORM. If the Grantor fails to perform any obligation under or in connection with this Agreement, the Collateral Agent may (but shall have no duty to) itself perform or cause performance of such obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Grantor pursuant to
Section 6.04. The Collateral Agent
may from time to time take any other action which the Collateral Agent deems necessary or appropriate for the maintenance, preservation or protection of any of the Collateral or of its Lien therein.

                  5.02. NO DUTY TO EXERCISE POWERS. The powers of the Collateral Agent under and in connection with this Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

                  5.03. DUTIES OF COLLATERAL AGENT. Except for exercise of reasonable care in the custody and preservation of any Collateral in its possession and accounting for moneys received by it pursuant to this Agreement, the Collateral Agent shall have no duty as to any Collateral. In any event the Collateral Agent (a) shall have no duty to take any steps to preserve rights against prior parties or any other rights pertaining to any Collateral, (b) shall have no duty as to ascertaining or taking action with respect to calls, conversions, exchanges, tenders, maturities or other matters pertaining to any Collateral, whether or not the Collateral Agent or any other Secured Party has any knowledge of such matters, and (c) shall not be liable for any action, omission, insolvency or default on the part of any agent or custodian (other than the Collateral Agent) appointed by the Collateral Agent in good faith. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if it takes such action for such purpose as the Grantor requests in writing from time to time (but failure to take any such action shall not in itself be deemed a failure to exercise reasonable care or evidence of such failure). Subject only to the performance by the Collateral Agent of its duties set forth in this Section 5.03, risk of loss, damage and diminution in value of the Collateral, of whatever nature and however caused, shall be on the Grantor.

                  5.04. POWER OF ATTORNEY. The Grantor hereby irrevocably appoints the Collateral Agent, with full power of substitution, to be the attorney-in-fact of the Grantor, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Collateral Agent's discretion, to take any action and to execute any instruments and agreements which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including the following:

                  (a) to demand, collect, enforce, file claims for, sue for, recover, compromise, release, and take any action or institute any proceedings to collect or enforce, all rights to payments due or to become due and all other rights of the Grantor under or in connection with any Collateral,

                  (b) to receive, endorse and collect any checks, notes or other instruments, documents, chattel paper or any other payment media in connection with the foregoing clause (a), and

                  (c) to perform all obligations of the Grantor hereunder;

provided, however, that except for taking actions referred to in Section 4.06(a), such power of attorney may be exercised only so long as a Facility Event of Default or Facility Potential Default has occurred and is continuing. Such power of attorney is irrevocable and coupled with an interest. All third parties are entitled to rely conclusively on a representation by the Collateral Agent that it is entitled to exercise such power of attorney. Promptly after exercising such power of attorney to execute and file any financing statement in the name of and on behalf of the Grantor, the Collateral Agent shall notify the Grantor of such fact (but failure to do so shall not invalidate such exercise).

                  5.05. CERTAIN REMEDIES. If a Facility Event of Default shall have occurred and be continuing, the Collateral Agent may exercise all rights and remedies which it may have under this

Agreement, any other agreement, at law or otherwise, and in addition, the following provisions shall apply:

                  (a) The Collateral Agent may exercise all rights and remedies with respect to the Collateral and each part thereof as are provided by the UCC to a secured party on default (whether or not the UCC applies to the affected Collateral). To the extent, if any, the Collateral Agent does not otherwise have the right to do so, the Collateral Agent may (i) take absolute possession and control of the Collateral or any part thereof, (ii) transfer any Collateral into the name of the Collateral Agent or its nominees, (iii) notify the parties obligated on the Collateral to make to the Collateral Agent any payments due or to become due, (iv) receive any payments made under or in connection with the Collateral, (v) exercise all rights and remedies of the Grantor under or in connection with the Collateral, (vi) demand, collect, enforce, file claims for, sue for, recover, compromise, release, and take any action or institute any proceedings to collect or enforce, all rights to payments due or to become due and all other rights of the Grantor under or in connection with any Collateral, and (vii) otherwise deal in and act with respect to the Collateral in all respects as though it were the outright owner thereof.

                  (b) All payments received by the Grantor in respect of any Collateral shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

                  (c) The Collateral Agent may, without notice except to the extent required by law, sell the Collateral or any part thereof, in one or more parcels, at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale is required by law, at least ten days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made, shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale, regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  (d) The Grantor agrees that the Collateral Agent may comply with any limitation or restriction in connection with any sale of any Collateral as the Collateral Agent may deem to be necessary or advisable in order to comply with any law, or in order to obtain or make, or avoid the need to obtain or make, any approval or registration of the offering, sale or purchaser by or with any governmental agency or regulatory body. The Grantor agrees that (i) the Collateral Agent may make sales in compliance with such limitations and restrictions, even though such sales may be at prices and on other terms less favorable to the seller than if such approvals or registrations were obtained or made, (ii) the Collateral Agent shall have no obligation to delay sale of any Collateral in order to obtain or make any such approval or registration, and (iii) it shall not be commercially unreasonable to make sales in compliance with such limitations and restrictions. Without limiting the generality of the foregoing, the Grantor recognizes that the Collateral Agent may be unable, or may deem it inadvisable, to effect a public sale of some or all of the Collateral by reason of requirements of applicable securities laws, but may deem it advisable, for the purpose of complying with such laws, to resort to one or more private sales to members of a restricted group of offerees who will be obliged, among other things, to acquire such Collateral for their own accounts for investment and not with a view to distribution or resale. The Grantor agrees that (x) the Collateral Agent may make private sales in such manner, even though such sales may be at prices and on other terms less favorable to the seller than if such Collateral were sold by public sale, (y) the Collateral Agent shall have no obligation to delay sale of any Collateral in order to permit the issuers of such Collateral, even if such issuers would agree, to register or qualify such Collateral for public sale under applicable securities laws, and (z) that it shall not be commercially unreasonable to make private sales in such manner.

                  5.06. APPLICATION OF PAYMENTS. Except to the extent otherwise provided by this Agreement or the other Shared Security Documents, all cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon any of the Collateral, shall (after payment of any amounts payable to the Collateral Agent pursuant to Section 6.04) be deposited in the Shared Collateral Account and applied as provided in the Collateral Agency Agreement. The Grantor shall remain liable for any deficiency.


                                   ARTICLE VI
                                  MISCELLANEOUS

                  6.01. AMENDMENTS, ETC. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Grantor and the Collateral Agent. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Such amendments, waivers and consents shall be made in accordance with, and shall be subject to, Section 6.01 of the Collateral Agency Agreement.

                  6.02. NO IMPLIED WAIVER; REMEDIES CUMULATIVE. No delay or failure of the Collateral Agent in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Collateral Agent under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

                  6.03. NOTICES. Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, "notices") under this Agreement shall be given, shall be effective, and may be relied upon, in the same way as notices under the Collateral Agency Agreement.

                  6.04. INDEMNITY AND EXPENSES.

                  (a) INDEMNITY. The Grantor agrees to indemnify each Secured Party from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses, liabilities and expenses resulting solely from the gross negligence or willful misconduct of a Secured Party.

                  (b) EXPENSES. The Grantor will upon demand pay to the Collateral Agent the amount of all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection of or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

                  6.05. ENTIRE AGREEMENT. This Agreement and the other Secured Party Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements.

                  6.06. SURVIVAL. All representations and warranties of the Grantor contained in or made in connection with this Agreement shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of any Secured Party, any extension of credit, termination of this Agreement, or any other event or circumstance whatever. The obligations of the Grantor under Section 6.04 shall survive termination of this Agreement and the other Secured Party Documents.

                  6.07. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

                  6.08. CONSTRUCTION. This Agreement is a Shared Security Document referred to in the Collateral Agency Agreement. The provisions of the Collateral Agency Agreement are supplemental to the provisions of this Agreement, as provided in the Collateral Agency Agreement.

                  6.09. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Grantor and its successors and assigns, and shall inure to the benefit of and be enforceable by the Collateral Agent and the other Secured Parties and their respective successors and assigns.

                  6.10. CERTAIN LEGAL MATTERS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUSIVE OF CHOICE OF LAW PRINCIPLES, EXCEPT TO THE EXTENT THAT PERFECTION AND THE EFFECT OF PERFECTION OR NONPERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA PURSUANT TO THE UCC.

                  IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered as of the date first above written.

                                   PRIMARK CORPORATION


                                  By /s/ STEPHEN H. CURRAN
                                     -----------------------------------------
                                     Stephen H. Curran
                                     Senior Vice President and Chief Financial
                                     Officer
                                        Accepted and Agreed:

MELLON BANK, N.A., as Collateral Agent


By /s/ R. JANE WESTRICH
   ---------------------------
   R. Jane Westrich

   Vice President

                                                                   Exhibit 10.17




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                           COLLATERAL AGENCY AGREEMENT

                          dated as of February 7, 1997

                                      among

                              PRIMARK CORPORATION,

                                  as Borrower,

                          THE REVOLVING CREDIT PARTIES,

                             THE TERM LOAN PARTIES,

                             THE NOTE BACKUP PARTIES

                                       and

                               MELLON BANK, N.A.,
                               as Collateral Agent




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION                                              TITLE                                                        PAGE
ARTICLE I           DEFINITIONS; CONSTRUCTION

       1.01         Certain Definitions.................................................................           1
       1.02         Construction........................................................................          10

ARTICLE II          SECURED PARTY DOCUMENTS

       2.01         Notice of Default...................................................................          10
       2.02         The Swap Agreement and the Swap Party...............................................          11
       2.03         Amendments and Refinancing..........................................................          12
       2.04         Delivery of Documents...............................................................          12
       2.05         Termination of a Facility Party.....................................................          12
       2.06         Certain Intercreditor Matters ......................................................          13

ARTICLE III         SHARED SECURITY DOCUMENTS

       3.01         General Relation to Shared Security Documents.......................................          14
       3.02         Power of Attorney...................................................................          14
       3.03         Certain Rights After Facility Event of Default......................................          14
       3.04         Right to Initiate Judicial Proceedings..............................................          15
       3.05         Right to Appoint a Receiver.........................................................          15
       3.06         Remedies Not Exclusive, etc.........................................................          15
       3.07         Certain Waivers.....................................................................          16
       3.08         Limitation on Collateral Agent's Duty in Respect
                       of Shared Collateral.............................................................          17
       3.09         Fees, Taxes, etc....................................................................          17
       3.10         Maintenance of Liens................................................................          17
       3.11         Further Assurances..................................................................          17

ARTICLE IV          ACCOUNTS

       4.01         Shared Collateral Account...........................................................          17
       4.02         Investment..........................................................................          18
       4.03         Deposits............................................................................          18
       4.04         Distributions.......................................................................          18
       4.05         Calculations........................................................................          20
       4.06         Application of Monies...............................................................          20
       4.07         Revolving Credit LOC Collateral Account.............................................          20
       4.08         Note Backup LOC Collateral Account..................................................          21
       4.09         General Provisions Relating to Accounts.............................................          21

ARTICLE V           THE COLLATERAL AGENT

       5.01         Appointment.........................................................................          22
       5.02         General Nature of Collateral Agent's Duties.........................................          22
       5.03         Exercise of Powers..................................................................          23
       5.04         General Exculpatory Provisions......................................................          23
       5.05         Administration by the Collateral Agent..............................................          24
       5.06         No Reliance by Facility Parties.....................................................          24
       5.07         Indemnification.....................................................................          24
       5.08         Collateral Agent in its Individual Capacity.........................................          25
       5.09         Facility Parties....................................................................          25
       5.10         Successor Collateral Agent..........................................................          25
       5.11         Additional Collateral Agents........................................................          26
       5.12         Calculations........................................................................          27
       5.13         Collateral Agent's Fee..............................................................          27
       5.14         Expenses; Indemnity.................................................................          28
       5.15         Financial and Other Information; Confidentiality....................................          29
       5.16         Moneys Held as Collateral Agent.....................................................          29

ARTICLE VI          MISCELLANEOUS

       6.01         Amendments, Supplements and Waivers.................................................          29
       6.02         Notices.............................................................................          30
       6.03         No Implied Waiver; Cumulative Remedies..............................................          30
       6.04         Severability........................................................................          30
       6.05         Prior Understandings................................................................          31
       6.06         Survival............................................................................          31
       6.07         Counterparts........................................................................          31
       6.08         Termination of Liens................................................................          31
       6.09         Successors and Assigns..............................................................          31
       6.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial;
                       Limitation of Liability..........................................................          31


Exhibit A           Form of Swap Party Supplement
Exhibit B           Form of Revolving Credit Refinancing Supplement

                           COLLATERAL AGENCY AGREEMENT

                  THIS AGREEMENT, dated as of February 7, 1997, among

                  Primark Corporation, a Michigan corporation (the "Borrower"),

                  Mellon Bank, N.A., as "Agent" under the Revolving Credit Agreement referred to hereinbelow (in such capacity, together with its successors thereunder or under any successor Revolving Credit Agreement, the "Revolving Credit Agent", as further defined hereinafter), on behalf of the "Lenders" (as defined in such Revolving Credit Agreement) from time to time parties to such Revolving Credit Agreement (together with their successors thereunder or under any successor Revolving Credit Agreement, the "Revolving Credit Lenders"), the "Issuing Banks" (as defined in such Revolving Credit Agreement) from time to time under such Revolving Credit Agreement (together with their successors thereunder or under any successor Revolving Credit Agreement, the "Revolving Credit Issuing Banks") and the Revolving Credit Agent (the Revolving Credit Lenders, the Revolving Credit Issuing Banks and the Revolving Credit Agent being referred to herein as the "Revolving Credit Parties"),

                  Mellon Bank, N.A., as "Agent" under the Term Loan Agreement referred to hereinbelow (in such capacity, together with its successors, the "Term Loan Agent", as further defined hereinafter), on behalf of the "Lenders" (as defined in such Term Loan Agreement) from time to time parties to such Term Loan Agreement (the "Term Lenders"), and the Term Loan Agent (the Term Lenders and the Term Loan Agent being referred to herein as the "Term Loan Parties"),

                  Mellon Bank, N.A., as "Agent" under the Note Backup Agreement referred to hereinbelow (in such capacity, together with its successors, the "Note Backup Agent", as further defined hereinafter), on behalf of the "Lenders" (as defined in such Note Backup Agreement) from time to time parties to such Note Backup Agreement (the "Note Backup Lenders"), and the Note Backup Agent (the Note Backup Lenders and the Note Backup Agent being referred to herein as the "Note Backup Parties"), and

                  Mellon Bank, N.A., as agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors, the "Collateral Agent").

                  The parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

                  1.01. CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                  "Borrower Pledge Agreement" shall mean the Pledge Agreement of even date herewith between the Borrower and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

                  "Bankruptcy Default" means the occurrence or existence of either of the following events or conditions (for any reason, whether voluntary, involuntary, or effected or required by Law):

                                    (a) a proceeding shall have been instituted
                           in respect of the Borrower

                                    (i) seeking to have an order for relief
                           entered in respect of the Borrower, or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, administration, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                                    (ii) seeking appointment of a receiver,
                           administrative receiver, trustee, liquidator, assignee, sequestrator or other custodian for the Borrower or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 30 consecutive days; or

                           (b) the Borrower shall be insolvent; shall fail to
                  pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in the foregoing clause (a)(i), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in the foregoing clause (a)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, go into administration or revoke or forfeit its articles of incorporation (or other constituent documents); or shall take any action in furtherance of any of the foregoing.

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the city in which is located the Collateral Agent's Office.

                  "Cash Equivalent Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America or sterling denominated debt securities issued or guaranteed by the government of the United Kingdom, in each case maturing not in excess of one year from the date of acquisition, (b) commercial paper maturing not in excess of 180 days from the date of acquisition and rated "P-1" by Moody's Investors Service or "A-1" by Standard & Poor's Corporation on the date of acquisition, (c) the following obligations of any commercial bank (not in excess of $5,000,000 (or the equivalent thereof in foreign currencies) in the aggregate for any commercial bank having capital and surplus less than $500,000,000 (or the equivalent thereof in foreign currencies)): (i) time deposits, certificates of deposit and acceptances maturing not in excess of 180 days from the date of acquisition, or (ii) fully secured overnight repurchase obligations for underlying securities of the type referred to in clause (a) above, (d) freely tradeable and readily marketable money market preferred stock which, pursuant to its terms, has a yield reset not less frequently than every 60 days and rated "AA" or better by Standard & Poor's Corporation or "Aa" or better by Moody's Investors Service, Inc., and (e) other investments designated in writing by the Collateral Agent as being "Cash Equivalent Investments" for purposes of this Agreement (it being understood that any such designation shall be revocable by the Collateral Agent upon 60 days' notice to the Borrower). In no event shall any investment as to which the Borrower or any Subsidiary of the Borrower is an issuer or a direct or indirect obligor be deemed a Cash Equivalent Investment.

                  "Collateral Agent Obligations" shall mean all obligations from time to time of the Borrower to the Collateral Agent in its capacity as such, including but not limited to amounts payable pursuant to Sections 3.09, 5.13 and
5.14 hereof or Section 6.04 of the Borrower Pledge Agreement, in each case whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to the Borrower, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law).

                  "Contingent Indemnification Obligations" at any time shall mean Obligations which at such time are contingent obligations under indemnification provisions of the Secured Party Documents which survive indefinitely; provided, however, that an Obligation under such an indemnification provision shall not constitute a Contingent Indemnification Obligation to the extent that (a) an unsatisfied claim for payment of such Obligation has been made, or (b) an action, suit or proceeding is pending or threatened at such time which may give rise to a claim under such indemnification provision.

                  "Corporation" shall mean a corporation, limited liability company or business trust organized under the Laws of any state of the United States, a company limited by shares incorporated under the Laws of England and Wales, or any similar entity organized under the Laws of any other jurisdiction, the owners of which are not by operation of Law generally liable for the obligations of such entity.

                  "Directing Party" at any time shall mean:

                             (a) the Term Loan Agent, if at such time (i) a Term
                  Loan Notice of Default is in effect, at least 15 Business Days have elapsed since the giving of such Term Loan Notice of Default, and no Revolving Credit Notice of Default, Note Backup Notice of Default or Bankruptcy Default is in effect, or (ii) (A) all Revolving Credit Obligations (other than Contingent Indemnification Obligations) have been paid in full, all commitments to extend credit under the Revolving Credit Documents have terminated, and all Letters of Credit have terminated, and (B) all Note Backup Obligations (other than Contingent Indemnification Obligations) have been paid in full, all commitments to extend credit under the Note Backup Documents have terminated, and all Note Backup LOCs have terminated;

                             (b) the Revolving Credit Agent, if at such time (i)
                  a Revolving Credit Notice of Default is in effect, at least 15 Business Days have elapsed since the giving of such Revolving Credit Notice of Default, and no Term Loan Notice of Default, Note Backup Notice of Default or Bankruptcy Default is in effect, or (ii) (A) all Term Loan Obligations (other than Contingent Indemnification Obligations) have been paid in full, and (B) all Note Backup Obligations (other than Contingent Indemnification Obligations) have been paid in full, all commitments to extend credit under the Note Backup Documents have terminated, and all Note Backup LOCs have terminated;

                             (c) the Note Backup Agent, if at such time (i) a
                  Note Backup Notice of Default is in effect, at least 15 Business Days have elapsed since the giving of such Note Backup Notice of Default, and no Term Loan Notice of Default, Revolving Credit Notice of Default or Bankruptcy Default is in effect, or (ii) (A) all Term Loan Obligations (other than Contingent Indemnification Obligations) have been paid in full, and (B) all Revolving Credit Obligations (other than Contingent Indemnification Obligations) have been paid in full, all commitments to extend credit under the Revolving Credit Documents have terminated, and all Letters of Credit have terminated;

                             (d) all Swap Parties, acting together, if at such
                  time (i) all Term Loan Obligations (other than Contingent Indemnification Obligations) have been paid in full, (ii) all Revolving Credit Obligations (other than Contingent Indemnification Obligations) have been paid in full, all commitments to extend credit under the Revolving Credit Documents have terminated, and (iii) all Letters of Credit have terminated, all Note Backup Obligations (other than Contingent Indemnification Obligations) have been paid in full, all commitments to extend credit under the Note Backup Documents have terminated, and all Note Backup LOCs have terminated;

                             (e) otherwise, Facility Lenders whose Facility
                  Lender Percentages at such time aggregate at least 51%, acting together.

                  "Facility Agents" shall mean the Revolving Credit Agent, the Term Loan Agent and the Note Backup Agent.

                  "Facility Event of Default" shall mean the occurrence or existence of an "Event of Default" under the Revolving Credit Agreement, the Term Loan Agreement or the Note Backup Agreement.

                  "Facility Lenders" shall mean the Revolving Credit Lenders, the Term Loan Lenders and the Note Backup Lenders.

                  "Facility Lender Exposure" for a Facility Lender at any time shall mean the sum of the following: (a) the principal amount of loans outstanding to such Facility Lender under the Term Loan Agreement, plus
         (b) the principal amount of extensions of credit made by or for the account of such Facility Lender under the Revolving Credit Agreement, plus (c) the amount equal to (i) if no Revolving Credit Notice of Default or Bankruptcy Default is in effect, and if the commitment of such Facility Lender to extend credit under the Revolving Credit Agreement has not expired or been terminated, then an amount equal to the principal amount of such Facility Lender's unborrowed commitment to extend credit under the Revolving Credit Agreement, (ii) otherwise, zero, plus (d) the principal amount of extensions of credit made by or for the account of such Facility Lender under the Note Backup Agreement.

                  "Facility Lender Percentage" at any time for any Facility Lender shall mean a fraction, the numerator of which is the Facility Lender Exposure of such Facility Lender, and the denominator of which is the sum of the Facility Lender Exposures of each Facility Lender.

                  "Facility Parties" shall mean the Revolving Credit Parties, the Term Loan Parties, the Note Backup Parties and the Swap Parties.

                  "Facility Permitted Lien" shall mean a Lien which is a "Permitted Lien" under each of the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement.

                  "Facility Potential Default" shall mean any event or condition which, with notice, passage of time or a determination by the appropriate Facility Party or Facility Parties, or any combination of the foregoing, would constitute a Facility Event of Default.

                  "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Interest Rate Hedge Agreement" shall mean an interest rate swap, cap or collar agreement, forward rate agreement, any other similar agreement, and any combination of the foregoing.

                  "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                  "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                  "Note Backup Agent" at any time shall mean the "Agent" under the Note Backup Agreement at such time. If there is no Agent under the Note Backup Agreement at such time, then any notice, demand, or other communication required or permitted to be given by the Note Backup Agent hereunder or under any Shared Security Document shall be sufficiently given or made if given by the "Required Lenders" (as defined in the Note Backup Agreement as constituted on the date hereof, as such definition may be amended, modified or supplemented from time to time, and any successor term of similar import from time to time in the Note Backup Agreement), and any notification, demand, consent, document, payment or other communication or item required to be given or made to the Note Backup Agent shall be sufficiently given or made if given directly to each Note Backup Party entitled thereto.

                  "Note Backup Agreement" shall mean the Note Backup Agreement dated on or about February 7, 1997 by and among the Borrower, the lenders parties thereto from time to time, the issuing bank referred to therein, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time; provided, however, that for purposes of this Agreement no effect shall be given to any amendment, modification or supplement entered into without the written consent of the Revolving Credit Agent and the Term Loan Agent that increases the maximum aggregate principal amount of extensions of credit thereunder to the Borrower above $8,382,343.75.

                  "Note Backup Documents" shall mean the "Loan Documents" as defined in the Note Backup Agreement, and any successor term of similar import from time to time in the Note Backup Agreement.

                  "Note Backup Issuing Bank" shall mean the "Issuing Bank" (as defined in the Note Backup Agreement) under the Note Backup Agreement, together with its successors thereunder.

                  "Note Backup Lenders" shall mean the "Lenders" (as defined in the Note Backup Agreement) from time to time under the Note Backup Agreement.

                  "Note Backup LOC" shall mean any letter of credit outstanding under the Note Backup Agreement from time to time.

                  "Note Backup LOC Collateral Account" shall have the meaning given that term in Section 4.08 hereof.

                  "Note Backup LOC Exposure" at any time shall mean the sum at such time of (a) the aggregate Note Backup LOC Unreimbursed Draws and
         (b) the aggregate Note Backup LOC Undrawn Availability.

                  "Note Backup LOC Undrawn Availability" with respect to a Note Backup LOC at any time shall mean the maximum amount available to be drawn under such Note Backup LOC at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

                  "Note Backup LOC Unreimbursed Draws" with respect to a Note Backup LOC at any time shall mean the aggregate amount at such time of all payments made by the issuer under such Note Backup LOC, to the extent not repaid by the Borrower.

                  "Note Backup Notice of Default" shall mean a written certification delivered to the Collateral Agent by the Note Backup Agent at any time stating that a Facility Event of Default or Facility Potential Default (as specified therein) has occurred and is continuing or exists under the Note Backup Agreement, and specifically stating that such notice is a "Note Backup Notice of Default" under this Agreement.

                  "Note Backup Obligations" shall mean all obligations from time to time of the Borrower to any Note Backup Party from time to time arising under or in connection with or related to or evidenced by or secured by the Note Backup Agreement or any other Note Backup Document, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to the Borrower, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law). Without limitation of the foregoing, such obligations include the principal amount of loans, interest, Note Backup reimbursement obligations, and fees, indemnities or expenses under or in connection with any Note Backup Document. Note Backup Obligations shall remain such notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Note Backup Obligations or any interest therein.

                  "Note Backup Parties" shall mean the Note Backup Lenders, the Note Backup Issuing Bank and the Note Backup Agent.

                  "Notice of Default" shall mean a Revolving Credit Notice of Default, a Term Loan Notice of Default or a Note Backup Notice of Default.

                  "Obligations" shall mean all Revolving Credit Obligations, Term Loan Obligations, Note Backup Obligations, Swap Obligations, and Collateral Agent Obligations.

                  "Office" of the Collateral Agent shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania, or at such other domestic office or offices of the Collateral Agent as may be designated in writing from time to time by the Collateral Agent to the Borrower and the Facility Agents.

                  "Person" shall mean an individual, corporation, partnership, trust, limited liability company, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                  "Restricted Investments" shall mean: (a) readily marketable obligations backed by the full faith and credit of the United States of America, maturing not later than 90 days from the date of acquisition,
         (b) overnight dollar-denominated deposits in, overnight certificates of deposit in, or overnight repurchase agreements with, a United States commercial bank having shareholders' equity of at least $1,000,000,000 which has outstanding general unsecured short-term debt rated "A-1" or better, and general unsecured short-term debt rated "P-1," in each case by Moody's Investors Service, Inc., (c) readily marketable commercial paper maturing not later than 90 days from the date of acquisition and rated "P-1" by Moody's Investors Service, Inc., and (d) freely redeemable shares of stock or beneficial interest in a money market mutual fund, substantially all of the assets of which consist of obligations described in the foregoing clauses (a) through (c).

                  "Revolving Credit Agent" at any time shall mean the "Agent" under the Revolving Credit Agreement at such time. If there is no Agent under the Revolving Credit Agreement at such time, then any notice, demand, or other communication required or permitted to be given by the Revolving Credit Agent hereunder or under any Shared Security Document shall be sufficiently given or made if given by the "Required Lenders" (as defined in the Revolving Credit Agreement as constituted on the date hereof, as such definition may be amended, modified or supplemented from time to time, and any successor term of similar import from time to time in the Revolving Credit Agreement), and any notification, demand, consent, document, payment or other communication or item required to be given or made to the Revolving Credit Agent shall be sufficiently given or made if given directly to each Revolving Credit Party entitled thereto.

                  "Revolving Credit Agreement" shall mean the Revolving Credit Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, the issuing banks referred to therein, and Mellon Bank, N.A., as Agent, as the same may be amended, modified, supplemented, renewed or refinanced from time to time; provided, however, that for purposes of this Agreement no effect shall be given to any amendment, modification, supplement, renewal or refinancing entered into without the written consent of the Term Loan Agent and the Note Backup Agent that increases the maximum aggregate principal amount of extensions of credit thereunder to the Borrower (whether in the form of loans, Letters of Credit or otherwise) above $75,000,000.

                  "Revolving Credit Documents" shall mean the "Loan Documents" as defined in the Revolving Credit Agreement, and any successor term of similar import from time to time in the Revolving Credit Agreement.

                  "Revolving Credit LOC" shall mean any letter of credit outstanding under the Revolving Credit Agreement from time to time.

                  "Revolving Credit LOC Collateral Account" shall have the meaning given that term in Section 4.07 hereof.

                  "Revolving Credit LOC Exposure" at any time shall mean the sum at such time of (a) the aggregate Revolving Credit LOC Unreimbursed Draws and (b) the aggregate Revolving Credit LOC Undrawn Availability.

                  "Revolving Credit LOC Undrawn Availability" with respect to a Revolving Credit LOC at any time shall mean the maximum amount available to be drawn under such Revolving Credit LOC at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

                  "Revolving Credit LOC Unreimbursed Draws" with respect to a Revolving Credit LOC at any time shall mean the aggregate amount at such time of all payments made by the issuer under such Revolving Credit LOC, to the extent not repaid by the Borrower.

                  "Revolving Credit Notice of Default" shall mean a written certification delivered to the Collateral Agent by the Revolving Credit Agent at any time stating that a Facility Event of Default or Facility Potential Default (as specified therein) has occurred and is continuing or exists under the Revolving Credit Agreement, and specifically stating that such notice is a "Revolving Credit Notice of Default" under this Agreement.

                  "Revolving Credit Obligations" shall mean all obligations from time to time of the Borrower to any Revolving Credit Party from time to time arising under or in connection with or related to or evidenced by or secured by the Revolving Credit Agreement or any other Revolving Credit Document, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to the Borrower, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law). Without limitation of the foregoing, such obligations include the principal amount of loans, interest, Revolving Credit LOC reimbursement obligations, and fees, indemnities or expenses under or in connection with any Revolving Credit Document. Revolving Credit Obligations shall remain such notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Revolving Credit Obligations or any interest therein.

                  "Secured Parties" shall mean the Collateral Agent and the Facility Parties.

                  "Secured Party Documents" shall mean the Revolving Credit Documents, the Term Loan Documents, the Note Backup Documents and the Swap Documents, including the Shared Security Documents.

                  "Shared Collateral" shall mean the collateral from time to time subject to or intended or purported to be subject to a Lien under the Shared Security Documents.

                  "Shared Collateral Account" shall have the meaning given that term in Section 4.01 hereof.

                  "Shared Security Documents" shall mean this Agreement, the Borrower Pledge Agreement, and any other agreements or instruments from time to time granting or purporting to grant the Collateral Agent a Lien in any property for the benefit of the Secured Parties to secure the Obligations.

                  "Shares of Capital Stock" shall mean shares of capital stock of, membership interest in, beneficial interest in, or similar ownership interest in, a Corporation organized under the Laws of any state of the United States or any other jurisdiction, including, without limitation, in the case of Corporations incorporated under the Laws of England and Wales, equity share capital, ordinary shares and loan stock.

                  "Subsidiary" of a Person at any time shall mean any Corporation of which a majority (by number of shares or number of votes) of the outstanding Shares of Capital Stock of any class is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any partnership, trust or other Person of which a majority of any class of outstanding equity interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person. For the avoidance of doubt, as used in the preceding sentence "majority" means more than half (and not precisely half).

                  "Swap Agreement" shall mean an Interest Rate Hedging Agreement which is designated a "Swap Agreement" in accordance with Section 2.03 hereof, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

                  "Swap Documents" shall mean each Swap Agreement and the Shared Security Documents.

                  "Swap Obligations" shall mean all obligations from time to time of the Borrower to any Swap Party under or in connection with a Swap Agreement, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to the Borrower, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law).

                  "Swap Party" shall mean any Person who becomes party hereto as "Swap Party" in accordance with Section 2.03 hereof.

                  "Swap Shared Security Cap" with respect to a Swap Agreement shall have the meaning given that term in the Swap Party Supplement with respect to such Swap Agreement.

                  "Term Loan Agent" at any time shall mean the "Agent" under the Term Loan Agreement at such time. If there is no Agent under the Term Loan Agreement at such time, then any notice, demand, or other communication required or permitted to be given by the Term Loan Agent hereunder or under any Shared Security Document shall be sufficiently given or made if given by the "Required Lenders" (as defined in the Term Loan Agreement), and any notification, demand, consent, document, payment or other communication or item required to be given or made to the Term Loan Agent shall be sufficiently given or made if given directly to each Term Loan Party entitled thereto.

                  "Term Loan Agreement" shall mean the Term Loan Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time;

         provided, however, that for purposes of this Agreement no effect shall be given to any amendment, modification or supplement entered into without the written consent of the Revolving Credit Agent and the Note Backup Agent that increases the principal amount outstanding thereunder.

                  "Term Loan Documents" shall mean the "Loan Documents" as defined in the Term Loan Agreement, and any successor term of similar import from time to time in the Term Loan Agreements.

                  "Term Loan Notice of Default" shall mean a written certification delivered to the Collateral Agent by the Term Loan Agent at any time stating that a Facility Event of Default or Facility Potential Default (as specified therein) has occurred and is continuing or exists under the Term Loan Agreement, and specifically stating that such notice is a "Term Loan Notice of Default" under this Agreement.

                  "Term Loan Obligations" shall mean all obligations from time to time of the Borrower to any Term Loan Party from time to time arising under or in connection with or related to or evidenced by or secured by the Term Loan Agreement or any other Term Loan Document, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to the Borrower, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law). Without limitation of the foregoing, such obligations include the principal amount of loans, interest, and fees, indemnities or expenses under or in connection with any Term Loan Document. Term Loan Obligations shall remain such notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Loan Obligations or any interest therein.

                  1.02. CONSTRUCTION. In this Agreement and each other Shared Security Document, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. The words "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Shared Security Document refer to this Agreement or such other Shared Security Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Shared Security Document. The words "includes" and "including" (and similar terms) in this Agreement or any other Shared Security Document mean "includes without limitation" and "including without limitation," respectively (and similarly for similar terms). References in this Agreement or any other Shared Security Document to "determination" (and similar terms) by the Collateral Agent or by any Secured Party include good faith estimates by the Collateral Agent or by such Secured Party (in the case of quantitative determinations) and good faith beliefs by the Collateral Agent or by such Secured Party (in the case of qualitative determinations). No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Shared Security Document. The section and other headings contained in this Agreement and in each other Shared Security Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Shared Security Document in any respect. Section, subsection, annex, exhibit and schedule references in this Agreement and in each other Shared Security Document are to this Agreement or such other Shared Security Document, as the case may be, unless otherwise specified.


                                   ARTICLE II
                             SECURED PARTY DOCUMENTS

                  2.01. NOTICE OF DEFAULT.

                  (a) EFFECTIVENESS. A Notice of Default given by a Facility Agent shall become effective upon receipt thereof by the Collateral Agent. A Notice of Default given by a Facility Agent, once effective, shall remain in effect unless and until it is cancelled as provided in Section 2.01(b). Upon receipt of a Notice of Default from a Facility Agent the Collateral Agent shall promptly notify the Borrower and the other Facility Agents thereof.

                  (b) CANCELLATION. A Facility Agent who gave a Notice of Default may cancel a Notice of Default given by it by delivering a written notice of cancellation to the Collateral Agent. The Collateral Agent shall promptly notify the Borrower and the other Facility Agents of any such cancellation.

                  (c) BANKRUPTCY DEFAULTS. A Notice of Default shall be deemed automatically to be in effect from and after the occurrence of a Bankruptcy Default. Such Notice of Default may not be cancelled except by written notice of cancellation by each Facility Agent. The Borrower shall immediately give notice to the Collateral Agent of any Bankruptcy Default. Any Secured Party may give notice of a Bankruptcy Default to the Collateral Agent. The Collateral Agent shall be protected and fully justified in relying on any such notice.

                  (d) EFFECT. To the extent this Agreement or any other Shared Security Document gives the Collateral Agent any right or remedy upon the occurrence or existence or during the continuance of a Facility Event of Default or Facility Potential Default, the Collateral Agent may exercise such right or remedy regardless of whether it has received a Notice of Default to such effect. However, the Collateral Agent shall be protected and fully justified in declining to exercise any such right or remedy at the direction of a Directing Party absent an effective Notice of Default specifying the existence of a Facility Event of Default or Facility Potential Default, as the case may be.

                  2.02. THE SWAP AGREEMENT AND THE SWAP PARTY

                  (a) GENERALLY. An Interest Rate Hedging Agreement entered into by the Borrower shall constitute a "Swap Agreement" entitled to the benefit of this Agreement, and the counterparty to such agreement shall constitute a "Swap Party," if and only if the Collateral Agent has received the following items, each in form and substance satisfactory to it: (i) a Swap Party Supplement executed by the counterparty in substantially the form of Exhibit A hereto, duly completed, and consented to by the Facility Agents and the Borrower, pursuant to which such counterparty shall agree to become party hereto and bound hereby as a "Swap Party," and pursuant to which a particular Interest Rate Hedging

Agreement is designated as a "Swap Agreement," and (ii) such bringdown Lien searches, certificates and evidence of completion of such other acts and things as the Collateral Agent may require in connection with the foregoing. Each Facility Agent may grant or withhold such consent in its discretion, subject to any obligation it may have under the Secured Party Documents to which it is party to grant or withhold such designation.

                  (b) AMENDMENTS TO THE SWAP PARTY DOCUMENTS. A Swap Agreement shall cease to constitute a "Swap Agreement" if, without the consent of the Facility Agents, such Swap Agreement is amended, modified or supplemented, unless such amendment merely eliminates, waives or renders less restrictive on the Borrower any term or condition otherwise applicable to the Borrower, reduces or defers amounts otherwise payable by the Borrower or increases or accelerates amounts otherwise receivable by the Borrower. Without limiting the generality of the foregoing, to the extent a Swap Agreement is in the form of a master agreement, pursuant to which multiple "confirmations" (however named) may be entered into from time to time, only the transactions evidenced by confirmations attached to the related Swap Party Supplement shall constitute part of such "Swap Agreement," and the relevant Swap Party and the Borrower each represent, warrant and agree that no other transactions have been or will be entered into pursuant to such master agreement. If the Borrower desires to enter into more than one Swap Agreement with the same Swap Party at different times, then, if the provisions of this Agreement are otherwise met, and the Borrower and the Swap Party so request, all such Swap Agreements may be documented under a single master agreement, covered by a single Swap Party Supplement (which will supercede prior Swap Party Supplements relating to such Swap Agreements), in which case all such Swap Agreements shall be considered to constitute a single Swap Agreement and will be subject to a single Swap Shared Security Cap.

                  2.03. AMENDMENTS AND REFINANCING.


                  (a) AMENDMENTS TO AND REFINANCING OF THE REVOLVING CREDIT AGREEMENT. The provisions of this Agreement shall remain in full force and effect as applied to any amendment, modification or supplement to or renewal or refinancing of the Revolving Credit Agreement, provided that the Revolving Credit Agreement as so amended, modified, supplemented, renewed or refinanced remains a "Revolving Credit Agreement" as defined herein. In the event of any such refinancing, the Collateral Agent shall not make any distribution to or for the benefit of any incoming Revolving Credit Party or otherwise recognize such Revolving Credit Agreement as the "Revolving Credit Agreement" hereunder or the incoming Revolving Credit Parties as the "Revolving Credit Parties" hereunder, unless the Collateral Agent has received the following items, each in form and substance satisfactory to it: (i) a Revolving Credit Refinancing Supplement, executed by each incoming Revolving Credit Party in substantially the form of Exhibit B hereto, duly completed, and consented to by the Borrower, whereby such incoming Revolving Credit Parties agree to become party hereto and bound hereby as "Revolving Credit Parties," (ii) a notice from the outgoing Revolving Credit Agent under Section 2.05 hereof whereby such outgoing Revolving Credit Parties cease to be "Revolving Credit Parties" hereunder, and (iii) such opinions of counsel, certificates, bringdown Lien searches, and evidence of completion of such other acts and things as the Collateral Agent may require in connection with the foregoing.

                  (b) TERM LOAN AGREEMENT. The provisions of this Agreement shall remain in full force and effect as applied to any amendment, modification or supplement to the Term Loan

Agreement, provided that the Term Loan Agreement as so amended, modified or supplemented remains a "Term Loan Agreement," as defined herein.

                  (c) NOTE BACKUP AGREEMENT. The provisions of this Agreement shall remain in full force and effect as applied to any amendment, modification or supplement to the Note Backup Agreement, provided that the Note Backup Agreement as so amended, modified or supplemented remains a "Note Backup Agreement" as defined herein.

                  2.04. DELIVERY OF DOCUMENTS. The Borrower shall, promptly upon the execution thereof, deliver to the Collateral Agent a true and complete copy of any and all Shared Security Documents and all amendments, modifications, supplements, renewals or refinancings of the Shared Security Documents, the Revolving Credit Agreement, the Term Loan Agreement, the Note Backup Agreement or any Swap Agreement.

                  2.05. TERMINATION OF A FACILITY PARTY. In the event there is delivered to the Collateral Agent at any time:

                  (a) in the case of the Revolving Credit Parties, a written notice from the Revolving Credit Agent to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged with respect to the Revolving Credit Parties, or (ii) all commitments to extend credit under the Revolving Credit Documents have terminated, all Letters of Credit have terminated, and all Revolving Credit Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash;

                  (b) in the case of the Term Loan Parties, a written notice from the Term Loan Agent to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged with respect to the Term Loan Parties, or (ii) all Term Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash;

                  (c) in the case of the Note Backup Parties, a written notice from the Note Backup Agent to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged with respect to the Note Backup Parties, or (ii) all commitments to extend credit under the Note Backup Documents have terminated, all Note Backup LOCs have terminated, and all Note Backup Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash; or

                  (d) in the case of a Swap Party, a written notice from such Swap Party to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged with respect to such Swap Party, or (ii) all Interest Rate Hedge Agreements under the Swap Documents with respect to such Swap Party have terminated and all Swap Obligations (other than Contingent Indemnification Obligations) with respect to such Swap Party have been indefeasibly paid in full in cash;

then the Facility Parties on whose behalf such notice is given shall for all purposes hereof cease to be Facility Parties. The Revolving Credit Agent, the Term Loan Agent, the Note Backup Agent, and each Swap Party, respectively, shall deliver to the Collateral Agent written notice to the effect set forth in

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clause (a)(ii), (b)(ii), (c)(ii) and (d)(ii), respectively, promptly after receiving written request to do so by the Borrower after the conditions described in such clause are satisfied.

                  2.06. CERTAIN INTERCREDITOR MATTERS.

                  (a) PAYMENT OBLIGATIONS NOT SUBORDINATED. The provisions of
Article IV hereof apply solely to priorities of distributions resulting from realization on the Shared Security Documents, and not to the priorities of the Obligations. Nothing contained in this Agreement or in any other Shared Security Document is intended to effect a subordination of any Obligation to any other Obligation. Notwithstanding any other provision of this Agreement or any other Shared Security Document, nothing herein or therein shall limit or impair the right of each Secured Party to receive payment of the Obligations owing to it when due (whether at the stated maturity thereof, by acceleration or otherwise) or to institute suit for the enforcement of such payment on or after such due date, or the obligation of the Borrower to make such payment when due.

                  (b) RIGHTS AND REMEDIES OF SECURED PARTIES NOT IMPAIRED. Except to the extent specifically provided in this Agreement, nothing contained herein shall be construed to limit any right or remedy otherwise available to any Secured Party under any Secured Party Document, at law, in equity, or otherwise. Nothing contained in this Agreement or in any other Shared Security Document shall limit or otherwise derogate from the right of any Secured Party to initiate a proceeding with respect to the Borrower under the U.S. Bankruptcy Code or similar Laws or to file, vote, give or withhold consent or otherwise exercise rights in respect to Obligations or any claim in respect thereof in connection with any proceeding under the U.S. Bankruptcy Code or similar Laws.

                  (c) SHARED COLLATERAL. Subject to Section 2.06(d) hereof, the Secured Parties hereby agree that, if any Secured Party (other than the Collateral Agent, in its capacity as such) shall realize any funds on any Shared Collateral, or otherwise realize any funds under any Shared Security Document, other than as a result of distributions by the Collateral Agent in accordance with the provisions of this Agreement or the other Shared Security Documents, such Secured Party shall forthwith remit the same to the Collateral Agent, who shall deposit the same in the Shared Collateral Account.

                  (d) SHARING OF SETOFFS. The Facility Parties hereby agree among themselves that if, so long as a Facility Event of Default is in effect, any Facility Party shall receive any amount on account of the Obligations through the exercise of set-off, bankers' lien or similar right against any accounts maintained by the Borrower with such Facility Party, then the Facility Party receiving such payment shall notify the Collateral Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section 2.06(d) so that, in effect, all such amounts will be shared among all of the Secured Parties as if they had been deposited in the Shared Collateral Account. The Facility Party receiving such amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such amount) for cash from the other Facility Parties a participation in the applicable Obligations owed to such other Facility Parties in such amount as shall result in a sharing by all Facility Parties of such amount in the proportions in which they would have been entitled to receive the same had such amount been deposited in the Shared Collateral Account and distributed to the Secured Parties in accordance with the terms of this Agreement. If all or any portion of such amount is thereafter recovered from the Facility Party making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Facility Party making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements and hereby confirms the right of the Facility Parties, without notice to or consent of the Borrower, to create participations in accordance with this Section 2.08(d) notwithstanding any restrictions contained elsewhere in the Secured Party Documents. Each holder of a participation in Obligations shall be bound by this Section 2.06(d) fully as if it were a Facility Party hereunder.


                                   ARTICLE III
                            SHARED SECURITY DOCUMENTS

                  3.01. GENERAL RELATION TO SHARED SECURITY DOCUMENTS. All of the powers, remedies and rights of the Collateral Agent as set forth in this Agreement may be exercised by the Collateral Agent in respect of any other Shared Security Document as though set forth in full therein and all of the powers, remedies and rights of the Collateral Agent as set forth in any other Shared Security Document may be exercised from time to time as herein and therein provided. Any property taken or held by the Collateral Agent, in its capacity as such, by foreclosure or otherwise, shall be held by it pursuant to this Agreement. This Agreement is intended to be supplemental to, and not in limitation of, the other Shared Security Documents, and the rights and remedies of the Collateral Agent contained herein and therein are intended to be cumulative. In the event of any irreconcilable conflict between the provisions of this Agreement and any Shared Security Document, the provisions of this Agreement shall prevail.

                  3.02. POWER OF ATTORNEY. The Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Borrower or the name of such attorney-in-fact, from time to time in the Collateral Agent's discretion, for the purpose of signing documents and taking other action as the Collateral Agent may deem necessary or appropriate to perfect, promote and protect the Liens of the Collateral Agent in the Shared Collateral or otherwise to accomplish the purposes hereof. This power of attorney is a power coupled with an interest, shall be irrevocable and shall not be subject to the limitations of Section 3.03 hereof. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Agreement or any other Shared Security Document to make collections in respect of the Shared Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Borrower representing any Shared Collateral or dividend, payment or other distribution in respect of the Shared Collateral and to give full discharge for the same.

                  3.03. CERTAIN RIGHTS AFTER FACILITY EVENT OF DEFAULT. The Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Borrower or otherwise, from time to time in the Collateral Agent's discretion, so long as any Facility Event of Default has occurred and is continuing, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Agreement or any other Shared Security Document and to accomplish the purposes hereof and thereof and, without limiting the generality of the foregoing, the Borrower hereby gives the Collateral Agent the power and right on behalf of the Borrower, without notice to or further assent by the Borrower, to do the following:

                  (a) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due upon, or in connection with, the Shared Collateral;

                  (b) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments taken or received by the Collateral Agent as, or in connection with, the Shared Collateral;

                  (c) to commence, prosecute, defend, settle, compromise or adjust any claim, suit, action or proceeding with respect to, or in connection with, the Shared Collateral;

                  (d) to sell, transfer, assign or otherwise deal in or with the Shared Collateral or any part thereof as fully and effectively as if the Collateral Agent were the absolute owner thereof; and

                  (e) to do, at its option and at the expense and for the account of the Borrower, at any time or from time to time, all acts and things which the Collateral Agent deems necessary to protect or preserve the Shared Collateral and to realize upon the Shared Collateral.

                  3.04. RIGHT TO INITIATE JUDICIAL PROCEEDINGS. If a Facility Event of Default has occurred and is continuing, the Collateral Agent (a) shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by this Agreement and each other Shared Security Document and (b) may either after entry, or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Shared Collateral and to sell all or, from time to time, any of the Shared Collateral under the judgment or decree of a court of competent jurisdiction.

                  3.05. RIGHT TO APPOINT A RECEIVER. If a Facility Event of Default has occurred and is continuing, upon the filing of a bill in equity or other commencement of judicial proceedings to enforce the rights of the Collateral Agent under this Agreement or any other Shared Security Document, the Collateral Agent shall, to the extent permitted by Law and except to the extent (if any) expressly forbidden by a Shared Security Document, without notice to the Borrower or any party claiming through the Borrower, without regard to the solvency or insolvency at the time of the Borrower or any other Person then liable for the payment of any of the Obligations, without regard to the then value of the Shared Collateral, and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Collateral Agent) of the Shared Collateral, or any part thereof, and of the rents, issues, tolls, profits, royalties, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the rents, issues, tolls, profits, royalties, revenues and other income of the property constituting the whole or any part of the Shared Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent, and the Borrower irrevocably consents to the appointments of such receiver or receivers and to the entry of such order; provided, that notwithstanding the appointment of any receiver, the Collateral Agent shall be entitled to retain possession and control of all cash held by or deposited with it pursuant to this Agreement, any other Shared Security Document or any other Secured Party Document.

                  3.06. REMEDIES NOT EXCLUSIVE, ETC.

                  (a) REMEDIES NOT EXCLUSIVE. No remedy conferred upon or reserved to the Collateral Agent or any other Secured Party herein or in any other Shared Security Document is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or in any other Shared Security Document or now or hereafter existing at law or in equity or otherwise.

                  (b) NO IMPLIED WAIVER, ETC. No delay or omission by the Collateral Agent to exercise any right, remedy or power hereunder or under any other Shared Security Document or any other Secured Party Document shall impair any such right, remedy or power or shall be construed to be a waiver thereof, and every right, power and remedy given by this Agreement, any other Shared Security Document or any other Secured Party Document to the Collateral Agent may be exercised from time to time and as often as may be deemed expedient by the Collateral Agent.

                  (c) REINSTATEMENT. If the Collateral Agent shall have proceeded to enforce any right, remedy or power under this Agreement or any other Shared Security Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then the Borrower, the Collateral Agent and the Facility Parties shall, subject to any determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder or thereunder in all respects and, subject to any determination in such proceeding, thereafter all rights, remedies and powers of the Collateral Agent and shall continue as though no such proceeding had been taken.

                  (d) ORIGINAL INSTRUMENTS. All rights of action and of asserting claims upon or under this Agreement and the other Shared Security Documents may be enforced by the Collateral Agent without the possession of any original or executed instrument evidencing or governing any Obligation and without the production thereof at any trial or other proceeding relative to such claims, and any suit or proceeding instituted by the Collateral Agent shall be, subject to the provisions of this Agreement, brought in its name as Collateral Agent, and any recovery of judgment shall be held as part of the Shared Collateral Account.

                  3.07. CERTAIN WAIVERS.

                  (a) VALUATION, ETC. The Borrower agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Shared Collateral shall be sold, now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance or enforcement of this Agreement or any other Shared Security Document, hereby waives all benefit or advantage of all such Laws, and covenants that it will not hinder, delay or impede under color of any such Law the execution of any power granted to the Collateral Agent in this Agreement or any other Shared Security Document but will suffer and permit the execution of every such power as though no such Law were in force.

                  (b) MARSHALLING, ETC. The Borrower, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Shared Collateral upon any sale, whether made under any power of sale granted herein or in any other Shared Security Document or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any other Shared Security Document, and consents and agrees that all the Shared Collateral may at any such sale be offered and sold as an entirety. To the fullest extent permitted by Law, the Borrower hereby waives any and all rights it may at any time have to require the Collateral Agent or any other Secured Party to exercise its rights and remedies under this Agreement, any other Shared Security Document any other Secured Party Document, any other agreement or instrument, at law or in equity, as between different Persons or against any single Person in any particular order, method or manner.

                  (c) NOTICES, ETC. The Borrower waives, to the extent permitted by applicable Law, presentment, demand, protest and any notice of any kind (except notices expressly required hereunder or under any other Shared Security Document) in connection with this Agreement and the other Shared Security Documents and any action taken by the Collateral Agent with respect to the Shared Collateral.

                  3.08. LIMITATION ON COLLATERAL AGENT'S DUTY IN RESPECT OF SHARED COLLATERAL. Beyond its duties expressly provided herein or in any other Shared Security Document and its duty to account to the Borrower and Facility Parties for moneys and other property received by it hereunder or under any other Shared Security Document, the Collateral Agent shall not have any duty to the Borrower or Facility Party as to any other Shared Collateral in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

                  3.09. FEES, TAXES, ETC. The Borrower agrees to pay upon demand any and all Lien search, stamp, document, transfer, filing, recording, registration, excise and sales taxes and fees and any and all similar impositions now or hereafter payable or determined in good faith by the Collateral Agent to be payable in connection with this Agreement, the other Shared Security Documents, or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and agrees to save the Collateral Agent and each Facility Party harmless from and against any and all present or future claims or liabilities with respect to, or resulting from any delay in paying or omission to pay, any such fees, taxes or impositions. Such agreement extends, without limitation, to any and all state documentary stamp or intangible tax with respect to the filing or recording of this Agreement or any financing statements or mortgages or other instruments in connection herewith or in connection with any other Shared Security Document, regardless of whom such taxes are levied or assessed against. The obligations of the Borrower under this
Section 3.09 shall survive the termination of the other provisions of this Agreement and the termination of any other Shared Security Document.

                  3.10. MAINTENANCE OF LIENS. The Borrower at its expense will cause financing statements (and continuation statements with respect to such financing statements), and any mortgages or other appropriate instruments from time to time constituting Shared Security Documents, to be recorded, published, registered and filed in such manner, at such times and in such places, and will pay all such recording, publishing, registration, filing and other taxes, fees and charges, and will do such other acts and things as may be required from time to time to establish, perfect, maintain, preserve, and protect the Liens of the Shared Security Documents as valid and perfected Liens on the Shared Collateral covered thereby, prior to all other Liens except Facility Permitted Liens.

                  3.11. FURTHER ASSURANCES. At any time and from time to time, upon the reasonable request of the Collateral Agent, and at the expense of the Borrower, the Borrower will promptly execute and deliver any and all such further instruments and documents and take such further actions as are necessary or requested to establish, confirm, maintain and continue and to perfect, or to protect the perfection of, the Liens created and intended to be created hereunder and under the other Shared Security Documents, and all assignments made or intended to be made pursuant thereto, or to obtain the full benefits of this Agreement and the other Shared Security Documents and of the rights and powers herein and therein granted, including, without limitation, the execution and delivery of any further deeds, conveyances, mortgages, assignments, security agreements, pledges and further assurances and the filing of any financing or continuation statements. The Borrower also hereby authorizes the Collateral Agent to sign and file financing statements and continuation statements at any time with respect to any Shared Collateral without the signature of the Borrower (where permitted by applicable Law) and appoints the Collateral Agent as its attorney-in-fact to do all other acts and things which the Collateral Agent may deem necessary or advisable to preserve, perfect and continue perfected the Collateral Agent's Liens in the Shared Collateral.


                                   ARTICLE IV
                                    ACCOUNTS

                  4.01. SHARED COLLATERAL ACCOUNT. Not later than the first date on which funds are required to be deposited therein pursuant to this Agreement or any other Shared Security Document, the Collateral Agent shall maintain an account (the "Shared Collateral Account") at such office as it may designate from time to time in its own name as Collateral Agent. All right, title and interest in and to the Shared Collateral Account and funds on deposit therein and investments and reinvestments thereof shall vest in the Collateral Agent and shall be subject to the exclusive dominion and control of the Collateral Agent.

                  4.02. INVESTMENT. The Collateral Agent shall invest and reinvest moneys on deposit in the Shared Collateral Account in its own name in such Restricted Investments as the Collateral Agent may select in its discretion, and all such investments and the interest and income received thereon and the net proceeds on the sale or redemption thereof shall be held in the Shared Collateral Account. The Collateral Agent shall not be responsible or liable to any other Person for any loss or decline in value of such investments or any loss or penalties incurred in the liquidation or sale thereof.
 The Collateral Agent may liquidate investments prior to maturity to make a distribution pursuant to Section 4.04 hereof.

                  4.03. DEPOSITS. Except to the extent, if any, otherwise expressly provided in this Agreement or in another Shared Security Document, all moneys which are required by this Agreement or any other Shared Security Document to be delivered to the Collateral Agent in its capacity as such, or which are received by the Collateral Agent in its capacity as such in respect of any property described in the Shared Security Documents (as proceeds of Shared Collateral or otherwise), shall be deposited by the Collateral Agent in the Shared Collateral Account. No other funds shall be deposited in the Shared Collateral Account or commingled with funds in the Shared Collateral Account.

                  4.04. DISTRIBUTIONS. The Collateral Agent shall make distributions from the Shared Collateral Account from time to time when directed by the Directing Party or at such other times as it may in good faith believe are required by Law, except that the Collateral Agent shall have the right at any time to apply monies held by it in the Shared Collateral Account to the payment of due and unpaid Collateral Agent Obligations. All remaining monies held by the Collateral Agent in the Shared Collateral Account shall be distributed by the Collateral Agent as follows:

                  First: to the Collateral Agent for any Collateral Agent Obligations due and unpaid upon such distribution date;

                  Second: to (a) the Revolving Credit Agent, for the payment of all amounts due to the Revolving Credit Agent in its capacity as such which are unpaid on such distribution date, (b) the Term Loan Agent, for the payment of all amounts due to the Term Loan Agent in its capacity as such which are unpaid on such distribution date, and (c) the Note Backup Agent, for the payment of all amounts due to the Note Backup Agent in its capacity as such which are unpaid on such distribution date; provided, that if such monies to be distributed by the Collateral Agent shall be insufficient to pay in full the amounts referred to in the foregoing clauses (a), (b) and (c), then such distribution shall be made ratably (without priority of any one over any other) to the Revolving Credit Agent, the Term Loan Agent and the Note Backup Agent in proportion to the respective amounts referred to in the foregoing clauses (a), (b) and (c) on such distribution date;

                  Third: to (a) the Revolving Credit Agent, for the account of the Revolving Credit Parties, in an amount equal to all amounts due and payable to the Revolving Credit Parties on such distribution date with respect to Revolving Credit Obligations (including obligations to pay Revolving Credit LOC Unreimbursed Draws and to provide cash collateral for outstanding undrawn Letters of Credit, but only to the extent the aggregate Revolving Credit LOC Exposure exceeds the amount on deposit in the Revolving Credit LOC Collateral Account) (to the extent not paid pursuant to item "Second" above), (b) the Term Loan Agent, for the account of the Term Loan Parties, in an amount equal to all amounts due and payable to the Term Loan Parties on such distribution date with respect to Term Loan Obligations (to the extent not paid pursuant to item "Second" above), (c) the Note Backup Agent, for the account of the Note Backup Parties, in an amount equal to all amounts due and payable to the Note Backup Parties on such distribution date with respect to Note Backup Obligations (including obligations to pay Note Backup LOC Unreimbursed Draws and to provide cash collateral for outstanding undrawn Note Backup LOCs, but only to the extent the aggregate Note Backup LOC Exposure exceeds the amount on deposit in the Note Backup LOC Collateral Account) (to the extent not paid pursuant to item "Second" above), and (d) each Swap Party, in an amount (calculated separately for each Swap Agreement to which such Swap Party is party) equal to the lesser of (i) all amounts due and payable to the Swap Party on such distribution date with respect to Swap Obligations under or in connection with such Swap Agreement or (ii) the Swap Shared Security Cap for such Swap Agreement minus the aggregate amount of all distributions previously made from time to time to the Swap Party with respect to Swap Obligations under or in connection with such Swap Agreement pursuant to this item "Third"; provided, that if such moneys to be distributed by the Collateral Agent shall be insufficient to pay in full the amounts referred to in the foregoing clauses (a), (b), (c) and (d), then such distribution shall be made ratably (without priority of any one over any other) to the Revolving Credit Agent, the Term Loan Agent, the Note Backup Agent and the Swap Parties in proportion to the respective amounts referred to in the foregoing clauses (a), (b), (c) and (d) on such distribution date; and further provided, that no further distributions shall be made under this item "Third" to a Swap Party on account of Swap Obligations under or in connection with a particular Swap Agreement once the aggregate amount of all distributions made from time to time to such Swap Party on account of Swap Obligations under or in connection with such Swap Agreement pursuant to clause (d) of this item "Third" shall equal the Swap Shared Security Cap for such Swap Agreement; and further provided, that no further distributions shall be made under this item "Third" once the aggregate amount of all distributions made from time to time pursuant to clause (d) of this item "Third" to each Swap Party on account of the Swap Obligations under or in connection with each Swap Agreement shall equal the Swap Shared Security Cap for all such Swap Agreements;

                  Fourth: to (a) the Revolving Credit Agent, for the account of the Revolving Credit Parties, in an amount equal to all amounts due and payable to the Revolving Credit Parties on such distribution date with respect to Revolving Credit Obligations (including obligations to pay Revolving Credit LOC Unreimbursed Draws and to provide cash collateral for outstanding undrawn Letters of Credit, but only to the extent the aggregate Revolving Credit LOC Exposure exceeds the amount on deposit in the Revolving Credit LOC Collateral Account) (to the extent not paid pursuant to items "Second" and "Third" above), (b) the Term Loan Agent, for the account of the Term Loan Parties, in an amount equal to all amounts due and payable to the Term Loan Parties on such distribution date with respect to Term Loan Obligations (to the extent not paid pursuant to items "Second" and "Third" above), and (c) the Note Backup Agent, for the account of the Note Backup Parties, in an amount equal to all amounts due and payable to the Note Backup Parties on such distribution date with respect to Note Backup Obligations (including obligations to pay Note Backup LOC Unreimbursed Draws and to provide cash collateral for outstanding undrawn Note Backup LOCs, but only to the extent the aggregate Note Backup LOC Exposure exceeds the amount on deposit in the Note Backup LOC Collateral Account) (to the extent not paid pursuant to items "Second" and "Third" above); provided, that if such moneys to be distributed by the Collateral Agent shall be insufficient to pay in full the amounts referred to in the foregoing clauses (a), (b) and (c), then such distribution shall be made ratably (without priority of any one over any other) to the Revolving Credit Agent, the Term Loan Agent and the Note Backup Agent in proportion to the respective amounts referred to in the foregoing clauses (a), (b) and (c) on such distribution date;

                  Fifth: to each Swap Party, in an amount equal to all amounts due and payable to the Swap Party on such distribution date with respect to Swap Obligations (to the extent not paid pursuant to item "Third" above); provided, that if such moneys to be distributed by the Collateral Agent shall be insufficient to pay in full the amounts referred to in the foregoing clause, then such distribution shall be made ratably (without priority of any one over any other) to the Swap Parties in proportion to the respective amounts referred to in the foregoing clause on such distribution date; and

                  Finally: if all Revolving Credit Obligations, Term Loan Obligations, Note Backup Obligations and Swap Obligations (other than, in each case, Contingent Indemnification Obligations) shall have been indefeasably paid in full in cash, all commitments to extend credit under the Revolving Credit Agreement shall have terminated, all outstanding Letters of Credit shall have terminated, all commitments to extend credit under the Note Backup Agreement shall have terminated, all outstanding Note Backup LOCs shall have terminated, and all Interest

         Rate Hedge Agreements under the Swap Documents have terminated, any surplus then remaining shall be paid to the Borrower or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

                  4.05. CALCULATIONS. In making the determinations and allocations required by Section 4.04 hereof, the Collateral Agent may rely upon information supplied by (a) the Revolving Credit Agent, as to the amounts described in clause (a) of item "Second", clause (a) of item "Third", and clause
(a) of item "Fourth", (b) the Term Loan Agent, as to the amounts described in clause (b) of item "Second", clause (b) of item "Third", and clause (b) of item "Fourth", (c) the Note Backup Agent, as to the amounts described in clause (c) of item "Second", clause (c) of item "Third" and clause (c) of item "Fourth," and (d) each Swap Party, as to the amounts described in clause (d) of item "Third" and item "Fifth," and the Collateral Agent shall have no liability to any Secured Party for actions taken in reliance on such information. All distributions made by the Collateral Agent pursuant to Section 4.04 hereof shall be final as against the Collateral Agent (subject to any decree of any court of competent jurisdiction), and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amounts distributed to it.

                  4.06. APPLICATION OF MONIES. Each Secured Party agrees to apply monies distributed under Section 4.04 hereof to the corresponding obligation described therein.

                  4.07. REVOLVING CREDIT LOC COLLATERAL ACCOUNT.

                  (a) REVOLVING CREDIT LOC COLLATERAL ACCOUNT. Not later than the first date on which funds are required to be deposited therein pursuant to this Agreement or any other Shared Security Document, the Collateral Agent shall maintain an account (the "Revolving Credit LOC Collateral Account") at such office as it may designate from time to time in its own name as Collateral Agent.

                  (b) INVESTMENT. The Collateral Agent shall invest and reinvest moneys on deposit in the Revolving Credit LOC Collateral Account in its own name in such Restricted Investments as the Collateral Agent may select in its discretion, and all such investments and the interest and income received thereon and the net proceeds on the sale or redemption thereof shall be held in the Revolving Credit LOC Collateral Account. The Collateral Agent shall not be responsible or liable to any other Person for any loss or decline in value of such investments or any loss or penalties incurred in the liquidation or sale thereof. The Collateral Agent may liquidate investments prior to maturity to make a distribution pursuant to Section 4.07(d) hereof or otherwise permitted or required pursuant to this Agreement.

                  (c) DEPOSITS. Notwithstanding anything to the contrary contained herein, all funds distributable from the Shared Collateral Account under Section 4.04 hereof on account of Revolving Credit LOC Exposure shall be deposited into the Revolving Credit LOC Collateral Account. In addition, the Revolving Credit Agent shall remit to the Collateral Agent, for deposit into the Revolving Credit LOC Collateral Account, such amounts as the Revolving Credit Agreement or any Revolving Credit Document requires or permits to be deposited therein. No other funds shall be deposited in the Revolving Credit LOC Collateral Account or commingled with funds in the Revolving Credit LOC Collateral Account.

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
                  (d) DISBURSEMENTS. The Collateral Agent shall remit funds on deposit from time to time in the Revolving Credit LOC Collateral Account to, or at the direction of, the Revolving Credit Agent when and as requested by the Revolving Credit Agent for the reimbursement of Revolving Credit LOC Unreimbursed Draws, as and when the same become due and payable, if and to the extent the Borrower fails to pay the same. The Revolving Credit Agent shall forthwith remit, or cause the Collateral Agent to remit, such funds to the Secured Party which is the issuer of such Revolving Credit LOC, who shall apply such funds to payment of such Revolving Credit LOC Unreimbursed Draw. If at any time the amount on deposit in the Revolving Credit LOC Collateral Account exceeds the aggregate Revolving Credit LOC Exposure with respect to all outstanding Letters of Credit, the excess shall be deposited into the Shared Collateral Account.

                  4.08. NOTE BACKUP LOC COLLATERAL ACCOUNT.

                  (a) NOTE BACKUP LOC COLLATERAL ACCOUNT. Not later than the first date on which funds are required to be deposited therein pursuant to this Agreement or any other Shared Security Document, the Collateral Agent shall maintain an account (the "Note Backup LOC Collateral Account") at such office as it may designate from time to time in its own name as Collateral Agent.

                  (b) INVESTMENT. The Collateral Agent shall invest and reinvest moneys on deposit in the Note Backup LOC Collateral Account in its own name in such Restricted Investments as the Collateral Agent may select in its discretion, and all such investments and the interest and income received thereon and the net proceeds on the sale or redemption thereof shall be held in the Note Backup LOC Collateral Account. The Collateral Agent shall not be responsible or liable to any other Person for any loss or decline in value of such investments or any loss or penalties incurred in the liquidation or sale thereof. The Collateral Agent may liquidate investments prior to maturity to make a distribution pursuant to Section 4.08(d) hereof or otherwise permitted or required pursuant to this Agreement.

                  (c) DEPOSITS. Notwithstanding anything to the contrary contained herein, all funds distributable from the Shared Collateral Account under Section 4.04 hereof on account of Note Backup LOC Exposure shall be deposited into the Note Backup LOC Collateral Account. In addition, the Note Backup Agent shall remit to the Collateral Agent, for deposit into the Note Backup LOC Collateral Account, such amounts as the Note Backup Agreement or any Note Backup Document requires or permits to be deposited therein. No other funds shall be deposited in the Note Backup LOC Collateral Account or commingled with funds in the Note Backup LOC Collateral Account.

                  (d) DISBURSEMENTS. The Collateral Agent shall remit funds on deposit from time to time in the Note Backup LOC Collateral Account to, or at the direction of, the Note Backup Agent when and as requested by the Note Backup Agent for the reimbursement of Note Backup LOC Unreimbursed Draws, as and when the same become due and payable, if and to the extent the Borrower fails to pay the same. The Note Backup Agent shall forthwith remit, or cause the Collateral Agent to remit, such funds to the Secured Party which is the issuer of such Note Backup LOC, who shall apply such funds to payment of such Note Backup LOC Unreimbursed Draw. If at any time the amount on deposit in the Note Backup LOC Collateral Account exceeds the aggregate Note Backup LOC Exposure with respect to all outstanding Note Backup LOCs, the excess shall be deposited into the Shared Collateral Account.

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
                  4.09. GENERAL PROVISIONS RELATING TO ACCOUNTS. To the extent that the Collateral Agent is permitted or required by this Agreement or any other Shared Security Document to establish or maintain any deposit, custody or other account (including but not limited to the Shared Collateral Account, the Revolving Credit LOC Collateral Account and the Note Backup LOC Collateral Account), the Borrower shall from time to time pay to the Collateral Agent, for its own account, all custodial fees, service charges, and other fees and charges as the Collateral Agent customarily charges in respect of similar accounts from time to time. The Collateral Agent may establish and maintain such subaccounts as it may elect from time to time within any such account, and to the extent it does so, each such subaccount shall be accounted for separately and the Collateral Agent may apportion deposits and withdrawals among such subaccounts in such manner as it may elect. Nothing in this Agreement or any other Secured Party Document shall be construed to require the Collateral Agent to offer to make any investment in the Collateral Agent's own certificates of deposit or in other investment media of the Collateral Agent. Notwithstanding any other provision of this Agreement or any other Shared Security Document, the Agent shall not be liable for any failure to perform, inability to perform, or delay in performance due to acts of God, war, civil commotion, governmental action, fire, explosion, strikes, other labor disturbances, equipment malfunction, interruption of communications facilities, any action, non-action or delayed action on the part of any other Person other than the Collateral Agent, or other causes beyond the Collateral Agent's reasonable control.


                                    ARTICLE V
                              THE COLLATERAL AGENT

                  5.01. APPOINTMENT. Each Facility Party hereby irrevocably appoints Mellon Bank, N.A. to act as Collateral Agent for the Facility Parties under this Agreement and the other Shared Security Documents. Each Facility Party hereby irrevocably authorizes the Collateral Agent to take such action on behalf of the Facility Parties under the provisions of this Agreement and the other Shared Security Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Collateral Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Collateral Agent on behalf of the Facility Parties on the terms and conditions set forth in this Agreement and the other Shared Security Documents, subject to its right to resign as provided herein. Each Facility Party hereby irrevocably authorizes the Collateral Agent to execute and deliver each of the Shared Security Documents and to accept delivery of such of the other Shared Security Documents as may not require execution by the Collateral Agent. Each Facility Party hereby agrees that the rights and remedies granted to the Collateral Agent under the Shared Security Documents shall be exercised exclusively by the Collateral Agent, and that no Facility Party shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.

                  5.02. GENERAL NATURE OF COLLATERAL AGENT'S DUTIES.

                  (a) NO IMPLIED DUTIES. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Shared Security Documents, and no implied duties or responsibilities on the part of the Collateral Agent shall be read into this Agreement or any Shared Security Document or shall otherwise exist.

                  (b) NOT A FIDUCIARY. The duties and responsibilities of the Collateral Agent under this Agreement and the other Shared Security Documents shall be mechanical and administrative in nature, and the Collateral Agent shall not have a fiduciary relationship in respect of any Facility Party.

                  (c) AGENT OF FACILITY PARTIES. The Collateral Agent is and shall be solely the agent of the Facility Parties. The Collateral Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for the Borrower or any Person other than the Facility Parties. The provisions of this Article V are for the benefit of the Facility Parties (and the other Persons named in Section 5.07 hereof), and the Borrower shall not have any rights under any of the provisions of this Article V (other than Sections 5.11(a) and 5.15(b) hereof).

                  (d) NO OBLIGATION TO TAKE ACTION. The Collateral Agent shall be under no obligation to take any action hereunder or under any other Shared Security Document if the Collateral Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Shared Security Document, or may require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                  5.03. EXERCISE OF POWERS. Subject to the other provisions of this Agreement and the other Shared Security Documents, the Collateral Agent shall take any action of the type specified in this Agreement or any other Shared Security Document as being within the Collateral Agent's rights, powers or discretion in accordance with directions from the Directing Party (or, to the extent this Agreement or such Shared Security Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Collateral Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Shared Security Document expressly requires the direction or consent of the Directing Party (or some other Person or set of Persons), in which case the Collateral Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Facility Parties. The Collateral Agent shall not have any liability to any Person as a result of (x) the Collateral Agent acting or refraining from acting in accordance with the directions of the Directing Party (or other applicable Person or set of Persons), (y) the Collateral Agent refraining from acting in the absence of instructions to act from the Directing Party (or other applicable Person or set of Persons), whether or not the Collateral Agent has discretionary power to take such action, or (z) the Collateral Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 5.04(a) hereof).

                  5.04. GENERAL EXCULPATORY PROVISIONS.

                  (a) GENERAL. The Collateral Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Shared Security Document, unless caused by its own gross negligence or willful misconduct.

                  (b) COLLATERAL AGENT NOT RESPONSIBLE FOR SHARED SECURITY DOCUMENTS, ETC. The Collateral Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Secured Party Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Secured Party Document, (iii) any failure of the Borrower or any Facility Party to perform any of their respective obligations under this Agreement or any other Secured Party Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Shared Security Documents or otherwise from time to time, or (v) except to the extent, if any, expressly provided in the Shared Security Documents, caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any Shared Collateral.

                  (c) NO DUTY OF INQUIRY. The Collateral Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Shared Security Document on the part of the Borrower,
(ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any default under any Secured Party Document.

                  (d) NOTICES. The Collateral Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Facility Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Shared Security Document to be furnished by the Collateral Agent to such Facility Party.

                  5.05. ADMINISTRATION BY THE COLLATERAL AGENT.

                  (a) RELIANCE ON NOTICES. The Collateral Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Shared Security Document) purportedly made by or on behalf of the proper party or parties, and the Collateral Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                  (b) CONSULTATION. The Collateral Agent may consult with legal counsel (including, without limitation, in-house counsel for the Collateral Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Collateral Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                  (c) RELIANCE ON CERTIFICATES, ETC. The Collateral Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Agent in accordance with the requirements of this Agreement or any other Shared Security Document. Whenever the Collateral Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Facility Party, such matter may be established by a certificate of the Borrower or such Facility Party, as the case may be, and the Collateral Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Shared Security Document).

                  (d) INDEMNITY. The Collateral Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Collateral Agent by reason of taking or continuing to take any such action.

                  (e) PERFORMANCE THROUGH AGENTS. The Collateral Agent may perform any of its duties under this Agreement or any other Shared Security Document by or through agents or attorneys-in-fact. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  5.06. NO RELIANCE BY FACILITY PARTIES. Each Facility Party hereby acknowledges as follows: (a) Neither the Collateral Agent nor any other Facility Party has made any representations or warranties to it, and no act taken hereafter by the Collateral Agent or any other Facility Party shall be deemed to constitute any representation or warranty by the Collateral Agent or such other Facility Party to it. (b) It has, independently and without reliance upon the Collateral Agent or any other Facility Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Secured Party Documents. (c) It will, independently and without reliance upon the Collateral Agent or any other Facility Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Secured Party Documents.

                  5.07. INDEMNIFICATION. Each Facility Lender hereby agrees to reimburse and indemnify each Collateral Agent Indemnified Party (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), ratably in proportion to its Facility Lender Percentage, from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Collateral Agent Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Collateral Agent Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Collateral Agent Indemnified Party as a result of, or arising out of, or in any way related to or by reason of this Agreement or any other Secured Party Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, with the proceeds of any extension of credit hereunder or thereunder or the proceeds thereof (and without in any way limiting the generality of the foregoing, including any grant of any Lien on Collateral or any exercise by the Collateral Agent or any Facility Party of any of its rights or remedies under this Agreement or any other Shared Security Document); but excluding any portion of such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Collateral Agent Indemnified Party, as finally determined by a court of competent jurisdiction. The agreements contained in this Section 5.07 shall survive the termination of this Agreement and the other Shared Security Documents.

                  5.08. COLLATERAL AGENT IN ITS INDIVIDUAL CAPACITY. The Collateral Agent may be a Facility Party, and in such event the Collateral Agent, in its capacity as Facility Party, shall have the same rights and powers under this Agreement and each other Secured Party Document as any other Facility Party and may exercise the same as thought it were not the Collateral Agent. The Collateral

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Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, enter into interest rate or currency hedging transactions with, act as trustee under indentures of, and engage in any other business or transaction with, the Borrower or any stockholder, subsidiary or affiliate of the Borrower, as though the Collateral Agent were not the Collateral Agent hereunder.

                  5.09. FACILITY PARTIES. Each Facility Party agrees to deliver to the Collateral Agent promptly upon its request such information with respect to the Obligations held by such Secured Party (or, in the case of a Facility Agent, Obligations under the Revolving Credit Agreement, Term Loan Agreement or Note Backup Agreement, as the case may be, agented by such Facility Agent) as the Collateral Agent may request from time to time for the purpose of taking any action required or permitted to be taken by the Collateral Agent under this Agreement or any other Shared Security Document, and the Collateral Agent may rely conclusively upon such information. Without limiting the generality of the foregoing, the Collateral Agent may rely conclusively upon information supplied by each Facility Agent as to the identity of each Facility Party under the Revolving Credit Agreement, Term Loan Agreement or Note Backup Agreement, as the case may be, agented by such Facility Agent, and as to the Facility Lender Percentage of each Facility Lender at any time. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is a Facility Party shall be conclusive and binding on each present and subsequent holder, transferee or assignee of such Facility Party.

                  5.10. SUCCESSOR COLLATERAL AGENT. The Collateral Agent may resign at any time by giving 45 days' prior written notice thereof to each Facility Agent and the Borrower. The Collateral Agent may be removed by the Facility Agents, acting together, at any time by giving 10 days' prior written notice thereof to the Collateral Agent and the Borrower. Upon any such resignation or removal, the Facility Agents, acting together, shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Collateral Agent may (but shall not be required to) appoint a successor Collateral Agent. If no successor Collateral Agent shall be appointed and shall have accepted such appointment within thirty days after such notice of resignation or removal, any Secured Party may apply to any court of competent jurisdiction to appoint a successor Collateral Agent until such time, if any, as a successor Collateral Agent shall have been appointed as provided in this
Section 5.10. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed by the Agent as provided in this Section 5.10. Each successor Collateral Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Collateral Agent of its appointment as Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Collateral Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Collateral Agent, such Collateral Agent shall be discharged from its duties as such under this Agreement and the other Shared Security Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Collateral Agent under this Agreement. If and so long as no successor Collateral Agent shall have been appointed, then any notice or other communication required or permitted to be

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
given by the Collateral Agent shall be sufficiently given if given by the Directing Party, all notices or other communications required or permitted to be given to the Collateral Agent shall be given to each Lender, and all payments to be made to the Collateral Agent shall be made directly to the Borrower or Facility Party for whose account such payment is made. Notwithstanding any other provision of this Agreement or any other Shared Security Document to the contrary, neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable to any Facility Party for any action taken or omitted to be taken by it or them under or in connection with this Section 5.10.

                  5.11. ADDITIONAL COLLATERAL AGENTS.

                  (a) APPOINTMENT. Whenever the Collateral Agent shall deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Facility Parties, or in the event that the Collateral Agent shall have been requested to do so by the Directing Party, the Collateral Agent and the Borrower shall execute and deliver all instruments and agreements necessary or advisable, in the judgment of the Collateral Agent, to constitute another bank or trust company, or one or more other Persons approved by the Collateral Agent and, so long as no Facility Event of Default shall have occurred and be continuing, consented to by the Borrower (which consent shall not be unreasonably withheld or delayed), either to act as an additional collateral agent or trustee of all or any part of the Shared Collateral, jointly with the Collateral Agent, or to act as a separate collateral agent or trustee of all or any part of the Shared Collateral (any such additional or separate collateral agent or trustee being herein called an "Additional Collateral Agent"). If the Borrower shall have withheld its consent as provided above and shall not have joined in the execution of such instruments and agreements within ten days after the Borrower receives a written request from the Collateral Agent to do so, or if a Facility Event of Default has occurred and is continuing, the Collateral Agent may act under the foregoing provisions of this Section 5.11(a) without the concurrence of the Borrower and execute and deliver such instruments and agreements on behalf of the Borrower. The Borrower hereby irrevocably appoints the Collateral Agent as its agent and attorney-in-fact to act for it under the foregoing provisions of this Section 5.11(a) in any such contingency.

                  (b) PROVISIONS. Every Additional Collateral Agent shall, to the extent permitted by Law, be appointed and act and be such, subject to the following provisions and conditions:

                  (i) all powers, duties, obligations and rights conferred upon the Collateral Agent in respect of the receipt, custody, investment and payment of moneys, shall be exercised solely by the Collateral Agent;

                  (ii) all other rights, powers, duties and obligations conferred or imposed upon the Collateral Agent hereunder and under the Shared Security Documents shall be conferred or imposed and exercised or performed by the Collateral Agent and such Additional Collateral Agent, jointly, as shall be provided in the instrument appointing such Additional Collateral Agent, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Collateral Agent shall be incompetent or unqualified to perform such act or acts, or unless the performance of such act or acts would result in the imposition of any tax on the Collateral Agent which would not be imposed absent such joint acts or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such Additional Collateral Agent;

                  (iii) no power given hereby or by the Shared Security Documents to, or with respect to which it is hereby or thereby provided may be exercised by, any such Additional Collateral Agent, shall be exercised hereunder or thereunder by such Additional Collateral Agent except jointly with, or with the consent of, the Collateral Agent, anything contained herein to the contrary notwithstanding;

                  (iv) no Collateral Agent or Additional Collateral Agent shall be personally liable by reason of any act or omission of any other Person which is a Collateral Agent or Additional Collateral Agent; and

                  (v) the Borrower and the Collateral Agent, at any time by an instrument in writing executed by them jointly, may accept the resignation of or remove any Additional Collateral Agent and, in that case by an instrument in writing executed by them jointly, may appoint a successor Additional Collateral Agent. If the Borrower shall not have joined in the execution of any such instrument within ten days after receipt of a written request from the Collateral Agent to do so as provided above, or if a Facility Event of Default shall have occurred and be continuing, the Collateral Agent shall have the power to accept the resignation of or remove any such Additional Collateral Agent and to appoint a successor without the consent of the Borrower, which hereby irrevocably appoints the Collateral Agent its agent and attorney-in-fact to act for it in such connection in any such contingency. If the Collateral Agent shall have appointed an Additional Collateral Agent as above provided, the Collateral Agent may at any time, by an instrument in writing, accept the resignation of or remove any such Additional Collateral Agent and the successor to any such Additional Collateral Agent shall be appointed by the Borrower and the Collateral Agent, or by the Collateral Agent alone pursuant to this
         Section 5.11.

                  5.12. CALCULATIONS. The Collateral Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Facility Party to whom payment was due but not made shall be to recover from the other Facility Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

                  5.13. COLLATERAL AGENT'S FEE. The Borrower hereby agrees to pay to the Collateral Agent, from time to time upon demand, reasonable compensation (which shall not be limited by any provision of Law in regard to compensation of fiduciaries or of a trustee of an express trust) for its services hereunder and under the other Shared Security Documents; provided, that if and so long as the Collateral Agent is also the Revolving Credit Agent, the Term Loan Agent and the Note Backup Agent and no Facility Event of Default has occurred and is continuing, the Collateral Agent shall not be entitled to any compensation under this Section 5.13.

                  5.14. EXPENSES; INDEMNITY.

                  (a) EXPENSES. The Borrower agrees to pay or cause to be paid and to save the Collateral Agent harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of outside counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by

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the Collateral Agent from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Shared Security Documents, (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Shared Security Document Document, (iii) the enforcement or preservation of rights under this Agreement or any Shared Security Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of any Lien on any Shared Collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any Shared Collateral, including without limitation advances for taxes, filing fees and the like, (C) collection or enforcement by the Collateral Agent of any amount owing hereunder or thereunder, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Shared Security Documents).

                  (b) INDEMNITY. The Borrower hereby agrees to reimburse and indemnify the Collateral Agent, its affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing (the "Collateral Agent Indemnified Parties"), and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Collateral Agent Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Collateral Agent Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Collateral Agent Indemnified Party as a result of, or arising out of, or in any way related to or by reason of this Agreement or any other Secured Party Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, with the proceeds of any extension of credit hereunder or thereunder or the proceeds thereof (and without in any way limiting the generality of the foregoing, including any grant of any Lien on Shared Collateral or any exercise by the Collateral Agent or any Facility Party of any of its rights or remedies under this Agreement or any other Shared Security Document); but excluding any portion of such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Collateral Agent Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this Section 5.14(b), or any other indemnification obligation of the Borrower hereunder or under any other Shared Security Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                  (c) INTEREST. All amounts payable by the Borrower to the Collateral Agent in its capacity as such under this Agreement or any other Shared Security Document shall bear interest for each day from the date when due to the date of payment (before and after judgment) at a rate per annum equal to 2% above the Base Rate Option (as such term is defined in the Term Loan Agreement as constituted on the date hereof).

                  (d) SURVIVAL. The agreements contained in this Section 5.14 shall survive the termination of this Agreement and the other Shared Security Documents.

                  5.15. FINANCIAL AND OTHER INFORMATION; CONFIDENTIALITY.

                  (a) FINANCIAL AND OTHER INFORMATION. Subject to Section 5.15(b), the Borrower authorizes the Collateral Agent to disclose to any actual or prospective assignee or participant in any Obligation, any and all financial and other information delivered to, received by, or otherwise in the possession of, the Collateral Agent from time to time relating to the Borrower, its Subsidiaries and affiliates, or the matters contemplated hereby or by the Secured Party Documents.

                  (b) CONFIDENTIALITY. The Collateral Agent agrees to take reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Borrower in connection with this Agreement; provided, however, that the Collateral Agent may disclose such information (i) at the request of any bank regulatory authority or other Governmental Authority or in connection with an examination of the Collateral Agent by any such Governmental Authority, (ii) pursuant to subpoena or other court process, (iii) to the extent the Collateral Agent is required (or believes in good faith that it is required) to do so in accordance with any applicable Law, (iv) to the Collateral Agent's independent auditors and other professional advisors, (v) in connection with the enforcement of any of its rights under or in connection with any Secured Party Document, (vi) to any other Secured Party, and (vii) to any actual or potential assignee or participant in any of the Obligations, or to any other actual or potential creditor of or participant in a credit to the Borrower or any of its Subsidiaries or affiliates, so long as, in the case of this clause (vii), such Person agrees to comply with the provisions of this Section 5.15(b).

                  5.16. MONEYS HELD AS COLLATERAL AGENT. All moneys received by the Collateral Agent under or pursuant to any provision of this Agreement or any other Shared Security Document shall be held by it as agent for the purposes for which they were paid or are held. The Collateral Agent shall not be liable for any interest thereon (except to the extent, if any, otherwise expressly provided herein or therein).


                                   ARTICLE VI
                                  MISCELLANEOUS

                  6.01. AMENDMENTS, SUPPLEMENTS AND WAIVERS. The Collateral Agent and the Borrower may from time to time enter into amend, modify or supplement this Agreement or any other Shared Security Document for the purpose of amending, adding to, or waiving any provisions of, this Agreement or any other Shared Security Document, releasing any Shared Collateral, releasing or limiting the obligations of the Borrower under any Shared Security Document, or changing in any manner the rights of the Collateral Agent, any Secured Party or the Borrower hereunder or thereunder. The Collateral Agent shall enter into such agreements from time to time as directed by the Facility Agents, acting together, and only as so directed; provided, that the Collateral Agent shall not be required, without its consent, to enter into any amendment of Article V hereof or any amendment which would impose additional duties or responsibilities upon it or otherwise affect its rights, interests or obligations; and further provided, that no direction by or consent of the Facility Agents shall be required (i) to any amendment that would do more than add to the covenants of the Borrower or surrender any right or power conferred upon the Borrower, or
(ii) for any release of Shared Collateral in accordance with the provisions of this Agreement or the other Shared Security Documents. Any such amendment, modification or supplement made in accordance with this Section 6.01 shall be binding upon the Borrower and each Secured Party and their respective successors and assigns. No amendment, modification or supplement relating hereto or to any other Shared Security Document shall be effective unless in writing manually signed by or on behalf of the party to be charged therewith (it being understood that any such amendment, modification or supplement signed by the Collateral Agent shall be binding upon each Secured Party as aforesaid). The Collateral Agent shall furnish to each Facility Agent a fully executed or conformed copy of any such amendment, modification, supplement or waiver promptly after the effectiveness thereof.

                  6.02. NOTICES.

                  (a) GENERALLY. Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") to the Borrower or any Secured Party under this Agreement or any other Shared Security Document shall be given in writing (including telexes and facsimile transmission) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier) or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof (or, in the case of a Swap Party, as set forth under its signature to a Swap Party Supplement or, in the case of any other Facility Party, at its address for notices under the Revolving Credit Agreement, Term Loan Agreement or Note Backup Agreement, as the case may be) or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to any Secured Party shall be effective when received. Any such properly given notice to the Borrower shall be effective upon the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile transmission, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) MULTIPLE CAPACITIES. To the extent that this Agreement or any other Shared Security Document permits or requires any notice to be given by a Person to itself, acting in a different capacity (such as notices by the Collateral Agent to a Facility Agent, or vice versa, when the same Person is acting in both such capacities), such Person need not give actual notice to itself, but may deem such notice to have been given.

                  6.03. NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Collateral Agent or any other Secured Party in exercising any right, power or privilege hereunder or under any other Shared Security Document, any Secured Party Document, or any other documents or instruments pursuant to or in connection herewith shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Collateral Agent and each other Secured Party under this Agreement, the other Shared Security Documents, the Secured Party Documents and all other agreements and instruments pursuant to or in connection herewith or therewith are cumulative and not exclusive of any rights or remedies which any of them would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Collateral Agent of any breach or default under, or term or condition of, this Agreement or any other Shared Security Document shall be in writing and shall be effective only to the extent specifically set forth in such writing.

                  6.04. SEVERABILITY. The provisions of this Agreement and of the other Shared Security Documents are intended to be severable. If any provision of this Agreement or any other Shared Security Document shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof or thereof in any jurisdiction. Where, however, such invalidity or unenforceability may be waived, it is hereby waived by the Borrower to the fullest extent permitted by Law, to the end that this Agreement and the other Shared Security Documents shall be valid and binding agreements enforceable in accordance with their terms.

                  6.05. PRIOR UNDERSTANDINGS. This Agreement and the other Shared Security Documents supersede all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

                  6.06. SURVIVAL. All representations and warranties of the Borrower contained herein or in any other Shared Security Document or made in connection herewith or therewith shall be deemed to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the execution and delivery of this Agreement and the other Shared Security Documents, any knowledge of or investigation by the Collateral Agent or any other Secured Party, and all other events and conditions whatever. All statements in any financial statement, certificate, document or instrument from time to time delivered by or on behalf of the Borrower under or in connection with this Agreement or any other Shared Security Document shall be deemed to constitute representations and warranties by the Borrower.

                  6.07. COUNTERPARTS. This Agreement and any other Shared Security Document may be executed in any number of counterparts and by the different parties hereto or thereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  6.08. TERMINATION OF LIENS. Upon payment in full of all Collateral Agent Obligations and receipt by the Collateral Agent of written notices (a) from the Revolving Credit Agent to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged, or (ii) all commitments to extend credit under the Revolving Credit Documents have terminated, all Letters of Credit have terminated, and all Revolving Credit Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash, (b) from the Term Loan Agent to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged, or (ii) all Term Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash, (c) from the Note Backup Agent to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged, or (ii) all commitments to extend credit under the Note Backup Documents have terminated, all Note Backup LOC's have terminated, and all Note Backup Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash, and (d) from any Swap Party to the effect that (i) the Liens created hereby and by the other Shared Security Documents are to be released and discharged, or (ii) all Interest Rate Hedge Agreements under the Swap Documents have terminated and all Swap Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash, any surplus then remaining shall be paid to the Borrower or its successors or assigns or to whomsoever may be lawfully entitled the Collateral Agent shall, at the request of the Borrower, release the Liens created hereby and by the other Shared Security Documents with respect to the Borrower's property.

                  6.09. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent (and the Collateral Agent Indemnified Parties), the other Secured Parties, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or any interest therein, and any such purported assignment or transfer shall be void. No other Person shall have any rights hereunder or shall be entitled to rely on any provision hereof.

                  6.10. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; LIMITATION OF LIABILITY.

                  (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER SHARED SECURITY DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER SHARED SECURITY DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                  (b) CERTAIN WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND
         UNCONDITIONALLY:

                  (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER SHARED SECURITY DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY SECURED PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                  (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

                  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 6.02 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                  (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

                  (c) LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY SECURED PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE

DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER SHARED SECURITY DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                             PRIMARK CORPORATION


                             By /s/ STEPHEN H. CURRAN
                                --------------------------------------
                                Stephen H. Curran
                                Senior Vice President and
                                Chief Financial Officer


                             Address for Notices:

                                Primark Corporation
                                1000 Winter Street, Suite 4300N
                                Waltham, MA 02154

                                Attn:  Stephen H. Curran,
                                       Senior Vice President
                                       and Chief Financial Officer

                                       Telephone:  617-487-2140
                                       Telecopier: 617-890-6129


                             MELLON BANK, N.A.,
                             as Collateral Agent, as Revolving Credit Agent on behalf of each Revolving Credit Party, as Term Loan Agent on behalf of each Term Loan Party, and as Note Backup Agent on behalf of each Note Backup Party


                             By  /s/ R. JANE WESTRICH
                                --------------------------------------
                                 R. Jane Westrich
                                 Vice President

                             Address for Notices:

                                      Mellon Bank, N.A.
                                      Loan Administration
                                      Three Mellon Bank Center
                                      Room 153-2332
                                      Pittsburgh, PA  15259-0003
                                      Attn:  Terpsie Katsafanas

                                      Telephone:  412-234-4769
                                      Telecopier: 412-236-2028

                             With a copy to:

                                      Mellon Bank, N.A.
                                      One Boston Place, 6th Floor
                                      Boston, MA 02108
                                      Attn: R. Jane Westrich, Vice President

                                      Telephone:  617-722-7969
                                      Telecopier: 617-722-3516

                                    EXHIBIT A
                                       TO
                           COLLATERAL AGENCY AGREEMENT

                              SWAP PARTY SUPPLEMENT

                  THIS SWAP PARTY SUPPLEMENT

to the Collateral Agency Agreement dated as of February 7, 1997 among Primark Corporation, a Michigan corporation (the "Borrower"), the Revolving Credit Parties referred to therein, the Term Loan Parties referred to therein, the Note Backup Parties referred to therein, and Mellon Bank, N.A., as Collateral Agent (together with its successors, the "Collateral Agent") (such Collateral Agency Agreement, as amended, modified or supplemented, being referred to as the "Collateral Agency Agreement").

                                    RECITALS:

         A. Capitalized terms used herein and not otherwise defined shall have the meanings given them in, or by reference in, the Collateral Agency Agreement.

         B. The Collateral Agency Agreement contemplates that in certain circumstances a Person which enters into an Interest Rate Hedging Agreement with the Borrower may become party to the Collateral Agency Agreement as a "Swap Party," with such Interest Rate Hedging Agreement being deemed a "Swap Agreement" as defined in the Collateral Agency Agreement, in which event, among other things, the Borrower's obligations under such Swap Agreement will be entitled to the benefit of certain Shared Security Documents.

         C. The Person executing this Swap Party Supplement as Swap Party below desires to become party to the Collateral Agency Agreement as a "Swap Party," with the Interest Rate Hedging Agreement attached hereto being deemed a "Swap Agreement" referred to therein.

         NOW, THEREFORE, the Swap Party, intending to be legally bound , hereby represents, warrants and covenants to the Secured Parties and the Borrower as follows:

         SECTION 1. JOINDER. The Swap Party hereby becomes party to the Collateral Agency Agreement as a "Swap Party" thereunder, and shall be subject to and bound by all of the provisions thereof and of the other Shared Security Documents referred to therein. The attached Interest Rate Hedging Agreement is hereby designated to be a "Swap Agreement" referred to in such Collateral Agency Agreement.

         SECTION 2. SWAP AGREEMENT. The Swap Party and the Borrower hereby represent, warrant and agree as follows: (a) the attached Interest Rate Hedging Agreement, including all schedules and confirmations thereto and attached hereto, is true, correct and complete and contains the entire agreement of the Swap Party and the Borrower relating to the subject matter thereof, (b) to the extent the attached Interest Rate Hedging Agreement is in the form of a master agreement, pursuant to which multiple "confirmations" (however named) may be entered into from time to time, only the transactions evidenced by confirmations attached hereto shall constitute part of such "Swap Agreement," and (c) no other transactions have been or will be entered into pursuant to such master agreement.


         SECTION 3. SWAP SHARED SECURITY CAP. The Swap Shared Security Cap shall be $______________ .

         SECTION 4. PRIOR SWAP PARTY SUPPLEMENTS. If this Swap Party Supplement is to supercede any prior Swap Party Supplement between the Swap Party and the Borrower pursuant to Section 2.02(b) of the Collateral Agency Agreement, such prior Swap Party Supplement is identified as follows; otherwise, set forth "Not Applicable":

         SECTION 5. CERTAIN REPRESENTATIONS AND AGREEMENTS. By executing and delivering this Swap Party Supplement, the Swap Party confirms to and agrees with the Collateral Agent and each other Secured Party as follows:

         (a) The Collateral Agent and the other Secured Parties make no representation or warranty and assume no responsibility with respect to (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of the Collateral Agency Agreement or any other Shared Security Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, the Collateral Agency Agreement or any other Shared Security Document, or (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Shared Security Documents or otherwise from time to time.

         (b) The Collateral Agent and the other Secured Parties make no representation or warranty and assume no responsibility with respect to (i) the performance or observance of any of the terms or conditions of the Collateral Agency Agreement or any other Shared Security Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any default under any Secured Party Document.

         (c) The Swap Party confirms that it has received a copy of the Collateral Agency Agreement and each of the other Shared Security Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Swap Party Supplement. The Swap Party confirms that it has made such analysis and decision independently and without reliance upon the Collateral Agent or any other Secured Party.

         (d) The Swap Party, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with the Collateral Agency Agreement or any other Shared Security Document.

         (e) The Swap Party irrevocably appoints the Collateral Agent to act as Collateral Agent for the Swap Party under the Collateral Agency Agreement and the other Shared Security Documents, all in accordance with the Collateral Agency Agreement and the other Shared Security Documents.

         SECTION 6. EFFECTIVENESS. This Swap Party Supplement shall be effective on the date set forth under the Collateral Agent's signature below, evidencing its receipt of copy of hereof executed by the Swap Party and consented to by the Revolving Credit Agent, the Term Loan Agent, the Note Backup Agent and the Borrower by executing a copy of the same where indicated below.

         SECTION 7. GOVERNING LAW. This Swap Party Supplement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

         IN WITNESS WHEREOF, the Swap Party has caused this Swap Party Supplement to be executed on its behalf as of the date set forth below.


as Swap Party

By_________________________________
Name:______________________________
Title:_____________________________


Address:

___________________________________

___________________________________

___________________________________


Attn:

Telephone:_________________________
Telex:_____________________________

  (Answerback:                )
Telecopier:


CONSENTED AND AGREED TO:
MELLON BANK, N.A., as Revolving Credit Agent,
Term Loan Agent and Note Backup Agent

By_________________________________
Name:______________________________
Title:_____________________________


CONSENTED AND AGREED TO:
PRIMARK CORPORATION

By_________________________________
Name:______________________________
Title:_____________________________


RECEIPT ACKNOWLEDGED:
MELLON BANK, N.A., as Collateral Agent

By:________________________________
Name:______________________________
Title:_____________________________

Date:

____________________________

                                    EXHIBIT B
                                       TO
                           COLLATERAL AGENCY AGREEMENT

                     REVOLVING CREDIT REFINANCING SUPPLEMENT

                  THIS REVOLVING CREDIT REFINANCING SUPPLEMENT

to the Collateral Agency Agreement dated as of February 7, 1997 among Primark Corporation, a Michigan corporation (the "Borrower"), the Revolving Credit Parties referred to therein, the Term Loan Parties referred to therein, the Note Backup Parties referred to therein, and Mellon Bank, N.A., as Collateral Agent (together with its successors, the "Collateral Agent") (such Collateral Agency Agreement, as amended, modified or supplemented, being referred to as the "Collateral Agency Agreement").

                                    RECITALS:

         A. Capitalized terms used herein and not otherwise defined shall have the meanings given them in, or by reference in, the Collateral Agency Agreement.

         B. The Collateral Agency Agreement contemplates that in certain circumstances the Borrower may refinance the Revolving Credit Agreement, with the incoming Revolving Credit Agreement being deemed the "Revolving Credit Agreement" as defined in the Collateral Agency Agreement, in which event, among other things, the Borrower's obligations under such incoming Revolving Credit Agreement will be entitled to the benefit of certain Shared Security Documents.

         C. The Persons executing this Revolving Credit Refinancing Supplement as incoming Revolving Credit Parties below desire to become party to the Collateral Agency Agreement as "Revolving Credit Parties," with the Revolving Credit Agreement attached hereto being deemed the "Revolving Credit Agreement" referred to therein.

         NOW, THEREFORE, each incoming Revolving Credit Party, intending to be legally bound, hereby represents, warrants and covenants to the Secured Parties and the Borrower as follows:

         SECTION 1. JOINDER. Each incoming Revolving Credit Party set forth below hereby becomes party to the Collateral Agency Agreement as a "Revolving Credit Party" thereunder, and shall be subject to and bound by all of the provisions thereof and of the other Shared Security Documents referred to therein. Each such incoming Revolving Credit Party is a "Revolving Credit Lender," "Revolving Credit Issuing Bank" or "Revolving Credit Agent" thereunder, as set forth after such Person's name below. The attached Revolving Credit Agreement is hereby designated to be the "Revolving Credit Agreement" referred to in such Collateral Agency Agreement.

         SECTION 2. REVOLVING CREDIT AGREEMENT. Each incoming Revolving Credit Party and the Borrower hereby represents, warrants and agrees that the attached Revolving Credit Agreement, including all schedules and confirmations thereto and attached hereto, is true, correct and complete and contains the entire agreement of the incoming Revolving Credit Parties and the Borrower relating to the subject matter thereof, and that such Revolving Credit Agreement complies with the definition of a "Revolving Credit Agreement" in the Collateral Agency Agreement.

         SECTION 3. CERTAIN REPRESENTATIONS AND AGREEMENTS. By executing and delivering this Revolving Credit Refinancing Supplement, each incoming Revolving Credit Party confirms to and agrees with the Collateral Agent and each other Secured Party as follows:

         (a) The Collateral Agent and the other Secured Parties make no representation or warranty and assume no responsibility with respect to (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of the Collateral Agency Agreement or any other Shared Security Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, the Collateral Agency Agreement or any other Shared Security Document, or (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Shared Security Documents or otherwise from time to time.

         (b) The Collateral Agent and the other Secured Parties make no representation or warranty and assume no responsibility with respect to (i) the performance or observance of any of the terms or conditions of the Collateral Agency Agreement or any other Shared Security Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any default under any Secured Party Document.

         (c) Each incoming Revolving Credit Party confirms that it has received a copy of the Collateral Agency Agreement and each of the other Shared Security Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Revolving Credit Refinancing Supplement. Each incoming Revolving Credit Party confirms that it has made such analysis and decision independently and without reliance upon the Collateral Agent or any other Secured Party.

         (d) Each incoming Revolving Credit Party, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with the Collateral Agency Agreement or any other Shared Security Document.

         (e) Each incoming Revolving Credit Party irrevocably appoints the Collateral Agent to act as Collateral Agent for such Revolving Credit Party under the Collateral Agency Agreement and the other Shared Security Documents, all in accordance with the Collateral Agency Agreement and the other Shared Security Documents.

         SECTION 4. EFFECTIVENESS. This Revolving Credit Refinancing Supplement shall be effective on the date set forth under the Collateral Agent's signature below, evidencing its receipt of (a) a copy hereof executed by each incoming Revolving Credit Party, and consented to by the Borrower by executing a copy of the same where indicated below, (b) a notice from the outgoing Revolving Credit Agent under Section 2.05 of the Collateral Agency Agreement whereby the outgoing Revolving Credit Parties cease to be "Revolving Credit Parties" under the Collateral Agency Agreement, and (c) such other items as the Collateral Agent may require as set forth in Section 2.03(a) of the Collateral Agency Agreement.

         SECTION 5. GOVERNING LAW. This Revolving Credit Refinancing Supplement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

         IN WITNESS WHEREOF, each incoming Revolving Credit Party has caused this Revolving Credit Refinancing Supplement to be executed on its behalf as of the date set forth below.



_____________________________________________
as an incoming Revolving Credit Party
[and as a Revolving Credit Lender, Revolving Credit Issuing
Bank, and/or Revolving Credit Agent] under the incoming
Revolving Credit Agreement

By_______________________________
Name:____________________________
Title:___________________________


Address:



Attn:

Telephone:_______________________
Telex:___________________________
  (Answerback:                )
Telecopier:

CONSENTED AND AGREED TO:
MELLON BANK, N.A., as Term Loan Agent
[and Note Backup Agent]

By_______________________________
Name:____________________________
Title:___________________________


CONSENTED AND AGREED TO:
PRIMARK CORPORATION

By_______________________________
Name:____________________________
Title:___________________________


RECEIPT ACKNOWLEDGED:
MELLON BANK, N.A., as Collateral Agent

By:______________________________
Name:____________________________
Title:___________________________

Date:

____________________________

================================================================================

                              NOTE BACKUP AGREEMENT

                          dated as of February 7, 1997

                                  by and among

                              PRIMARK CORPORATION,
                                  as Borrower,

                  THE LENDERS PARTIES HERETO FROM TIME TO TIME,

                      THE ISSUING BANK REFERRED TO HEREIN,

                                       and

                               MELLON BANK, N.A.,
                                    as Agent



                               ------------------

                               U.S. $8,382,343.75

                               ------------------



================================================================================

                                TABLE OF CONTENTS

SECTION                         TITLE                                      PAGE

ARTICLE I           DEFINITIONS; CONSTRUCTION................................ 1

       1.01         Definitions; Construction................................ 1

ARTICLE II          [RESERVED]............................................... 1

ARTICLE III         THE FACILITIES........................................... 1

       3.01         The Letter of Credit Facility............................ 1
       3.02         Amendment of Letters of Credit........................... 2
       3.03         Letter of Credit Participating Interests................. 2
       3.04         Letter of Credit Drawings and Reimbursements............. 3
       3.05         Obligations Absolute..................................... 4
       3.06         Further Assurances....................................... 4
       3.07         Cash Collateral for Letters of Credit.................... 4
       3.08         Certain Provisions Relating to the Issuing Bank.......... 5
       3.09         Interest Rates........................................... 6
       3.10         Conversion or Renewal of Interest Rate Options........... 9
       3.11         Prepayments Generally....................................10
       3.12         Optional Prepayments.....................................10
       3.13         Mandatory Prepayment and Cash Collateralization..........10
       3.14         Interest Payment Dates...................................11
       3.15         Payments Generally.......................................11
       3.16         Additional Compensation in Certain
                       Circumstances.........................................12
       3.17         Taxes....................................................13
       3.18         Funding by Branch, Subsidiary or Affiliate...............15

ARTICLE IV          REPRESENTATIONS AND WARRANTIES...........................15

       4.01         Corporate Status.........................................15
       4.02         Corporate Power and Authorization........................15
       4.03         Execution and Binding Effect.............................15
       4.04         Governmental Approvals and Filings.......................16
       4.05         Absence of Conflicts.....................................16
       4.06         Audited Financial Statements.............................16
       4.07         Interim Financial Statements.............................16
       4.08         Absence of Undisclosed Liabilities.......................17
       4.09         Accurate and Complete Disclosure.........................17
       4.10         Projections..............................................17
       4.11         Solvency.................................................17
       4.12         Margin Regulations.......................................17
       4.13         Regulatory Restrictions..................................18
       4.14         Subsidiaries.............................................18
       4.15         Partnerships, etc........................................18
       4.16         Litigation...............................................18

       4.17         Absence of Other Conflicts...............................18
       4.18         Insurance................................................19
       4.19         Title to Property........................................19
       4.20         Intellectual Property....................................19
       4.21         Taxes....................................................19
       4.22         Employee Benefits........................................19
       4.23         Environmental Matters....................................19

ARTICLE V           CONDITIONS OF ISSUANCE...................................20

       5.01         Conditions to Issuance...................................20

ARTICLE VI          AFFIRMATIVE COVENANTS....................................23

       6.01         Basic Reporting Requirements.............................23
       6.02         Insurance................................................26
       6.03         Payment of Taxes and Other Potential Charges and
                       Priority Claims...................................... 26
       6.04         Preservation of Corporate Status.........................27
       6.05         Governmental Approvals and Filings.......................27
       6.06         Maintenance of Properties, Franchises, etc...............27
       6.07         Avoidance of Other Conflicts.............................27
       6.08         Financial Accounting Practices...........................27
       6.09         Use of Proceeds..........................................28
       6.10         Continuation of or Change in Business....................28
       6.11         Plans and Multiemployer Plans............................28
       6.12         Disaster Recovery Plan...................................28
       6.13         Annual Bank Meeting......................................28
       6.14         Separate Corporate Existence.............................29
       6.15         Additional Security......................................29
       6.16         Interest Rate Protection.................................30

ARTICLE VII         NEGATIVE COVENANTS.......................................31

       7.01         Financial Covenants......................................31
       7.02         Liens....................................................32
       7.03         Indebtedness.............................................33
       7.04         Guaranties, Indemnities, etc.............................35
       7.05         Loans, Advances and Investments..........................35
       7.06         Dividends and Related Distributions......................37
       7.07         Sale-Leasebacks..........................................37
       7.08         Mergers, etc.............................................38
       7.09         Dispositions of Properties...............................38
       7.10         Dealings with Affiliates.................................39
       7.11         Limitations on Modification of
                       Certain Agreements and Instruments....................39
       7.12         Limitation on Payments on Certain Obligations............40
       7.13         Limitation on Other Restrictions on Liens,
                       Dividend Restrictions on Subsidiaries, etc............40
       7.14         Limitation on Other Restrictions on Amendment
                       of the Loan Documents, etc............................41

       7.15         Limitation on Certain Benefit Liabilities................41
       7.16         Fiscal Year..............................................41

 ARTICLE VIII       DEFAULTS.................................................42

       8.01         Events of Default........................................42
       8.02         Consequences of an Event of Default......................45
       8.03         Application of Proceeds..................................45

ARTICLE IX          THE AGENT................................................46

       9.01         Appointment..............................................46
       9.02         General Nature of Agent's Duties.........................46
       9.03         Exercise of Powers.......................................47
       9.04         General Exculpatory Provisions...........................47
       9.05         Administration by the Agent..............................48
       9.06         Lenders Not Relying on Agent or Other Lenders............48
       9.07         Indemnification of Agent by Lenders......................48
       9.08         Agent in its Individual Capacity.........................49
       9.09         [Reserved]...............................................49
       9.10         Successor Agent..........................................49
       9.11         Calculations.............................................49

ARTICLE X           MISCELLANEOUS............................................50

      10.01         Holidays.................................................50
      10.02         Records..................................................50
      10.03         Amendments and Waivers...................................50
      10.04         No Implied Waiver; Cumulative Remedies...................51
      10.05         Notices..................................................51
      10.06         Expenses; Taxes; Indemnity...............................52
      10.07         Severability.............................................53
      10.08         Prior Understandings.....................................53
      10.09         Duration; Survival.......................................53
      10.10         Counterparts.............................................53
      10.11         Limitation on Payments...................................53
      10.12         Set-Off..................................................53
      10.13         Sharing of Collections...................................54
      10.14         Successors and Assigns; Participations; Assignments......54
      10.15         Governing Law; Submission to Jurisdiction;
                       Waiver of Jury Trial; Limitation of Liability.........57
      10.16         Withholding Taxes, etc...................................58
      10.17         Defeasance of Certain Covenants..........................58

ANNEX A             DEFINITIONS; CONSTRUCTION................................A-1


Exhibit A           [Reserved]
Exhibit B           Form of Transfer Supplement
Exhibit C           Form of Annual and Quarterly Compliance Certificate

Schedule 4.04       Governmental Approvals and Filings
Schedule 4.05       Conflicts
Schedule 4.08       Liabilities
Schedule 4.13       Regulatory Restrictions
Schedule 4.14       Subsidiaries
Schedule 4.16       Litigation
Schedule 4.21       Taxes
Schedule 4.23       Environmental Matters
Schedule 7.02       Liens
Schedule 7.04       Guaranty Equivalents
Schedule 7.07       Sale-Leasebacks

                              NOTE BACKUP AGREEMENT

                  THIS AGREEMENT, dated as of February 7, 1997, by and among PRIMARK CORPORATION, a Michigan Corporation (the "Borrower"), the Lenders parties hereto from time to time, the Issuing Bank referred to herein, and MELLON BANK, N.A., a national banking association, as agent for the Lender Parties hereunder (in such capacity, together with its successors in such capacity, the "Agent").

                  In consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:


                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

                  1.01. DEFINITIONS; CONSTRUCTION. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the words and terms defined in Annex A hereto have the meanings given them in such Annex A, and this Agreement shall be construed in accordance with the provisions of Annex A.


                                   ARTICLE II
                                   [RESERVED]


                                   ARTICLE III
                                  THE FACILITY

                  3.01.  THE LETTER OF CREDIT FACILITY.

                  (a) GENERAL. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.03 and 3.04 hereof, the Issuing Bank agrees (such agreement being herein referred to as the "Letter of Credit Commitment") to cause the following five letters of credit previously issued by the Issuing Bank:

BENEFICIARY                NUMBER        STATED AMOUNT             DATE                   EXPIRATION DATE

David Taylor               S849190       $5,588,229.17             October 24, 1996       November 8, 2002

Adrian Dear                S849191       $762,031.25               October 24, 1996       November 8, 2002

Claire Stevens             S849192       $1,016,041.67             October 24, 1996       November 8, 2002

Paren Knadjian             S849193       $508,020.83               October 24, 1996       November 8, 2002

Kevin Underwood            S849194       $508,020.83               October 24, 1996       November 8, 2002

(as amended, modified or supplemented from time to time, together with any successors and replacements, the "Letters of Credit") to be deemed to be issued under this Agreement effective from and after a date (the "Closing Date"), which shall not be later than February 15, 1997 (the "Letter of Credit Commitment Termination Date"). Such deemed issuance under this Agreement shall be effected by the Issuing Bank and the Borrower executing a certificate, satisfactory in form and substance to the Issuing Bank, declaring that the Closing Date hereunder has occurred and specifying such Closing Date. As of the Closing Date so specified, each of the Letters of Credit shall be deemed to be issued under this Agreement and shall be subject to all of the terms and provisions of this Agreement.
                  (b) PURPOSES OF LETTERS OF CREDIT. Each Letter of Credit shall be used by the Borrower as a standby letter of credit used solely to provide credit enhancement for the ICV Notes. The provisions of this Section 3.01(b) represent only an obligation of the Borrower to the Issuing Bank and the Lenders; the Issuing Bank shall have no obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 3.01(b).

                  (c) LETTER OF CREDIT FEE. The Borrower shall pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) the Letter of Credit Fee Rate applicable on such day, times (z) 1/365 (or 1/366, as the case may be). Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Quarterly Payment Date, and (ii) the date of expiration or termination of such Letter of Credit. The "Letter of Credit Fee Rate" for any day shall mean the Applicable Margin applicable under the Euro-Rate Option on such day.

                  (d) FACING FEE; ADMINISTRATION FEES. The Borrower shall pay to the Agent, for the sole account of the Issuing Bank, a fee (the "Letter of Credit Facing Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) 0.25%, times (z) 1/365 (or 1/366, as the case may be). Such Letter of Credit Facing Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Quarterly Payment Date, and (ii) the date of expiration or termination of such Letter of Credit. In addition, the Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by the Issuing Bank from time to time in connection with letters of credit.

                  3.02. AMENDMENT OF LETTERS OF CREDIT. At the request of the Borrower from time to time, and subject to satisfaction of such conditions as the Issuing Bank may require, the Issuing Bank may amend, modify or supplement Letters of Credit, or waive compliance with any condition of issuance or payment, without the consent of, and without liability to, the Agent or any Lender, provided that no such amendment, modification or supplement shall extend the expiration date or increase the Letter of Credit Undrawn Availability of an outstanding Letter of Credit.

                  3.03.  LETTER OF CREDIT PARTICIPATING INTERESTS.

                  (a) GENERALLY. Concurrently with the Closing Date, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such

Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). Amounts other than Letter of Credit Reimbursement Obligations and Letter of Credit Fees payable from time to time under or in connection with a Letter of Credit shall be for the sole account of the Issuing Bank. On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section
10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is the Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

                  (b) OBLIGATIONS ABSOLUTE. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, and its obligation to make the payments specified in Section 3.04 hereof, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                  3.04.  LETTER OF CREDIT DRAWINGS AND REIMBURSEMENTS.

                  (a) BORROWER'S REIMBURSEMENT OBLIGATION. The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank in accordance with Section 3.15(b) hereof, in the amount of each Letter of Credit Unreimbursed Draw, on October 16, 2000 (the "Reimbursement Target Date") and thereafter ON DEMAND. Such reimbursement shall also be due at such earlier times as are provided elsewhere in this Agreement and the other Loan Documents.

                  (b) PAYMENT BY LENDERS ON ACCOUNT OF UNREIMBURSED DRAWS. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Agent for the account of the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to and including the date of payment to the Issuing Bank (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and
(y) for each day thereafter, at the rate applicable to such Letter of Credit Unreimbursed Draw for such day.

                  (c) DISTRIBUTIONS TO PARTICIPANTS. If, at any time, after the Issuing Bank has made a Letter of Credit Unreimbursed Draw and has received from any Lender such Lender's share of such Letter of Credit Unreimbursed Draw, the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit

Unreimbursed Draw, the Issuing Bank will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment or application.

                  (d) RESCISSION. If any amount received by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

                  (e) EQUALIZATION. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

                  3.05. OBLIGATIONS ABSOLUTE. The payment obligations of the Borrower under Section 3.04 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any other Loan Document, any ICV Note or any documents, instruments or agreements evidencing or otherwise relating to any obligation of the Borrower or Subsidiary of the Borrower secured or supported by any Letter of Credit;

                  (b) the existence of any claim, set-off, defense or other right which the Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

                  (c) any purported Letter of Credit, draft, certificate, statement or other document presented under any Letter of Credit proving to be not genuine, stolen, forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft, certificate or documents which do not comply with the terms of such Letter of Credit, or payment by the Issuing Bank under any Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

                  (e) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing.

The Borrower bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Lender, shall be liable or responsible for the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith.

                  3.06. FURTHER ASSURANCES. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

                  3.07. CASH COLLATERAL FOR LETTERS OF CREDIT. The Borrower agrees that, without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if the Borrower is required to cash collateralize outstanding Letters of Credit pursuant to Section 3.13, Section 8.02 or any other provision of this Agreement or any other Loan Document, the Borrower shall immediately pay to the Collateral Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. The Agent shall direct the Collateral Agent to release funds in the Letter of Credit Collateral Account to the Issuing Bank for payment of Letter of Credit Reimbursement Obligations constituting Letter of Credit Unreimbursed Draws, as and when the same become due and payable if and to the extent the Borrower fails to pay the same.

                  3.08.  CERTAIN PROVISIONS RELATING TO THE ISSUING BANK.

                  (a) GENERAL. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the other Lender Parties under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Lender Party or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice relating to
(i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                  (b) ADMINISTRATION. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and no Issuing Bank shall have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and no Issuing Bank shall be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Issuing Bank may conclusively rely upon such certificate.

                  (c) INDEMNIFICATION OF ISSUING BANK BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Issuing Bank and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction secured or financed in whole or in part, directly or indirectly, with any Letter of Credit or the proceeds thereof, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

                  3.09.  INTEREST RATES.

                  (a) INTEREST RATE OPTIONS. Before the Reimbursement Target Date, the unpaid amount of Letter of Credit Unreimbursed Draws shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. From and after the Reimbursement Target Date, the unpaid amount of Letter of Credit Unreimbursed Draws shall bear interest in accordance with Section 3.15(c) hereof, at the rate set forth in clause (ii) thereof. Subject to the provisions of this Agreement, for the period before the Reimbursement Target Date, each Letter of Credit Unreimbursed Draw shall bear interest for each day until due at the Base Rate Option, unless and until converted to the Euro-Rate Option in accordance with the provisions of this Agreement. Subject to the provisions of this Agreement, for the period before the Reimbursement Target Date, the Borrower may select different Options to apply simultaneously to different Portions of the Letter of Credit Unreimbursed Draws and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Letter of Credit Unreimbursed Draws. The interest rate Options applicable before the Reimbursement Target Date are as follows:

                   (i) BASE RATE OPTION: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day.

                  (ii) EURO-RATE OPTION: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day.

                  (b) APPLICABLE MARGINS. The "Applicable Margin" for each interest rate Option for each day shall mean the applicable percentage set forth below under "Level II Performance Margins," "Level III Performance Margins," or "Level IV Performance Margins," as the case may be, in the event that (x) no Event of Default or Potential Default shall have occurred and be continuing or exist on such day and (y) Financial Test II, Financial Test III or Financial Test IV, respectively, set forth below is satisfied on such day. For purposes of determining the Applicable Margin, Financial Test II, Financial Test III or Financial Test IV, as the case may be, shall be deemed to be satisfied effective on the first day of the calendar month following the calendar month in which the Agent shall have received from the Borrower a certificate, duly completed and signed by a Responsible Officer, accompanied by the


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Borrower's financial statements for the fiscal quarter most recently ended (or, if such most recently ended fiscal quarter is the last of a fiscal year, for the fiscal year then ended), demonstrating compliance with the applicable financial test, and such financial test shall be deemed to remain satisfied until the last day of the calendar month in which the Borrower's next annual or quarterly financial statements are required to be delivered under Section 6.01(a) or 6.01(b) hereof, as the case may be (or, if earlier, the last day of the calendar month in which the Borrower's next annual or quarterly financial statements are actually delivered in compliance with such Section ); provided, that for each day in the period from and including the Closing Date to and including the last day of the calendar month in which the Borrower's quarterly financial statements for the quarter ending September 30, 1997 are required to be delivered under
Section 6.01(b) hereof (or, if earlier, the last day of the calendar month in which such quarterly financial statements are actually delivered in compliance with Section 6.01(b) hereof), the Borrower will be deemed to have satisfied Financial Test II. If the conditions for application of the Level II Performance Margins, Level III Performance Margins or Level IV Performance Margins do not apply on a particular day, the "Applicable Margin" for such day shall mean the applicable percentage set forth below under "Level I Performance Margins":

LEVEL I PERFORMANCE MARGINS:

                  Interest Rate Option                Applicable Margin

                  Base Rate Option                            Zero
                  Euro-Rate Option                            1.25%

Level I Performance Margins shall apply in the event that the conditions for application of the Level II Performance Margins, Level III Performance Margins or Level IV Performance Margins do not apply.

LEVEL II PERFORMANCE MARGINS:

                  Interest Rate Option                Applicable Margin

                  Base Rate Option                            Zero
                  Euro-Rate Option                            1.00%

Level II Performance Margins shall apply in the event that Financial Test II is satisfied and the other conditions set forth above are met. "Financial Test II" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 4.00 and greater than or equal to 3.00.

LEVEL III PERFORMANCE MARGINS:

                  Interest Rate Option                Applicable Margin

                  Base Rate Option                            Zero
                  Euro-Rate Option                            0.875%

Level III Performance Margins shall apply in the event that Financial Test III is satisfied and the other conditions set forth above are met. "Financial Test III" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters


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
ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 3.00 and greater than or equal to 2.50.

LEVEL IV PERFORMANCE MARGINS:

                  Interest Rate Option                Applicable Margin

                  Base Rate Option                            Zero
                  Euro-Rate Option                            0.75%

Level IV Performance Margins shall apply in the event that Financial Test IV is satisfied and the other conditions set forth above are met. "Financial Test IV" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 2.50.

                  (c) FUNDING PERIODS. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Letter of Credit Unreimbursed Draws, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being as set forth below:

Interest Rate Option                         Available Funding Periods

Euro-Rate Option                             One, two, three or six months
                                             ("Euro-Rate Funding Period");

provided, that:

                   (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month," when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined in good faith by the Agent (which determination shall be conclusive);

                  (ii) The Borrower may not select a Funding Period that would end after the Reimbursement Target Date; and

                  (iii) The aggregate number of Funding Segments of the Euro-Rate Portion at any time shall not exceed two.

                  (d) TRANSACTIONAL AMOUNTS. Each selection of, conversion from, conversion to or renewal of an interest rate Option and each payment or prepayment of any Letter of Credit Unreimbursed Draws shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion, and the aggregate principal amount of each Funding Segment of the Euro-Rate Portion, shall be as set forth below:

Portion or Funding Segment                 Allowable Aggregate Principal Amounts

Base Rate Portion                          Any

Each Funding Segment                       $500,000 or an integral


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
of the Euro-Rate Portion                   multiple thereof

                  (e)  EURO-RATE UNASCERTAINABLE; IMPRACTICABILITY.  If

                   (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

                           (A) adequate and reasonable means do not exist for
                  ascertaining such Euro-Rate,

                           (B) a contingency has occurred which materially and
                  adversely affects the interbank eurodollar market, or

                           (C) the effective cost to such Lender of funding a
                  proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

                  (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist. If any Lender notifies the Borrower of a determination under clause (ii) of this Section 3.09(e), the Euro-Rate Portion of the Letter of Credit Unreimbursed Draws in which such Lender (the "Affected Lender") has a Letter of Credit Participating Interest shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

                  3.10.  CONVERSION OR RENEWAL OF INTEREST RATE OPTIONS.

                  (a) CONVERSION OR RENEWAL. Subject to the provisions of
Section 3.16(b) hereof and the other provisions of this Agreement, before the Reimbursement Target Date the Borrower may convert any part of the Letter of Credit Unreimbursed Draws from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

                  (i) At any time with respect to conversion from the Base Rate Option; or

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
                  (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (x) The principal amounts selected in accordance with Section 3.09(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                  (y) The interest rate Option or Options selected in accordance with Section 3.09(a) hereof and the principal amounts selected in accordance with Section 3.09(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

                  (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 3.09(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the amount of the Letter of Credit Unreimbursed Draws as so converted or renewed. Interest on any Letter of Credit Unreimbursed Draws converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                  (b) FAILURE TO CONVERT OR RENEW. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 3.10(a)(ii) hereof, any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

                  3.11. PREPAYMENTS GENERALLY. Whenever the Borrower desires or is required to prepay any part of the Letter of Credit Unreimbursed Draws, it shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                  (b) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 3.11, and which, if a partial prepayment, shall be an integral multiple of $500,000; and

                  (c) The principal amounts selected in accordance with Section 3.09(d) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

                  3.12. OPTIONAL PREPAYMENTS. The Borrower shall have the right at its option from time to time to prepay any Letter of Credit Unreimbursed Draws in whole or part without premium or penalty (subject, however, to Section 3.16(b) hereof):

                  (a) At any time with respect to any part of the Base Rate Portion; or

                  (b) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 3.11 hereof.

                  3.13. MANDATORY PREPAYMENT AND CASH COLLATERALIZATION. The Borrower shall prepay the Letter of Credit Unreimbursed Draws in full, and shall provide cash collateral for all outstanding Letters of Credit in accordance with
Section 3.07 hereof, in the event that at any time

                  (i) there shall fail to be in force a Revolving Credit Agreement (which, so long as the Senior Note Indenture is in force, shall constitute a "Credit Agreement" as defined therein), under which the Borrower at such time has the right to borrow from financial institutions on a revolving basis from time to time an aggregate principal amount not less than $75,000,000, or the Revolving Credit Maturity Date thereunder shall have occurred, or the Borrower shall be required to make any prepayment of principal thereunder or to post cash collateral thereunder (except prepayments of principal or the posting of cash collateral which otherwise would be mandatory solely as a result of the Borrower's provision of notice of prepayment), or

                  (ii) the Borrower shall not have procured a commitment from a financial institution to provide a successor Revolving Credit Agreement complying with the foregoing clause (i) by the 90th day before the Revolving Credit Maturity Date under the then-current Revolving Credit Agreement.

If prepayment of the Letter of Credit Unreimbursed Draws and cash collateralization of outstanding Letters of Credit is required under this
Section 3.13, the Borrower shall give notice of such prepayment in accordance with Section 3.11 hereof so that such prepayment is made not later than the date of the applicable event referred to in the foregoing clause (i) or (ii), and shall make such cash collateralization not later than such date.

                  3.14. INTEREST PAYMENT DATES. Accrued and unpaid interest on the Letter of Credit Unreimbursed Draws shall be due and payable on the following dates (and on such other dates as may be specified elsewhere in this Agreement and the other Loan Documents): (a) in the case of the Base Rate Portion, on each Regular Monthly Payment Date, and (b) in the case of each Funding Segment of the Euro-Rate Portion, on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also on the last day of the third month during such Funding Period. After maturity of any part of the Letter of Credit Unreimbursed Draws (by acceleration or otherwise), interest on such part of the Letter of Credit Unreimbursed Draws shall be due and payable on demand.

                  3.15.  PAYMENTS GENERALLY.

                  (a)  [Reserved].

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
                  (b) PAYMENTS GENERALLY. All payments and prepayments to be made by the Borrower in respect of Letter of Credit Unreimbursed Draws, interest, fees, indemnities, expenses or other amounts due from the Borrower hereunder or under any other Loan Document shall be payable in Dollars at 1:00 p.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature (except for payments to a Lender subject to a withholding deduction under Section 3.17(c) hereof). Except for payments under Sections 3.16 or 10.06 hereof, such payments shall be made to the Agent at its Office in funds immediately available at such Office, and payments under Sections 3.16 or 10.06 hereof shall be made to the applicable Lender or Issuing Bank at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment received by the Agent or such Lender or Issuing Bank after 1:00 p.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders or the Issuing Bank, as the case may be, all such payments received by the Agent for their respective accounts as promptly as practicable after receipt by the Agent.

                  (c) INTEREST ON OVERDUE AMOUNTS. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) Letter of Credit Unreimbursed Draws, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the following:

                  (i) In the case of any part of the Euro-Rate Portion, (A) until the end of the applicable then-current Funding Period at a rate per annum 2.00% above the rate otherwise applicable to such part, and
         (B) thereafter in accordance with the following clause (ii); and

                  (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 2.00% above the then-current Base Rate Option.

 To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                  3.16.  ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

                  (a) INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

                   (i) subjects any Lender Party or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Letter of Credit Unreimbursed Draws, the Letters of Credit, or the Letter of Credit Participating Interests, or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder (except for taxes on the overall net income or overall gross receipts of such Lender Party or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender Party's principal office or Notional Euro-Rate Funding Office is located),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or any other requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender Party or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

                 (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender Party or any Notional Euro-Rate Funding Office, or applicable to the obligations of any Lender Party or any Notional Euro-Rate Funding Office under this Agreement, or

                  (iv) imposes upon any Lender Party or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement or its making, maintenance or funding of any Letter of Credit Unreimbursed Draw, Letter of Credit, or Letter of Credit Participating Interest,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender Party, any Notional Euro-Rate Funding Office or, in the case of clause
(iii) hereof, any Person controlling a Lender Party, with respect to this Agreement or the making, maintenance or funding of any Letter of Credit Unreimbursed Draw, Letter of Credit, or Letter of Credit Participating Interest (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender Party's or controlling Person's capital, taking into consideration such Lender Party's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender Party deems to be material (such Lender Party being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender Party may from time to time notify the Borrower of the amount determined in good faith by such Lender Party (which determination shall be conclusive) to be necessary to compensate such Lender Party or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. In making any such determination such Lender Party may take into account any special, supplemental or other nonrecurring items, may apply any averaging or attribution methods, and may make such determination prospectively or retrospectively. Such amount shall be due and payable by the Borrower to such Lender Party five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option. The Borrower shall not be required to make any payment in respect of clause (a)(i) above to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 3.17(c) below.

                  (b) FUNDING BREAKAGE. In the event that for any reason (i) the Borrower fails to convert or renew any part of the Letter of Credit Unreimbursed Draws which would, after such conversion or renewal, have a Euro-Rate Portion, after notice requesting such conversion or renewal has been given by the Borrower (whether such failure results from failure to satisfy applicable conditions to such conversion or renewal or otherwise), or (ii) any part of any Funding Segment of any Euro-Rate Portion becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period, the Borrower shall indemnify each Lender on demand against any loss, liability, cost or expense of any kind or nature which such Lender may sustain or incur in connection with or as a result of such event. Such indemnification in any event shall include an amount equal to the excess, if any, of (x) the aggregate amount of interest which would have accrued on the amount of the Euro-Rate Portion not so converted or renewed, or which so becomes due, or which is so paid, prepaid or converted, as the case may be, from and including the date on which such conversion or renewal would have been made pursuant to such notice, or on which such part of such Funding Segment so becomes due, or on which such part of such Funding Segment is so paid, prepaid or converted, as the case may be, to the last day of the Funding Period applicable to such amount (or, in the case of a failure to convert or renew, the Funding Period that would have been applicable to such amount but for such failure), in each case at the applicable rate of interest for such Euro-Rate Portion provided for herein (excluding, however, the Applicable Margin included therein, if any), over (y) the aggregate amount of interest (as determined in good faith by such Lender) which would have accrued to such Lender on such amount for such period by placing such amount on deposit for such period with leading banks in the interbank market. A certificate by the Lender as to any amount that such Lender is entitled to receive pursuant to this Section 3.16(b) shall be conclusive if made in good faith.

                  3.17.  TAXES.

                  (a) PAYMENT NET OF TAXES. All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                  (i) in the case of each Lender Party, income or franchise taxes imposed on such Lender Party by the jurisdiction under the laws of which such Lender Party is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender Party and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

                  (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Letter of Credit Unreimbursed Draws are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to any Lender Party under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to such Lender Party shall be increased to the extent necessary to yield to such Lender Party (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

                  (b) INDEMNITY. The Borrower hereby indemnifies each Lender Party for the full amount of all Taxes attributable to payments by or on behalf of the Borrower to such Lender Party hereunder or under any of the other Loan Documents, any Taxes paid by such Lender Party, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by such Lender

Party as a result of any failure to pay such Taxes). Such indemnification shall be made within five Business Days from the date such Lender Party makes written demand therefor. The Borrower shall not be required to make any payment under this Section 3.17(b) to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 3.17(c) below.

                  (c) WITHHOLDING. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date it becomes party to this Agreement, it will furnish to the Borrower and the Agent two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender which so delivers to the Borrower and the Agent a Form 1001 or 4224, or a successor applicable form, agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 or a successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. In addition, if at any time the Borrower believes that payments to any Lender (foreign or domestic) may be subject to U.S. backup withholding tax, such Lender shall, at the Borrower's reasonable request from time to time, if such Lender is legally able to do so, provide the Borrower with evidence establishing an exemption from U.S. backup withholding tax.

                  (d) CREDITS. If any payment by the Borrower is made to or for the account of the Lender Party after deduction for or on account of any Taxes, and increased payments are made by the Borrower pursuant to Section 3.17(a), then, if such Lender Party in its reasonable opinion determines that it has received or been granted a credit against or remission for such Taxes, such Lender Party shall, to the extent it can do so without prejudice to the retention of the amount of such credit or remission, reimburse to the Borrower such amount as such Lender Party shall, in its reasonable opinion acting in good faith, have determined to be attributable to the relevant Taxes or deduction or withholding. Any payment made by a Lender Party under this Section 3.17(d) shall be prima facie evidence of the amount due to the Borrower hereunder. Nothing herein contained shall interfere with the right of any Lender Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it nor oblige any Lender Party to disclose any information relating to its tax affairs or any computations in respect thereof.

                  3.18. FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or


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
cure an event or condition described in Section 3.09(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 3.16(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Letter of Credit Unreimbursed Draws, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Letter of Credit Unreimbursed Draws or any sources of funding actually used by or available to such Lender.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  The Borrower hereby represents and warrants to each Lender Party as follows:

                  4.01. CORPORATE STATUS. The Borrower and each Subsidiary of the Borrower is a Corporation duly organized and validly existing under the laws of its jurisdiction of organization. The Borrower and each Subsidiary of the Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower and each Subsidiary of the Borrower is duly qualified to do business as a foreign Corporation and, to the extent applicable, is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.02. CORPORATE POWER AND AUTHORIZATION. The Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to cause the Letters of Credit to become subject to the Loan Documents and has taken all necessary corporate action to authorize the foregoing.

                  4.03. EXECUTION AND BINDING EFFECT. This Agreement, each other Loan Document to which the Borrower is a party and which is executed and delivered or required to be executed and delivered on or before the date as of which this representation and warranty is made, has been duly and validly executed and delivered by the Borrower. This Agreement and each such Loan Document constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                  4.04. GOVERNMENTAL APPROVALS AND FILINGS. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof, except for the following: (a) filings and recordings in respect of the Liens in favor of the Collateral Agent and the Agent contemplated hereby and thereby, and (b) other matters set forth in Schedule 4.04 hereof. Each Governmental Action referred to in the foregoing clauses (a) and (b) has been duly obtained or made, as the case may be, and is in full force and effect (except, in the case of clause (a), for the filing of continuation statements and like renewal filings and recordings which are not yet required to be made). There is no action, suit, proceeding or investigation pending or (to the Borrower's knowledge after due inquiry) threatened which seeks or may result in the reversal, rescission, termination, modification or suspension of any such Governmental Action.

                  4.05. ABSENCE OF CONFLICTS. Neither the execution and delivery of any Loan Document nor consummation of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof, does or will

                  (a)  violate or conflict with any Law, or

                  (b) violate or conflict with, or constitute a default under, or result in (or give rise to any right, contingent or other, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or other, to create or impose) any Lien upon any property of the Borrower or any Subsidiary of the Borrower (except for any Lien in favor of the Collateral Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or other, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Borrower or any Subsidiary of the Borrower under or in connection with,
         (i) the articles of incorporation or by-laws (or other constituent documents) of the Borrower or any Subsidiary of the Borrower, or (ii) any agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their respective properties may be subject or bound, except, in the case of the foregoing clause (b)(ii), for matters set forth on
Schedule 4.05 hereof.

                  4.06. AUDITED FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1994 and December 31, 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as audited and reported on by Deloitte & Touche, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP.

                  4.07. INTERIM FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of September 30, 1996, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the period from January 1, 1996 to such date. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of September 30, 1996, and their respective results of operations and cash flows for the fiscal period then ended, all in conformity with GAAP (except that such financial statements do not contain all of the footnote disclosures required by
GAAP), subject to normal and recurring year-end audit adjustments.

                  4.08. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature (whether absolute, accrued, contingent or other, whether or not due, including but not limited to forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments) that would be required by GAAP to be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries (including the notes thereto) or that has, or would be likely to have, a Material Adverse Effect, except (a) matters set forth on Schedule 4.08 hereto, (b) liabilities and obligations disclosed in the financial statements referred to in Sections
4.05 and 4.06 hereof, (c) liabilities and obligations incurred after December 31, 1995 in the ordinary course of business and consistent with past practices, and (d) obligations under the Credit Facilities.

                  4.09. ACCURATE AND COMPLETE DISCLOSURE. All written information heretofore, contemporaneously or hereafter provided by or on behalf of the Borrower or any Subsidiary of the Borrower to any Secured Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by such Secured Party) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. Except as disclosed to the Agent and each Lender in writing, the Borrower is not aware of any event, change or effect (other than political, social or economic events, changes or effects of general national or global scope) having or likely to have individually or in the aggregate, a Material Adverse Effect.

                  4.10. PROJECTIONS. The Borrower has delivered to the Agent projections prepared by the Borrower, dated February 5, 1997, for the years 1997 through 2001, demonstrating the projected consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections, assumptions and estimates, as of the Closing Date, are reasonable, consistent with the Loan Documents, and represent the best judgment of the Borrower on such matters. Such projections, assumptions and estimates are based upon political, social and economic assumptions that are believed to be reasonable. Nothing has come to the attention of the Borrower as of the Closing Date which would lead it to believe that such projections will not be attained or exceeded. Such projections are not a guarantee of future performance.

                  4.11. SOLVENCY. On and as of the date hereof, and on the Closing Date, the Borrower and each Significant Subsidiary of the Borrower is and will be Solvent (and for this purpose, each Subsidiary of the Borrower which is not Solvent shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary).

                  4.12. MARGIN REGULATIONS. No part of the proceeds of any extension of credit hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, to extend credit to others for the purpose of buying or carrying any "margin stock," or to extend credit to any Subsidiary of the Borrower that is a Broker-Dealer. Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock." Neither the Borrower nor any Subsidiary of the Borrower owns "margin stock" sufficient to cause any Loan Obligations to be deemed "indirectly secured" by "margin stock" within the meaning of such Regulations. Neither any extension of credit pursuant to this Agreement nor any use of proceeds of any such extension of credit will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                  4.13. REGULATORY RESTRICTIONS. Except as set forth in Schedule
4.13 hereof, neither the Borrower nor any Subsidiary of the Borrower is (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, as amended, or (d) subject to any other Law which purports to restrict or regulate its ability to borrow money or obtain credit as a consequence of the nature of the business conducted by such Person.

                  4.14. SUBSIDIARIES. Schedule 4.14 hereof states the authorized capitalization of each Subsidiary of the Borrower, the number of Shares of Capital Stock of each class issued and outstanding of each such Subsidiary, and the number and percentage of outstanding Shares of Capital Stock of each such class owned by the Borrower and by each Subsidiary of the Borrower. The outstanding Shares of Capital Stock of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower and each Subsidiary of the Borrower owns beneficially and of record and has good title to all of the Shares of Capital Stock it is listed as owning in such Schedule 4.14, free and clear of any Lien, except for Liens in favor of the Collateral Agent securing the Obligations. Except as set forth on Schedule 4.14 hereof, there are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or other) which may in any circumstances now or hereafter obligate any Subsidiary of the Borrower to issue any Shares of its Capital Stock or any other securities.

                  4.15. PARTNERSHIPS, ETC. Neither the Borrower nor any Subsidiary of the Borrower is a partner (general or limited) of any partnership, is a party to any joint venture, or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except (a) distributorship or similar arrangements that do not involve liability on the part of the Borrower or any of its Subsidiaries in the nature of the liability of a general partner, and (b) partnership interests permitted under Sections 7.05(g) and 7.05(j) hereof.

                  4.16. LITIGATION. There is no pending or (to the knowledge of the Borrower after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for (x) matters set forth on
Schedule 4.16 hereto, and (y) matters that if adversely decided, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.17. ABSENCE OF OTHER CONFLICTS. Neither the Borrower nor any Subsidiary of the Borrower is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                  (a) any Law,

                  (b) its articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it is party or by which it or any of its properties may be subject or bound,

 except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.18. INSURANCE. The Borrower and each Subsidiary of the Borrower maintains, or causes there to be maintained, with financially sound and reputable insurers not related to or affiliated with the Borrower insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated.

                  4.19. TITLE TO PROPERTY. The Borrower and each Subsidiary of the Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet), in each case free and clear of all Liens, other than Permitted Liens.

                  4.20. INTELLECTUAL PROPERTY. The Borrower and each Subsidiary of the Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or other), copyrights, technology (including but not limited to computer programs and software), know-how, processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.21. TAXES. All federal income tax returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed. All other tax and information returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary of the Borrower or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case such reserves and provisions for taxes as may be required by GAAP shall have been made on the books of the Borrower and each Subsidiary of the Borrower. The reserves and provisions for taxes on the books of the Borrower and each Subsidiary of the Borrower for all open years and for its current fiscal period are adequate in accordance with GAAP. As of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against), other than as set forth on Schedule 4.21 hereto.

                  4.22. EMPLOYEE BENEFITS. Except for matters disclosed to the Agent before the date as of which this representation and warranty is made or reaffirmed, neither the Borrower, any Subsidiary of the Borrower or Controlled Group Member has incurred any liability that has not been fully discharged (or any contingent or other potential liability that represents a material risk of becoming an actual liability) exceeding $150,000 in the aggregate for all such Persons for or in connection with any of the following: (a) any Pension-Related Event (whether or not any such Pension-Related Event has occurred) or (b) any complete or partial withdrawal from any Multiemployer Plan (whether or not such withdrawal has occurred). All employee benefit arrangements covering employees of the Borrower or any of its Subsidiaries have been administered in substantial compliance with, and funded in accordance with, applicable Law.

                  4.23. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule
4.23 hereof, the Borrower and each Subsidiary of the Borrower and each of their respective Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. Except as disclosed in Schedule 4.23 hereof, there is no Environmental Claim pending or to the knowledge of the Borrower threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates) that could form the basis of any Environmental Claim, against the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates, except for matters which do not, and, if adversely decided, individually or in the aggregate, would not, have a Material Adverse Effect. Except as disclosed in
Schedule 4.23 hereof, no facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates is an Environmental Cleanup Site. No Lien exists, and no condition exists which would be likely to result in the filing of a Lien, against any property of the Borrower or any Subsidiary of the Borrower under any Environmental Law.


                                    ARTICLE V
                             CONDITIONS OF ISSUANCE

                  5.01. CONDITIONS TO ISSUANCE. The obligation of the Issuing Bank to cause the Closing Date to occur is subject to performance by the Borrower of its obligations to be performed hereunder or under the other Loan Documents, to the satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to the satisfaction, immediately prior to or concurrently with such event of the following further conditions precedent:

                  (a) AGREEMENT; CERTIFICATE OF CLOSING. The Agent shall have received, with a copy for each Lender, this Agreement, duly executed on behalf of the Borrower, and the Agent shall have received the certificate referred to in Section 3.01(a), duly executed on behalf of the Borrower, satisfactory in form and substance to the Agent.

                  (b) SHARED SECURITY DOCUMENTS. The Collateral Agent shall have received the following, each of which shall be in form and substance satisfactory to the Agent, with a copy for each Lender (except that the Lenders shall not be entitled to receive duplicate originals of the stock certificates and other instruments pledged pursuant to the following Shared Security Documents and the stock powers delivered in connection therewith):

                           (i) The Collateral Agency Agreement, duly executed on
                  behalf of Borrower and the other parties thereto.

                           (ii) The Borrower Pledge Agreement, duly executed on
                  behalf of the Borrower.

                           (iii) Certificates and instruments representing the
                  stock certificates and other instruments pledged pursuant to the Borrower Pledge Agreement, accompanied by undated duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to the Agent.

                           (iv) Financing statements executed by the Borrower
                  and in proper form for filing under the Uniform Commercial Code in such jurisdictions as may be necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Borrower Pledge Agreement (which financing statements shall cover all personal property of the Borrower, whether or not constituting collateral security under the Borrower Pledge Agreement).

                           (v) Evidence that all other actions necessary or, in
                  the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Borrower Pledge Agreement have been taken.

                           (vi) Evidence of contemporaneous searches of UCC, tax
                  and other appropriate registers, dockets and records, which shall have revealed no filings or recordings with respect to property of the Borrower (other than those relating to Permitted Liens).

                  (c) WEFA ACQUISITION. The Borrower or a Wholly Owned Subsidiary of the Borrower shall have entered into a contract to acquire good title, free of all Liens, to all of the outstanding Shares of Capital Stock of WEFA Holdings, Inc. ("WEFA").

                  (d) ACQUISITION DOCUMENTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on behalf of the Borrower) of the following, each of which shall be satisfactory in form and substance to the Agent: all agreements relating to the acquisition of the Shares of Capital Stock of WEFA (including in each case all exhibits, schedules and disclosure letters delivered pursuant thereto), all amendments, waivers and consents relating thereto, and all other side letters or agreements affecting the terms thereof or other transactions contemplated thereby.

                  (e) OTHER CREDIT FACILITIES. The Agent shall have received evidence satisfactory to it that all conditions precedent to funding under the Revolving Credit Agreement and the Term Loan Agreement shall have been satisfied, and that, concurrently with the Closing Date, the Borrower shall have received $225,000,000 gross cash proceeds under the Term Loan Agreement.

                  (f) DISCHARGE OF PRIOR CREDIT FACILITIES. With respect to (a) the Revolving Credit Agreement dated as of June 29, 1995 among the Borrower, the Issuing Banks referred to therein, the Lenders parties thereto from time to time, Mellon Bank, N.A., The First National Bank of Boston, and NationsBank, N.A. (Carolinas), as Co-Agents, and Mellon Bank, N.A., as Agent, as amended, (b) the Term Loan Agreement dated as of June 29, 1995 among the Borrower, the Lenders parties thereto from time to time, Mellon Bank, N.A., The First National Bank of Boston and NationsBank, N.A. (Carolinas), as Co-Agents, and Mellon Bank, N.A., as Agent, as amended, and (c) the Credit Agreement dated as of October 23, 1996 among the Borrower, the Issuing Bank referred to therein, and Mellon Bank, N.A., as Agent, as amended, all principal, interest, letter of credit draws, fees and other amounts outstanding or otherwise due and payable shall have been paid in full, all commitments thereunder shall have terminated, all outstanding letters of credit thereunder shall have been terminated or assumed under one of the Credit Facilities, and all collateral security therefor shall have been released.

                  (g) GOVERNMENTAL APPROVALS AND FILINGS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in clause (b) of Section 4.04 hereof and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                  (h) OTHER CONFLICTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of each consent, waiver, amendment or agreement which has been obtained by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any matter which would, absent such consent, waiver, amendment or agreement, be within the scope of clause (b)(ii) of Section 4.05 hereof, and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                  (i) CORPORATE PROCEEDINGS. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to
         (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date, (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Agreement and the other Loan Documents to which the Borrower is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretary of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of the Borrower in its state of incorporation.

                  (j) 1996 FINANCIAL STATEMENTS. The Borrower shall have furnished to the Agent an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 1996, and unaudited consolidated statements of income and stockholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 1996. Such financial statements shall have been certified by a Responsible Officer of the Borrower as presenting fairly the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the consolidated results of their operations and stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring audit adjustments.

                  (k) FORM U-1. The Agent shall have received, with a counterpart for each Lender, a Federal Reserve Board Form U-1, duly executed by the Borrower, satisfactory in form and substance to the Agent.

                  (l) LITIGATION. There shall not be pending or (to the knowledge of the Borrower after due inquiry) threatened) action, suit, proceeding or investigation by or before any Governmental Authority seeking to challenge, prevent or declare illegal any of the transactions contemplated by the Loan Documents.

                  (m) LEGAL OPINION OF COUNSEL TO THE BORROWER. The Agent shall have received, with an executed counterpart for each Lender, an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to the Borrower (who shall be satisfactory to the Agent), as to such matters as may be requested by the Agent and in form and substance satisfactory to the Agent.

                  (n) OFFICERS' CERTIFICATES. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of the Borrower as to such matters as the Agent may request.

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                  (o) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole since September 30, 1996.

                  (p) REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, after giving effect to the transactions contemplated by the Loan Documents to occur on or before the Closing Date.

                  (q) NO DEFAULTS. No Event of Default or Potential Default shall have occurred and be continuing or exist on the Closing Date or after giving effect to the transactions contemplated by the Loan Documents to occur on or before the Closing Date.

                  (r) NO VIOLATIONS OF LAW, ETC. Neither the making nor use of the Letters of Credit shall cause any Lender Party to violate any Law.

                  (s) FEES, EXPENSES, ETC. The Borrower shall have executed and delivered an origination fee letter (the "Origination Fee Letter") of even date herewith satisfactory in form and substance to the Agent. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to such Origination Fee Letter on or prior to the Closing Date shall have been paid or received.

                  (t) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be satisfactory in form and substance to the Agent. The Agent shall have received such other documents, instruments and other items as the Agent may reasonably request.


                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

                  The Borrower hereby covenants to each Lender Party as follows:

                  6.01.  BASIC REPORTING REQUIREMENTS.

                  (a) ANNUAL AUDIT REPORTS. As soon as practicable, and in any event within 105 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, audited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year, an unaudited consolidating statement of income of the Borrower and its consolidated Subsidiaries for such fiscal year, and an audited consolidated balance sheet and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, prepared on a comparative basis in accordance with GAAP. Such audited financial statements shall be accompanied by an opinion of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent. Such opinion shall be free of any exception, qualification or explanation not acceptable to the Agent (and in any event shall be free of any exception, qualification or explanation relating to ability to continue as a going concern, a limited scope of examination or independence). Such opinion in any event shall contain a written statement of such accountants substantially to the effect that
(i) such accountants audited such
consolidated financial statements in accordance with generally accepted auditing standards and (ii) in the opinion of such accountants such audited financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP. Such unaudited financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP.

                  (b) QUARTERLY REPORTS. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, an unaudited consolidating statement of income for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end, and cash flow statements, which shall report only year to date periods). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal quarter, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                  (c) COMPLIANCE CERTIFICATES. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each Lender, a certificate in substantially the form set forth as Exhibit C, duly completed and signed by a Responsible Officer of the Borrower.

                  (d) ACCOUNTANTS' CERTIFICATES. Concurrently with the Agent's receipt from the Borrower of each set of audited financial statements delivered pursuant to Section 6.01(a), the Borrower shall deliver, or cause to be delivered, to the Agent, with sufficient copies for each Lender, a report signed by the independent certified public accountants who opined on such financial statements and dated the date of such financial statements, stating in substance that they have reviewed this Agreement and the other Loan Documents and that in making the examination necessary for their opinion on such financial statements they did not become aware of any Event of Default or Potential Default pursuant to Sections 7.01, 7.02(e)(iv), 7.03(e) and 7.03(f) as of the end of such fiscal year, or, if they did become so aware, such certificate or report shall state the nature and period of existence thereof.

                  (e) ANNUAL BUSINESS PLAN. Not later than January 31 of each year, the Borrower shall furnish to the Agent, with a copy for each Lender, a business plan for the Borrower and its Subsidiaries for the next five years, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the 1997-2001 corporate plan heretofore delivered to the Agent and each Lender, and shall include or be accompanied by, among other matters reasonably requested from time to time, projected income, cash flows and summary balance sheet for the Borrower and its Subsidiaries, on both a consolidated and a separate unconsolidated basis for each year in such five year period.

                  (f) QUARTERLY PLAN UPDATES. Concurrently with the delivery of the financial statements referred to in Section 6.01(b), the Borrower shall furnish to the Agent, with a copy for each Lender, a quarterly update to the most recent annual business plan, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the third quarter update for 1996 heretofore delivered to the Agent and each Lender.

                  (g) QUARTERLY FINANCIAL INFORMATION. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall provide the Agent, with a copy for each Lender, summary financial information as to the Borrower and its consolidated Subsidiaries on a consolidated basis (and separate financial information for such Subsidiaries as the Agent may reasonably request) as of the end of the preceding month, all in reasonable detail and in any case including, among other matters reasonably requested by the Agent from time to time, financial information on a monthly and year-to-date basis, and separate line-items showing EBIT, depreciation and amortization, all certified by a Responsible Officer of the Borrower.

                  (h) CERTAIN OTHER REPORTS AND INFORMATION. Promptly upon their becoming available to the Borrower, the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary of the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its security holders or the financial community generally, and (iii) upon request by any Lender Party, all reports submitted by outside accountants in connection with any audit of the Borrower or any Subsidiary of the Borrower, including but not limited to all management letters commenting on the internal controls of the Borrower or any Subsidiary of the Borrower submitted in connection with any such audit.

                  (i) FURTHER INFORMATION. The Borrower will promptly furnish, or cause to be furnished, to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

                  (j) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower, and the Agent shall promptly notify each Lender thereof:

                    (i) Any Event of Default or Potential Default.

                   (ii) Any material adverse change in the business, operations, condition (financial or otherwise) or prospects (exclusive, in the case of prospects, of political, social or economic events, changes or effects of general national or global scope) of the Borrower and its Subsidiaries taken as a whole.

                  (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower which, if adversely decided, individually or in the aggregate, would, or would be likely to, have a Material Adverse Effect.

                  (iv) Any termination for default by the Borrower of any contract which would reasonably be likely to result in a direct loss of aggregate revenues in excess of $20,000,000 to which the Borrower or any Subsidiary of the Borrower is a party.

                  (v) Any Pension-Related Event, other than (w) any Reportable Event described in subsection (i) of the definition of such term herein as to which the 30 day notice requirement to the PBGC is waived under applicable regulations, and (x) any Pension-Related Event described in subsection (d) or (f) of the definition thereof which involves a liability of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member that has not been fully discharged (or a contingent or other potential liability that represents a material risk of becoming an actual liability) of less than $1,000,000 in the aggregate for all such Persons. Such notice shall be accompanied by the following: (y) a copy of any notice, request, return, petition or other document received by the Borrower, any Subsidiary of the Borrower or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including, without limitation, the Internal Revenue Service, the Department of Labor, the PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (z) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and if such Plan is required by applicable Law to have an actuarial valuation report, the most recent actuarial valuation report, for such Plan.

                  (k) VISITATION AND VERIFICATION GENERALLY. The Borrower shall permit such Persons as the Agent or any Lender may designate from time to time to visit and inspect any of the properties of the Borrower and any Subsidiary of the Borrower, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request, subject to mandatory national security regulations. The Borrower hereby authorizes such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of the Borrower and its Subsidiaries, subject to mandatory national security regulations. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Borrower and its Subsidiaries from time to time, and the Borrower shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent and the Lenders in such verification, subject to mandatory national security regulations.

                  (l) DUTY TO MAINTAIN INDEPENDENT ACCOUNTANTS WITH SECURITY CLEARANCES; VERIFICATION OF CLASSIFIED CONTRACTS. The Borrower shall, and shall cause each such Subsidiary to, retain at all times an independent certified public accountant of national standing having personnel who at all times have security clearances sufficient to permit them to examine and verify all such classified contracts, accounts and other assets which, individually or in the aggregate, are material to the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. The Borrower shall, from time to time at the reasonable request of the Agent, cause such independent accountants to examine, verify and report to the Agent on such classified contracts, accounts and assets as the Agent may request, to the fullest extent permitted by mandatory national security regulations.

                  (m) CHANGES IN CORPORATE STRUCTURE. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver to the Agent notice of any change in the matters set forth in Section 4.14 hereof, together with an amended and restated
Schedule 4.14 which reflects such change.

                  6.02. INSURANCE. The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types as are reasonably satisfactory to the Agent from time to time, and in any case as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated. The Borrower shall, if so requested by the Agent, deliver to the Agent original or duplicate policies or certificates of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker, or an insurance company representative if an insurance broker is not involved, with respect to such insurance.

                  6.03. PAYMENT OF TAXES AND OTHER POTENTIAL CHARGES AND PRIORITY CLAIMS. The Borrower shall promptly notify the Agent in writing if it or any of its Subsidiaries learns of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against) which, if paid or incurred, would have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged,

                  (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it, or any of them, or any of its, or any of their, properties;

                  (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                  (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in any bankruptcy, insolvency, receivership or similar proceeding;

provided, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge, or cause the payment or discharge, of any such tax, assessment, charge or claim above so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

                  6.04. PRESERVATION OF CORPORATE STATUS. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its status as a Corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, except for Permitted Mergers. The Borrower shall, and shall cause each of its Subsidiaries to, at all times be duly qualified to do business as a foreign Corporation and, to the extent applicable, in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.05. GOVERNMENTAL APPROVALS AND FILINGS. The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof, or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                  6.06. MAINTENANCE OF PROPERTIES, FRANCHISES, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect, and (b) maintain and hold in full force and effect all franchises, licenses, permits, certificates, authorizations, qualification, accreditations and other rights, consents and approvals (whether issued, made or given by a Governmental Authority or otherwise), necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect.

                  6.07. AVOIDANCE OF OTHER CONFLICTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or other) on account of any violation or conflict with

                  (a) any Law,

                  (b) its certificate or articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be subject or bound,

except for matters of the type referred to in clauses (a) and (c) that could not, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.08. FINANCIAL ACCOUNTING PRACTICES. The Borrower shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  6.09. USE OF PROCEEDS. The Borrower shall not use any Letters of Credit directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.12, or inconsistent with any other provision of this Agreement or any other Loan Document.

                  6.10. CONTINUATION OF OR CHANGE IN BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, engage in the businesses they have engaged in during the present and preceding fiscal years and the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the financial information services business, other information services businesses and matters incidental thereto; provided, that TIMCO may continue to conduct its business in substantially the manner in which it conducts such business as of the date hereof. Without limitation of the foregoing, the Borrower shall continue to operate as a holding company and shall not conduct any material business other than holding the capital stock of Subsidiaries and matters incidental thereto.

                  6.11.  PLANS AND MULTIEMPLOYER PLANS.

                  (a) REQUIRED CONTRIBUTIONS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions to each Plan when due in accordance with the minimum funding requirements under ERISA and the Code applicable to such Plan and pay any required PBGC premiums as and when due for such Plan.

                  (b) REQUIRED CONTRIBUTIONS TO MULTIEMPLOYER PLANS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions required to be made by it, or any of them, to each Multiemployer Plan, if any, when due in accordance with its, or any of their, obligations under any collective bargaining agreement related to such Multiemployer Plan or participation agreements applicable to such Multiemployer Plan, except those contributions the requirement of which are reasonably being contested by a Controlled Group Member provided that failure to make such contested contributions is not a violation of applicable Law and does not present a material risk of resulting in liability (contingent or other) to the Borrower or any Subsidiary of the Borrower.

                  (c) FUNDING. The Borrower shall, and shall cause each of its Subsidiaries to, make any required contributions to any arrangements for providing retirement and/or death benefits when due, in accordance with the terms of the arrangement and/or any minimum funding requirements which are applicable to the arrangement from time to time. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any arrangement for providing retirement and/or death benefits to become underfunded (as determined on the basis of reasonable actuarial assumptions) by an amount which, in the aggregate for all such arrangements, exceeds $10,000,000.

                  6.12. DISASTER RECOVERY PLAN. The Borrower shall cause each of Datastream International Limited, Disclosure Incorporated and ICV Limited to maintain in full force and effect at all times disaster recovery plans consistent with prudent practice for Persons engaged in the same or a similar business.

                  6.13. ANNUAL BANK MEETING. The Borrower shall hold meetings of the Lenders annually at the request of the Agent.

                  6.14. SEPARATE CORPORATE EXISTENCE. The Borrower acknowledges that the Lender Parties are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon the identity of the Subsidiaries of the Borrower as legal entities separate from the Borrower. Accordingly, the Borrower shall take, and shall cause its Subsidiaries to take, all reasonable steps to continue the identities of its Subsidiaries as separate legal entities, and to make it apparent to third Persons that its Subsidiaries are entities with assets and liabilities distinct from those of the Borrower. Without limiting the generality of the foregoing, the Borrower shall take such actions as shall be required in order that:

                  (a) For each Subsidiary of the Borrower in which the Borrower directly owns, beneficially or of record, Shares of Capital Stock, at least one director or officer of the Borrower shall be a person who is not a director or officer of such Subsidiary.

                  (b) The books and records of each Subsidiary of the Borrower shall be maintained separately from those of the Borrower and each of its other Subsidiaries.

                  (c) The assets of each Subsidiary of the Borrower will be maintained in a manner that facilitates their identification and segregation from those of the Borrower and its other Subsidiaries.

                  (d) The Borrower and each Subsidiary of the Borrower shall strictly observe corporate formalities. The Borrower and each of its Subsidiaries will conduct their respective businesses in their own respective names. The business and affairs of the Borrower and each Subsidiary shall be managed by or under the direction of the board of directors of such Person.

                  (e) Funds or other assets of Subsidiaries of the Borrower will not be commingled with those of the Borrower and its other Subsidiaries (it being understood that such restriction shall not be interpreted to forbid intercompany loans and Advances that have been properly documented and accounted for on the books and records of each relevant entity, made in compliance with corporate formalities, and otherwise made in compliance with this Agreement and the other Loan Documents).

                  (f) The operating expenses of the Borrower and each Subsidiary of the Borrower will be paid by such Person. To the extent, if any, that the Borrower and any of its Subsidiaries share items of expenses, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered, and each such Person shall pay its allocated share of such expenses on a current basis. To the extent, if any, that the Borrower and any of its Subsidiaries provides services to one another, the provider shall be compensated by the recipient on a current basis at fair and reasonable rates. To the extent, if any, that any consolidated or combined tax return is filed including any of the Borrower or its Subsidiaries, each such Person shall pay or be paid, as the case may be, on a current basis an equitable share of the consolidated tax payment or refund associated therewith.

                  (g) Annual financial statements of the Borrower which are consolidated to include its Subsidiaries will contain notes clearly stating that each such Subsidiary is a corporate or similar entity separate from the Borrower and its other Subsidiaries, and that the stock of each direct Subsidiary of the Borrower has been pledged to secure the Obligations.

                  6.15.  ADDITIONAL SECURITY.

                  (a) GENERAL. Promptly upon the request of the Agent from time to time, the Borrower shall as promptly as practicable (and in any case within 30 days after such request, or such longer period as the Agent may specify in writing) further secure the Obligations by granting to the Collateral Agent a valid and perfected Lien, prior to all other Liens except Permitted Liens, on such of its properties from time to time as the Agent may designate (except for property subject to a Permitted Lien as to which the Borrower is required to obtain the consent of the holder of such Permitted Lien before granting such a Lien to the Collateral Agent and as to which the Borrower is unable, using reasonable efforts, to obtain such consent). In connection therewith, the Borrower shall (i) execute and deliver to the Agent such mortgages, security agreements and other agreements and instruments, and do such other acts and things as shall be necessary or, in the judgment of the Agent, appropriate to grant to the Collateral Agent a valid and perfected Lien on such property, prior to all other Liens except Permitted Liens, and (ii) procure and deliver to the Agent such other items (including but not limited to lien searches, title insurance policies, surveys, environmental audits, insurance endorsements and opinions of counsel), and do such other acts and things, as the Agent may request in connection with the foregoing. All of the foregoing shall be in form and substance satisfactory to the Agent. From time to time as requested by the Agent, the Borrower shall use reasonable efforts to (w) obtain the consent of any Person whose consent is necessary or advisable to the creation, perfection or maintenance of any such Lien, including but not limited to that of any lessor whose consent may be required in connection with any such Lien on any leasehold interest, and to obtain nondisturbance and like agreements from mortgagees and other holders of superior rights in the property subject to any such leasehold interest, (x) obtain waivers of Liens from such landlords and mortgagees and from other Persons described in Section 6.03(b) hereof, (y) with respect to securities accounts, commodity accounts, deposit accounts or similar interests, obtain consent agreements from each securities intermediary, commodity intermediary, depository bank or similar person, satisfactory in form and substance to the Agent, which shall include provisions giving the Collateral Agent sole dominion and control over such interest upon the giving of notice by the Collateral Agent (it being understood that the related security agreement shall provide that the Collateral Agent may exercise such sole dominion and control upon the occurrence and during the continuance of an Event of Default), and (z) do such other acts and things as the Agent may deem appropriate to enhance, preserve or protect the security for the Obligations.

                  (b) NOTICE OF CERTAIN REALTY TRANSACTIONS. The Borrower shall promptly give notice to the Agent of any acquisition by the Borrower of any interest or interests in real property (fee, leasehold or otherwise) or fixtures having a fair market value, individually or in the aggregate, in excess of $5,000,000 (except for leasehold interests having a term, including all options exercisable by the lessee, less than 5 years).

                  6.16.  INTEREST RATE PROTECTION.

                  (a) REQUIRED HEDGE. The Borrower shall, promptly (and in any event not later than 60 days) after the first date on or after the Closing Date on which the three-month Euro-Rate (as determined by the Agent) is at least 8.00% on at least ten of the 30 days immediately preceding such date, enter into an Interest Rate Hedging Agreement having an effective rate and other terms and conditions satisfactory to the Agent, for notional principal amounts and tenors sufficient to hedge at least 65% of the scheduled outstanding principal amount of the Indebtedness under the Term Loan Agreement for the period from the effective date of such Interest Rate Hedging Agreement through the fifth anniversary thereof (or, if earlier, the Term Loan Maturity Date). The Borrower shall thereafter select interest rate options under the Term Loan Agreement that match, in time and amount, as closely as may be the terms of the rate hedge represented by such Interest Rate Hedging Agreement.

                  (b) SECURING THE REQUIRED HEDGE. If the Borrower so requests, the Agent shall consent to a Swap Party Supplement to the Collateral Agency Agreement whereby the Interest Rate Hedging Agreement referred to in Section 6.16(a) hereof shall be deemed a Swap Agreement entitled to the benefits of the Collateral Agency Agreement, but only if the following conditions are met: (i) the counterparty to such Interest Rate Hedging Agreement is a Lender, (ii) the "Swap Shared Security Cap" set forth in such Swap Party Supplement is, in the good faith judgment of the Agent, not more than 110% of the credit equivalent exposure represented by such Swap Agreement (calculated in accordance with the Agent's ordinary methods), and (iii) the Borrower provides the Agent with such contemporaneous bringdown Lien searches as the Agent may request, the results of which shall be satisfactory to the Agent.

                  (c) EXISTING RATE HEDGES, ETC. To the extent otherwise consistent with this Agreement and the other Loan Documents, the Borrower may enter into Interest Rate Hedging Agreements in advance of the date on which it is required to do so under Section 6.16(a), and to the extent that such Interest Rate Hedging Agreements satisfy the requirements of Sections 6.16(a) and 6.16(b) the Agent may enter into a Swap Party Supplement to the Collateral Agency Agreement with respect to such

Interest Rate Hedging Agreements. In the event that the Borrower becomes obligated to enter into Interest Rate Hedging Agreements under Section 6.16(a), any then-existing Interest Rate Hedging Agreements to which Borrower is party and which otherwise satisfy the requirements of Section 6.16(a) shall be counted toward satisfaction of the Borrower's obligations under Section 6.16(a), to the extent of the notional amounts and tenors of such then-existing Interest Rate Hedging Agreements. Nothing in Section 6.16(b) shall be construed to forbid the Agent from consenting to a Swap Party Supplement relating to Interest Rate Hedging Agreements if the conditions set forth in Section 6.16(b) are satisfied, even if such Interest Rate Hedging Agreements in the aggregate exceed in amount or time the minimum requirements set forth in Section 6.16(a).


                                   ARTICLE VII
                               NEGATIVE COVENANTS

                  The Borrower hereby covenants to each Lender Party as follows:

                  7.01.  FINANCIAL COVENANTS.

                  (a) CONSOLIDATED NET WORTH (ADJUSTED). As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, Consolidated Net Worth (Adjusted) shall not be less than the applicable amount specified below:

                                                                                 Consolidated Net Worth (Adjusted)
    From and including                      To and including                     shall not be less than

    December 31, 1996                       December 30, 1997                          $425,000,000
    December 31, 1997                       December 30, 1998                          $450,000,000
    December 31, 1998                       December 30, 1999                          $475,000,000
    December 31, 1999                       December 30, 2000                          $500,000,000
    December 31, 2000                       December 30, 2001                          $525,000,000
    Thereafter                                                                         $550,000,000

                  (b) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be less than the applicable amount set forth below.

Fiscal quarter ending on                Consolidated Fixed Charge Coverage Ratio
a date in the following                 for the four fiscal quarters ending on
period (inclusive)                      such date shall not be less than
------------------                      --------------------------------

December 31, 1996 through December 31, 1997            1.75
January 1, 1998 through December 31, 1998              2.00
January 1, 1999 through December 31, 1999              2.25
Thereafter                                             2.50

                  (c) CONSOLIDATED FUNDED DEBT RATIO (ADJUSTED). As of the end of each fiscal quarter of the Borrower ending on or after December 31, 1996, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be greater than the applicable amount set forth below.


Fiscal quarter ending on               Consolidated Funded Debt Ratio (Adjusted)
a date in the following                for the four fiscal quarters ending on
period (inclusive)                     such date shall not be greater than
-------------------------              -----------------------------------------

December 31, 1996 through December 31, 1997            5.50
December 31, 1997 through December 30, 1998            5.00
December 31, 1998 through December 30, 1999            4.00
Thereafter                                             3.00

                  7.02. LIENS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Liens"):

                  (a) Liens pursuant to the Shared Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations;

                  (b) Liens arising from taxes, assessments, charges or claims described in Sections 6.03(a) and 6.03(b), to the extent permitted to remain unpaid under such Section 6.03;

                  (c) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

                  (d) Judgment liens fully bonded pending appeal;

                  (e) Liens by the Borrower or a Subsidiary of the Borrower on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing on property at the time of purchase thereof by the Borrower or a Subsidiary of the Borrower, provided that:

                             (i) such Lien is created before or substantially
                  simultaneously with the purchase of such property in the ordinary course of business by the Borrower or such Subsidiary (or is a Lien securing successor obligations incurred to extend or refinance predecessor obligations allowed under this
                  Section 7.02(e), provided that in each case the successor obligation is an obligation of the same Person subject to the predecessor obligation, is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation);

                           (ii) such Lien is confined solely to the property so
                  purchased, improvements thereto and proceeds thereof;

                           (iii) the aggregate amount secured by all such Liens
                  on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, shall not exceed the lesser of the purchase price of such property or the fair market value of such property at the time of purchase thereof ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed); and

                           (iv) the obligation secured by such Lien is
                  Indebtedness permitted under Section 7.03(e) hereof;

                  (f) Liens in favor of the United States Government which arise in the ordinary course of business resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

                  (g) Rights arising or reserved to the lessor under any Capitalized Lease Obligations permitted by Section 7.03(e) hereof;

                  (h) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary;

                  (i) Liens existing on the Closing Date and listed on Schedule
         7.02 hereof (but not any extension, renewal or replacement Liens); and

                  (j) Liens on property of TIMCO to secure payment of reimbursement obligations of TIMCO with respect to the TIMCO Bonds Letter of Credit, and Liens on property of TIMCO securing Indebtedness of TIMCO constituting a refinancing of the TIMCO Bonds and the TIMCO Lease permitted by Section 7.03(j) hereof.

Notwithstanding the foregoing, "Permitted Lien" in respect of the Borrower or any Subsidiary of the Borrower shall in no event include (x) any Lien imposed by, or required to be granted pursuant to, ERISA, the Code or any Environmental Law, (y) except as provided in Section 7.02(a) hereof, any Lien on the Shared Collateral Account or any other account (custodial, deposit or other) maintained by or with the Collateral Agent pursuant to the Shared Security Documents, or any other investment property or deposit account (as such terms are defined in the Uniform Commercial Code), or (z) except as provided in Section 7.02(a) hereof, any Lien on Shares of Capital Stock of, or obligations owed by, a Subsidiary of the Borrower.

                  7.03. INDEBTEDNESS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Indebtedness of the Borrower under the Revolving Credit Agreement, in aggregate principal amount not to exceed $75,000,000 (including any extension, renewal or refinancing thereof made in compliance with Section 7.11(c) hereof);

                  (b) Indebtedness of the Borrower under the Term Loan Agreement, in aggregate principal amount not to exceed $225,000,000 (but not any extensions, renewals or refinancings of any thereof);

                  (c) Indebtedness of the Borrower or any of its Subsidiaries not exceeding $8,250,000 in principal amount, issued in connection with the acquisition by the Borrower or a Subsidiary of all of the Shares of Capital Stock of ICV (such Indebtedness being referred to herein as the "ICV Notes"); and Indebtedness of the Borrower in favor of the Lender Parties pursuant to this Agreement and the other Loan Documents;

                  (d) Indebtedness of the Borrower under the Senior Notes, in aggregate principal amount not to exceed $112,000,000 (but not any extensions, renewals or refinancings of any thereof);

                  (e) Indebtedness constituting Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business from time to time, and Indebtedness of the Borrower and its Subsidiaries secured by Liens described in Section 7.02(e) on property used in the ordinary course of business of the Borrower or such Subsidiary from time to time; provided, that the aggregate amount of Indebtedness described in this Section 7.03(e) shall not exceed $20,000,000 at any time;

                  (f) Other Indebtedness of the Borrower and its Subsidiaries not exceeding $30,000,000 aggregate principal amount at any time outstanding;

                  (g) Current accounts payable of the Borrower or any of its Subsidiaries on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business;

                  (h) Indebtedness of the Borrower pursuant to any Interest Rate Hedge Agreement required to be entered into pursuant to Section 6.16(a) hereof; and Indebtedness of the Borrower or any of its Subsidiaries under any other interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or similar interest rate or currency protection agreement, entered into for the purpose of hedging and not for purposes of speculation (and not structured to contain an embedded loan);

                  (i) Indebtedness constituting intercompany loans and Advances permitted by Sections 7.05(d), 7.05(e), 7.05(h) and 7.05(i) hereof;

                  (j) Indebtedness of TIMCO constituting a letter of credit issued for its account not exceeding $12,600,000 in stated amount, which letter of credit effectively secures the TIMCO Bonds; any extension, renewal or refinancing of such letter of credit, provided, however, that the stated amount thereof is not increased and TIMCO remains the account party with respect thereto (such letter of credit, together with any such extension, renewal or refinancing letter of credit, being referred to herein as the "TIMCO Bonds Letter of Credit"); and any Indebtedness of TIMCO which amends, renews or refinances (collectively, "refinances") the TIMCO Bonds, the TIMCO Lease and the TIMCO Bonds Letter of Credit, provided, however, that after giving effect to such refinancing, (i) the principal amount of Indebtedness is not increased, (ii) neither the stated maturity nor the average life of the Indebtedness is reduced, and (iii) TIMCO remains the obligor on such refinancing Indebtedness; and

                  (k) Indebtedness for borrowed money of Primark Economics or any of its Subsidiaries not exceeding $6,000,000 in aggregate principal amount at any time outstanding.

         7.04. GUARANTIES, INDEMNITIES, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (b) Indemnities by the Borrower or a Subsidiary of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law;

                  (c) Guaranty Equivalents existing on the Closing Date and listed in Schedule 7.04 hereof (but not extensions, renewals or refinancings thereof or of any associated Assured Obligation); provided, that this Section 7.04(c) shall not apply to any Guaranty Equivalent as to which the Deemed Obligor is, on the Closing Date, a Subsidiary of the Borrower if such Subsidiary thereafter ceases to be a Subsidiary of the Borrower;

                  (d) Guaranty Equivalents by the Borrower or a Subsidiary constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with a disposition of stock or assets by the Borrower or such Subsidiary;

                  (e) Other Guaranty Equivalents by the Borrower or a Subsidiary of the Borrower from time to time of obligations of a Substantially Owned Subsidiary of the Borrower, provided that the Deemed Obligor in respect of such Guaranty Equivalent is a Substantially Owned Subsidiary of the Deemed Guarantor;

                  (f) Other Guaranty Equivalents by a Borrower or a Subsidiary of the Borrower from time to time, provided that the sum of (i) the maximum aggregate potential obligation of the Borrower or any Subsidiary of the Borrower under Guaranty Equivalents described in this
         Section 7.04(f), plus (ii) the aggregate amount of all payments made by the Borrower and its Subsidiaries after the date hereof under Guaranty Equivalents described in this Section 7.04(f), shall not exceed $2,000,000; and

                  (g) Obligations of a Subsidiary of the Borrower as general partner of a partnership permitted under Sections 7.05(g) or 7.05(j).

                  7.05. LOANS, ADVANCES AND INVESTMENTS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time make or permit to exist or remain outstanding any loan or Advance to, or purchase, acquire or own (beneficially or of record) any Shares of Capital Stock of, any stock, bonds, notes or securities of, or any partnership interest (whether general or limited), membership interest or beneficial interest in, or any other debt or equity interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Receivables owing to the Borrower or any Subsidiary of the Borrower arising from performance of services and sales of goods under usual and customary terms in the ordinary course of business;

                  (b) Loans and Advances extended by the Borrower or any Subsidiary of the Borrower to contractors or suppliers (excluding contractors or suppliers that are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business and in amount at any one time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate;

                  (c) Advances to officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, in amounts at any time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) to any one officer or employee and $2,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate; provided, however, that for purposes of this Section 7.05(c) only, the outstanding amount of Advances shall not be deemed to include amounts secured by perfected liens on shares of the publicly-traded common stock of the Borrower, to the extent of the market value of such common stock (as determined at least quarterly, based on publicly-available quotations);

                  (d) Loans and Advances by a Subsidiary of the Borrower to the Borrower;

                  (e) Ownership of Shares of Capital Stock of, and capital contributions, loans and Advances to, Corporations that are Wholly Owned Subsidiaries of the Borrower (other than a Broker-Dealer);

                  (f) (i) Ownership of Shares of Capital Stock of a Corporation that is a Wholly Owned Subsidiary of the Borrower that is a Broker-Dealer, as owned on the Closing Date, and (ii) capital contributions by the Borrower or its Subsidiaries from time to time to such Subsidiary, so long as such Subsidiary does not at the time of such capital contribution, or immediately thereafter and after giving effect thereto, have net capital (calculated in accordance with regulatory standards) in excess of 150% of the minimum capital required by Law;

                  (g) (i) Ownership of general partnership interests and other equity interests in the Worldscope Entities representing an 80% or greater interest in the capital, profits and losses of each of the Worldscope Entities, as owned on the Closing Date, and (ii) capital contributions to and acquisition of additional equity interests in the Worldscope Entities from time to time after the Closing Date, and loans and Advances to the Worldscope Entities from time to time;

                  (h) Acquisition and ownership of Shares of Capital Stock of Corporations that are Subsidiaries of the Borrower other than Wholly Owned Subsidiaries of the Borrower, and capital contributions, loans and Advances to Subsidiaries of the Borrower other than Wholly Owned Subsidiaries of the Borrower, provided, that the aggregate amount of all such acquisitions and capital contributions made under this Section 7.05(h) after the Closing Date, plus the aggregate outstanding principal amount of all such loans and Advances made under this Section 7.05(h), shall not at any time exceed $10,000,000;

                  (i) Acquisition and ownership by the Borrower or its Subsidiaries of equity interests in Primark Economics representing a 20% or greater interest in the capital, profits and losses of Primark Economics, and capital contributions, convertible debt and demand loans by the Borrower or its Subsidiaries to Primark Economics from time to time; provided, that (i) the sum of the aggregate amount of all consideration paid for such equity interests and convertible debt plus the aggregate amount of all such capital contributions (in each case whether before or after the Closing Date), plus the aggregate outstanding principal amount of all such demand loans, shall not at any time exceed $5,000,000, and (ii) no such acquisitions, capital contributions or loans may be made unless the Borrower continues to own (directly or indirectly) at least a 20% interest (and, assuming full conversion of convertible loans due to the Borrower or its Subsidiaries, a 51% or greater interest) in the capital, profits and losses of Primark Economics;

                  (j) Partnerships and joint ventures of which all partners, participants and other Persons having ownership interests therein are Wholly Owned Subsidiaries of the Borrower;

                  (k) Other loans, Advances and investments, not to exceed $3,000,000 in the aggregate; and

                  (l) Cash Equivalent Investments.

                  7.06. DIVIDENDS AND RELATED DISTRIBUTIONS. The Borrower shall not, and shall not permit any Subsidiary to, declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as follows:

                  (a) The Borrower may from time to time repurchase for cash shares of its common stock of a series publicly traded, subject to the following conditions:

                           (i) Repurchases under this Section 7.06(a) shall not
                  exceed $25,000,000 from and after the Closing Date;

                           (ii) No Event of Default or Potential Default shall
                  exist on the date of such repurchase, or immediately thereafter and after giving effect to such repurchase;

                           (iii) The Borrower would have been in compliance with
                  Sections 7.01(a) and 7.01(c) on the last day of the fiscal quarter ending most recently before such repurchase, after giving effect on a pro forma basis to such repurchase and to any incurrence of Indebtedness after such day, as if such repurchase and incurrence had occurred on such day; and

                           (iv) The Agent shall receive, with a copy for each
                  Lender, not later than the Business Day after the date such repurchase is made, a certificate signed by a Responsible Officer of the Borrower, dated such repurchase date, describing such dividend, certifying that such repurchase is in compliance with the provisions of this Section 7.06(a), and including a statement in reasonable detail of the information and calculations necessary to establish compliance with this
                  Section 7.06(a);

                  (b) A Subsidiary of the Borrower may declare and pay dividends or other distributions with respect to its Shares of Capital Stock, provided, that such dividend or other distribution is made on a pro rata basis, consistent with the ownership interests in such Shares of Capital Stock, to the owners of such shares; and

                  (c) The Borrower may make Stock Payments if such Stock Payment is paid solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower.

The Borrower shall not declare any dividend payable later than 60 days after declaration, and the Borrower shall not permit any Subsidiary to declare any dividend payable later than 15 days after declaration.

                  7.07. SALE-LEASEBACKS. The Borrower shall not, and shall not permit any Subsidiary to, at any time enter into or permit to remain in effect any transaction to which the Borrower or such Subsidiary is a party involving the sale, transfer or other disposition by the Borrower or any Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for transactions existing on the date hereof and listed in Schedule 7.07 hereof (but not extensions, renewals or refinancings thereof).

                  7.08. MERGERS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly, (w) merge with or into or consolidate with any other Person, or (x) liquidate, Wind-Up, dissolve or divide, (y) acquire all or any substantial portion of the properties of any going concern or going line of business (whether or not constituting a distinct legal entity), or (z) acquire all or any substantial portion of the properties of any other Person, or all or any substantial portion of the Shares of Capital Stock of any other Person which is organized as a Corporation, or all or any substantial portion of any equity interest in any other Person which is not organized as a Corporation, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Mergers"):

                  (a) A Subsidiary of the Borrower may merge with or into or consolidate with, or acquire all or any substantial portion of the properties of, or liquidate or dissolve into, any other Subsidiary of the Borrower, if the acquiring, surviving or new Corporation shall be a Wholly Owned Subsidiary of the Borrower; and

                  (b) The Borrower, or a Subsidiary of the Borrower, may make acquisitions of the types referred to in the foregoing clauses (y) and
         (z) of properties of Persons other than a Subsidiary of the Borrower, consistent with the other provisions of this Agreement and the other Loan Documents, provided that the aggregate Adjusted Acquisition Consideration in connection with all such acquisitions made after the Closing Date (and specifically excluding the acquisition of WEFA, if made on or before the Closing Date) shall not exceed the sum of $75,000,000 plus the amount, if any, of aggregate cash proceeds (net of underwriting discounts, fees and other transaction costs) received by the Borrower after the Closing Date from issuance of Shares of Capital Stock of the Borrower (or options or warrants therefor).

                  7.09. DISPOSITIONS OF PROPERTIES. The Borrower shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, directly or indirectly, any of its properties, now existing or hereafter acquired, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Sales of inventory, licenses (as licensor) of software or other intellectual property, all in the ordinary course of business;

                  (b) Disposition of equipment and other operating assets which are obsolete or no longer useful in the business of the Borrower or such Subsidiary, as the case may be;

                  (c) Lease or sublease of unoccupied office space;

                  (d) Dispositions in Permitted Mergers, and other dispositions between Wholly Owned Subsidiaries of the Borrower;

                  (e) Disposition outside the ordinary course of business of all (but not less than all) of the Shares of Capital Stock of TIMCO, or substantially all the assets of TIMCO (but not less than substantially all of such assets), subject to the following conditions:

                           (i) any such disposition of property is for not less
                  than the Fair Market Value of the property disposed of (as determined in good faith by the Board of Directors of the transferor, whose determination shall be evidenced by a written resolution of such Board), and the consideration received by the Borrower or the relevant Subsidiary in respect of such disposition consists entirely of cash or Cash Equivalent Investments; and

                           (ii) in the case of disposition of Shares of Capital
                  Stock of, or assets of, TIMCO, TIMCO shall be conducting substantially the business conducted by it on the Closing Date, and shall not be conducting any different or additional business or have any material assets in addition to those it had on the Closing Date; and

                  (f) Other dispositions of property from time to time for not less than its Fair Market Value, provided that dispositions under this
         Section 7.09(f) shall not exceed $5,000,000 in the aggregate in any fiscal year.

Without limitation of the foregoing, it is understood that the following are dispositions of property subject to this Section 7.09: any disposition of accounts, chattel paper or general intangibles, with or without recourse; any disposition of any leasehold interest; and any disposition of any Shares of Capital Stock in or Indebtedness of any Subsidiary. The Borrower shall not, and shall not permit any Subsidiary to sell, convey, assign, transfer or otherwise dispose of, voluntarily or involuntarily, any of its accounts, chattel paper, general intangibles or other financial assets with or without recourse, in any factoring, structured financing, or other transaction having the practical effect, directly or indirectly, of a financing, whether or not such transaction is in the form of a "true sale" of such financial assets by the Borrower or such Subsidiary.

                  7.10. DEALINGS WITH AFFILIATES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, permit to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                  (a) Transactions between (i) on the one hand, any Affiliate of the Borrower, and (ii) on the other hand, the Borrower or any of its Subsidiaries, in good faith and on fair and reasonable terms; and

                  (b) Compensation of directors, officers, employees and consultants of the Borrower and its Subsidiaries for services rendered in such capacity in good faith and on fair and reasonable terms, which terms (in the case of compensation under employment contracts entered into after the Closing Date will be approved by a majority of the board of directors of such Borrower or Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction).

                  7.11. LIMITATIONS ON MODIFICATION OF CERTAIN AGREEMENTS AND INSTRUMENTS.

                  (a) SENIOR NOTES. The Borrower shall not amend, modify or supplement the terms or provisions contained in, or applicable to, the Senior Notes, the Senior Note Indenture, or any agreement or instrument evidencing or applicable to any of the foregoing.

                  (b) REVOLVING CREDIT AGREEMENT. The Borrower shall not amend, modify, supplement, renew or refinance the Revolving Credit Agreement or its obligations thereunder, in any way that would change its nature as a revolving credit facility, increase or reduce the principal amount available to be borrowed thereunder, or cause the Revolving Credit Maturity Date or the final date on which loans may be borrowed thereunder by the Borrower to occur sooner than the relevant dates applicable under the Revolving Credit Agreement as constituted on the Closing Date. In the event that the Agent hereunder is not also the "Agent" under the Revolving Credit Agreement, the Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to, or renewal or refinancing of, the Revolving Credit Agreement.

                  (c) TERM LOAN AGREEMENT. The Borrower shall not amend, modify or supplement the Term Loan Agreement or its obligations thereunder, in any way that would (i) increase the principal amount thereof, or require payments on account of principal to be made (by way of scheduled amortization, mandatory prepayment or otherwise) earlier or in greater amount than is required under the terms of the Term Loan Agreement as constituted on the Closing Date, (ii) increase the rate or shorten the date for payment of interest thereon, or (iii) require payment of any fee or other amount not provided for under the Term Loan Agreement as constituted on the Closing Date. In the event that the Agent hereunder is not also the "Agent" under the Term Loan Agreement, the Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to the Term Loan Agreement.

                  (d) [Reserved]

                  (e) ICV NOTES. The Borrower shall not amend, modify or supplement the terms and provisions contained in, or applicable to, the ICV Notes.

                  7.12. LIMITATION ON PAYMENTS ON CERTAIN OBLIGATIONS. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, pay, prepay, purchase, redeem, retire, defease or acquire, or otherwise make any payment (on account of principal, interest, premium or otherwise) of, any obligation under or evidenced by the Senior Notes, except that the Borrower may (x) pay principal and interest on the Senior Notes as and when expressly required to do so by the mandatory terms of the Senior Notes, and
(y) purchase Senior Notes as and when expressly required to do so by the mandatory terms of Sections 4.12 and 4.13 of the Senior Note Indenture (it being understood that the foregoing may nevertheless give rise to an Event of Default).

                  7.13. LIMITATION ON OTHER RESTRICTIONS ON LIENS, DIVIDEND RESTRICTIONS ON SUBSIDIARIES, ETC. The Borrower shall not, and shall not permit any Subsidiary to,

                  (x) enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would (i) prohibit the grant of any Lien upon any of its properties (now owned or hereafter acquired), or (ii) restrict or prohibit the transfer or disposition of any of its properties (now owned or hereafter acquired), or require it to dispose of or apply the proceeds of any such disposition in a specified manner, or

                  (y) be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its certificate or articles of incorporation, by-laws or other constituent documents, or otherwise) on the right of the Borrower or such Subsidiary from time to time (i) in the case of a Subsidiary, to declare and pay Stock Payments with respect to Shares of Capital Stock owned by the Borrower or any Subsidiary of the Borrower, (ii) in the case of the Borrower or any Subsidiary of the Borrower, to pay any obligations from time to time owed to the Borrower or any Subsidiary of the Borrower, or (iii) in the case of the Borrower or any Subsidiary of the Borrower, make loans or advances to the Borrower or any Subsidiary of the Borrower, except:

                  (a) the Credit Facilities;

                  (b) the Senior Notes and the Senior Note Indenture;

                  (c) with respect to the foregoing clause (x), non-assignment provisions of any executory contract or software or programs or of any lease by the Borrower or such Subsidiary as lessee;

                  (d) with respect to the foregoing clause (x), restrictions on property subject to a Permitted Lien in favor of the holder of such Permitted Lien;

                  (e) restrictions with respect to TIMCO imposed pursuant to an agreement entered into for sale or disposition (which sale or disposition is not in violation of this Agreement or any other Loan Document) of all or substantially all of the Shares of Capital Stock or assets of such Subsidiary; provided, that such restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement, and is agreed to in good faith; and

                  (f) in the case of the foregoing clause (y), legal restrictions of general applicability under the corporation or similar law under which the Borrower or such Subsidiary is incorporated, fraudulent conveyance or similar laws or general applicability for the benefit of creditors generally, and other legal restrictions of general applicability to similarly situated business corporations; and

                  (g) in the case of subclause (ii) of the foregoing clause (x), restrictions on transfer of property arising in the ordinary course of business; provided, that such restrictions do not directly or indirectly secure any obligation of the Borrower or such Subsidiary to pay money or to perform an obligation, and do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary.

                  7.14. LIMITATION ON OTHER RESTRICTIONS ON AMENDMENT OF THE LOAN DOCUMENTS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except: (a) the Loan Documents, and (b) provisions in each of the other Credit Facilities no more restrictive than those in such other Credit Facility, respectively, as constituted on the Closing Date.

                  7.15. LIMITATION ON CERTAIN BENEFIT LIABILITIES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower or any Controlled Group Member to, become subject to Primark Group Benefits Exposures in excess of $20,000,000 in the aggregate for all such Persons. As used herein, the term "Primark Group Benefits Exposures" shall mean the sum of the maximum potential liabilities (direct, contingent or other) of the Borrower and its Subsidiaries and the Controlled Group Members in connection with the following: (a) withdrawal liability (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan, whether or not such liability has yet been triggered as a result of a withdrawal; (b) contributions due and unpaid with respect to a Multiemployer Plan; (c) the "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under any Plan, whether or not such liability has yet been triggered as a result of a termination of such Plan; (d) excise taxes assessed in connection with all of the above or otherwise in connection with any Plan; (e) Postretirement Benefit Obligations of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member; and (f) any other liability (contingent or other) in connection with a Plan or Multiemployer Plan which represent a material risk that it may result in a Lien attaching to assets of the Borrower or any Subsidiary of the Borrower, without regard to any minimum amount required by Law to cause such Lien to attach.

                  7.16. FISCAL YEAR. The Borrower shall maintain a fiscal year beginning on each January 1 and ending on the following December 31, divided into fiscal quarters ending on the last day of each March, June, September and December.



                                  ARTICLE VIII
                                    DEFAULTS

                  8.01. EVENTS OF DEFAULT. An "Event of Default" shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                  (a) The Borrower shall fail to pay when due principal of any Letter of Credit Reimbursement Obligation, or make when due any required cash collateralization of outstanding Letters of Credit.

                  (b) The Borrower shall fail to pay when due interest on any Letter of Credit Reimbursement Obligation, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document, and such failure shall have continued for a period of five Business Days.

                  (c) Any representation or warranty made or deemed made by the Borrower in or pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, or any statement made by the Borrower or any Subsidiary of the Borrower or any in any financial statement, certificate, report, exhibit or document furnished by the Borrower or any Subsidiary of the Borrower to the Collateral Agent or any Lender Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                  (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII hereof or any of the covenants contained in Sections 3.13, 6.01(j)(i), 6.11, 6.12, 6.14,
         6.15 or 6.16 hereof, or in Sections 4.02 or 4.06 of the Borrower Pledge Agreement.

                  (e) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.01 hereof (other than as referred to in Sections 6.01(j)(i) hereof) such default shall have continued for a period of 10 days and (ii) in the case of any other default such default shall have continued for a period of 30 days.

                  (f) (i) The Borrower or any Subsidiary of the Borrower shall default in any payment of any amount in respect of any Cross-Default Triggering Obligation beyond any period of grace with respect thereto or, if any amount payable in respect of any Cross-Default Triggering Obligation is payable on demand, shall fail to pay such amount when demanded, or (ii) the Borrower or any Subsidiary of the Borrower shall default in the observance of any covenant, term or condition of any agreement or instrument by which any Cross-Default Triggering Obligation is created, secured or evidenced, if the effect of such default referred to in this clause (ii) is to cause, or to permit the holder or holders of any Cross-Default Triggering Obligation (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such Cross-Default Triggering Obligation to become due before its otherwise stated maturity (by way of acceleration, mandatory prepayment or otherwise), or, in the case of an interest rate or currency swap, cap, collar, floor, future, forward or similar transaction, to terminate before its otherwise scheduled termination. As used in this Agreement, "Cross-Default Triggering Obligation" shall mean

                           (A) any obligation under or in connection with any of
                  the other Credit Facilities, any Swap Agreement, the Senior Notes or the Senior Note Indenture,

                           (B) any obligation, as principal or as guarantor or
                  other surety, in respect of the TIMCO Bond Order, the TIMCO Lease, any reimbursement agreement relating to the TIMCO Bonds Letter of Credit, or any other obligation referred to in
                  Section 7.03(j) hereof,

                           (C) any obligation (or set of related obligations),
                  as principal or as guarantor or other surety, in respect of Indebtedness in excess of $5,000,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount, and

                           (D) any obligation (or set of related obligations,
                  including all obligations under a master agreement), as principal or as guarantor or other surety, in respect of any interest rate or currency swap, cap, collar, floor, future, forward or similar transactions relating to a principal or notional principal amount in excess of $5,000,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount.

                  (g) One or more judgments for the payment of money shall have been entered against the Borrower or any Subsidiary of the Borrower, which judgment or judgments exceed $2,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of 30 consecutive days.

                  (h) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and such event or condition has, or would be likely to have, a Material Adverse Effect.

                  (i) Any Shared Security Document shall cease to be in full force and effect; or any Lien created or purported to be created in any Shared Collateral pursuant to any Shared Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, prior to all other Liens except Permitted Liens.

                  (j) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document), or the Borrower or any other party to any Loan Document shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Borrower or such other party thereunder.

                  (k) Any one or more Pension-Related Events referred to in subsection (b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other Pension-Related Events shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (l) The Borrower shall make, or shall be required by the terms of the Senior Note Indenture to make or to offer to make, any purchase of Senior Notes under Sections 4.12 or 4.13 of the Senior Note Indenture; or the Borrower or any of its Subsidiaries otherwise shall make or offer to make any payment on account of principal of, or any purchase, redemption, retirement, defeasance or acquisition of, any of the Senior Notes (except for principal payment in accordance with the terms thereof at the scheduled maturity thereof).

                  (m) Any Person or group (as such term is used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 35% or more of any class of voting securities of the Borrower; or any Person shall have been elected or shall have become a director of the Borrower who was not nominated and recommended for such position or elected to such position by a majority of the then-incumbent Board of Directors of the Borrower; or a "Change in Control" (as defined in the Senior Note Indenture as constituted on the Closing Date shall have occurred (without regard to any subsequent amendment, modification or supplement to, or termination or expiration of, the Senior Note Indenture).

                  (n) A Control-Related Event shall have occurred, and the Required Lenders shall have determined in good faith that such Control-Related Event has or would be likely to have a Material Adverse Effect (by reason of suspension, withdrawal or impairment of any security clearance of the Borrower or any of its Subsidiaries, or impairment of the business relationship between the Borrower and its Subsidiaries, on the one hand, and the U.S. Government and its agencies and departments, on the other hand). "Control-Related Event" shall mean that any Person or group (as such term is used in Sections 13 and 14 of the Exchange Act, and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 5% or more of any class of voting securities of the Borrower (except for any such Person or group existing on the Closing Date, to the extent of the voting securities then owned by them).

                  (o) A proceeding shall have been instituted in respect of the Borrower or any Significant Subsidiary of the Borrower (and for this purpose, each Subsidiary of the Borrower which is subject to an event or condition described in this Section 8.01(o) or in Section 8.01(p) hereof shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary)

                           (i) seeking to have an order for relief entered in
                  respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, Winding-up, administration, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                           (ii) seeking appointment of a receiver,
                  administrative receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.

                  (p) The Borrower or any Significant Subsidiary of the Borrower (and for this purpose, each Subsidiary of the Borrower which is subject to an event or condition described in Section 8.01(o) hereof or in this
         Section 8.01(p) shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary) shall not be Solvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, Wind-up, go into administration or revoke or forfeit its articles of incorporation (or other constituent documents); or shall take any action in furtherance of any of the foregoing.

                  8.02.  CONSEQUENCES OF AN EVENT OF DEFAULT.

                  (a) GENERAL. If an Event of Default specified in subsections
(a) through (n) of Section 8.01 hereof shall have occurred and be continuing or exist, or if an Event of Default specified in subsections (o) or (p) of Section
8.01 hereof shall have occurred and be continuing or exist with respect to a Person other than the Borrower, then, in addition to all other rights and remedies which the

Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following: (i) declare the Letter of Credit Commitment terminated, whereupon the Letter of Credit Commitment will terminate; (ii) declare all Letter of Credit Reimbursement Obligations and all other Loan Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue, and (iii) require the Borrower to immediately cash collateralize all outstanding Letters of Credit in accordance with Section 3.07 hereof.

                  (b) BANKRUPTCY AND CERTAIN OTHER EVENTS. If an Event of Default specified in subsection (o) or (p) of Section 8.01 hereof shall have occurred and be continuing or exist with respect to the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, (i) the Letter of Credit Commitment shall automatically terminate, (ii) all Letter of Credit Reimbursement Obligations and all other Loan Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue, and (iii) the Borrower shall immediately cash collateralize all outstanding Letters of Credit in accordance with Section 3.07 hereof.

                  8.03. APPLICATION OF PROCEEDS. Subject to Section 3.07 hereof, after the occurrence of an Event of Default and the occurrence of either acceleration of the Letter of Credit Reimbursement Obligations or a requirement that the Borrower cash collateralize all outstanding Letters of Credit, any distributions made on account of Loan Obligations under the Collateral Agency Agreement and all other payments received on account of Loan Obligations shall be applied by the Agent to payment of the Loan Obligations in the following order:

                  First, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Agent in its capacity as such;

                  Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Issuing Bank in its capacity as such, other than principal of and interest on Letter of Credit Reimbursement Obligations and accrued and unpaid Letter of Credit Fees, to the Issuing Bank;

                  Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on Letter of Credit Unreimbursed Draws, and accrued and unpaid Letter of Credit Fees, ratably amongst the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause "Third" due to them;

                  Fourth, to payment of that portion of the Loan Obligations constituting Letter of Credit Unreimbursed Draws, to the Issuing Bank;

                  Fifth, to payment of all other Loan Obligations, ratably amongst the Lender Parties in proportion to the respective amounts described in this clause "Fifth" due to them; and

                  Finally, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full in cash, the Letter of Credit Commitment shall have terminated and all Letters of Credit shall have terminated, to the Borrower or as otherwise required by law.

                                   ARTICLE IX
                                    THE AGENT

                  9.01. APPOINTMENT. Each Lender Party hereby irrevocably appoints Mellon Bank, N.A. to act as Agent for the Lender Parties under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably authorizes the Agent to take such action on behalf of the Lender Parties under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided herein. Each Lender Party hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Without limiting the generality of the foregoing, each Lender Party hereby irrevocably authorizes the Agent to execute and deliver the Collateral Agency Agreement on behalf of such Lender Party. Each Lender Party hereby agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.

                  9.02.  GENERAL NATURE OF AGENT'S DUTIES.

                  (a) NO IMPLIED DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                  (b) NOT A FIDUCIARY. The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender Party.

                  (c) AGENT OF LENDER PARTIES. The Agent is and shall be solely the agent of the Lender Parties. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any Person other than the Lender Parties. The provisions of this Article IX are for the benefit of the Lender Parties (and the other Persons named in Section 9.07 hereof), and the Borrower shall not have any rights under any of the provisions of this Article IX.

                  (d) NO OBLIGATION TO TAKE ACTION. The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                  9.03. EXERCISE OF POWERS. Subject to the other provisions of this Agreement and the other Loan Documents, the Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 9.04(a) hereof).

                  9.04.  GENERAL EXCULPATORY PROVISIONS.

                  (a) GENERAL. The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                  (b) AGENT NOT RESPONSIBLE FOR LOAN DOCUMENTS, ETC. The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of the Borrower, any Lender or Issuing Bank to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any collateral.

                  (c) NO DUTY OF INQUIRY. The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 9.05(f) hereof, the existence of any Event of Default or Potential Default.

                  (d) NOTICES. The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender Party.

                  9.05.  ADMINISTRATION BY THE AGENT.

                  (a) RELIANCE ON NOTICES. The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                  (b) CONSULTATION. The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                  (c) RELIANCE ON CERTIFICATES, ETC. The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                  (d) INDEMNITY. The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                  (e) PERFORMANCE THROUGH AGENTS. The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

                  (f) NOTICE OF DEFAULT. The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

                  9.06. LENDERS NOT RELYING ON AGENT OR OTHER LENDERS. Each Lender Party hereby acknowledges as follows: (a) Neither the Agent nor any other Lender Party has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender Party shall be deemed to constitute any representation or warranty by the Agent or such other Lender Party to it.
(b) It has, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

                  9.07. INDEMNIFICATION OF AGENT BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit; provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction.

                  9.08. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to the Loan Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender," "Issuing Bank," and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, enter into interest rate or currency hedging transactions with, act as trustee under indentures of, and engage in any other business or transaction with, the Borrower or any stockholder, subsidiary or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

                  9.09.  [Reserved]

                  9.10. SUCCESSOR AGENT. The Agent may resign at any time by giving 45 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may (but shall not be required to) appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties as such under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender Party for whose account such payment is made.

                  9.11. CALCULATIONS. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.


                                    ARTICLE X
                                  MISCELLANEOUS

                  10.01. HOLIDAYS. Except as otherwise expressly provided herein or therein, whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                  10.02. RECORDS. The unpaid Letter of Credit Reimbursement Obligations, the unpaid interest accrued thereon, and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Issuing Bank, which shall be conclusive absent manifest error.

                  10.03. AMENDMENTS AND WAIVERS. The Agent and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document (other than the Shared Security Documents) for the purpose of amending, adding to, or waiving any provisions, releasing any collateral, or changing in any manner the rights and duties of the Borrower or any Lender Party. Any such amendment, modification or supplement made by the Borrower and the Agent in accordance with the provisions of this Section 10.03 shall be binding upon the Borrower and each Lender Party. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

                  (a) Increase the Commitment Percentage of any Lender over the amount thereof then in effect without the written consent of each Lender, or extend the Note Backup Final Expiration Date without the written consent of each Lender;

                  (b) Reduce the rate of interest or extend the time for payment of interest borne by any Letter of Credit Reimbursement Obligation (other than as a result of waiving the applicability of any increase in interest rates applicable to overdue amounts), or extend the time for payment of or reduce the amount of any Letter of Credit Fee, without the written consent of each Lender affected thereby;

                  (c) Change the definition of "Required Lenders" or amend this
         Section 10.03, without the written consent of each Lender;

                  (d) Amend or waive any of the provisions of Article IX, or impose additional duties upon the Agent, or otherwise affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

                  (e) Release all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), or subordinate the priority of the Liens in favor of the Collateral Agent to Liens in favor of another Person with respect to all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), without the written consent of each Lender;

                  (f) Alter the priority of distributions set forth in Section
         8.03 hereof, without the written consent of each Lender affected thereby;

                  (g) Amend or waive any of the provisions of Article III, or impose additional duties upon the Issuing Bank or otherwise affect the rights, interests or obligations of the Issuing Bank, without the written consent of the Issuing Bank; or

                  (h) Reduce any Letter of Credit Unreimbursed Draw, or extend the time for repayment by the Borrower of any Letter of Credit Unreimbursed Draw, without the written consent of each Lender;

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing, manually signed by or on behalf of the Borrower and the Lender Party which is party thereto, and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto. Shared Security Documents may be amended, modified and supplemented from time to time in accordance with the terms thereof and of the Collateral Agency Agreement, and any such amendment, modification or supplement so made shall be binding upon the Borrower and each Lender Party (and to the extent that any consent, direction or other action is required by the Agent in connection therewith, the provisions of the third sentence of this Section 10.03 shall apply to the Agent in giving such consent or direction or taking such action).

                  10.04. NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Collateral Agent or any Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Collateral Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                  10.05.  NOTICES.

                  (a) GENERAL. Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") to the Borrower or any Lender Party under this Agreement or any Loan Document shall be in writing (including telexes and facsimile transmission) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile transmission, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) COPIES TO AGENT. Any Lender giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                  (c) RELIANCE. Each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and no Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

                  10.06.  EXPENSES; TAXES; INDEMNITY.

                  (a) EXPENSES. The Borrower agrees to pay or cause to be paid and to save each Lender Party harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of outside counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by any Lender Party from time to time arising from or relating to (i) in the case of the Agent, the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) in the case of the Agent, any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, (iii) in the case of each Lender Party, the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of any Lien on any collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any collateral, including without limitation advances for taxes, filing fees and the like, (C) collection or enforcement by any Lender Party of any amount owing hereunder or thereunder, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents), and
(iv) in the case of Mellon Bank, N.A., any syndication of this Agreement prior to the first anniversary of the Closing Date (but amounts payable under this clause (iv), plus amounts payable under Section 10.06(a)(iv) of the other Credit Facilities as constituted on the Closing Date, shall in no event exceed an aggregate of $50,000).

                  (b) TAXES. The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by any Lender Party to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

                  (c) INDEMNITY. The Borrower hereby agrees to reimburse and indemnify the Lender Parties, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing (the "Lender Indemnified Parties"), and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Lender Indemnified Party as a result of, or arising out of, or in any way related to or by reason of this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, by any Letter of Credit or the proceeds thereof (and without in any way limiting the generality of the foregoing, including any grant of any Lien on collateral or any exercise by the Collateral Agent or any Lender Party of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any portion of such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Lender Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this Section 10.06(c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                  10.07. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  10.08. PRIOR UNDERSTANDINGS. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein, including the engagement letter between the Borrower and Mellon Bank, N.A. dated December 13, 1996.

                  10.09. DURATION; SURVIVAL. All representations and warranties of the Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of any Lender Party, the issuance of any Letter of Credit or any other event or condition whatever. All covenants and agreements of the Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof (or, in the case of Section 7.01 hereof, from and after December 31, 1996) until the Letter of Credit Commitment shall have terminated, all Letters of Credit have expired or have been terminated, and all Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify any Lender Party or Lender Indemnified Party (including but not limited to obligations arising under Sections 3.16, 3.17, 10.06 and 10.16 hereof) shall survive the payment in full of all other Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent or the Issuing Bank and Persons related to the Agent or the Issuing Bank (including but not limited to obligations arising under Sections 3.08(c) and 9.07 hereof) shall survive the payment in full by the Borrower of all Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever.

                  10.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  10.11. LIMITATION ON PAYMENTS. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

                  10.12. SET-OFF. The Borrower hereby agrees that if any Loan Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Loan Obligation any obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such obligation owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender Party may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender Party or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender as provided in this Section 10.12 (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section 10.12 are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

                  10.13. SHARING OF COLLECTIONS. Subject to Section 2.06 of the Collateral Agency Agreement, the Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of any Loan Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower ratably to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Loan Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

                  10.14.  SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.

                  (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void, and except that, to the fullest extent permitted by law, a Lender may not voluntarily assign or transfer any of its rights hereunder except in accordance with the other provisions of this Section 10.14, and any other purported voluntary assignment or transfer shall be void; provided, that this Agreement shall inure to the benefit of successors of Lenders by operation of law or resulting from an involuntary assignment or transfer (including but not limited to receivers, conservators, trustees and like Persons, and successors by merger or consolidation).

                  (b) PARTICIPATIONS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, that

                  (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                  (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                  (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and

                  (iv) such Participant shall, by accepting such Participation, be bound by the provisions of Section 10.13 hereof, and

                  (v) if such Participant is not already a Participant or a Lender, and if such Participation gives such Participant any voting rights (other than on matters described in clauses (a) through (h), inclusive, of Section 10.03 hereof), such Participation shall be subject to consent of the Agent, the Issuing Bank and the Borrower pursuant to clause (i) of Section 10.14(c) hereof as if such Participation were an assignment described therein.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 3.16, 3.17, 10.06 and 10.12 hereof with respect to its participation from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

                  (c) ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents to any Lender or to one or more additional commercial banks or other Person (each a "Purchasing Lender"); provided, that

                  (i) any such assignment to a Purchasing Lender shall be made only with the consent of the Agent and the Issuing Bank (which each of them may grant or withhold in their absolute discretion) and of the Borrower (which consent may not be unreasonably withheld or delayed);

                  (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents and under the Term Loan Agreement, such transferor Lender shall retain, after such assignment (and any concurrent assignment under the Term Loan Agreement), a minimum principal amount of $10,000,000 under this Agreement and the Term Loan Agreement in the aggregate, and after giving effect to such assignment (and any concurrent assignment under the Term Loan Agreement) the transferee Lender shall have a minimum principal amount of $10,000,000 under this Agreement and the Term Loan Agreement in the aggregate,

                  (iii) each such assignment shall be of a constant, and not a varying, percentage of the Commitment Percentage of the transferor Lender, and of all of the transferor Lender's related rights and obligations under this Agreement and the other Loan Documents,

                  (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit B to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

                  (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                  (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in this Agreement.

                  (d) REGISTER. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower and each Lender Party may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) FINANCIAL AND OTHER INFORMATION. Subject to Section 10.14(g) hereof, the Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender, or prospective Participant or Purchasing Lender, any and all financial and other information delivered to, received by, or otherwise in the possession of, such Person from time to time relating to the Borrower, its Subsidiaries and affiliates, or the matters contemplated by the Loan Documents. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

                  (f) SYNDICATION. The Borrower shall, at the reasonable request of Mellon Bank, N.A. from time to time, at the Borrower's expense, use all reasonable efforts to cooperate with its syndication effort, including, without limitation, (i) assisting it from time to time in preparing information packages for delivery to prospective Participants and Purchasing Lenders, and (ii) causing appropriate officers, representative and experts to meet with prospective Participants and Purchasing Lenders from time to time. Mellon Bank, N.A. agrees to make such information packages available to the Borrower for reasonable review before initial dissemination of the same in primary syndication, and to consult with the Borrower as to the content thereof.

                  (g) CONFIDENTIALITY. Each Lender Party agrees to take reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Borrower or any Subsidiary in connection with this Agreement; provided, however, that any Lender Party may disclose such information (i) at the request of any bank regulatory authority or other Governmental Authority or in connection with an examination of such Lender Party by any such Governmental Authority, (ii) pursuant to subpoena or other court process, (iii) to the extent such Lender Party is required (or believes in good faith that it is required) to do so in accordance with any applicable Law,
(iv) to such Lender Party's independent auditors and other professional advisors, (v) in connection with the enforcement of any of its rights under or in connection with any Loan Document, (vi) to any other Lender Party, and (vii) to any actual or potential Participant or Purchasing Lender, or to any other actual or potential creditor of or participant in a credit to the Borrower or any of its Subsidiaries or Affiliates, so long as, in the case of this clause
(vii), such Person agrees to comply with the provisions of this Section
10.14(g).

                  (h) ASSIGNMENTS TO FEDERAL RESERVE BANK. Any Lender may at any time assign all or any portion of its rights under this Agreement, to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from any of its obligations hereunder.

                  10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; LIMITATION OF LIABILITY.

                  (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                  (b) CERTAIN WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                  (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                  (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

                  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH

         SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

         (IV) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

                  (c) LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  10.16.  WITHHOLDING TAXES, ETC.

                  (a) INDEMNITY. Without limiting the generality of any other provision of this Agreement or any other Loan Document, the Borrower hereby agrees to reimburse and indemnify the Lender Indemnified Parties, and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, (x) the fees and disbursements of outside counsel for such Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnified Party shall be designated a party thereto, and (y) any present or future taxes, levies, imposts, deductions, charges or withholdings, and any liability arising therefrom or with respect thereto, including without limitation penalties, interest and expenses) that may at any time be imposed on, asserted against or incurred by such Lender Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, payments by the Issuing Bank on any Letter of Credit or the obligation of the Issuing Bank to make any such payments.

                  (b) WITHHOLDING TAX FORMS, ETC. Without limiting the generality of Section 10.16(a), the Borrower assumes full responsibility for assuring that payments on any Letter of Credit, and the obligation of the Issuing Bank to make such payments, comply with all present and future Laws relating to taxation, including all withholding obligations under such Laws. Without limiting the generality of the foregoing, the Borrower shall (i) procure from each of the initial beneficiaries of the Letters of Credit (who will also be the initial holders of the ICV Notes) U.S. Internal Revenue Service Forms 1001 and W-8 demonstrating exemption from United States withholding taxes with respect to payments under the ICV Notes, and provide copies of such forms to the Issuing Bank, and (ii) use its best efforts to procure from any successor beneficiaries of any Letter of Credit from time to time such forms (and any other or successor forms prescribed by applicable Law from time to time relating to potential withholding obligations with respect to payments under the ICV Notes) demonstrating exemption from United States withholding taxes with respect to payments under the ICV Notes, and provide copies of the such forms to the Issuing Bank.

                  10.17. DEFEASANCE OF CERTAIN COVENANTS. In the event that any of the events described in clause (i) or (ii) of Section 3.13 hereof shall occur, and the Borrower prepays the Letter of Credit Unreimbursed Draws in full and provides cash collateral for all outstanding Letters of Credit in accordance with Section 3.07 hereof, then, notwithstanding any other provision of this Agreement to the contrary, from and after the date the foregoing conditions are satisfied and so long as Section 4.15 of the Senior Note Indenture shall be in force, the Defeased Covenants shall not restrict any Subsidiary of the

Borrower from taking any action referred to in clause (a), (b), (c) or (d) of
Section 4.15 of the Senior Note Indenture, to the extent that application of the Defeased Covenants to restrict such action would violate Section 4.15 of the Senior Note Indenture. As used herein, "Defeased Covenants" shall mean the covenants set forth in Article VII hereof, other than Section 7.01 hereof.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                         PRIMARK CORPORATION


                         By   /s/ STEPHEN H. CURRAN
                              -------------------------------------------------
                              Stephen H. Curran
                              Senior Vice President and Chief Financial Officer

                         Address for Notices:

                              Primark Corporation
                              1000 Winter Street, Suite 4300N
                              Waltham, MA 02154

                             Attn:  Stephen H. Curran,
                                    Senior Vice President and Chief Financial
                                    Officer

                              Telephone:  617-487-2140
                              Facsimile: 617-890-6129

                                   MELLON BANK, N.A.,
                                   individually and as Agent


                                   By   /s/ R. JANE WESTRICH
                                        --------------------------------------
                                        R. Jane Westrich
                                        Vice President

                                   Commitment Percentage:                100%

                                   Address for Notices:

                                            Mellon Bank, N.A.
                                            Trade Banking Operations
                                            Three Mellon Bank Center,
                                            Room 2329
                                            Pittsburgh, PA 15259-0110

                                            Attn: Standby Letter of Credit
                                                          Unit

                                            Telephone:  412-234-9495
                                            Facsimile:  412-234-2733

                                   With copies to:

                                            Mellon Bank, N.A.
                                            Loan Administration
                                            Three Mellon Bank Center
                                            Room 153-2332
                                            Pittsburgh, PA  15259-0003

                                            Attn:  Terpsie Katsafanas

                                            Telephone:  412-234-4769
                                            Facsimile:  412-236-2028

                                   and to:

                                            Mellon Bank, N.A.
                                            One Boston Place, 6th Floor
                                            Boston, MA 02108

                                            Attn: R. Jane Westrich,
                                                  Vice President

                                            Telephone:  617-722-7969
                                            Facsimile: 617-722-3516

                                     ANNEX A
                                       TO
                              NOTE BACKUP AGREEMENT

                            DEFINITIONS; CONSTRUCTION

                  1.01. CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the following words and terms defined have the meanings given them below, unless the context of this Agreement otherwise clearly requires.

                  "Adjusted Acquisition Consideration" in connection with an acquisition of a type referred to in clause (y) or (z) of Section 7.08 hereof by the Borrower or a Subsidiary of the Borrower means the amount, not less than zero, equal to, without duplication, the sum of:

                           (a) the gross consideration paid or payable by the
                  Borrower and its Subsidiaries in connection with such acquisition (including, without limitation, the purchase price therefor and transaction expenses), with non-cash consideration valued at its Fair Market Value on the closing date of the acquisition; provided, that for purposes of this clause (a) (i) the value of consideration in the form of Shares of Capital Stock of the Borrower or options or warrants therefor shall be deemed zero, and (ii) the value of consideration in the form of Indebtedness or other deferred payment obligations of the Borrower or its Subsidiaries (exclusive of Indebtedness or other deferred payment obligations payable and paid exclusively in Shares of Capital Stock of the Borrower or options or warrants therefor) shall be deemed the maximum aggregate amount of all payments which in any circumstances may be required thereunder, as determined at the time such Indebtedness or other deferred payment obligation is incurred (except that, for purposes of this clause (ii), interest on Indebtedness accruing after such determination date at a market rate shall be excluded from such maximum aggregate amount), plus

                           (b) the aggregate Indebtedness and Guarantee
                  Equivalents assumed or incurred, directly or indirectly, by the Borrower or any Subsidiary of the Borrower in connection with such acquisition (including, in the case of an acquisition of any or all of the Shares of Capital Stock or other equity interests of a Person, the aggregate Indebtedness and Guarantee Equivalents of such Person), exclusive of Indebtedness and Guarantee Equivalents of the Person being acquired constituting current accounts payable of such Person on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business and not incurred in contemplation of such acquisition, minus

                           (c) the aggregate cash and Cash Equivalent
                  Investments (valued at the lower of cost or market) acquired by the Borrower and its Subsidiaries in such acquisition (including, in the case of an acquisition of all, but not less than all, of the Shares of Capital Stock or other equity interests of a Person, the aggregate cash and Cash Equivalent Investments of such Person, it being understood that in the event that the Borrower and its Subsidiaries acquire less than all of the Shares of Capital Stock or other equity interests of a Person, no part of the cash or Cash Equivalent Investments of such Person shall be deemed within the scope of this clause (c)); provided, that in the event that the Borrower and its Subsidiaries acquire all of the Shares of Capital Stock or other equity interests of a Person, the cash and Cash Equivalent Investments of such Person shall be deemed within the scope of this clause (c) only in the event that the relevant acquisition agreement requires the amount of cash and Cash Equivalent Investments of such Person to be determined at the closing date of the acquisition and provides for an adjustment to the purchase price based on such amount.

                  "Advance" shall mean any loan, advance or other extension of credit, direct or indirect.

                  "Affected Lender" shall have the meaning set forth in Section 3.09(e) hereof.

                  "Affiliate" of a Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and in any case shall include, without limitation, (a) being a director or officer (or a Person having powers analogous to those of a corporate director or officer) of such Person, or of a Person that directly or indirectly controls such Person, (b) having direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 30% or more of the outstanding Shares of Capital Stock of any class of such Person having ordinary voting power for the election of directors (or in the case of a Person that is not a Corporation, 30% or more of any class of equity interest having voting or control power analogous to corporate common stock), and (b) being a general partner of such Person, or of a Person having direct or indirect control over a general partner of such Person.

                  "Applicable Margin" shall have the meaning set forth in
         Section 3.09(b) hereof.

                  "Assured Obligation" shall have the meaning given that term in the definition of "Guaranty Equivalent."

                  "Base Rate" for any day shall mean the greater of (a) the Prime Rate for such day or (b) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

                  "Base Rate Option" shall have the meaning set forth in Section 3.09(a) hereof.

                  "Base Rate Portion" of any part of the Letter of Credit Unreimbursed Draws shall mean at any time the portion, including the whole, of such part of the Letter of Credit Unreimbursed Draws bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 3.15(c)(ii) hereof. If no part of the Letter of Credit Unreimbursed Draws is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Letter of Credit Unreimbursed Draws outstanding at such time.

                  "Borrower Pledge Agreement" shall mean the Pledge Agreement of approximately even date herewith between the Borrower and the Collateral Agent, as amended, modified or supplemented from time to time.

                  "Broker-Dealer" shall mean a Person who is, or is registered as, a broker, dealer, municipal securities dealer, government securities broker or government securities dealer under the Securities Exchange Act of 1934, as amended, or under any state securities law, or who has a comparable status under any securities law of any other Governmental Authority.

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the city in which is located the Agent's Office.

                  "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

                  "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

                  "Capitalized Software" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person which would be classified as capitalized software in accordance with GAAP.

                  "Cash Equivalent Investments" shall have the meaning given that term in the Collateral Agency Agreement.

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

                  "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

                  "Closing Date" shall have the meaning given that term in
         Section 3.01(a) hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Collateral Agency Agreement" shall mean the Collateral Agency Agreement of approximately even date herewith between the Borrower, certain "Revolving Credit Parties," by Mellon Bank, N.A., as Revolving Credit Agent, certain "Term Loan Parties," by Mellon Bank, N.A., as Term Loan Agent, certain "Note Backup Parties," by Mellon Bank, N.A., as Note Backup Agent, and Mellon Bank, N.A., as Collateral Agent, as amended, modified or supplemented from time to time.

                  "Collateral Agent" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in Section 10.14 hereof.

                  "Consolidated Cash Interest Expense" for any period shall mean the total cash interest expense payable by the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA" for any period shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) Consolidated Income Tax Expense for such period, (d) depreciation expense of the Borrower and its Subsidiaries for such period, and (e) amortization expense of the Borrower and its Subsidiaries for such period, minus the sum of (x) extraordinary gains (but not any losses) to the extent included in determining such Consolidated Net Income, and (y) equity earnings (but not any losses) of Affiliates of the Borrower to the extent included in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA Less Capital Expenditures" for any period shall mean Consolidated EBITDA for such period, minus the sum of Capital Expenditures of the Borrower and its Subsidiaries for such period and, without duplication of amounts included in Capital Expenditures, Capitalized Software of the Borrower and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of the Consolidated EBITDA Less Capital Expenditures for such period to the Consolidated Fixed Charges for such period.

                  "Consolidated Fixed Charges" for any period shall mean the sum of (a) Consolidated Cash Interest Expense for such period, (b) principal payments made by the Borrower and its Subsidiaries during such period with respect to any outstanding Indebtedness (excluding (i) payments of Indebtedness under the Revolving Credit Agreement, (ii) prepayments made at the option of the Borrower of Indebtedness under the Term Loan Agreement, to the extent the amounts so prepaid are not otherwise due during such period, and (iii) payments of the Senior Notes at the scheduled maturity thereof), (c) the amount of Stock Payments made by the Borrower and its Subsidiaries during such period (excluding (i) Stock Payments made to the Borrower or its Subsidiaries, and (ii) Stock Payments made solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower) all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Funded Debt Ratio (Adjusted)" for any period shall mean the following ratio: (a) the amount, not less than zero, determined as of the last day of such period, equal to (i) Consolidated Funded Indebtedness, minus (ii) the amount, not less than zero, equal to (A) the amount of cash and Cash Equivalent Investments owned by the Borrower and its Subsidiaries, valued at the lower of cost or market, minus (B) $10,000,000, divided by (b) Consolidated EBITDA Less Capital Expenditures for such period.

                  "Consolidated Funded Indebtedness" at any time shall mean Indebtedness (including the current portion thereof) of the Borrower and its Subsidiaries which as of such date would be classified in whole or in part as a long-term liability in accordance with GAAP, and in any event includes (a) Indebtedness under the Credit Facilities and the Senior Notes, (b) any Indebtedness of the Borrower and its Subsidiaries having a final maturity later than one year after the date of incurrence of such Indebtedness, (c) any Indebtedness, regardless of its term, of the Borrower and its Subsidiaries which is renewable or extendable by the obligor to a date later than one year


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         after the date of incurrence of such Indebtedness, and (d) Indebtedness of TIMCO described in Section 7.03(j) hereof.

                  "Consolidated Income Tax Expense" for any period shall mean the charges against income of the Borrower and its Subsidiaries for foreign, federal, state and local income taxes for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" for any period shall mean the total interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) the income (but not any deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with or is otherwise acquired by or combined with the Borrower or any Subsidiary in a business combination accounted for as a pooling of interests, including, in the case of a successor to the Borrower or any Subsidiary by consolidation or merger or transfer of assets, any earnings of the successor Corporation prior to such consolidation, merger or transfer of assets, (b) income (but not any loss) accounted for by the Borrower on the equity method resulting from an ownership interest in any Person, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is restricted (whether such restriction arises by operation of Law, by agreement, by its certificate or articles of incorporation or by-laws (or other constituent documents), or otherwise), (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary, and (e) income (but not any loss) from discontinued operations of the Borrower or any Subsidiary.

                  "Consolidated Net Worth" at any time shall mean the total amount of common stockholders' equity and preferred stock of the Borrower and its consolidated Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP; provided, that each item of the following types shall be deducted, to the extent such item is positive and is otherwise included therein: (a) any write-ups or other revaluation after the Closing Date in the book value of any asset owned by the Borrower or any of its consolidated Subsidiaries (other than write-ups resulting from the acquisition of assets of a business made within one year after such acquisition and accounted for by purchase accounting, and write-ups resulting from the valuation in the ordinary course of business of investment securities and inventory at the lower of cost or market), (b) all investments in and loans and Advances to
         (i) unconsolidated Subsidiaries of the Borrower, and (ii) Persons that are not Subsidiaries of the Borrower (other than Cash Equivalent Investments), (c) treasury stock, (d) assets attributable to interests held by Persons other than the Borrower and its Subsidiaries that are Wholly Owned Subsidiaries of the Borrower, (e) Disqualified Capital Stock of the Borrower or of any Subsidiary of the Borrower, and (f) the amount, whether positive or negative, of foreign currency translation adjustments to stockholders' equity of the Borrower and its Subsidiaries, all of the foregoing as determined in accordance with GAAP.

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                  "Consolidated Net Worth (Adjusted)" at any time shall mean
         Consolidated Net Worth at such time plus the lesser of (a) $50,000,000, or (b) the sum of (i) aggregate writeoffs of goodwill on or after January 1, 1997 resulting from an impairment loss pursuant to Statement of Financial Accounting Standards No. 121, made by the Borrower in accordance with GAAP, and (ii) aggregate writeoffs of the cost of computer software purchased in an acquisition of the Person which developed such software (or by acquisition of assets comprising a line of business of such Person which includes such software) on or after January 1, 1997, made pursuant to Statement of Financial Accounting Standards No. 86, provided that such writeoffs are made at the time of the related acquisition and are made by the Borrower in accordance with GAAP.


                  "Contingent Indemnification Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower is treated as a controlled group or single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

                  "Corporation" shall mean a corporation, limited liability company or business trust organized under the Laws of any state of the United States, a company limited by shares incorporated under the Laws of England and Wales, or any similar entity organized under the Laws of any other jurisdiction, the owners of which are not by operation of Law generally liable for the obligations of such entity.

                  "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

                  "Credit Facilities" shall mean the Revolving Credit Agreement, the Term Loan Agreement and the Note Backup Agreement.

                  "Datastream" shall mean Datastream International Limited, a corporation incorporated under the Laws of England and Wales.

                  "Disqualified Capital Stock" shall mean any Shares of Capital Stock that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Facilities Termination Date.

                  "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

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                  "Environmental Affiliate": a Person ("Y") shall be an
         "Environmental Affiliate" of another Person ("X"), if X has retained or assumed, or is otherwise liable (contingently or otherwise) for, any liability (contingent or other) of Y with respect to any Environmental Claim, whether such retention, assumption or liability on the part of X arises by agreement, by Law or otherwise.

                  "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

                  "Environmental Claim" shall mean, with respect to any Person (the "specified Person"), any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of the specified Person) alleging, asserting or claiming any actual or potential liability on the part of the specified Person for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties, arising out of, based on or resulting from (a) the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

                  "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

                  "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance, as the foregoing terms are defined in, or any other substance regulated by, any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

                  "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to
         1.00 minus the Euro-Rate Reserve Percentage.

                  "Euro-Rate Funding Period" shall have the meaning set forth in
         Section 3.09(c) hereof.

                  "Euro-Rate Option" shall have the meaning set forth in Section 3.09(a) hereof.

                  "Euro-Rate Portion" of any part of the Letter of Credit Unreimbursed Draws shall mean at any time the portion, including the whole, of such part of the Letter of Credit Unreimbursed Draws bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 3.15(c)(i) hereof. If no part of the Letter of Credit Unreimbursed Draws is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Letter of Credit Unreimbursed Draws outstanding at such time.

                  "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

                  "Event of Default" shall mean any of the Events of Default described in Section 8.01 hereof.

                  "Facilities Termination Date" shall mean the later to occur of the Revolving Credit Maturity Date, the Term Loan Maturity Date and the Note Backup Final Expiration Date.

                  "Fair Market Value" shall mean, with respect to any asset, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

                  "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or


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
         any successor) as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not so announce such rate for such previous trading day, the "Federal Funds Effective Rate" shall be the average rate charged to Mellon Bank, N.A. on such previous trading day on such transactions as determined by the Agent.

                  "Funding Periods" shall have the meaning set forth in Section 3.09(c) hereof.

                  "Funding Segment" of the Euro-Rate Portion at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

                  "GAAP" shall have the meaning given that term in Section 1.03 of this Annex A.

                  "Governmental Action" shall have the meaning set forth in
         Section 4.04 hereof.

                  "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to subject to a Guaranty Equivalent in respect of any obligation (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor
         (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation.

                  "ICV" shall mean ICV Limited, a Corporation incorporated under the Laws of England and Wales.

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
                  "ICV Notes" shall have the meaning given that term in Section 7.03(c) hereof.

                  "Indebtedness" of a Person shall mean the following: (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person for the deferred purchase price of property or services; (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed), and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); (e) the stated amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (f) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (g) all obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; (h) all obligations of such Person under any interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or other interest rate or currency protection agreement; and (i) the maximum fixed repurchase price of any Disqualified Capital Stock of such Person.

                  "Interest Rate Hedging Agreement" shall mean an interest rate swap, cap or collar agreement.

                  "Issuing Bank" shall mean Mellon Bank, N.A.

                  "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                  "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders. "Lender" shall in any event include the Issuing Bank.

                  "Lender Indemnified Parties" shall have the meaning given that term in Section 10.06(c) hereof.

                  "Lender Parties" shall mean the Lenders, the Issuing Bank and the Agent.

                  "Letter of Credit" shall mean any letter of credit outstanding under this Agreement from time to time (and is synonymous with the term "Note Backup LOC" defined in the Collateral Agency Agreement).

                  "Letter of Credit Collateral Account" shall mean the "Note Backup LOC Collateral Account" as defined in the Collateral Agency Agreement.

                  "Letter of Credit Commitment" shall have the meaning given that term in Section 3.01(a) hereof.

                  "Letter of Credit Commitment Termination Date" shall have the meaning given that term in Section 3.01(a) hereof.

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                  "Letter of Credit Exposure" shall mean the "Note Backup LOC
         Exposure" as defined in the Collateral Agency Agreement.

                  "Letter of Credit Facing Fee" shall have the meaning given that term in Section 3.01(d) hereof.

                  "Letter of Credit Fee" shall have the meaning given that term in Section 3.01(c) hereof.

                  "Letter of Credit Fee Rate" shall have the meaning given that term in Section 3.01(c) hereof.

                  "Letter of Credit Participating Interest" shall have the meaning given that term in Section 3.03(a) hereof.

                  "Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit means the obligation of the Borrower to reimburse the Issuing Bank for Letter of Credit Unreimbursed Draws, together with interest thereon.

                  "Letter of Credit Undrawn Availability" shall mean the "Note Backup LOC Undrawn Availability" as defined in the Collateral Agency Agreement.

                  "Letter of Credit Unreimbursed Draws" shall mean "Note Backup LOC Unreimbursed Draws" as defined in the Collateral Agency Agreement.

                  "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                  "Loan Documents" shall mean this Agreement, the Transfer Supplements, the Letters of Credit, the Shared Security Documents and the Origination Fee Letter.

                  "Loan Obligations" shall mean the "Note Backup Obligations" as defined in the Collateral Agency Agreement.

                  "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

                  "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole,
         (b) a material adverse effect on the ability of the Borrower to perform or comply with any of the terms and conditions of any Loan Document, or
         (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of the Collateral Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document.

                  "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower, any

         Subsidiary of the Borrower or any other Controlled Group Member has or had an obligation to contribute.

                  "Note Backup Agreement" shall mean this Note Backup Agreement as amended, modified or supplemented from time to time (and is synonymous with references to "this Agreement" herein).

                  "Note Backup Final Expiration Date" shall mean November 8,
         2002.

                  "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 3.18(a) hereof.

                  "Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

                  "Option" shall mean the Base Rate Option or the Euro-Rate Option.

                  "Origination Fee Letter" shall have the meaning given that term in Section 5.01(s) hereof.

                  "Participants" shall have the meaning set forth in Section 10.14(b) hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                  "Pension-Related Event" shall mean any of the following events or conditions:

                           (a) Any action is taken by any Person (i) to
                  terminate, or which would result in the termination of, a Plan pursuant to the distress termination provisions of Section 4041(c) of ERISA or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                           (b) PBGC notifies any Person of its determination
                  that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                           (c) Any Reportable Event occurs with respect to a
                  Plan;

                           (d) Any action (other than becoming obligated to
                  contribute to a Multiemployer Plan) occurs or is taken which could result in the Borrower, any Subsidiary of the Borrower or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives from any

                  Multiemployer Plan a notice or demand for payment on account of any such alleged or asserted liability;

                           (e) (i) There occurs any failure to meet the minimum
                  funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) the Borrower, any Subsidiary of the Borrower or any Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than 30 days thereafter; or

                           (f) There occurs any "prohibited transaction" within
                  the meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan.

                  "Permitted Liens" shall have the meaning given that term in
         Section 7.02 hereof.

                  "Permitted Mergers" shall have the meaning given that term in
         Section 7.08 hereof.

                  "Person" shall mean an individual, Corporation, partnership, trust, limited liability company, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                  "Plan" shall mean (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of
         Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member and (b) any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is subject to Title I of ERISA by reason of Section 4 of ERISA and is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years an employer liable for contributions within the meaning of Section 302(c)(11) of ERISA or
         Section 412(c)(11) of the Code, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member.

                  "Portion" shall mean the Prime Rate Portion or the Euro-Rate Portion.

                  "Postretirement Benefits" of a Person shall mean any benefits, other than retirement income, provided by such Person to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

                  "Postretirement Benefit Obligation" of a Person shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by such Person which is


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         attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of such Person and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

                  "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.

                  "Primark Economics" shall mean Primark Decision Economics,
         Inc.

                  "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

                  "Pro Rata" shall mean from or to each Lender in proportion to such Lender's applicable Commitment Percentage.

                  "Purchasing Lender" shall have the meaning set forth in
         Section 10.14(c) hereof.

                  "Register" shall have the meaning set forth in Section 10.14(d) hereof.

                  "Regular Monthly Payment Date" shall mean the last Business Day of each month after the Closing Date.

                  "Reimbursement Target Date" shall have the meaning given that term in Section 3.04(a) hereof.

                  "Regular Quarterly Payment Date" shall mean the last Business Day of each September, December, March and June after the Closing Date.

                  "Reportable Event" means (i) a reportable event described in
         Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $250,000.

                  "Required Lenders" shall mean Lenders holding in the aggregate 51% of the Commitment Percentages.

                  "Responsible Officer" of a Person shall mean its Chairman of the Board, President, Chief Financial Officer or Treasurer.

                  "Revolving Credit Agreement" shall mean the Revolving Credit Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, the issuing


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         banks referred to therein, and Mellon Bank, N.A., as Agent, as the same may be amended, modified, supplemented, renewed or refinanced from time to time in accordance with this Agreement.

                  "Revolving Credit Maturity Date" shall mean the final scheduled maturity of Indebtedness under the Revolving Credit Agreement.

                  "Secured Parties" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Senior Note Indenture" shall mean the Indenture dated as of October 18, 1993 between the Borrower and The First National Bank of Boston, as Trustee, relating to the Senior Notes, as constituted on the Closing Date.

                  "Senior Notes" shall mean the Borrower's 8 3/4% Senior Notes Due 2000.

                  "Shared Collateral" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shared Collateral Account" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shared Security Documents" shall have the meaning given that term in the Collateral Agency Agreement.

                  "Shares of Capital Stock" shall mean shares of capital stock of, membership interest in, beneficial interest in, or similar ownership interest in, a Corporation organized under the Laws of any state of the United States or any other jurisdiction, including, without limitation, in the case of Corporations incorporated under the Laws of England and Wales, equity share capital, ordinary shares and loan stock.

                  "Significant Subsidiary" of Borrower shall mean any Subsidiary of the Borrower (a) which is TASC, Datastream, Disclosure Incorporated, or a Subsidiary of any of the foregoing, (b) which, together with its Subsidiaries, has assets (determined on a consolidated basis) greater than or equal to 5% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal year for which financial information is available, or (c) which, together with its Subsidiaries, has revenues (determined on a consolidated basis) greater than or equal to 5% of the total revenues of the Borrower and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available.

                  "Solvent" means:

                           (a) with respect to any Person organized under the
                  Laws of any state of the United States or subject to the U.S. Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyance Act as enacted by any state, the Uniform Fraudulent Transfer Act as enacted by any state or any other applicable U.S. Law pertaining to fraudulent conveyances, fraudulent transfers or preferences at any time, that at such time (i) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (ii) the


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                  present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital (as such term is used in any Law referred to in the following clause (v)), and (v) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences);

                           (b) With respect to any Person organized under the
                  Laws of England and Wales or subject to any English insolvency law at any time, that at such time such Person is not insolvent, or unable to pay its debts and is not deemed by an English court to be unable to pay its debts within the meaning of Section 123 of the United Kingdom Insolvency Act of 1986; and

                           (c) With respect to any other Person, that at such
                  time such Person is not insolvent or unable to pay its debts as they come due as contemplated by any applicable insolvency, bankruptcy or similar Law.

                  "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                           (a) At least one Business Day in advance in the case
                  of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

                           (b) At least three London Business Days in advance in
                  the case of selection of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

         Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

                  "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

                  "Subsidiary" of a Person at any time shall mean any Corporation of which a majority (by number of shares or number of votes) of the outstanding Shares of Capital Stock of any class is


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
         at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any partnership, trust or other Person of which a majority of any class of outstanding equity interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person. For the avoidance of doubt, as used in the preceding sentence "majority" means more than half (and not precisely half).

                  "Substantially Owned Subsidiary" of a Person at any time shall mean any Corporation of which 80% or more of the outstanding Shares of Capital Stock of each class are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

                  "Swap Agreement" shall have the meaning given that term in the Collateral Agency Agreement.

                  "TASC" shall mean TASC, Inc., a Massachusetts Corporation.

                  "Taxes" shall have the meaning set forth in Section 3.17 hereof.

                  "Term Loan Agreement" shall mean the Term Loan Agreement of even date herewith by and among the Borrower, the lenders parties thereto from time to time, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement (but not any refinancing or renewal thereof).

                  "Term Loan Maturity Date" shall mean the final scheduled maturity of Indebtedness under the Term Loan Agreement.

                  "TIMCO" shall mean Triad International Maintenance Corporation, a Delaware Corporation.

                  "TIMCO Bond Order" means the Bond Order adopted by the Piedmont Triad Airport Authority on October 31, 1989 with respect to the TIMCO Bonds, as such Bond Order may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

                  "TIMCO Bonds" means the $13,800,000 original aggregate principal amount of Special Facility Revenue Bonds (Triad International Maintenance Corporation Project), Series 1989 issued by the Piedmont Triad Airport Authority pursuant to the TIMCO Bond Order.

                  "TIMCO Bonds Letter of Credit" has the meaning given that term in Section 7.03(j) hereof.

                  "TIMCO Lease" shall mean the Lease Agreement, dated as of November 1, 1989, between the Piedmont Triad Airport Authority, as lessor, and TIMCO, as lessee, covering certain property situate at the Piedmont Triad International Airport in Guilford County, North Carolina, as such Lease Agreement may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

                  "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

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
                  "Transfer Supplement" shall have the meaning set forth in
         Section 10.14(c) hereof.

                  "Wholly Owned Subsidiary" of any Person means a Corporation that is a Subsidiary of such Person as to which all of the Shares of Capital Stock of each class (other than directors' qualifying shares that are required under applicable law) are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

                  "Wind-up" or "Winding-up" of a Person shall include the liquidation, administration, amalgamation, reconstruction, reorganization or dissolution of such Person and any equivalent or analogous procedure under the laws of any jurisdiction in which such Person is incorporated, domiciled, resident or carries on a business or has assets.

                  "Worldscope Entities" shall mean Worldscope/Disclosure Partners, a Connecticut general partnership, Worldscope/Disclosure International Partners, an partnership organized under the laws of Ireland, Worldscope/Disclosure Incorporated LLC, a Connecticut limited liability company, and Worldscope/Disclosure India Pvt. Ltd., a Corporation organized under the laws of India, and each of their respective Subsidiaries from time to time.

                  1.02. CONSTRUCTION. In this Agreement and each other Loan Document, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or;" and the terms "property" and "assets" each includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired. The words "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document. The words "includes" and "including" (and similar terms) in this Agreement or any other Loan Document mean "includes without limitation" and "including without limitation," respectively (and similarly for similar terms). References in this Agreement or any other Loan Document to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by such Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by such Lender (in the case of qualitative determinations). No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Loan Document. The section and other headings contained in this Agreement and in each other Loan Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Loan Document in any respect. Section, subsection, annex, exhibit and schedule references in this Agreement and in each other Loan Document are to this Agreement or such other Loan Document, as the case may be, unless otherwise specified. Each annex, exhibit and schedule to this Agreement or any other Loan Document constitutes part of this Agreement or such Loan Document, as the case may be. Each of the covenants, terms and provisions of this Agreement and the other Loan Documents is intended to have, and shall have, independent effect, and compliance with any particular covenant, term or provision shall not constitute compliance with any other covenant, term or provision.

                  1.03.  ACCOUNTING PRINCIPLES.

                  (a) GAAP. As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the

Borrower's financial statements as of December 31, 1995, and for the fiscal year then ended, as referred to in Section 4.06 hereof.

                  (b) ACCOUNTING AND FINANCIAL DETERMINATIONS, ETC. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                  (c) CHANGES. If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP. To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each such set of financial statements shall be accompanied by such an opinion.

                  1.04. CERTAIN TERMINOLOGY AND PROVISIONS. This Agreement uses the defined terms "Lender," "Lender Indemnified Parties," "Lender Parties," "Loan Documents" and "Loan Obligations," even though extensions of credit to the Borrower hereunder take the form of issuance of Letters of Credit only, rather than loans. Such defined terms are used as a convenience to facilitate comparison of this Agreement with the Revolving Credit Agreement and the Term Loan Agreement. Such defined terms shall have the respective meanings given them in this Agreement, and the use of such defined terms shall not be construed to imply that any loans are contemplated under this Agreement.

                                [End of Annex A]

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